As filed with the Securities and Exchange Commission on December 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAZARD LTD

(Exact name of Registrant as specified in its charter)

Bermuda	6199	98-0437848
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-1422

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott D. Hoffman, Esq.

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

(212) 632-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam D. Chinn, Esq. Craig M. Wasserman, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price (1)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	$850,000,000	$100,045

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 17, 2004.

                     Shares

Class A Common Stock

This is an initial public offering of shares of Class A common stock, which we refer to as common stock, of Lazard Ltd, or “Lazard”. All of the shares of common stock are being sold by Lazard.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . Lazard intends to apply for listing of the common stock on the New York Stock Exchange under the symbol “LAZ”.

See “ Risk Factors” beginning on page 20 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Lazard	$	$

To the extent that the underwriters sell more than                      shares of common stock, the underwriters have the option to purchase up to an additional                      shares from Lazard at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2005.

Goldman, Sachs & Co.

Citigroup

Lazard

Merrill Lynch & Co.

Morgan Stanley

Credit Suisse First Boston	JPMorgan

Prospectus dated                      , 2005.

Our Core Values

Integrity. We take great pride in the tradition of integrity that we have developed over 156 years.

Independence. We are dedicated to offering our clients independent, trusted and unbiased advice. We limit our participation in conflicting business activities.

Excellence. We endeavor to deliver service of exceptional quality to our clients, custom-tailored to their unique needs.

Intellectual Capital. Our people are our product, and intellectual capital is our principal asset. We therefore focus on attracting, training and retaining the best talent.

Clients. We take a client-centric perspective, attuned to their local needs. We emphasize a long-term approach to client relationships.

Heritage. Our heritage is distinctively Euro-American with deep, long-standing roots through local offices in our key markets. We link these offices together through a global network of industry expertise for the benefit of our clients.

Culture. Ours is an entrepreneurial culture that celebrates the individual while emphasizing teamwork. We strive to innovate and adapt as our markets change.

Ownership. Our managing directors are among our largest owners. We manage our business with an owner’s orientation focused on long-term stockholder returns.

Citizenship. We are deeply aware of the importance of our conduct to our employees, business partners, clients, regulators, investors, and the public at large. Above all, we must earn and maintain their trust in all our daily endeavors.

Our Business

Financial Advisory	Asset Management
• Net revenue of $617 million (12 months ended September 30, 2004) • 130 managing directors, over 520 other professionals as of September 30, 2004	• Net revenue of $415 million (12 months ended September 30, 2004) • 35 managing directors, over 260 other professionals as of September 30, 2004

Net Revenue 12 Months Ended September 30, 2004	Assets Under Management $78.5 Billion as of September 30, 2004

INTRODUCTORY NOTE

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

This is a public offering of Class A common stock of Lazard Ltd, which will be the holding company for the public’s common equity interests in Lazard LLC, which we refer to in this prospectus as “Lazard Group.” Lazard Group is the company that holds the Lazard financial advisory and asset management businesses. The remaining common equity interests in Lazard Group will be held by an entity that will be owned and controlled by current and former managing directors of Lazard Group, which we refer to in this prospectus as “LAZ-MD Holdings.” The members of LAZ-MD Holdings have the right to effectively exchange their interests in LAZ-MD Holdings for shares of Lazard Ltd common stock on a one-for-one basis over time.

Lazard Ltd, which will have no material assets other than its interests in Lazard Group, will hold a controlling interest in Lazard Group and manage its affairs. As a result of this controlling interest, Lazard Ltd will consolidate the financial statements of Lazard Group.

This offering is one of a series of concurrent securities offerings that Lazard Ltd and Lazard Group intend to complete, which other offerings we refer to in this prospectus as the “additional financing transactions.” We will use the net proceeds of this offering and the additional financing transactions primarily to recapitalize Lazard Group, which transaction we refer to in this prospectus as the “recapitalization.” As a part of the recapitalization, Lazard Group will redeem outstanding membership interests of its historical partners (as defined below).

Prior to completing the recapitalization, Lazard Group will transfer its capital markets business, which is comprised of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its merchant banking fund management activities other than its existing merchant banking business in France and specified non-operating assets and liabilities, to LFCM Holdings LLC, a new private company that will be owned by our current and former managing directors. We refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.” Except as otherwise expressly noted, this prospectus describes Lazard Group’s business as if the separation were complete for all purposes for all periods described. The historical consolidated financial data of Lazard Group included in this prospectus, however, reflect the historical results of operations and financial position of Lazard Group including the separated businesses. In addition to other adjustments, the pro forma financial data included in this prospectus reflect financial data for Lazard Group and Lazard Ltd giving effect to the separation and the recapitalization, as well as other adjustments made as a result of this offering and the additional financing transactions.

We anticipate that Lazard Ltd will be structured as a partnership for U.S. federal income tax purposes, though Lazard Ltd will be organized as a company under Bermuda law. We intend to operate our business in a manner that does not result in the allocation of any income or deductible expenses to our stockholders, other than amounts that we distribute to our stockholders.

Unless the context otherwise requires, the terms:

•

“historical partners” refers to two general classes of members of Lazard Group, which consist of Eurazeo S.A., descendants and relations of our founders, several historical partners of our predecessor entities, several current and former managing directors and the other members of these classes,

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•	“Lazard,” “we,” “us” and “our” refer to Lazard Ltd, a newly-formed company incorporated under the laws of Bermuda, and its subsidiaries, including Lazard Group and the businesses, subsidiaries, assets and liabilities that Lazard Group will retain after the separation (but excluding the separated businesses),

•	“Lazard Group” refers to Lazard LLC, a Delaware limited liability company that is the current holding company for our businesses, which will be renamed Lazard Group LLC in connection with this offering and in which Lazard will acquire a controlling interest upon completion of this offering,

•	“LAZ-MD Holdings” refers to LAZ-MD Holdings LLC, a newly-formed Delaware limited liability company that after the recapitalization will hold equity interests in Lazard Group and the Class B common stock of Lazard Ltd,

•	“LFCM Holdings” refers to LFCM Holdings LLC, a newly-formed Delaware limited liability company that will hold the separated businesses,

•	“managing directors” refers to our managing directors and the managing directors of the separated businesses,

•	“net revenue from continuing operations” means our historical net revenue excluding the net revenue of the separated businesses,

•	“operating revenue” means our consolidated total revenue less (1) total revenue attributable to the separated businesses and (2) interest expense related to Lazard Frères Banque, SA, our Paris-based banking affiliate,

•	“our business” refers to all of the businesses, subsidiaries, assets and liabilities of Lazard Group after giving effect to the separation, and

•	“working members” refers to the two classes of members of Lazard Group that consists of current and former managing directors.

The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to engage in transactions in currencies other than Bermuda dollars, to transfer funds in and out of Bermuda or to pay dividends to non-Bermuda residents who are stockholders, other than in Bermuda dollars. We intend to apply for, and expect to receive, consent under the Exchange Control Act 1972 from the Bermuda Monetary Authority for the issue and transfer of the common stock to and between non-residents of Bermuda for exchange control purposes, provided that our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange, or the “NYSE.” This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

We report our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements included in this prospectus, in conformity with accounting principles generally accepted in the U.S., or “U.S. GAAP.” We have adopted a fiscal year end of December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the U.S.

The Lazard logo and the other trademarks, trade names and service marks of Lazard mentioned in this prospectus, including Lazard®, are the property of, and are used with the permission of, Lazard Group and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock, which we refer to in this prospectus as our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Lazard

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. We believe that what sets us apart is our dedication to:

•	competing on the basis of our intellectual (rather than financial) capital, which is personified by our team of highly skilled professionals,

•	demanding excellence and superior quality in all that we do,

•	cultivating long-term, senior-level relationships with clients, through deep roots in local markets,

•	linking together our local offices through a global network of industry expertise,

•	remaining focused on our chosen lines of business to provide the highest degree of expertise and continuous innovation,

•	emphasizing our tradition of integrity in all our dealings, and

•	offering independent, trusted and unbiased advice.

Lazard was founded in 1848, expanded shortly thereafter to provision the needs of the California gold rush, and eventually evolved its business exclusively into financial services. Having recently united the historical New York, Paris and London “Houses” of Lazard under Lazard Group, we operate today from 27 cities in key business and financial centers across 15 countries in Europe, North America, Asia and Australia. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Our Strategic Positioning

We focus primarily on two business segments, Financial Advisory (including our Mergers and Acquisitions and Financial Restructuring practices) and Asset Management. Since January 2002, when new senior management joined our firm, we have made significant reinvestments in the intellectual capital of our business to strengthen ourselves for future growth and profitability. As a result of our strategic initiatives, we believe that we are now positioned such that:

•

Our Mergers and Acquisitions practice is poised to capitalize on any future growth in the mergers and acquisitions market. This practice comprised 45% of our net revenue from continuing operations for the nine months ended September 30, 2004. During the fourth quarter of 2004, we have experienced an increased rate of revenue growth in comparison to revenue growth during the first nine months of 2004, such that we estimate that full year 2004 Mergers and Acquisitions net revenue will be up approximately 13% from 2003. This reflects an improvement relative to the increase of 9% for the nine months ended September 30, 2004 versus the comparable period in 2003.

Our Financial Restructuring practice, which comprised 7% of our net revenue from continuing operations for the nine months ended September 30, 2004, provides countercyclical balance to our Mergers and Acquisitions practice. Following the recent economic recovery, and consistent with our expectation, this practice has experienced a substantial cyclical decline in revenue over the last year. With our leading position in this practice area, we believe that we are positioned to benefit from any resurgence in corporate credit defaults and financial distress.

•	Our Asset Management business, which comprised 41% of our net revenue from continuing operations for the nine months ended September 30, 2004, is benefiting from new strategic and management initiatives. We have recently transitioned the senior management of our largest Asset Management subsidiary to the next generation of leadership. We have been making significant efforts to improve our investment management capabilities and to enhance and expand our platform of traditional and alternative investment products. During the nine months ended September 30, 2004, we have grown our Asset Management net revenue by 29% versus the comparable period in 2003. We believe that the improvement in our investment performance and the successful launches of several new investment strategies reflect the initial results of our efforts, and we believe that there are substantial opportunities to build further on this success.

We believe that our increase in business activity since September 30, 2004 reflects both the results of our recent strategic initiatives as well as improved market conditions generally. For a further discussion of our performance since September 30, 2004, see “—Recent Developments” below. Despite these results, we face a number of competitive challenges and potential risks. See “Risk Factors” for a discussion of the factors you should consider before buying shares of our common stock.

Our Business Model

We have a focused business model. We generate Financial Advisory revenue primarily from fees earned upon the closing of mergers and acquisitions, restructurings and other engagements on which we have provided advisory services. We generate Asset Management revenue primarily from investment advisory fees calculated as a percentage of the assets under our management, or “AUM.” Employment costs are our largest expense, a significant portion of which is paid in the form of discretionary bonuses. Our policy will be to set our total compensation and benefits expense, including amounts payable to our managing directors, at a level not to exceed 57.5% of our operating revenue, such that after considering other operating costs, we may realize our operating profit margin goal. For more information on our compensation and benefits expenses, see “Unaudited Pro Forma Financial Information” and “Risk Factors—Risks Related to the Separation—Our financial performance depends on our ability to achieve our target compensation expense.”

Financial Advisory

Our Financial Advisory business provides advice in connection with a wide range of strategic and financial matters that are typically of great importance to our clients. Our goal is to continue to grow our business by fostering long-term, senior-level relationships with existing and new clients as their independent advisor on strategic transactions such as mergers, acquisitions, restructurings and other financial matters. Our Mergers and Acquisitions services include general strategic advice and transaction-specific advice regarding domestic and cross-border mergers and acquisitions, divestitures, privatizations, special committee assignments, takeover defenses, strategic partnerships, joint ventures and specialized real estate advisory services. We provide advice to managements and boards of directors, business owners, governments, institutions, investors and other interested parties on a worldwide basis. Our dedicated industry specialty groups include: consumer, financial institutions, financial sponsors, healthcare and life sciences, industrial, power and energy, real estate, and technology, media and telecommunications. We also provide various corporate finance services, such as fund-raising for alternative investment firms and public and private financings.

Our Financial Restructuring practice, which specializes in helping companies in financial distress, is an important strategic component of our Financial Advisory business. We believe we are the leading financial restructuring advisory firm in the world, having advised on most of the largest and highest profile corporate restructurings over the last several years. We believe that we have been able to secure our leading position in this practice area through a combination of our restructuring and industry-related expertise and our independent position. This practice complements our Mergers and Acquisitions practice because it is generally more active when our Mergers and Acquisitions practice is less active. In addition, our Financial Restructuring practice often generates follow-on relationships and assignments that survive the completion of restructuring-related engagements.

In 2003, Financial Advisory net revenue totaled $691 million, accounting for 66% of our net revenue from continuing operations, and was earned from a diverse group of 370 clients. Fifty percent of Financial Advisory net revenue was generated in Europe, 49% in North America and 1% in the rest of the world in the same year.

Since January 2002, when new senior management joined our firm, our focus in our Financial Advisory business has been on:

•	making a significant reinvestment in our intellectual capital with the addition of many senior professionals who we believe have strong client relationships and industry expertise. We have recruited or promoted 68 new managing directors from January 2002 through September 2004, contributing to a 48% increase, net of departures, in Financial Advisory managing director headcount over that period, with the result that approximately half of our Financial Advisory managing directors have joined our firm or been promoted since January 2002. While we will continue opportunistically to hire outstanding individuals to this practice, we anticipate that our recent managing director expansion program in this practice is now substantially complete,

•	increasing our contacts with existing clients to further enhance our long-term relationships and our efforts in developing new client relationships,

•	expanding the breadth and depth of our industry expertise and adding new practice areas,

•	coordinating our industry specialty groups on a global basis, and

•	broadening our global presence by adding six new regional offices and entering into strategic alliances in new geographies.

As a result, our Financial Advisory practice today consists of an experienced group of advisors with specialties across a wide range of industries and practice areas, operating, we believe, with increased quality and frequency of client contact. We made these investments during a period of financial market weakness, when many of our competitors were reducing senior staffing, to position us to capitalize more fully on any financial services industry recovery. We believe that it generally takes a new managing director from one to two years from the date of hiring to produce revenue at his or her full capacity. As a result, we believe that many of our new managing directors have not yet reached their full revenue generating potential.

In addition to the recent expansion of our Financial Advisory team, we believe that the following external market factors may enable our Financial Advisory practice to benefit from future growth in the global mergers and acquisitions advisory business:

•	increasing demand for independent, unbiased financial advice, and

•	a potential increase in cross-border mergers and acquisitions and large capitalization mergers and acquisitions, two of our areas of historical specialization, which have experienced greater than average declines in recent years.

Asset Management

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. As of September 30, 2004, total AUM was $78.5 billion, of which approximately 80% was managed on behalf of institutional clients, including corporations, labor unions, public pension funds, insurance companies and banks, and through sub-advisory relationships, mutual fund sponsors, broker-dealers and registered advisors. As of the same date, approximately 20% of our AUM was managed on behalf of individual client relationships, which are principally with family offices and high-net worth individuals.

Many of our equity investment strategies share an investment philosophy that centers on fundamental security selection with a focus on the trade-off between a company’s valuation and its financial productivity. As of September 30, 2004, 79% of our AUM was invested in equities, 15% in fixed income, 3% in alternative investments, 3% in cash and less than 1% in merchant banking funds. As of the same date, approximately 54% of our AUM was invested in international (i.e., non-U.S.) investment strategies, 25% was invested in global investment strategies and 21% was invested in U.S. investment strategies.

We operate our Asset Management business through two principal subsidiaries, Lazard Asset Management LLC, or “LAM,” in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul (aggregating $69.3 billion in total AUM as of September 30, 2004), and Lazard Frères Gestion, or “LFG,” in Paris (aggregating $8.8 billion in total AUM as of September 30, 2004). These operations provide our business with a global presence and a local identity. We also manage $0.5 billion of merchant banking funds.

In 2003, Asset Management net revenue was $350 million, accounting for 33% of our net revenue from continuing operations. Sixty-three percent of Asset Management net revenue was generated in North America, 30% in Europe and 7% in the rest of the world.

Our strategic plan in our Asset Management business is to focus on delivering superior investment performance and client service and broadening our product offerings and distribution in selected areas in order to continue to drive business results. In March 2004, we undertook a senior management transition at LAM to put in place the next generation of leadership and to better position the business to execute our strategic plan. Over the past several years, in an effort to improve LAM’s operations and expand our business, we have:

•	focused on enhancing our investment performance,

•	improved our investment management platform by hiring eight senior equity analysts and filling the newly established position of Head of Risk Management,

•	strengthened our marketing capabilities by establishing a global consultant relations effort aimed at improving our relations with the independent consultants who advise many of our clients on the selection of investment managers,

•	expanded our product platform by “lifting-out” experienced portfolio managers to establish new products in the hedge fund area and in thematic investing, and

•	launched new products such as “Lazard European Explorer,” a European long/short strategy, and “Lazard Global Total Return and Income Fund, Inc.,” a closed-end fund.

We believe that LAM has long maintained an outstanding team of portfolio managers and global research analysts. We intend to maintain and supplement our intellectual capital to achieve our goals. We also believe that LAM’s specific investment strategies, global reach, unique brand identity and access to multiple distribution channels will allow it to leverage into new investment products, strategies and geographic locations. In addition, we plan to expand our participation in merchant banking activities through investments in new and successor funds.

Competitive Advantages

We attribute our success and distinctiveness to a combination of long-standing advantages from which we and our predecessor partnerships have benefited, including:

•	Experienced People. Our professionals concentrate on solving complex financial problems and executing specialized investment strategies. We strive to maintain and enhance our base of highly talented professionals and pride ourselves on being able to offer clients more senior-level attention than may be available from many of our competitors.

•	Independence. We are an independent firm, free of many of the conflicts that can arise at larger financial institutions as a result of their varied sales, trading, underwriting, research and lending activities. We believe that recent instances of perceived or actual conflicts of interest, and a desire to avoid any potential future conflicts, have increased the demand by managements and boards of directors for trusted, unbiased advice from professionals whose main product is advice.

•	Reputation. Our firm has a brand name with over 150 years of history. We are focused on providing world-class professional advice in complex strategic and financial assignments, utilizing both our global capabilities and deeply rooted, local know-how.

•	Focus. We are focused on two primary businesses—Financial Advisory and Asset Management—rather than on a broad range of financial services. We believe this focus has helped, and will continue to help, us attract clients and recruit professionals who want to work in a firm where these activities are the central focus.

•	Global Presence with Local Relationships. We believe that linking our talented indigenous professionals, deep local roots and industry expertise across offices enables us to be a global firm while maintaining a local identity. We believe this approach enables us to build close, local relationships with our clients and to develop insight into both local and international commercial, economic and political issues affecting their businesses. We do not regard any single jurisdiction as our home country.

•

Balance.    Our Financial Advisory business includes both our Mergers and Acquisitions practice and our Financial Restructuring practice, which historically have been countercyclical to each other, thus helping to stabilize our revenue stream. Our Asset Management business helps provide further stability, principally because we generate significant recurring client business from year to year. Our revenue is also geographically diversified: in 2003 we derived 52% of our net revenue from continuing operations from offices in North America, 45% from offices in Europe and 3% from offices in the rest of the world.

•	Strong Culture. We believe that our people are united by a desire to be a part of an independent firm in which their activities are at the core and by a commitment to excellence and integrity in their activities. This is reinforced by the significant economic stake our managing directors have in our success. In our opinion, the strength of our many long-term client relationships is a testament to our distinctive culture and approach to providing superior advice to our clients.

Notwithstanding these competitive strengths, we face a number of competitive challenges and potential risks. See “Risk Factors” for a discussion of the factors you should consider before buying shares of our common stock.

Our Initial Public Offering

We decided to become a public company in order to:

•	better align the interests of all of our owners by using the net proceeds from this offering, and the net proceeds from the additional financing transactions, to redeem membership interests in our firm held by the historical partners,

•	incentivize our key employees, who also will be our primary owners, to grow the profitability of our business and enhance our ability to retain and recruit talented professionals, and

•	provide us with publicly traded securities, which we could use to finance strategic acquisitions in the future.

Our History

Our origins date back to 1848 when our founders, the Lazard brothers, formed Lazard Frères & Co. as a dry goods business in New Orleans, Louisiana, with a combined contribution of $9,000. Shortly thereafter, the Lazard brothers moved to the gold rush town of San Francisco, California, where they opened a business selling imported goods and exporting gold bullion. The business progressively became involved in financial transactions, first with its retail clients and then increasingly with commercial clients. Over time, the business expanded into the banking and foreign exchange businesses.

Seeking to expand operations to Europe, the Lazard brothers opened offices in Paris and London in 1858 and 1870, respectively. By 1876, Lazard’s businesses had become solely focused on providing financial services. In 1880, Alexander Weill, the founding brothers’ cousin, assumed control of Lazard.

Through the early and mid-twentieth century, the three Lazard Houses in London, Paris and New York continued to grow their respective operations independently of each other, with the New York House coming under the leadership of André Meyer in 1944. Under Mr. Meyer and his protégé, Felix Rohatyn, the New York House further developed its reputation as a preeminent mergers and acquisitions advisory firm. Michel David-Weill, a descendant of the founding families, joined Lazard Frères et Cie. in Paris in 1956, ascended to a leadership role within the French operations and later moved to the New York House, where he became senior partner in 1977.

Lazard has conducted an asset management business in Paris since 1969, establishing a separate subsidiary, LFG, for those operations in 1995. In 1970, the New York House entered the institutional asset management business by establishing LAM to complement its financial advisory business.

Throughout the twentieth century, Lazard’s Paris and New York Houses were owned by the Houses’ individual partners and by relations of their founders. For much of that period, the London House was majority-owned by Pearson plc, until the sale in 2000 by Pearson of its interests to a predecessor of Eurazeo S.A.

The unification of the Houses of Lazard under a single global firm was completed as of January 3, 2000, with their merger to form Lazard LLC. We believe that this combination has enabled us to offer our clients the benefits of a more unified global firm while preserving the advantages of our century-old, local roots. Bruce Wasserstein joined Lazard in early 2002 as Head of Lazard. Under Mr. Wasserstein’s direction, Lazard has pursued a strategy of growing its Financial Advisory and Asset Management businesses by attracting senior investment bankers and investment advisory professionals to our firm.

Lazard’s history as a preeminent financial advisor has contributed to its ability to secure key advisory roles in some of the most important, complex and recognizable mergers and acquisitions of the last 75 years. Since 1999, we have advised on nearly 1,000 completed mergers and acquisitions, having a cumulative value in excess of $1 trillion. During this period, we have participated in many prominent transactions, advising:

•	Nextel Communications in its pending merger-of-equals with Sprint Corporation (to create a company with a combined equity market value of approximately $70 billion),

•	Telecom Italia Mobile in its pending €21 billion sale of the remaining public interests to Telecom Italia (integrating Italy’s largest phone carrier and leading mobile operator),

•	Mitsubishi Tokyo Financial Group in its pending merger with UFJ Holdings (the first contested transaction among Japanese banks, creating the world’s largest financial institution as measured by assets as of the date of this prospectus),

•	Hollinger International Inc. in its £730 million sale of the Telegraph Group Limited to Press Holdings International (owned by the Barclay brothers) in 2004 (the largest single title newspaper transaction as of the date of this prospectus),

•	Fisher Scientific International Inc. in its $3.7 billion acquisition of Apogent Technologies Inc. in 2004 (creating a leading life sciences business),

•	Bank One Corporation in its $59 billion sale to JPMorgan Chase & Co. in 2004 (creating the second largest bank in the U.S. as of the date of this prospectus),

•	Canary Wharf Group PLC in its £5 billion sale of a majority interest to an investment consortium in 2004 (the largest ever public-to-private transaction for a listed real estate company as of the date of this prospectus),

•	Alcan Inc. in its $7 billion acquisition of Pechiney in 2004 (creating the world’s largest aluminum company based on revenue as of the date of this prospectus),

•	Telecom Italia in its €25 billion sale of minority shareholder interests to Olivetti in 2003 (simplifying the ownership structure of one of Europe’s largest telecommunications firms),

•	Caisse des Dépôts et Consignations in its €16 billion partnership with Group Caisse d’Epargne in 2003 (completing the restructuring of the French public finance sector and creating a major universal bank), and

•	Pfizer Inc. in its $89 billion acquisition of Warner-Lambert Company in 2000 (the largest unsolicited acquisition at the time) and in its $61 billion acquisition of Pharmacia (the largest announced acquisition in 2002).

In recent years, we have been an advisor in most of the largest and highest profile corporate restructurings around the world. Since 1999, we have advised on over 100 in and out-of-court restructurings comprising in excess of $300 billion of debt restructured. Our restructuring assignments have included, in the U.S., WorldCom Inc. ($18 billion of debt) and Reliant Resources ($9 billion of debt), in Italy, Parmalat ($28 billion of debt), in the U.K., Marconi Corporation plc ($8 billion of debt), in France and the U.K., Eurotunnel plc ($12 billion of debt) and in Korea, Daewoo Motor Co., Ltd. ($50 billion of debt).

We were incorporated in Bermuda on October 25, 2004. Our registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a general telephone number of (441) 295-1422. Our principal executive offices are located in the U.S. at 30 Rockefeller Plaza, New York, New York 10020, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-4413-0111, in the U.K. at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-20-7187-2000 and in Italy at via Dell’Orso 2, 20121 Milan, with a general telephone number of 39-02-723121. In total, we maintain offices in 27 cities worldwide. We maintain an Internet site at www.lazard.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus.

Lazard’s Organizational Structure

Lazard Ltd is a Bermuda holding company. After completion of this offering, Lazard Ltd will have no material assets other than ownership of approximately          % of the common membership interests of Lazard Group, the Delaware limited liability company that holds our business. The remaining          % of Lazard Group’s common membership interests will be held by LAZ-MD Holdings, a holding company that will be owned by current and former managing directors of Lazard Group. The Lazard Group common membership interests held by LAZ-MD Holdings will be effectively exchangeable over time on a one-for-one basis for shares of our common stock, as described in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

Lazard Ltd will hold a controlling interest in, and consolidate the financial statements of, Lazard Group. LAZ-MD Holdings’ ownership interests in Lazard Group will be accounted for as a minority interest in our consolidated financial results after this offering.

Lazard Group distributions will be allocated to holders of Lazard Group common membership interests on a pro rata basis. As we will hold approximately          % of the outstanding Lazard Group common membership interests immediately after this offering, we will receive approximately          % of the aggregate distributions in respect of the Lazard Group common membership interests.

Each share of our common stock will entitle its holder to one vote per share. The share of our Class B common stock is intended to allow our managing directors to individually vote in proportion to their indirect economic interests in us. This will be effected by LAZ-MD Holdings, which holds our Class B common stock, entering into a stockholders’ agreement with its members pursuant to which the members individually will be entitled to direct LAZ-MD Holdings how to vote their proportionate interest in our Class B common stock on an as-if-exchanged basis. This means that if a member held a LAZ-MD Holdings exchangeable interest that was effectively exchangeable for 1,000 shares of our common stock, that member would be entitled to direct LAZ-MD Holdings how to vote 1,000 votes represented by our Class B common stock. Our Class B common stock will be entitled, on all matters submitted to a vote of the stockholders of Lazard Ltd, to the number of votes equal to the number of shares of our common stock that would be issuable if all of the then outstanding Lazard Group common membership interests issued to LAZ-MD Holdings were exchanged for shares of our common stock. We refer to this stockholders’ agreement as the “LAZ-MD Holdings Stockholders’ Agreement.” Immediately after this offering, our Class B common stock will have         % of the voting power of our company, which percentage will decrease proportionately as Lazard Group common membership interests are exchanged for shares of our common stock. Our public stockholders initially will hold all                shares of our common stock, representing approximately         % of the voting power in our company and 100% of our capital stock on an economic basis. The Class B common stock will not have any economic rights.

The graphic below illustrates our expected pro forma ownership structure immediately following completion of this offering, assuming no exercise of the underwriters’ over-allotment option. The graphic below does not display all of the subsidiaries of Lazard Ltd, Lazard Group and LAZ-MD Holdings (including those through which Lazard Ltd holds its interests in Lazard Group), all of the minority interests in Lazard Group (including the participatory interests to be granted to managing directors) or other securities we expect to issue or grant in connection with the additional financing transactions. For a more detailed graphic, we refer you to “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” and, for a further discussion of minority interests, to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Minority Interest.”

The working members will receive, in exchange for their interests in Lazard Group, membership interests in LAZ-MD Holdings, including LAZ-MD Holdings exchangeable interests, in connection with the separation and recapitalization transactions. These LAZ-MD Holdings exchangeable interests are effectively exchangeable for shares of our common stock on the eighth anniversary of this offering. In addition, the LAZ-MD Holdings exchangeable interests held by our working members who continue to provide services to us or LFCM Holdings will, subject to certain conditions, generally be effectively exchangeable for shares of our common stock in equal increments on and after each of the third, fourth and fifth anniversaries of this offering. LAZ-MD Holdings and Lazard also have the right to cause the holders of LAZ-MD Holdings exchangeable interests to exchange all such remaining interests during the 30-day period following the ninth anniversary of this offering. Upon full exchange of the LAZ-MD Holdings exchangeable interests for shares of our common stock, the Class B common stock would cease to be outstanding, and all of the Lazard Group common membership interests formerly owned by LAZ-MD Holdings would be owned by Lazard Ltd. Pursuant to a master separation agreement that we will enter into with Lazard Group, LAZ-MD Holdings and LFCM Holdings, a stockholders’ committee will be formed and will have the ability to accelerate the exchangeability of these LAZ-MD Holdings exchangeable interests, with the prior approval of our board of directors. See “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.”

In connection with the separation and recapitalization transactions, our managing directors who are managing directors of LAM will retain their equity interests and phantom equity rights in LAM, which we refer to in this prospectus as “LAM equity units,” and, accordingly, will not hold any membership interests in LAZ-MD Holdings. For a discussion of the LAM equity units, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Financial Measures and Indicators—Minority Interest.”

We anticipate that Lazard Ltd will be structured as a partnership for U.S. federal income tax purposes, though Lazard Ltd will be organized as a company under Bermuda law. We intend to operate our business in a manner that does not result in the allocation of any income or deductible expenses to our stockholders, other than amounts that we distribute to our stockholders.

We intend to undertake several transactions concurrently with this offering, including the additional financing transactions, in order to establish this organizational structure and effect the recapitalization of Lazard Group. For more information about these transactions, see “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.” Under the terms of the master separation agreement that we intend to enter into regarding the separation, we may withdraw the proposed transactions, including this offering, without liability at any time prior to the time that this offering is effected. See “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement” and “Risk Factors—Risks Related to the Separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

In addition to LAZ-MD Holdings’ equity and voting interests in Lazard Ltd and Lazard Group as described above in “—Lazard’s Organizational Structure,” we will have ongoing relationships with LAZ-MD Holdings and LFCM Holdings and its subsidiaries after the separation and this offering, including several agreements with LAZ-MD Holdings and LFCM Holdings that are intended to define and regulate Lazard’s ongoing relationship with LAZ-MD Holdings and LFCM Holdings after the separation and this offering. For a further discussion, see “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings.”

The Offering

Common stock offered by Lazard Ltd(a)	shares

Capital stock to be outstanding immediately following this offering:

Class A common stock(b)	shares

Class B common stock	1 share

Lazard Group common membership interests to be outstanding immediately after the offering:

Owned by Lazard	interests

Owned by LAZ-MD Holdings(c)	interests

Additional Financing Transactions

Concurrently with this offering, Lazard Ltd, Lazard Group or one or more of their subsidiaries intend to sell additional securities to raise estimated net proceeds of approximately $                . These additional financing transactions may involve one or more registered public offerings or private placements, including to foreign investors. The terms of the additional financing transactions have not yet been finalized. The completion of these additional financing transactions and this offering will be conditioned upon the completion of each of the other financings.

Use of Proceeds

We will use the net proceeds from this offering, as well as the net proceeds from the additional financing transactions, primarily to redeem membership interests held by the historical partners, through the transactions described below.

(a)	Excludes all of the shares of common stock that may be purchased by the underwriters pursuant to the exercise of the underwriters’ over-allotment option. Unless specifically noted, information in this prospectus does not give effect to the possible exercise, in whole or in part, of the underwriters’ over-allotment option.
(b)	Includes the shares of common stock to be sold pursuant to this offering, but excludes (1) shares of our common stock that will be issuable in connection with future exchanges of common membership interests in Lazard Group held by LAZ-MD Holdings, which Lazard Group common membership interests will be effectively exchangeable for shares of our common stock on a one-for-one basis, (2) shares of our common stock issuable in connection with the other exchangeable securities that we expect to issue as part of the additional financing transactions and (3) shares of our common stock reserved for issuance in connection with our equity incentive plans. If, immediately following this offering, LAZ-MD Holdings exchanged all of its Lazard Group common membership interests, LAZ-MD Holdings would own shares of our common stock, representing approximately % of our outstanding common stock (approximately % if the underwriters’ over-allotment option is exercised in full). See “Description of Capital Stock.”
(c)	The Lazard Group common membership interests held by LAZ-MD Holdings will be effectively exchangeable over time, on a one-for-one basis, for shares of our common stock, as described in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

By Lazard Ltd

Based upon an initial public offering price of $                 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus), we expect to receive net proceeds from our sale of common stock in this offering of approximately $                 after deducting underwriting discounts and commissions and estimated expenses. We will contribute all of the net proceeds of this offering to Lazard Group in exchange for the issuance of                  common membership interests in Lazard Group, representing           % of the outstanding Lazard Group common membership interests, and for our controlling interest in Lazard Group. The price of each of the Lazard Group common membership interests that we acquire will equal the amount of net proceeds per share that we receive from this offering.

By Lazard Group

Lazard Group will use the net proceeds from the sale of the common membership interests to Lazard, along with the net proceeds of the additional financing transactions, primarily to redeem all of the classes of membership interests held by the historical partners for an aggregate redemption price of approximately $1.6 billion. In addition, an estimated $150 million of additional net proceeds will be transferred to LAZ-MD Holdings and LFCM Holdings. These funds will be available to fund the operating requirements of the separated businesses, LAZ-MD Holdings’ obligation to redeem its capital interests over time pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings and for general corporate purposes. Any remaining amounts of net proceeds will be retained by Lazard Group for its general corporate purposes.

Voting Rights

Each share of our common stock will entitle its holder to one vote per share. The share of our Class B common stock is intended to allow our managing directors to individually vote in proportion to their indirect economic interests in us. Pursuant to the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings will individually be entitled to direct LAZ-MD Holdings how to vote their proportionate interest in our Class B common stock on an as-if-exchanged basis. The single share of Class B common stock held by LAZ-MD Holdings will be entitled to                 votes (representing approximately           % of the voting power in our company), which is the number of Lazard Group common membership interests held by LAZ-MD Holdings immediately after the separation and recapitalization transactions. Specifically, on all matters submitted to a vote of our stockholders, the single share of Class B common stock held by LAZ-MD Holdings will entitle LAZ-MD Holdings to the number of votes equal to the number of shares of our common stock that would be issuable if all of the then outstanding Lazard Group common membership interests issued to LAZ-MD Holdings were exchanged for shares of our common stock on the applicable record date. The voting power of the Class B share will decrease proportionately as Lazard Group common membership interests are exchanged for shares of our common stock. See “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” and “Description of Capital Stock.” For a description of the LAZ-MD Holdings stockholders’ agreement addressing how LAZ-MD Holdings will vote share of Class B common stock, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.”

Economic Rights	Pursuant to our bye-laws, each share of our common stock is entitled to equal economic rights. However, the Class B common stock will have no rights to dividends or any liquidation preference.

Dividend Policy

We currently intend to declare quarterly dividends on all outstanding shares of our common stock and expect our initial quarterly dividend to be approximately $           per share, payable in respect of the            quarter of 2005. We expect that the initial dividend will be prorated for the portion of that quarter following the closing of this offering.

The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to our actual future earnings, cash flow and capital requirements of our company, the amount of distributions to us from Lazard Group and the discretion of our board of directors. For a discussion of the factors that will affect the determination by our board of directors to declare dividends, see “Dividend Policy.”

Risk Factors	For a discussion of factors you should consider before buying shares of common stock, see “Risk Factors.”

Proposed NYSE Symbol	LAZ

Summary Consolidated Financial Data

The following table sets forth the historical summary consolidated income statement data for Lazard Group, including the separated businesses, for all periods presented. The table also presents certain pro forma consolidated financial data for Lazard Ltd and Lazard Group on a consolidated basis.

The historical financial statements do not reflect what our results of operations and financial position would have been had we been a stand-alone, public company for the periods presented. Specifically, our historical results of operations do not give effect to the matters set forth below.

•	The separation, which is described in more detail in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income historically has not reflected payments for services rendered by its managing directors. After this offering, we will include all payments for services rendered by our managing directors to us in compensation and benefits expense.

•	U.S. corporate federal income taxes, since Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax, or “UBT,” attributable to Lazard Group’s operations apportioned to New York City.

•	Minority interest expense reflecting LAZ-MD Holdings’ ownership of approximately % of the Lazard Group common membership interests outstanding immediately after this offering and the separation and recapitalization transactions.

•	The use of proceeds from this offering and the additional financing transactions.

•	The incremental expense related to the additional financing transactions.

The unaudited pro forma data set forth below are derived from the unaudited pro forma financial statements included elsewhere in this prospectus. The data reflect the separation and recapitalization transactions and the completion of this offering and the additional financing transactions as if they had occurred as of January 1, 2003, and are included for informational purposes only and do not purport to represent what our results of operations would actually have been had we operated as a separate, independent company during the periods presented, nor do the pro forma data give effect to any events other than those discussed above and in the related notes. As a result, the pro forma operating results are not necessarily indicative of the operating results for any future period. See “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

The historical consolidated statement of income data for the years ended December 31, 2000, 2001, 2002 and 2003 have been derived from Lazard Group’s consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm. The audited consolidated financial statements for the years ended December 31, 2001, 2002 and 2003 are included elsewhere in this prospectus. The audited consolidated financial statements for the year ended December 31, 2000 are not included in this prospectus. The historical combined statement of income data for the year ended December 31, 1999 has been derived from Lazard Group’s unaudited combined financial statements, which are not included in this prospectus. The historical consolidated statement of income data for the nine months ended September 30, 2003 and 2004 have been derived from Lazard Group’s unaudited consolidated financial statements, which are included elsewhere in this prospectus. The September 30, 2003 and 2004 as well as the December 31, 1999 financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Historical results are not necessarily indicative of results for any future period and interim results are not necessarily indicative of results for any future interim period.

The summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and Lazard Group’s historical consolidated financial statements and related notes included elsewhere in this prospectus. See also “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

Summary Consolidated Financial Data

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1999(a)	2000	2001	2002	2003	2003	2004
	($ in thousands, except as otherwise noted and except for per share data)
Lazard Group—Historical Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (b)	$662,555	$766,856	$551,356	$532,896	$690,967	$480,162	$406,126
Asset Management (c)	385,529	457,124	410,237	454,683	350,348	225,361	289,956
Corporate (d)	71,352	34,432	(14,392)	(4,768)	6,500	(6,073)	4,734
Capital Markets and Other	365,985	294,388	224,854	183,468	135,569	106,619	134,112

Net Revenue (e)	1,485,421	1,552,800	1,172,055	1,166,279	1,183,384	806,069	834,928
Employee Compensation and Benefits	474,503	570,064	524,417	469,037	481,212	351,392	401,901
Other Operating Expenses	265,532	306,339	288,676	321,197	312,818	201,305	237,461

Operating Income	745,386	676,397	358,962	376,045	389,354	253,372	195,566
Income Allocable to Members Before Extraordinary Item	676,898	558,708	305,777	297,447	250,383	171,924	128,809
Net Income Allocable to Members	676,898	558,708	305,777	297,447	250,383	171,924	134,316	(f)

Lazard Group—Pro Forma Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (b)					$690,967	$480,162	$406,126
Asset Management (c)					350,348	225,361	289,956
Corporate

Net Revenue (g)
Operating Income (h)
Net Income (i)

Lazard Ltd Consolidated—Pro Forma Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (b)					$690,967	$480,162	$406,126
Asset Management (c)					350,348	225,361	289,956
Corporate

Net Revenue (g)
Operating Income (h)
Net Income (Before LAZ-MD Holdings’ Minority Interest) (j)
Net Income (After LAZ-MD Holdings’ Minority Interest) (k)
Pro Forma Diluted Net Income Per Share, as Adjusted for this Offering (l)
Pro Forma Diluted Weighted Average Common Shares, as Adjusted for this Offering (l)

Other Lazard Group Historical Data
Dollar Value of Mergers and Acquisitions (“M&A”) Deals Completed (in millions) (m)	$171,311	$383,061	$154,848	$86,512	$187,426	$156,280	$167,399
Number of M&A Deals Completed Greater than $1 Billion (n)	19	47	29	21	28	22	24
Assets Under Management (in millions):
Ending	$82,440	$79,510	$73,108	$63,685	$78,371	$67,838	$78,494
Average (o)	76,567	81,147	75,705	69,791	66,321	63,309	78,711
Managing Director Headcount (as of the end of each period):
Financial Advisory	85	100	88	103	118	118	130
Asset Management	14	15	19	19	24	24	35
Corporate	8	8	8	8	8	8	9
Capital Markets and Other	22	24	30	30	32	32	32

Total	129	147	145	160	182	182	206

Notes ($ in thousands):

(a)	The unification of the New York, London and Paris Houses of Lazard, which previously operated as separate firms or private limited companies, was completed as of January 3, 2000. Financial data for the periods commencing January 1, 2000 represent the consolidated results of operations for the merged entity, Lazard Group. Accordingly, data presented for 1999, the year prior to the merger, represent “combined” rather than “consolidated” data. Management believes that such combined data has been prepared on a comparable basis, in all material respects, to what the consolidated results of operations would have been for Lazard Group had the merger been consummated on January 1, 1999.
(b)	Financial Advisory net revenue consists of the following:

	For the Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
M&A	$636,893	$724,550	$492,083	$393,082	$419,967	$290,374	$315,373
Financial Restructuring	9,700	34,100	55,200	124,800	244,600	174,300	51,200
Other Financial Advisory	15,962	8,206	4,073	15,014	26,400	15,488	39,553

Financial Advisory Net Revenue	$662,555	$766,856	$551,356	$532,896	$690,967	$480,162	$406,126

(c)	Asset Management net revenue consists of the following:

	For the Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
Management and Other Fees	$379,829	$405,124	$386,237	$381,256	$312,123	$223,386	$284,638
Incentive Fees	5,700	52,000	24,000	73,427	38,225	1,975	5,318

Asset Management Net Revenue	$385,529	$457,124	$410,237	$454,683	$350,348	$225,361	$289,956

(d)	“Corporate” includes interest income (net of interest expense), investment income from certain long-term investments and net money market revenue earned by LFB.
(e)	Net revenue is presented after reductions for dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001. Preferred dividends reflected in net revenue amounted to $6,312, $8,000, $8,000, $6,000 and $6,000 in the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively.
(f)	Net income allocable to members for the nine months ended September 30, 2004 is shown after an extraordinary gain of approximately $5,507 related to the January 2004 acquisition of the assets of Panmure Gordon.
(g)	Represents net revenue after giving effect to the separation and recapitalization and incremental interest expense related to the additional financing transactions.
(h)	Represents operating income after giving effect to the separation and recapitalization, including the pro forma adjustments related to the additional financing transactions and to employee compensation and benefits expense. See “Unaudited Pro Forma Financial Information.”
(i)	Represents Lazard Group net income after giving effect to the adjustments described in notes (g) and (h) above and a provision for estimated income taxes related thereto at the estimated effective tax rate for the applicable period. Lazard Group operates in the U.S. as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City.
(j)	Represents Lazard’s consolidated net income after giving effect to the adjustments described in notes (g), (h) and (i) above, and a provision for income taxes based on an estimated effective tax rate, but before minority interest expense relating to LAZ-MD Holdings’ ownership of Lazard Group common membership interests. See “Risk Factors—Risks Related to Our Business—In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our pro forma financial statements.”
(k)	Represents Lazard’s consolidated net income as described in note (j) above, shown after minority interest expense, which will be recorded to reflect LAZ-MD Holdings’ ownership of Lazard Group common membership interests, and an adjustment to income taxes based on an estimated effective tax rate.
(l)	Calculated after giving effect to the adjustments as described in note (k) above and based on million weighted average diluted shares outstanding.
(m)	Source: Thomson Financial. Represents the U.S. dollar value of completed transactions globally in which Lazard Group acted as an advisor to a party to the transaction. The types of transactions included by Thomson are global M&A, partial company sales, asset sales, joint ventures, spin-offs and restructuring assignments in which a change in control occurs. The value of a completed transaction is equal to the consideration paid for the equity of the target plus net debt assumed (net debt equals the liabilities assumed less cash held by the target).
(n)	Source: Thomson Financial. Represents the number of completed M&A transactions globally in which Lazard Group acted as an advisor to a party to the transaction and in which the value of the transaction was greater than $1 billion.
(o)	Calculated using the average of quarter-end AUM balances during the respective period.

Recent Developments

During the fourth quarter of 2004, we have experienced an increased rate of revenue growth in comparison to revenue growth during the first nine months of 2004, such that we estimate that full year 2004 Mergers and Acquisitions net revenue will be up approximately 13% from 2003. This reflects an improvement relative to the increase of 9% for the nine months ended September 30, 2004 over the comparable period in 2003. In addition, we believe that the level of our business activity has increased as evidenced by our involvement in several prominent recently announced transactions, including our representation of Telecom Italia Mobile in its pending €21 billion sale of the remaining public interests to Telecom Italia, Mitsubishi Tokyo Financial Group in its pending merger with UFJ Holdings and Nextel Communications in its pending $70 billion merger-of-equals with Sprint Corporation. We also recently announced our entry into strategic alliances with prominent, locally-based advisory firms in Brazil and Argentina, which we believe will better position us to take advantage of merger and acquisition opportunities in those countries.

In our Asset Management business, our current AUM have risen to over $82 billion, from $78.5 billion as of September 30, 2004, reflecting recent market appreciation. This growth contributes to our expectation of approximately 22% period-over-period management fee revenue growth for 2004. For the full year 2004, the significant year-over-year growth that we expect to realize in Asset Management net revenue will have been achieved without realizing a significant amount of performance-based incentive fees from our alternative investments area, a business that we have been making recent efforts to expand in order to capitalize on its potential.

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus, including our consolidated financial statements and related notes, before deciding to purchase shares of our common stock offered hereby. The risk factors set forth below primarily relate to the business of Lazard Group. These risks also affect Lazard because, after the completion of this offering, Lazard will have no material assets other than direct and indirect ownership of approximately         % of the common membership interests in Lazard Group and its controlling interest in Lazard Group. The following risks comprise material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock would likely decline, and you could lose part or all of your investment in our common stock.

Risks Related to Our Business

Our ability to retain our managing directors and other key professional employees is critical to the success of our business, including maintaining compensation levels at an appropriate level of costs.

Our people are our most important resource. We must retain the services of our managing directors and other key professional employees, and strategically recruit and hire new talented employees, to obtain and successfully execute the advisory and asset management engagements that generate substantially all our revenue.

If any of our managing directors and other key professional employees were to join an existing competitor or form a competing company or otherwise leave the firm, some of our clients could choose to use the services of that competitor or some other competitor instead of our services. Lazard Group has experienced several significant events in recent years, including our unification under one global firm, the transition to new senior management and our pending transformation from a private to a public company, and our industry in general continues to experience change and competitive pressures for retaining top talent, which makes it more difficult for us to retain professionals. The employment arrangements, non-competition agreements and retention agreements we have entered into or intend to enter into with our managing directors and other key professional employees may not prevent our managing directors and other key professional employees from resigning from practice or competing against us. See “Management—Arrangements with Our Managing Directors.” As part of our transformation to a public company, we may face additional retention pressures as a result of reductions in payments for services rendered by our managing directors. As a result, we cannot assure you that we will be able to retain these employees and, even if we can, that they can be retained at compensation levels that will allow us to achieve our target ratio of compensation expense-to-operating revenue. In addition, any such arrangements and agreements will have a limited duration and will expire after a certain period of time.

Difficult market conditions can adversely affect our business in many ways.

As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. For example, revenue generated by our Financial Advisory business is directly related to the volume and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and value of mergers and acquisitions transactions may decrease, thereby reducing the demand for our Financial Advisory services and increasing price competition among financial services companies seeking such engagements. Our results of operations would be adversely affected by any such reduction in the volume or value of mergers and acquisitions transactions. In addition, our profitability would be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. The future market and economic climate may deteriorate because of many factors, including rising interest rates or inflation, terrorism or political uncertainty.

Within our Financial Advisory business, we have typically seen that, during periods of economic strength and growth, our Mergers and Acquisitions practice historically has been more active and our Financial Restructuring practice has been less active. Conversely, during periods of economic weakness and slowdown, we typically have seen that our Financial Restructuring practice has been more active and our Mergers and Acquisitions practice has been less active. As a result, our revenue from our Financial Restructuring practice has tended to correlate negatively to our revenue from our Mergers and Acquisitions practice over the course of business cycles. These trends are cyclical in nature and subject to periodic reversal. For example, for the nine months ended September 30, 2004, Financial Restructuring net revenue was down 71% versus the comparable period in 2003, while Mergers and Acquisitions net revenue was up 9% versus the comparable period in 2003. However, these trends do not cancel out the impact of economic conditions in our Financial Advisory business, which may be adversely affected by a downturn in economic conditions leading to decreased Mergers and Acquisitions practice activity, notwithstanding improvements in our Financial Restructuring practice. Moreover, revenue improvements in our Financial Advisory practice in strong economic conditions could be offset in whole or in part by any related revenue declines in our Financial Restructuring practice. However, we cannot assure you that the countercyclical relationship between our Mergers and Acquisitions practice and Financial Restructuring practice will continue.

Our Asset Management business also would be expected to generate lower revenue in a market or general economic downturn. Under our Asset Management business’ arrangements, investment advisory fees we receive typically are based on the market value of AUM. Accordingly, a decline in the prices of securities would be expected to cause our revenue and income to decline by:

•	causing the value of our AUM to decrease, which would result in lower investment advisory fees,

•	causing negative absolute performance returns for some accounts which have performance-based incentive fees, resulting in a reduction of revenue from such fees, or

•	causing some of our clients to withdraw funds from our Asset Management business in favor of investments they perceive as offering greater opportunity or lower risk, which also would result in lower investment advisory fees.

If our Asset Management revenue declines without a commensurate reduction in our expenses, our net income will be reduced. In addition, in the event of a market downturn, our merchant banking practice also may be impacted by reduced exit opportunities in which to realize the value of its investments.

A majority of our revenue is derived from Financial Advisory fees.

We historically have earned a substantial portion of our revenue from advisory fees paid to us by our Financial Advisory clients, which fees usually are payable upon the successful completion of a particular transaction or restructuring. In 2003, Financial Advisory services accounted for 66% of our net revenue from continuing operations. We expect that we will continue to rely on Financial Advisory fees for a substantial portion of our revenue for the foreseeable future, and a decline in our advisory engagements or the market for advisory services would adversely affect our business, financial condition and results of operations.

In addition, we operate in a highly competitive environment where typically there are no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately awarded and negotiated. In addition, many businesses do not routinely engage in transactions requiring our services, and, as a consequence, our fee paying engagements with many clients are not likely to be predictable. We also lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other financial advisors and financial institutions and other causes. As a result, our engagements with clients are constantly changing, and our Financial Advisory fees could decline quickly due to the factors discussed above.

There will not be a consistent pattern in our financial results from period to period.

We experience significant fluctuations in revenue and profits. These fluctuations generally can be attributed to the fact that we earn a significant portion of our Financial Advisory revenue upon the successful completion of a merger or acquisition transaction or a restructuring, the timing of which is uncertain and is not subject to our control. In addition, our Asset Management revenue is particularly sensitive to fluctuations in our AUM. Asset Management fees are often based on AUM as of the end of a quarter or month. As a result, a reduction in assets at the end of a quarter or month (as a result of market depreciation, withdrawals or otherwise) will result in a decrease in management fees. As a result of quarterly fluctuations, it may be difficult for us to achieve steady earnings growth on a quarterly basis, which could, in turn, lead to large adverse movements in the price of our common stock or increased volatility in our stock price generally.

In many cases, we are paid for advisory engagements only upon the successful consummation of the underlying merger or acquisition transaction or restructuring. As a result, our Financial Advisory business is highly dependent on market conditions and the decisions and actions of our clients, interested third parties and governmental authorities. For example, a client could delay or terminate an acquisition transaction because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or because the target’s business is experiencing unexpected operating or financial problems. Anticipated bidders for assets of a client during a restructuring transaction may not materialize or our client may not be able to restructure its operations or indebtedness due to a failure to reach agreement with its principal creditors. In these circumstances, we often do not receive any advisory fees other than the reimbursement of certain out-of-pocket expenses despite the fact that we devote resources to these transactions. Accordingly, the failure of one or more transactions to close either as anticipated or at all could materially adversely affect our business, financial condition or results of operations. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If the number of debt defaults, bankruptcies or other factors affecting demand for our Financial Restructuring services declines, or certain changes are effected to the U.S. Bankruptcy Code, our Financial Restructuring practice’s revenue could suffer.

We provide various financial restructuring and restructuring-related advice to companies in financial distress or to their creditors or other stakeholders. During 2002 and 2003, we generated a significant part of our Financial Advisory revenue from fees from financial restructuring-related services. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing and changes to laws, rules and regulations, including deregulation or privatization of particular industries and those that protect creditors.

For example, some of our competitors are supporting Congressional bills to change the requirement of Section 327 of the U.S. Bankruptcy Code requiring that one be a “disinterested person” to be employed in a restructuring. While the “disinterested person” definition of the U.S. Bankruptcy Code, as currently in effect, disqualifies certain of our competitors, it historically has not often disqualified us from obtaining a role in a restructuring because we have not been a significant underwriter of securities. If the “disinterested person” definition were changed to allow for more financial services firms to compete for restructuring engagements, our Financial Restructuring practice, and thereby our results of operations, could be materially adversely affected.

We could lose clients and suffer a decline in our Asset Management revenue and earnings if the investments we choose in our Asset Management business perform poorly or if we lose key employees, regardless of overall trends in the prices of securities.

Investment performance affects our AUM relating to existing clients and is one of the most important factors in retaining clients and competing for new Asset Management business. Poor investment performance could impair our revenue and growth because:

•	existing clients might withdraw funds from our Asset Management business in favor of better performing products, which would result in lower investment advisory fees,

•	our incentive fees, which provide us with a set percentage of returns on some alternative investment and merchant banking funds and other accounts, would decline,

•	third-party financial intermediaries, advisors or consultants may rate our products poorly, which may result in client withdrawals and reduced asset flows from these third parties or their clients, or

•	firms with which we have strategic alliances may terminate such relationships with us, and future strategic alliances may be unavailable.

If key employees were to leave our Asset Management business, whether to join a competitor or otherwise, we may suffer a decline in revenue or earnings. For example, in 2003, we experienced a net outflow in alternative investments AUM of approximately $2.7 billion, mostly due to the departure of a fund manager and related team members in our hedge fund products group. This also resulted in a significant reduction in both management and performance fees. Loss of key employees may occur due to perceived opportunity for promotion, increased compensation, work environment or other individual reasons, some of which may be beyond our control.

Our investment style in our Asset Management business may underperform other investment approaches.

Even when securities prices are rising generally, performance can be affected by investment style. Many of the equity investment strategies in our Asset Management business share a common investment orientation towards fundamental security selection. We believe this style tends to outperform the market in some market environments and underperform it in others. In particular, a prolonged growth environment may cause our investment strategy to go out of favor with some clients, consultants or third-party intermediaries. In combination with poor performance relative to peers, changes in personnel, extensive periods in particular market environments or other difficulties, this may result in significant client or asset departures or a reduction in AUM.

Because our clients can remove the assets we manage on short notice, we may experience unexpected declines in revenue and profitability.

Our investment advisory contracts are generally terminable upon very short notice. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationship with us, reduce the aggregate amount of AUM or shift their funds to other types of accounts with different rate structures for a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. Poor performance relative to other investment management firms tends to result in decreased investments in our investment products, increased redemptions of our investment products, and the loss of institutional or individual accounts or strategic alliances. In addition, the ability to terminate relationships may allow clients to renegotiate for lower fees paid for asset management services.

In addition, in the U.S., as required by the U.S. Investment Company Act of 1940, as amended, or the “Investment Company Act,” and the Investment Advisers Act of 1940, each of our investment advisory contracts automatically terminates upon its “assignment.” A sale of a sufficient number of shares of our voting securities could be deemed an “assignment” in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and could adversely affect our ability to continue managing client accounts.

Access to clients through intermediaries is important to our Asset Management business.

Our ability to market our Asset Management services relies in part on receiving mandates from the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators, investment consultants and other intermediaries. To an increasing extent, our Asset Management business uses referrals from accountants, lawyers, financial planners and other professional advisors. Although we historically have been successful in gaining access to these channels, we cannot be certain that this will continue. The inability to have this access could materially adversely affect our Asset Management business. In addition, many of these intermediaries review and evaluate our products and our organization. Poor reviews or evaluations of either the particular product or of us may result in client withdrawals or an inability to attract new assets through such intermediaries.

Our merchant banking activities involve increased levels of investments in relatively high-risk, illiquid assets.

We intend to expand our participation in merchant banking activities through investments in new and successor funds, and we may exercise our option under the business alliance agreement between Lazard Group and LFCM Holdings to acquire certain merchant banking investment management vehicles and related principal investments from LFCM Holdings.

Our revenue from this business is derived primarily from management fees calculated as a percentage of AUM and incentive fees, which are earned if investments are profitable over a specified threshold. Our ability to form new merchant banking funds is subject to a number of uncertainties, including past performance of our funds, market or economic conditions, competition from other fund managers and the ability to negotiate terms with major investors. In addition, the payments we are entitled to receive from LFCM Holdings under the terms of the business alliance agreement in respect of our continued involvement with LFCM Holdings will be based on the carried interests received in connection with LFCM Holdings-managed funds.

In addition, we expect to make principal investments in new merchant banking funds that may be established by us or by LFCM Holdings, and to continue to hold principal investments in several merchant banking funds managed by LFCM Holdings. The kinds of investments made by these funds are generally in relatively high-risk, illiquid assets. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments. Because it may take several years before attractive investment opportunities are identified, some or all of the capital committed by us to these funds is likely to be invested in government securities, other short-term, highly rated debt securities and money market funds that traditionally have offered investors relatively lower returns. In addition, the investments in these funds are adjusted for accounting purposes to fair market value at the end of each quarter, and our allocable share of these gains or losses will affect our revenue, even though such market fluctuations may have no cash impact, which could increase the volatility of our earnings. It takes a substantial period of time to identify attractive merchant banking opportunities, to raise all the funds needed to make an investment and then to realize the cash value of an investment through resale. Even if a merchant banking investment proves to be profitable, it may be several years or longer before any profits can be realized in cash or other proceeds.

We face strong competition from financial services firms.

The financial services industry is intensely competitive, and we expect it to remain so. We compete on the basis of a number of factors, including the quality of our employees, transaction execution, our products and services, innovation, reputation and price. We have experienced intense fee competition in some of our businesses in recent years, and we believe that we will experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain increased market share by reducing fees.

We face increased competition due to a trend toward consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses.

An inability to access the debt and equity capital markets as a result of our debt and equity security obligations, credit ratings or other factors could impair our liquidity, increase our borrowing costs or otherwise adversely affect our competitive position or results of operations.

After completion of this offering and the additional financing transactions, Lazard Group and its subsidiaries expect to have approximately $               million in debt outstanding. In general, we expect that this debt will have certain mandated payment obligations, which may constrain our ability to operate our business or to pay dividends. In addition, in the future we may need to incur debt or issue equity in order to fund our working capital requirements or refinance existing indebtedness, as well as to make acquisitions and other investments. The amount of our debt obligations may impair our ability to raise debt or issue equity for financing purposes. Our access to funds also may be impaired if regulatory authorities take significant action against us, or if we discover that any of our employees had engaged in serious unauthorized or illegal activity. In addition, our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place us on “credit watch” with negative implications at any time. We cannot assure you that the rating agencies will not reduce our credit ratings at some time in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We may pursue acquisitions or joint ventures that could present unforeseen integration obstacles or costs and could dilute the stock ownership of our stockholders.

We may seek acquisitions or joint ventures in the future to further enhance our competitive position. Acquisitions and joint ventures involve a number of risks and present financial, managerial and operational challenges, including potential disruption of our ongoing business and distraction of management, difficulty with integrating personnel and financial and other systems, hiring additional management and other critical personnel, and increasing the scope, geographic diversity and complexity of our operations. Our clients may react unfavorably to our acquisition and joint venture strategy, we may not realize any anticipated benefits from acquisitions, and we may be exposed to additional liabilities of any acquired business or joint venture, any of which could materially adversely affect our revenue and results of operations. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our common stock, which may dilute your ownership of us.

Employee misconduct could harm us and is difficult to detect and deter.

Recently, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry generally, and we run the risk that employee misconduct could occur in our business as well. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. Our Financial Advisory business often requires that we deal with client confidences of great significance to our clients, improper use of which may harm our clients or our relationships with our clients. Any breach of our clients’ confidences as a result of employee misconduct may impair our ability to attract and retain Financial Advisory clients and may subject us to liability. Similarly, in our Asset Management business, we have authority over client assets, and we may, from time to time, have custody of such assets. In addition, we often have discretion to trade client assets on the client’s behalf and must do so acting in the best interest of the client. As a result, we are subject to a number of obligations and standards, and the violation of those obligations or standards may adversely affect our clients and us. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases.

The financial services industry faces substantial litigation risks, and we may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. Moreover, our role as advisor to our clients on important mergers and acquisitions or restructuring transactions involves complex analysis and the exercise of professional judgment, including, if appropriate, rendering “fairness opinions” in connection with mergers and other transactions.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our Financial Advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders, under securities or other laws for materially false or misleading statements made in connection with securities and other transactions and potential liability for the fairness opinions and other advice provided to participants in corporate transactions. In our Asset Management business, we make investment decisions on behalf of our clients which could result in substantial losses. This also may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Our engagements typically include broad indemnities from our clients and provisions designed to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be adhered to in all cases. We also are subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. As a result, we may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business.

Other operational risks may disrupt our businesses, result in regulatory action against us or limit our growth.

Our business is dependent on communications and information systems, including those of our vendors. Any failure or interruption of these systems could materially adversely affect our operating results. Although we have back-up systems in place, we cannot assure you that a system’s failure or interruption, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war or otherwise, will not occur, or that our back-up procedures and capabilities in the event of a failure or interruption will be adequate.

Particularly in our Asset Management business, we rely heavily on our financial, accounting, trading, compliance and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand these capabilities in the future to avoid disruption of, or constraints on, our operations.

Extensive regulation of our businesses limits our activities and results in ongoing exposure to the potential for significant penalties, including fines or limitations on our ability to conduct our businesses.

The financial services industry is subject to extensive regulation. We are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the U.S., are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements.

We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or be prohibited from engaging in some of our business activities. In addition, the regulatory environment in which we operate is subject to modifications and further regulation. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to us and our clients also may adversely affect our business, and our ability to function in this environment will depend on our ability to constantly monitor and react to these changes. For example, the European Union Financial Conglomerates Directive will require that we, along with a number of our competitors, will be subject to consolidated supervision, beginning on January 1, 2005. As a result, we may be required to increase our regulatory capital, and this requirement may adversely affect our profitability and result in other increased costs. In addition, the regulatory environment in which our clients operate may impact our business. For example, changes in antitrust laws or the enforcement of antitrust laws could affect the level of mergers and acquisitions activity and changes in state laws may limit investment activities of state pension plans. See “Business—Regulation” for a further discussion of the regulatory environment in which we conduct our businesses.

In particular, for asset management businesses in general, there have been a number of highly publicized regulatory inquiries that focus on the mutual funds industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for mutual funds and their investment managers. This regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our Asset Management business, and may otherwise limit our ability to engage in certain activities.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, these policies and procedures may result in increased costs, additional operational personnel and increased regulatory risk. We cannot assure you that our policies will be adhered to by our employees. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Specific regulatory changes also may have a direct impact on the revenue of our Asset Management business. In addition to regulatory scrutiny and potential fines and sanctions, regulators continue to examine different aspects of the asset management industry. For example, the use of “soft dollars,” where a portion of commissions paid to broker-dealers in connection with the execution of trades also pays for research and other services provided to advisors, may in the future be limited or prohibited. If this occurs, we may have to bear the costs of research services that were previously paid for using soft dollars. In addition, new regulation regarding the annual approval process for mutual fund advisory agreements may result in the reduction of fees or possible terminations of these agreements. Other proposed rules that are currently under consideration include potential limitations on investment activities in which an advisor may engage, such as hedge funds and mutual funds, increased disclosure of advisor and fund activities and changes in compensation for mutual fund sales. These regulatory changes and other proposed or potential changes may result in a reduction of revenue associated with these activities.

We are exposed to foreign currency exchange rate risks.

We are exposed to fluctuations in foreign currencies. Our financial statements are denominated in U.S. dollars, but we receive a substantial portion of our revenue and pay a significant amount of expenses in other currencies, predominantly in euros and in British pounds, which may affect our net income. We do not generally hedge such non-dollar foreign exchange rate exposure arising in our subsidiaries outside of the U.S. Fluctuations in foreign currencies may also make period to period comparisons of our results of operations difficult.

Foreign currency fluctuations also can impact the portfolios of our Asset Management clients. Client portfolios are invested in securities across the globe, although most portfolios are in a single base currency. Foreign currency fluctuations can adversely impact investment performance for a client’s portfolio. In addition, foreign currency fluctuations may affect the levels of our AUM. As our AUM include significant assets that are denominated in currencies other than U.S. dollars, an increase in the value of the U.S. dollar relative to non-U.S. currencies may result in a decrease in the dollar value of our AUM, which, in turn, would result in lower U.S. dollar denominated revenue in our Asset Management business. While this risk may be limited by foreign currency hedging, some risks cannot be hedged and there is no guarantee that our hedging activity will be successful. Poor performance may result in decreased AUM, including as a result of withdrawal of client assets or a decrease in new assets being raised in the relevant product.

Earnings of Lazard Group allocable to LAZ-MD Holdings may be taxed at higher tax rates than earnings allocable to Lazard Ltd, which may result in less cash being available to Lazard Group than would otherwise be available to it.

We estimate that our share of the earnings of Lazard Group will be taxed at an effective rate of approximately           % as discussed in Note (f) in the “Notes to Pro Forma Condensed Consolidated Statements of Income” included elsewhere in this prospectus. As a result of their indirect interests in Lazard Group prior to exchange of those interests, however, we estimate that the managing directors of Lazard Group and other owners of LAZ-MD Holdings are likely to pay tax at a higher rate on their allocable share of Lazard Group’s earnings than we will. Lazard Group will make tax-related distributions based on the higher of the effective income and franchise tax rate applicable to Lazard Ltd subsidiaries that hold the Lazard Group common membership interests and the weighted average income tax rate (based on income allocated) applicable to LAZ-MD Holdings’ members, determined in accordance with LAZ-MD Holdings’ operating agreement. Therefore, because distributions by Lazard Group to its members will be made on a pro rata basis, tax-related distributions to us (or our subsidiaries) are expected to exceed the taxes we or our subsidiaries actually pay. This may result in less cash being available to Lazard Group than would otherwise be available to it, and in excess cash being held by Lazard Ltd or some of our subsidiaries. Prior to the third anniversary of the consummation of this offering and thereafter, we expect to issue a dividend to our stockholders of any such excess cash. In the event that tax rates applicable to members of LAZ-MD Holdings increase, the pro rata distributions from Lazard Group to its members, including Lazard Ltd, may increase correspondingly.

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations, shares, debentures or other obligations until March 28, 2016, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. See “Certain Material U.S. Federal Income Tax and Bermuda Tax Considerations.” Given the limited duration of the Bermuda Minister of Finance’s assurance, we cannot assure you that we will not be subject to any Bermuda tax after March 28, 2016.

In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our pro forma financial statements.

Our estimated effective tax rate of             % is based upon the application of currently applicable income tax laws, regulations and treaties and current judicial and administrative authorities interpreting those income tax laws, regulations and treaties and upon our non-U.S. subsidiaries’ ability to qualify for benefits under those treaties. We cannot be certain that the IRS will not challenge our application of those laws, regulations and treaties, and that a court will not sustain such challenge. Moreover, those income tax laws, regulations and treaties, and the administrative and judicial authorities interpreting them, are subject to change at any time, and any such change may be retroactive.

On October 22, 2004, the American Jobs Creation Act of 2004, or the “AJCA,” was enacted. Under the AJCA, non-U.S. corporations meeting certain ownership, operational and other tests are treated as U.S. corporations for U.S. federal income tax purposes. We do not believe that the AJCA should apply to Lazard or any of its non-U.S. subsidiaries. However, the AJCA grants broad regulatory authority to the Secretary of the Treasury to provide such regulations as may be appropriate to determine whether a non-U.S. corporation is treated as a U.S. corporation or as are necessary to carry out the provision, including adjusting its application as necessary to prevent the avoidance of its purposes. It is uncertain whether, or in what form, regulations will be issued under this provision, but, based on the advice of our counsel, we do not believe this provision or any regulation promulgated within the scope of its regulatory authority should apply to Lazard Ltd or its non-U.S. subsidiaries. We cannot assure you, however, that the Internal Revenue Service, or the “IRS,” will not challenge this position and that a court will not sustain any such challenge. A successful challenge could result in Lazard Ltd or its non-U.S. subsidiaries being treated as U.S. corporations for U.S. federal income tax purposes, which would result in an overall tax rate substantially higher than the rate reflected in our pro forma financial statements.

Our estimated effective tax rate is also based upon our non-U.S. subsidiaries qualifying for treaty benefits. The eligibility of our non-U.S. subsidiaries for treaty benefits generally depends upon, among other things, at least 50% of the principal class of shares in such subsidiaries being “ultimately owned” by U.S. citizens and persons that are “qualified residents” for purposes of the treaty. We cannot assure you that this requirement will be met or that, if it is met, we will be able to document that fact to the satisfaction of the IRS. If our non-U.S. subsidiaries are not treated as eligible for treaty benefits, such subsidiaries will be subject to U.S. “branch profits tax” on their “effectively connected earnings and profits” (as determined for U.S. federal income tax purposes) at a rate of 30% rather than a treaty rate of 5%. See “Certain Material U.S. Federal Income Tax and Bermuda Tax Considerations—U.S. Subsidiaries and Effectively Connected Income of Non-U.S. Subsidiaries.”

The inability, for any reason, to achieve and maintain an overall income tax rate approximately equal to the rate used in preparing our pro forma financial statements could materially adversely affect our business and our results of operations and would materially adversely alter our pro forma financial information.

A number of our managing directors and other professional employees own rights to participate in the equity value, but not the earnings, in one of the principal operating subsidiaries of our Asset Management business, which could result in those persons receiving additional payments due to future actions with respect to that business.

The managing directors of LAM and other LAM employees hold LAM equity units. These LAM equity units entitle their holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM, including a dissolution or a sale of all or substantially all of the assets of Lazard Group or LAM, a merger of, or sale of all of the interests in, LAM whereby Lazard Group ceases to own a majority of or have the right to appoint a majority of the board of LAM, or a non-ordinary course sale of assets by LAM that exceeds $50 million in value. These persons will not receive LAZ-MD Holdings exchangeable interests in connection with the separation and recapitalization transactions, but will retain their existing LAM equity units.

As a general matter, in connection with a fundamental transaction that triggers the LAM equity units, the holders of the LAM equity units would be entitled in the aggregate to 21.75% of the net proceeds or imputed valuation of LAM in such transaction after deductions for payment of creditors of LAM and the return of capital in LAM. Holders of LAM equity units may not necessarily be employed by us at the time of such event, and to the extent that their units were vested, they would remain entitled to any such payment. As of September 30, 2004, LAM’s capital for these purposes totaled approximately $65 million, of which approximately $13 million was owned by the managing directors and employee members of LAM, with the remainder owned by us through our subsidiaries. On and after January 1, 2006, the board of directors of LAM, a majority of which is appointed by us, may in its discretion, grant, subject to specified vesting conditions, LAM equity interests that include profit rights to managing directors of, and other persons providing services to, LAM, as a portion of their ongoing compensation. The provisions of the LAM limited liability company agreement that govern the LAM equity units may impair our ability to sell assets or securities of LAM in the future or otherwise limit our operational flexibility and could result in a substantial amount of consideration being payable to key employees of our Asset Management business, impairing our ability to retain these persons and adversely affecting our business, results of operations or financial condition.

Risks Related to the Separation

Reorganizing our business from a privately held firm to a publicly traded company may adversely affect our ability to recruit, retain and motivate key employees.

In connection with this offering, the working members will receive LAZ-MD Holdings exchangeable interests that will in the future be effectively exchangeable for shares of our common stock. Our managing directors who are working members will receive these LAZ-MD Holdings exchangeable interests, other than the managing directors of LAM, who will continue to hold their LAM equity units. The ownership of, and the ability to realize equity value from, these LAZ-MD Holdings exchangeable interests and underlying shares of our common stock will not be dependent upon a managing director’s continued employment with our company, and our managing directors will no longer be restricted from leaving Lazard by the potential loss of the value of these membership interests. In addition, assuming these LAZ-MD Holdings exchangeable interests were exchangeable at the time of this offering and were all so exchanged, our managing directors would collectively hold shares of common stock representing approximately           % of the outstanding shares of our common stock immediately after this offering (or approximately           % assuming the underwriters’ overallotment option is exercised in full). These shares of common stock, upon full exchange, will ultimately be a more liquid security than their current membership interests in Lazard Group.

The LAZ-MD Holdings exchangeable interests will be subject to restrictions on transfer and the timing of exchange. Most of these restrictions on the timing of exchange will survive for only a limited period and will permit our managing directors to leave Lazard without losing any of their LAZ-MD Holdings exchangeable interests or underlying shares of common stock. In addition, we have agreed that working members, including our non-LAM managing directors, who had capital interests at Lazard Group that are exchanged in the separation for capital interests in LAZ-MD Holdings will have those LAZ-MD Holdings capital interests redeemed in four equal installments on each of the first four anniversaries of this offering. We expect that, after the separation, our managing directors will hold approximately $             million of the LAZ-MD Holdings redeemable capital interests. For a description of the terms of these exchangeable interests, see “Management—Arrangements with Our Managing Directors—The Retention Agreements.” Consequently, the steps we have taken to encourage the continued service of these individuals after this offering may not be effective.

In addition, after this offering, our managing directors will generally receive less income than they otherwise would have received prior to this offering, and such reduction (or the perception that a reduction will occur) could make it more difficult to retain them. While we believe this offering should promote retention and recruitment, some managing directors and other employees may be more attracted to the benefits of working at a private, controlled partnership and the prospects of becoming a partner. The impact of the separation on our managing director and other employee retention and recruitment is uncertain. For a description of the compensation plan for our senior professionals to be implemented after this offering, see “Management.”

Lazard will be controlled by LAZ-MD Holdings and, through the LAZ-MD stockholders’ agreement, by the working members, whose interests may differ from those of other stockholders.

Upon the completion of this offering, LAZ-MD Holdings will hold our Class B common stock. Pursuant to the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings will individually be entitled to direct LAZ-MD Holdings how to vote their proportionate interest in our Class B common stock on an as-if-exchanged basis. The voting power associated with the Class B common stock is intended to mirror the working members’ indirect economic interest in Lazard Group. After this offering, through the LAZ-MD Holdings stockholders’ agreement, the working members will be effectively able to exercise control over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions, and other matters impacting the working members. This voting power may have the effect of delaying or preventing a change in control of Lazard. See “—We may have potential conflicts of interest with LAZ-MD Holdings and LFCM Holdings with respect to our past and ongoing relationships that could harm our business operations,” “The Separation and Recapitalization Transactions and the Lazard Organizational Structure,” “Management,” “Principal Stockholders,” “Certain Relationships and Related Transactions” and “Description of Capital Stock.”

The historical financial information of Lazard Group contained in this prospectus may not be representative of our results as a separate, independent public company.

Because Lazard Group has operated as a limited liability company that is treated as a partnership for U.S. federal income tax purposes, payments for services rendered by Lazard Group’s managing directors have been accounted for as distributions from members’ capital, or in some cases as minority interest expense. Because Lazard Group historically has operated as an entity treated as a partnership in the U.S., Lazard Group paid little or no taxes on profits in the U.S., other than New York City UBT. As a result, Lazard Group’s operating income has not reflected most payments for services rendered by its managing directors and provision for income taxes has not reflected U.S. corporate federal income taxes.

Reorganizing our business from a privately held firm to a publicly traded company may result in increased administrative and regulatory costs and burdens that are not reflected in the historical financial statements of Lazard Group, which could adversely affect our results of operations. Before 2000, our business was operated under separate and independent firms or private limited companies organized on a country-by-country basis. Starting with the unification of our various Houses under Lazard Group in 2000 and continuing with our transition to a publicly traded company, we have sought and are continuing to implement improvements to our administrative functions, including our compliance and control systems. In addition, as we will be a publicly traded company, we will be implementing additional regulatory and administrative procedures and processes for the purpose of addressing the standards and requirements applicable to public companies, including under the Sarbanes-Oxley Act of 2002 and related regulatory initiatives. The costs of implementing these steps may be significant. While we will be working to integrate and establish these functions and procedures, we cannot assure you that the steps we are taking will all be completed on a satisfactory, cost-efficient or timely basis.

Lazard Group’s businesses, including the separated businesses, also have been able to rely, to some degree, on the earnings, assets and cash flow of each other for capital and cash flow requirements. Accordingly, Lazard Group’s historical results of operations and financial position are not necessarily indicative of the consolidated results of operations and financial position of Lazard Group after completion of the separation. For additional information about the past financial performance and the basis of presentation of the historical financial statements, see “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and the Lazard Group historical financial statements and related notes included elsewhere in this prospectus.

The pro forma financial information in this prospectus may not permit you to predict our costs of operations, and the estimates and assumptions used in preparing our pro forma financial information may be materially different from our actual experience as a separate, independent company.

In preparing the pro forma financial information in this prospectus, we have made adjustments to the historical financial information of Lazard Group based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transactions contemplated by the separation and recapitalization. Some of these adjustments include, among other items, a deduction and charge to earnings of estimated income taxes based on an estimated tax rate, estimated salaries, payroll taxes and benefits for our managing directors. These and other estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience as a separate, independent company. The pro forma financial information in this prospectus does not purport to represent what Lazard’s or Lazard Group’s results of operations would actually have been had Lazard or Lazard Group operated as a separate, independent company during the periods presented, nor do the pro forma data give effect to any events other than those discussed in the unaudited pro forma financial information and related notes. See “Unaudited Pro Forma Financial Information.”

Our financial performance depends on our ability to achieve our target compensation expense.

A key driver of our profitability is our ability to generate revenue while managing our compensation expense levels. During 2002 and 2003, following the hiring of new senior management, we invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of our business. We elected to make distributions to our managing directors that exceeded our net income allocable to members in respect of 2002 and 2003, which we also expect to be the case in 2004.

Following the completion of this offering, we intend to reduce our payments to managing directors, so as to operate at our target level of employee compensation and benefits expense. We cannot assure you, however, that these or other measures will allow us to reach or maintain our target ratio of compensation expense-to-operating revenue in the future. Increased competition for senior professionals, changes in the financial markets generally or other factors could prevent us from reaching this objective. Failure to achieve this target ratio would result in an increase in our compensation expense relative to our revenue that may materially adversely affect our results of operations. For more information on our compensation and benefits expense, see “Unaudited Pro Forma Financial Information.”

Lazard Group and its predecessors have undergone significant transformations in recent years, and we will continue our efforts to transform our business and operations going forward.

Since the unification of the Houses of Lazard in 2000, Lazard Group has experienced a succession of transformative events, including the hiring of Mr. Wasserstein, the retention of new senior management and the hiring or promotion of a large number of new managing directors, as well as this offering and the separation and recapitalization transactions. Lazard Group’s efforts to transform our businesses are expected to continue following the completion of this offering. The continued evolution of Lazard Group may have resulted, and in the future may result, in disruption to the regular operations of our business, including our ability to attract and complete current and future engagement opportunities with clients, increased difficulty in retaining senior professionals and managing and growing our businesses, the occurrence of any of which could materially adversely affect our business, financial condition and results of operations.

The master separation agreement to be entered into among LAZ-MD Holdings, Lazard Group, LFCM Holdings and us will contain cross-indemnification obligations of LAZ-MD Holdings, Lazard Group, LFCM Holdings and us that any party may be unable to satisfy.

The master separation agreement that we intend to enter into with Lazard Group, LAZ-MD Holdings and LFCM Holdings will provide, among other things, that LFCM Holdings generally will indemnify us, Lazard Group and LAZ-MD Holdings for losses that we incur to the extent arising out of, or relating to, the separated businesses and the businesses conducted by LFCM Holdings and losses that we, Lazard Group or LAZ-MD Holdings incur to the extent arising out of or relating to LFCM Holdings’ breach of the master separation agreement. In addition, LAZ-MD Holdings generally will indemnify us, Lazard Group and LFCM Holdings for losses that we incur to the extent arising out of, or relating to, LAZ-MD Holdings’ breach of the master separation agreement. Our ability to collect under the indemnities from LAZ-MD Holdings or LFCM Holdings depends on their financial position. For example, persons may seek to hold us responsible for liabilities assumed by LAZ-MD Holdings or LFCM Holdings. If these liabilities are significant and we are held liable for them, we cannot assure you that we will be able to recover any or all of the amount of those losses from LAZ-MD Holdings or LFCM Holdings should either be financially unable to perform under their indemnification obligations.

In addition, Lazard Group generally will indemnify LFCM Holdings for liabilities related to Lazard Group’s businesses and Lazard Group will indemnify LFCM Holdings and LAZ-MD Holdings for losses that they incur to the extent arising out of or relating to Lazard Group’s or our breach of the master separation agreement. Several of the ancillary agreements that we will enter into together with the master separation agreement also provide for separate indemnification arrangements. For example, under the administrative services agreement, we will provide a range of services to LFCM Holdings after the separation and recapitalization, including information technology, legal and compliance and data processing services, and LFCM Holdings will generally indemnify us for liabilities that we incur arising from the provision of these services absent our intentional misconduct. We may face claims for indemnification from LFCM Holdings and LAZ-MD Holdings under these provisions regarding matters for which we have agreed to indemnify them. If these liabilities are significant, we may be required to make substantial payments, which could materially adversely affect our results of operations.

We will have potential conflicts of interest with LAZ-MD Holdings and LFCM Holdings.

Immediately following this offering, LAZ-MD Holdings will hold approximately           % of our voting power through our single share of Class B common stock and           % of the outstanding Lazard Group common membership interests. In addition, LAZ-MD Holdings’ board of directors will be composed of four individuals, all of whom are managing directors or officers of our company, including our Vice Chairman and our President. The voting and equity ownership of LAZ-MD Holdings and its members, and the service of officers and managing directors of our company as directors of LAZ-MD Holdings, could create conflicts of interest when LAZ-MD Holdings and those directors and officers are faced with decisions that could have different implications for LAZ-MD Holdings and us, including potential acquisitions of businesses, the issuance or disposition of securities by us, the election of new or additional directors of Lazard Ltd, the payment of dividends by Lazard Ltd and Lazard Group, our relationship with LFCM Holdings and other matters. We also expect that LAZ-MD Holdings will manage its ownership of us so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in Lazard Ltd above a majority absent an applicable exemption from the act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of our common stock or securities convertible or exchangeable into shares of our common stock that would dilute LAZ-MD Holdings’ voting power in Lazard.

Since the members of LAZ-MD Holdings will be entitled to individually direct the vote of our Class B common stock on an as-if-exchanged basis and will also own and control LFCM Holdings, their control of LAZ-MD Holdings and the vote of the share of our Class B common stock gives rise to potential conflicts between LFCM Holdings and LAZ-MD Holdings, on the one hand, and our company, on the other hand, as discussed below.

In addition, Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm that may compete with LFCM Holdings’ or our merchant banking fund management activities. See “Certain Relationships and Related Transactions—Certain Relationships with Our Directors, Executive Officers and Employees—Relationships Involving Employee Directors and Executive Officers.”

We may have potential business conflicts of interest with LAZ-MD Holdings and LFCM Holdings with respect to our past and ongoing relationships that could harm our business operations.

Pursuant to the LAZ-MD Holdings stockholders’ agreement, LAZ-MD Holdings will vote the single share of Class B common stock, which immediately following this offering will represent approximately           % of our voting power, as directed by its individual members, all of whom are working members, including managing directors of our business. These same persons will own and control LFCM Holdings, which will hold the separated businesses. In addition, our President will be the Chairman of LFCM Holdings. Conflicts of interest may arise between LFCM Holdings and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefits, indemnification and other matters arising from the separation,

•	intellectual property matters,

•	business combinations involving us,

•	business operations or business opportunities of LFCM Holdings or us that would compete with the other party’s business opportunities, including investment banking by us and the management of merchant banking funds by LFCM Holdings, particularly as some of the managing directors will provide services to LFCM Holdings,

•	the terms of the master separation agreement and related ancillary agreements, including the operation of the merchant banking fund management business and Lazard Group’s option to purchase that business,

•	the nature, quality and pricing of administrative services to be provided by us, and

•	the provision of services by one of our managing directors to LFCM Holdings.

In addition, the administrative services agreement commits us to provide a range of services to LFCM Holdings, which could require the expenditure of significant amounts of time by our management. Our agreements with LAZ-MD Holdings and LFCM Holdings may be amended upon agreement of the parties to those agreements. During the time that we are controlled by LAZ-MD Holdings, LAZ-MD Holdings may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

The use of the “Lazard” brand name by subsidiaries of LFCM Holdings may expose us to reputational harm.

The “Lazard” brand name has over 150 years of heritage, connoting, we believe, world-class professional advice, independence and global capabilities with deeply rooted, local know-how. After the separation, LFCM Holdings will operate as a separate legal entity, and Lazard Group will license to subsidiaries of LFCM Holdings that operate the separated businesses the use of the “Lazard” brand name for certain specified purposes, including in connection with merchant banking fund management and capital markets activities. As these subsidiaries of LFCM Holdings will use the “Lazard” brand name, there is a risk of reputational harm to us if they were to damage the reputation of the “Lazard” brand name. This risk could expose us to liability and also may adversely affect our revenue and our business prospects.

We will be required to pay LAZ-MD Holdings for most of any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions.

Prior to and in connection with this offering, historical partner interests and preferred interests generally will be redeemed for cash. In addition, LAZ-MD Holdings exchangeable interests may, in effect, be exchanged in the future for shares of our common stock. The redemption and the exchanges will result in increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our interest in Lazard Group that otherwise would not have been available to us. We expect that these increases in tax basis will reduce the amount of tax that we might otherwise be required to pay in the future. We intend to enter into a tax receivable agreement with LAZ-MD Holdings that will provide for the payment by us to LAZ-MD Holdings or its assignee of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivables agreement. We expect to benefit from the remaining 15% of cash savings, if any, in income or franchise tax that we realize. We will have the right to terminate the tax receivable agreement at any time for an amount based on an agreed value of certain payments remaining to be made under the tax receivable agreement at such time. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our interest in Lazard Group, during the 15-year amortization periods for most of these increases in tax basis, the payments that we may make to LAZ-MD Holdings or its assignee could be substantial. See “The Separation and Recapitalization Transactions and the Lazard Organizational Structure—The Separation and Recapitalization Transactions—The Recapitalization of LAZ-MD Holdings and Lazard Group—The Redemption of the Historical Partners’ Interests,” and “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.”

The separation and recapitalization transactions may be challenged by creditors as a fraudulent transfer or conveyance.

While we do not believe that any of the separation and recapitalization transactions will result in a fraudulent conveyance or transfer, if a court in a suit by an unpaid creditor or representative of creditors of Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings, such as a trustee in bankruptcy, or Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings itself, as debtor-in-possession in a reorganization case under Title 11 of the U.S. Bankruptcy Code, were to find that:

•	any of the separation and recapitalization transactions (or any related transactions) were undertaken for the purpose of hindering, delaying or defrauding creditors of Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable), or

•

Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) received less than reasonably equivalent value or fair consideration in connection with any of the separation and recapitalization transactions and (i) Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) was insolvent immediately prior to, or was rendered insolvent by, the separation or recapitalization transactions, (ii) Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) immediately prior to, or as of the effective time of, the completion of any of the separation and recapitalization transactions, and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due, or (iii) the capital of Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as

applicable) immediately prior to or, at the effective time of, the completion of any of the separation and recapitalization transactions, and after giving effect thereto, was inadequate to conduct its business, then that court could determine that any of the separation and recapitalization transactions violated applicable provisions of the U.S. Bankruptcy Code or applicable state fraudulent transfer or conveyance laws. This determination would permit the bankruptcy trustee, debtor-in-possession or unpaid creditors to rescind the separation or recapitalization transactions, to subordinate or render unenforceable the debt incurred in furtherance thereof, or to require Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings or the historical partners, as the case may be, to fund liabilities for the benefit of creditors.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation,

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured, or

•	it is generally not paying its debts as they become due.

Similar provisions would also apply in any other jurisdiction in which the separation and recapitalization transactions take effect.

Investment Company Act considerations.

We do not believe that Lazard Ltd will be an “investment company” under the Investment Company Act after completion of the separation and recapitalization, because Lazard Ltd owns a majority of the voting power of Lazard Group. If Lazard Ltd were to cease participation in the management of Lazard Group or not have a majority of the voting power of Lazard Group, its interest in Lazard Group could be deemed an “investment security” for purposes of the Investment Company Act. Similarly, we do not believe that LAZ-MD Holdings will be an “investment company” under the Investment Company Act after completion of the separation and recapitalization, because LAZ-MD Holdings will initially hold a majority of Lazard Ltd’s voting power through our Class B common stock, and Lazard Ltd owns a majority of the voting power of Lazard Group. If LAZ-MD Holdings ceases to hold a majority of the voting power of Lazard Ltd, or Lazard Ltd ceases to hold a majority of the voting power of Lazard Group, LAZ-MD Holdings’ interests in Lazard Group could be deemed an “investment security” for purposes of the Investment Company Act. Generally, a person is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. Following this offering, Lazard Ltd will have no material assets other than direct and indirect ownership of approximately           % of the Lazard Group common membership interests and its controlling interest in Lazard Group. A determination that this investment was an investment security could result in Lazard Ltd being an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act. Similarly, LAZ-MD Holdings will have no material assets other than its ownership of Lazard Group common membership interests, our Class B common stock and cash. A reduction of LAZ-MD Holdings’ voting power in Lazard Ltd to less than a majority or a determination that the Lazard Group common membership interests is an investment security could result in LAZ-MD Holdings being an investment company under the Investment Company Act, unless an exemption is available, and becoming subject to the registration and other requirements of the Investment Company Act.

We intend to conduct our operations, and expect that LAZ-MD Holdings will conduct its operations, so that neither Lazard Ltd nor LAZ-MD Holdings, respectively, is deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would cause Lazard Ltd or LAZ-MD Holdings to be deemed to be an investment company under the Investment Company Act, restrictions imposed by the Investment Company Act, including limitations on our or its capital structure and our or its ability to transact business with affiliates (including LAZ-MD Holdings or us, as the case may be), could make it impractical for us to continue our business as currently conducted, could impair the agreements and arrangements, including the master separation agreement and related agreements and the transactions contemplated by those agreements, between and among Lazard Ltd, LAZ-MD Holdings, Lazard Group and LFCM Holdings or any of them and could materially adversely affect our business, financial condition and results of operations.

Risks Related to the Offering

There has not previously been a public market for our securities.

Prior to this offering, there has been no public market for our securities, including our common stock, or those of Lazard Group. Although we intend to file an application to have our common stock listed on the NYSE, we cannot assure you that such application will be approved, or that an active public market will develop for the common stock. The price of our common stock in this offering will be determined through negotiations between us and the underwriters. The negotiated price of this offering may not be indicative of the market price of the common stock after this offering. The market price of the common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations,

•	success of operating strategies, and our perceived prospects and the financial services industry in general,

•	realization of any of the risks described in this section,

•	failure to be covered by securities analysts or failure to meet securities analysts’ expectations, and

•	decline in the stock prices of peer companies.

As a result, shares of our common stock may trade at prices significantly below the price of this offering. Declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our managing directors and other key professional employees.

You will experience immediate and substantial dilution in the book value of your common stock.

Purchasers of our common stock offered pursuant to this prospectus (assuming the exchange of all outstanding Lazard Group common membership interests and related issuance of shares of common stock) will experience an immediate dilution in net tangible book value of $           per share of common stock purchased. Accordingly, should we be liquidated at its book value, investors would not receive the full amount of their investment. See “Dilution.”

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

Sales of substantial amounts of our common stock by our managing directors and others, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities. See “Shares Eligible for Future Sale.” Upon

consummation of this offering, there will be                  shares of common stock outstanding (or                  shares of common stock if the underwriters exercise their over-allotment option in full). Of these shares of common stock,                  shares of common stock sold in this offering (or                  shares of common stock if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the “Securities Act,” unless such shares are held by an affiliate. The remaining                  shares of common stock generally will be available for future sale upon the expiration or waiver of transfer restrictions applicable to such restricted shares or registration of those shares. In addition,                  shares of our common stock will, after this offering, be issuable upon the full exchange of the LAZ-MD Holdings exchangeable interests, which will be entitled to registration rights under the terms of the LAZ-MD Holdings stockholders’ agreement. In light of the number of shares of our common stock issuable in connection with the full exchange of the LAZ-MD Holdings exchangeable interests and the securities to be issued in the additional financing transactions, the price of our common stock may decrease and our ability to raise capital through the issuance of equity securities may be adversely impacted as these exchanges occur and transfer restrictions lapse.

As reflected in the table below, LAZ-MD Holdings exchangeable interests will be effectively exchangeable into common stock, and thereafter that common stock will become available for sale in significant numbers. In addition, LAZ-MD Holdings and we have the right to cause the holders of LAZ-MD Holdings exchangeable interests to exchange all such remaining interests during the 30-day period following the ninth anniversary of this offering. The stockholders’ committee will have the ability to accelerate the exchangeability of these LAZ-MD Holdings exchangeable interests in some circumstances, with the prior approval of our board of directors, and may waive the transfer restrictions. For a discussion of these exchange and transfer restrictions, see “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.” We expect to register the shares received by the working members pursuant to the exchange for resale by such persons from time to time as well. Persons exchanging their LAZ-MD Holdings exchangeable interests are likely to sell all or a portion of their common stock promptly after exchange to provide liquidity to cover any taxes that may be payable upon such exchange or in response to the reduction in their income in connection with our transition to a public company or to diversify their portfolios.

The following table reflects the timetable for exchangeability of the LAZ-MD Holdings exchangeable interests assuming continued employment of the current managing directors, although exchangeability may be accelerated under certain circumstances as described in “Management—Arrangements with Our Managing Directors—The Retention Agreements—LAZ-MD Holdings Exchangeable Interests” and “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings —Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.”

Anniversary of offering	Number of additional shares of common stock that are expected to become available for exchange under LAZ-MD Holdings exchangeable interests
First
Second
Third
Fourth
Fifth
Sixth
Seventh
Eighth

See “Shares Eligible for Future Sale.”

In addition, we expect that the additional financing transactions will include securities exchangeable into              shares of our common stock beginning on the              anniversary of the consummation of this offering.

Our only material asset after completion of this offering will be our indirect interests in Lazard Group, and we are accordingly dependent upon distributions from Lazard Group to pay dividends and taxes and other expenses.

Lazard Ltd will be a holding company and will have no material assets other than the indirect ownership of approximately         % of the common membership interests in Lazard Group that we will acquire in connection with this offering and our holding of a controlling interest in Lazard Group through our managing member position in an entity that is the managing member of Lazard Group. We have no independent means of generating revenue. Our wholly-owned subsidiaries will incur income taxes on their proportionate share of any net taxable income of Lazard Group in their respective tax jurisdictions. We intend to cause Lazard Group to make distributions to its members, including our wholly-owned subsidiaries, in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that our subsidiaries need funds to pay taxes on their share of Lazard Group’s net taxable income, or if Lazard Ltd needs funds for any other purpose, and Lazard Group is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our business, financial condition or results of operations. See “Dividend Policy.”

We may issue preferred stock and our bye-laws and Bermuda law may discourage takeovers, which could affect the rights of holders of our common stock.

Following this offering, the ownership of the Class B common stock will give LAZ-MD Holdings and, through the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings, voting control of us and will have the effect, among other things, of preventing a change in control of us without LAZ-MD Holdings’ consent. Additionally, following this offering, our board of directors will have the authority to issue up to              shares of preferred stock without any further vote or action by the stockholders, in accordance with the provisions of our bye-laws. Since the preferred stock could be issued with liquidation, dividend and other rights superior to those of the common stock, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, the provisions of our bye-laws including our classified board and the ability of stockholders to remove directors only for cause, and of Bermuda law could have the effect of delaying or preventing a change in control of us. See “Description of Capital Stock.”

We are incorporated in Bermuda, and a significant portion of our assets are located outside the U.S. As a result, it may not be possible for stockholders to enforce civil liability provisions of the U.S. federal or state securities laws.

We are organized under the laws of Bermuda, and a significant portion of our assets are located outside the U.S. It may not be possible to enforce court judgments obtained in the U.S. against us in Bermuda, or in countries other than the U.S. where we have assets, based on the civil liability provisions of the federal or state securities laws of the U.S. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the U.S. or would hear actions against us or those persons based on those laws. We have been advised by our legal advisors in Bermuda that the U.S. and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries other than the U.S. where we have assets.

Bermuda law differs from the laws in effect in the U.S. and may afford less protection to stockholders.

Our stockholders may have more difficulty protecting their interests than would stockholders of a corporation incorporated in a jurisdiction of the U.S. As a Bermuda company, we are governed by the Companies Act 1981, as amended, which we refer to as the “Companies Act.” The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and stockholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, stockholder lawsuits and indemnification of directors. See “Description of Capital Stock.”

Under Bermuda law, the duties of directors and officers of a company are generally owed to the company only. Stockholders of Bermuda companies generally do not have rights to take action against directors or officers of the company, and may only do so in limited circumstances. Officers of a Bermuda company must, in exercising their powers and performing their duties, act honestly and in good faith with a view to the best interests of the company and must exercise the care and skill that a reasonably prudent person would exercise in comparable circumstances. Directors have a duty not to put themselves in a position in which their duties to the company and their personal interests may conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director or officer of a Bermuda company is found to have breached his duties to that company, he may be held personally liable to the company in respect of that breach of duty. A director may be liable jointly and severally with other directors if it is shown that the director knowingly engaged in fraud or dishonesty. In cases not involving fraud or dishonesty, the liability of the director will be determined by the Bermuda courts on the basis of their estimation of the percentage of responsibility of the director for the matter in question, in light of the nature of the conduct of the director and the extent of the causal relationship between his conduct and the loss suffered.

In addition, our bye-laws contain a broad waiver by our stockholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of stockholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors.”

These risks and uncertainties are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our business’ possible or assumed future results of operations and operating cash flows,

•	our business’ strategies and investment policies,

•	our business’ financing plans and the availability of short-term borrowing,

•	our business’ competitive position,

•	potential growth opportunities available to our business,

•	the recruitment and retention of our managing directors and employees,

•	our expected levels of compensation,

•	our business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

•	the likelihood of success and impact of litigation,

•	our expected tax rate,

•	changes in interest and tax rates,

•	our expectation with respect to the economy, securities markets, the market for mergers and acquisitions activity, the market for asset management activity and other industry trends,

•	the benefits to our business resulting from the effects of the separation and recapitalization transactions, including this offering and the additional financing transactions,

•	the effects of competition on our business, and

•	the impact of future legislation and regulation on our business.

THE SEPARATION AND RECAPITALIZATION TRANSACTIONS AND

THE LAZARD ORGANIZATIONAL STRUCTURE

Pursuant to the series of transactions to be undertaken in connection with the separation and recapitalization, Lazard Ltd will acquire control over the operations and management of Lazard Group, including our business. These transactions, as well as the organizational structure of Lazard giving effect to these transactions and this offering, are described below.

Because one of the primary purposes of this offering, the additional financing transactions and the proposed restructuring of Lazard’s operations is to facilitate the redemption of the interests of the historical partners, the representatives of the historical partners on the Lazard Group board of directors do not intend to and will not take any action with respect to these matters. Accordingly, we expect to obtain Lazard Group board approval of these matters on the closing date of this offering after representatives of the historical partners on the Lazard Group board of directors have resigned from the board of directors. The completion of this offering will not occur unless a Lazard Group board approval is obtained. We expect that the directors of Lazard Group that are not resigning will agree, subject to their fiduciary duties, to support and approve the separation and recapitalization transactions, including this offering, prior to or simultaneously with the execution of the underwriting agreement relating to this offering. The final determination as to the completion, timing, structure and terms of these transactions and this offering will be based on financial and business considerations and prevailing market conditions. Pursuant to the master separation agreement that we intend to enter into regarding the separation and recapitalization transactions, Lazard Group has the sole discretion to determine whether or not to complete these transactions and this offering and, if it decides to complete these transactions, the timing of this offering.

The Separation and Recapitalization Transactions

The Separation

Lazard Group currently conducts our business and the separated businesses through its subsidiaries. Prior to the closing of this offering, Lazard Group will transfer the separated businesses from Lazard Group to LFCM Holdings. The separated businesses consist of:

•	all of Lazard Group’s capital markets business, comprised of its equity, fixed income and convertibles sales and trading, broking, research and underwriting services,

•	Lazard Group’s merchant banking fund management activities other than its existing merchant banking business in France, and

•	specified non-operating assets and liabilities.

This separation will be effected by, among other things, forming LAZ-MD Holdings as the new holding company for Lazard Group, placing the separated businesses into LFCM Holdings and distributing all of the interests in LFCM Holdings to LAZ-MD Holdings. Lazard Group will retain all of our businesses, consisting primarily of our Financial Advisory and Asset Management businesses. Immediately after the separation, all of the persons who were members of Lazard Group prior to the formation will be members of LAZ-MD Holdings and will cease to hold any membership interests in Lazard Group, all of which will be held by LAZ-MD Holdings. After the recapitalization is completed, LAZ-MD Holdings will then distribute all of the LFCM Holdings interests to its members, such that after this distribution, LFCM Holdings will be wholly-owned by the working members, including our managing directors who are members of LAZ-MD Holdings.

The Recapitalization of LAZ-MD Holdings and Lazard Group

In connection with the separation, LAZ-MD Holdings and Lazard Group will effect a recapitalization of their companies. The recapitalization has three principal parts—this offering and the additional financing transactions, the redemption of the historical partner interests and redeemable preferred stock and the issuance of the LAZ-MD Holdings exchangeable interests.

This Offering and the Additional Financing Transactions

This offering is part of the recapitalization. We will use the net proceeds from this offering to acquire our controlling interest in Lazard Group and             % of the common membership interests in Lazard Group. Lazard Group will use the proceeds from our acquisition of Lazard Group common membership interests as described below in “—The Redemption of the Historical Partners’ Interests.”

In addition to this offering, we intend to complete the additional financing transactions, which we expect to result in estimated net proceeds of approximately $                    . The terms of the additional financing transactions have not yet been finalized. The completion of the additional financings and this offering will be conditioned upon the completion of each of the other financings.

The Redemption of the Historical Partners’ Interests

Lazard Group currently has three general classes of membership interests:

•	the working member interests, which are owned by working members and consist of capital and the right to participate in profit and goodwill of Lazard Group,

•	the historical partner interests, which are owned by the historical partners and consist of capital and the right to participate in profit and goodwill of Lazard Group, and

•	the mandatorily redeemable preferred interests, which are owned by certain of the historical partners and consist of the right to a preferred dividend of 8% per annum and a fixed liquidation amount.

In general, “capital” represents amounts invested in Lazard Group by its members and is subject to repayment at a fixed amount equal to its par value upon the occurrence of fundamental corporate events involving Lazard Group, such as a sale of all or substantially all of the assets of Lazard Group, and under selected other circumstances. The right to participate in goodwill represents the right to share in the net proceeds of fundamental corporate events, after payment of creditors, repayment of the liquidation amount of the preferred interest and the return of capital. The right to participate in profit represents the right to share generally in Lazard Group’s profits and losses, other than in connection with these fundamental corporate events.

The historical partner interests generally are entitled to approximately 36.1% of the profits and 44.4% of the goodwill, with the working member interests entitled to the remaining profit and goodwill. The historical partner interests are entitled to approximately $585 million of capital. The preferred interests have an aggregate liquidation amount of approximately $100 million.

In recent years, in connection with the retention of our new management team and in an effort to reinvest in the intellectual capital of our business, Lazard Group invested significant amounts in the recruitment and retention of senior professionals. This investment resulted in less short-term cash being distributed in respect of the historical partner interests. As a general matter, the historical partners had less of an interest in reinvesting in the business and a greater interest in maximizing cash distributions than the working members, which led to a divergence of interests concerning the management and future direction of the business. In order to better align the interests of all owners of Lazard and to better position it to capitalize on its long-term strategic goals, the proceeds of this offering and the additional financings will be used primarily to redeem the historical partner interests and preferred interests.

As part of the recapitalization transactions, historical partner interests and preferred interests generally will be redeemed for cash. The following table illustrates the redemption price to be paid in respect of the historical partner interests and preferred interests upon the consummation of the offering:

Redemption Price by Class of Interests Held ($ in millions)
Historical Partner Interests
Historical Partner Group	Capital	Profit/Good- will Rights	Preferred Interests	Aggregate Redemption Price
Founding families, including former chairman Michel David-Weill, and Eurazeo S.A.
Other former working members
Bruce Wasserstein
Other current working members
Total

As indicated above, some of the working members also hold historical partner interests. This means that in addition to their working member interests,                      of Lazard Group’s current managing directors, including our Chairman and Chief Executive Officer, and                      of our former managing directors, also hold historical partner interests. Our Chairman and Chief Executive Officer purchased his historical partner interest from an affiliate of Michel David-Weill in connection with his retention as the Head of Lazard and Chairman of the Executive Committee in January 2002.

The working members who hold historical partner interests will, at their option, either be redeemed for cash in the redemption or will exchange their historical partner interests for shares of our common stock. Mr. Wasserstein, who owns substantially all of the historical partner interests held by current working members, has elected to exchange his historical partner interest for shares of our common stock. Any working member who elects to exchange his or her historical partner interests for shares of our common stock will be entitled to receive the number of shares of our common stock (valued at the price per share in this offering) equal in value to the aggregate price that such working member would have been able to receive in cash in the redemption. The exchange of these historical partner interests for shares of our common stock will be effected by the working members contributing their historical partner interests to a newly formed corporation, and then exchanging the shares of that corporation with Lazard Ltd for shares of our common stock.

Immediately after the redemption and the completion of this offering, Lazard Group common membership interests will be held only by LAZ-MD Holdings and by us, and LAZ-MD Holdings will be owned by working members.

Issuance of LAZ-MD Holdings’ Interests

In connection with the formation of LAZ-MD Holdings as the new holding company in the separation, the working members will be issued a class of exchangeable membership interests in LAZ-MD Holdings in addition to their other interests in LAZ-MD Holdings. Each of these LAZ-MD Holdings exchangeable interests will be effectively exchangeable on a one-for-one basis for a share of our common stock. These LAZ-MD Holdings exchangeable interests are, at the working member’s election, effectively exchangeable for shares of our common stock on the eighth anniversary of this offering. In addition, the LAZ-MD Holdings exchangeable interests held by our working members who continue to provide services to us or LFCM Holdings pursuant to the retention agreements will, subject to certain conditions, generally be effectively exchangeable for shares of our common stock in equal increments on and after each of the third, fourth and fifth anniversaries of this offering. LAZ-MD Holdings and Lazard also have the right to cause the holders of LAZ-MD Holdings exchangeable interests to exchange all such remaining interests during the 30-day period following the ninth anniversary of this offering. Pursuant to the master separation agreement, a stockholders’ committee will be formed and will have the ability to accelerate the exchangeability of these LAZ-MD Holdings exchangeable interests, with the prior approval of our board of directors. See “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.” As these exchanges are effected, Lazard Ltd (or one of its wholly-owned subsidiaries) will receive the Lazard Group common membership interest underlying the exchanged LAZ-MD Holdings exchangeable interest formerly held by LAZ-MD Holdings, and the voting power of LAZ-MD Holdings’ Class B common stock will adjust on a proportionate basis so as to maintain LAZ-MD Holdings’ voting power in Lazard at the level of its interest in Lazard Group common membership interests. Upon full exchange of all LAZ-MD Holdings exchangeable interests for shares of our common stock, LAZ-MD Holdings’ Class B common stock would cease to be outstanding, and all of the Lazard Group common membership interests formerly owned by LAZ-MD Holdings would be owned indirectly by Lazard.

LAZ-MD Holdings has the right to cause the exchange of the LAZ-MD Holdings exchangeable interests held by a member into the underlying Lazard Group common membership interests, in which case the former LAZ-MD Holdings member would hold the Lazard Group common membership interest directly. If LAZ-MD Holdings exercises that right, the Lazard Group common membership interest received in the exchange would continue to be exchangeable for shares of our common stock at the same time, and on the same terms and conditions, as the exchanged LAZ-MD Holdings exchangeable interest, the voting power of the Class B common stock would not be reduced to reflect the exchange until that Lazard Group common membership interest is further exchanged for shares of our common stock, and the person holding the Lazard Group common membership interests would retain the right to instruct LAZ-MD Holdings how to vote the portion of the Class B common stock’s voting power that is associated with that Lazard Group common membership interest on an as-if-exchanged basis. On or prior to the third anniversary of this offering, LAZ-MD Holdings intends to cause the exchange to Lazard Group common membership interests of all LAZ-MD Holdings exchangeable interests held by members of LAZ-MD Holdings for whom the exchange into Lazard Group common membership interests will not give rise to significant tax consequences in order to address potential Investment Company Act concerns raised by MD Holdings’ holdings of Lazard Group common membership interests. The Lazard Group common membership interests would continue to be exchangeable into shares of our common stock as described above.

In addition, working members who had capital underlying their working member interests at Lazard Group prior to the separation will hold equivalent amounts of capital interests at LAZ-MD Holdings. Pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings, LAZ-MD Holdings has agreed to redeem all of these capital interests in four equal installments on each of the first four anniversaries of this offering. The redemption of these capital interests will be funded by cash available to LAZ-MD Holdings, which may include a portion of the net proceeds of this offering and the additional financing transactions and from distributions to LAZ-MD Holdings in respect of its Lazard Group common membership interests.

We expect that, immediately following the recapitalization, our managing directors who are members of LAZ-MD Holdings will collectively hold             % of the outstanding LAZ-MD Holdings

exchangeable interests and $                     of the redeemable capital interests, with the balance of the LAZ-MD Holdings exchangeable interests held by other Lazard Group working members who are former managing directors of Lazard Group or managing directors who will become managing directors of LFCM Holdings and the remaining $                     of redeemable capital interests held by managing directors of LFCM Holdings. Assuming that all such LAZ-MD Holdings exchangeable interests were exchangeable and were fully exchanged, immediately following this offering, our managing directors would hold                      shares of our common stock, representing approximately             % of our outstanding common stock.

Lazard Ownership Structure after the Separation and Recapitalization Transactions

Immediately after this offering and the recapitalization, we will hold                      Lazard Group common membership interests, representing approximately             % of the outstanding Lazard Group common membership interests. We will hold our Lazard Group common membership interests through two or more direct or indirect wholly-owned subsidiaries. One of those subsidiaries will be a Delaware corporation that will own a majority of our Lazard Group common membership interests. Following this offering, our only material business will be to hold these interests and to act indirectly as the managing member of Lazard Group. As a result of our controlling interest in Lazard Group, we will consolidate Lazard Group’s financial results.

Immediately after this offering, LAZ-MD Holdings will hold the Class B common stock, representing approximately             % of the voting power of our company. Pursuant to the LAZ-MD Holdings stockholders’ agreement, LAZ-MD Holdings will agree to vote its Class B common stock on any matter involving the vote or consent of our stockholders in accordance with the instructions of its members, with each member that is party to the agreement entitled to instruct LAZ-MD Holdings how to vote the portion of the Class B common stock’s voting power that is associated with his or her then-outstanding LAZ-MD Holdings exchangeable interests on an as-if-exchanged basis. For example, if a working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of our common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. As a result, the working members, together with LAZ-MD Holdings, will be able to initially control the election of Lazard Ltd’s directors. For a further discussion, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.”

Immediately after this offering, LAZ-MD Holdings will also hold approximately             % of the Lazard Group common membership interests, with the remaining Lazard Group common membership interests held by Lazard Ltd through direct or indirect wholly-owned subsidiaries. Following this offering, LAZ-MD Holdings’ membership interests in Lazard Group will be accounted for as a minority interest in our financial statements. LAZ-MD Holdings will not have any voting rights in respect of its Lazard Group common membership interests, other than limited consent rights concerning amendments to the terms of its Lazard Group common membership interests.

We also intend to grant participatory interests in Lazard Group to certain of our current and future managing directors in connection with the separation and recapitalization transactions, which are described under “Management—Arrangements with Our Managing Directors—The Retention Agreements.”

We anticipate that Lazard Ltd will be structured as a partnership for U.S. federal income tax purposes, though Lazard Ltd will be organized as a company under Bermuda law. We intend to operate our business in a manner that does not result in the allocation of any income or deductible expenses to our stockholders, other than amounts that we distribute to our stockholders.

The graphic below illustrates the expected ownership structure of Lazard Ltd and Lazard Group after completion of the separation and recapitalization transactions. It does not reflect the various minority interests of, or subsidiaries held by, Lazard Group and LAZ-MD Holdings, the exercise of the underwriters’ over-allotment option or the results of any exchange of Lazard Group common membership interests for our common stock. As a result, the LAM equity units granted by LAM to its managing directors and employees are not reflected. In addition, it does not include the separated businesses, which will be separated from Lazard Group in the separation. After the completion of the separation, LFCM Holdings will be wholly-owned by the working members, including our managing directors.

Expected Ownership Structure Immediately After Completion

of the Separation and Recapitalization Transactions

*	Lazard Ltd will hold its common membership interests in Lazard Group through direct or indirect wholly-owned subsidiaries and will hold its controlling interest in Lazard Group through a managing member position in an entity that is the managing member of Lazard Group.

Lazard Group common membership interests issued to LAZ-MD Holdings will be effectively exchangeable from time to time after this offering for shares of our common stock on a one-for-one basis pursuant to an exchange of the LAZ-MD Holdings exchangeable interests for shares of our common stock. As these exchanges for shares of our common stock are effected, the voting power of LAZ-MD Holdings’ Class B common stock will be reduced on a proportionate basis so as to maintain LAZ-MD Holdings’ voting power in Lazard Ltd at the level of its interest in Lazard Group common membership interests. Assuming full exchange of the Lazard Group common membership interests that LAZ-MD Holdings holds immediately after the closing of this offering, all of our outstanding common stock would be held by persons who acquire such shares in this offering and our working members. LAZ-MD Holdings and we have the right to cause the holders of LAZ-MD Holdings exchangeable interests, and holders of Lazard Group common membership interests formerly held by LAZ-MD Holdings, to exchange all such remaining interests during the 30-day period following the ninth anniversary of this offering.

We expect that Lazard Ltd will be operated as a holding company for Lazard Group common membership interests on behalf of our stockholders. In order to maintain Lazard Ltd’s economic interest in Lazard Group, any net proceeds received by us from any subsequent issuances of shares of our common stock generally will be contributed to Lazard Group in exchange for Lazard Group common membership interests in equal number to such number of shares of our common stock.

The graphic below illustrates the expected pro forma ownership structure of Lazard Ltd and Lazard Group immediately after this offering assuming the exchange of all LAZ-MD Holdings exchangeable interests occurred.

Expected Ownership Structure After Full Exchange

*	Lazard Ltd will hold its common membership interests in Lazard Group through direct or indirect wholly-owned subsidiaries and will hold its controlling interest in Lazard Group through a managing member position in an entity that is the managing member of Lazard Group.

As discussed above, after completion of the separation and recapitalization transactions, LFCM Holdings will be a separate company that is owned by the working members and will hold the separated businesses.

Distributions by Lazard Group with respect to Lazard Group Common Membership Interests

Lazard Group distributions in respect of Lazard Group common membership interests will be allocated to holders of Lazard Group common membership interests on a pro rata basis. As we will hold             % of the outstanding Lazard Group common membership interests immediately after this offering, we will receive approximately             % of the aggregate distributions in respect of the Lazard Group common membership interests.

After this offering, Lazard Group intends to make pro rata distributions to holders of Lazard Group common membership interests in order to fund any dividends we may declare on our common stock. Accordingly, LAZ-MD Holdings also will receive equivalent amounts pro rata based on its Lazard Group ownership interests. LAZ-MD Holdings initially expects to use its share of these distributions, along with other cash resources, to fund LAZ-MD Holdings’ obligation to redeem its capital interests over time pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings and for general corporate purposes. However, after the third anniversary of this offering, pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings, LAZ-MD Holdings will, subject to the terms of LAZ-MD Holdings’ operating agreement and the determination of its board, distribute an allocable share of these distributions to then-current managing directors of our and LAZ-MD Holdings’ businesses who were managing directors at the time of this offering. These distributions by LAZ-MD Holdings are intended to give those managing directors an amount equal to the dividend they would have received had they exchanged their entire LAZ-MD Holdings exchangeable interests for shares of our common stock at that time.

In addition, Lazard Group intends to make pro rata distributions to us (or our subsidiaries) and LAZ-MD Holdings in respect of income taxes Lazard Ltd (or our subsidiaries) and the members of LAZ-MD Holdings incur as a result of holding Lazard Group common membership interests based on an effective tax rate that Lazard Group will calculate. This effective tax rate will be the higher of the effective income and franchise tax rate applicable to Lazard Ltd subsidiaries that hold the Lazard Group common membership interests and the weighted average income tax rate (based on income allocated) applicable to LAZ-MD Holdings’ members, determined in accordance with LAZ-MD Holdings’ operating agreement. LAZ-MD Holdings will use these distributions to make distributions to its members in respect of income taxes that those members incur as a result of LAZ-MD Holdings holding Lazard Group common membership interests. As we anticipate that the weighted average tax rate applicable to LAZ-MD Holdings’ members will exceed the rate applicable to Lazard Ltd’s subsidiaries, we expect that distributions to Lazard Ltd’s subsidiaries will exceed taxes actually payable by those subsidiaries. Immediately prior to the third anniversary of the consummation of this offering, and for each period during which such excess cash is outstanding thereafter, we expect to issue dividends to our stockholders of this excess amount.

In the event that LAZ-MD Holdings shall cause the exchange of LAZ-MD Holdings exchangeable interests for Lazard Group common membership interests, the terms of the Lazard Group common membership interests held by any former member of LAZ-MD Holdings who was so forced to exchange will mirror the distribution rights that such person would have received had he or she continued to hold the LAZ-MD Holdings exchangeable interests.

Except as described above, we do not expect that Lazard Group will make any distributions in respect of Lazard Group common membership interests after this offering. However, this policy is subject to change as described in “Dividend Policy.”

You should read “Risk Factors—Risks Related to the Separation,” “Certain Relationships and Related Transactions” and “Description of Capital Stock” for additional information about our corporate structure and the risks posed by the structure.

USE OF PROCEEDS

The net proceeds from this offering and the additional financing transactions will ultimately be used by Lazard Group primarily to redeem membership interests held by the historical partners for an aggregate redemption price of approximately $1.6 billion, as described in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.” In addition, an estimated $150 million of additional net proceeds will be transferred to LAZ-MD Holdings and LFCM Holdings. These funds will be available to fund the operating requirements of the separated businesses, as well as LAZ-MD Holdings’ obligation to redeem its capital interests over time pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings and for general corporate purposes. Any remaining amount of net proceeds, including any net proceeds that may be received as a result of the exercise of the underwriters’ over-allotment option, will be retained by Lazard Group for its general corporate purposes.

Based upon an initial public offering price of $             per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering of $             (or $             if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated expenses payable in connection with this offering and the related transactions. See “Underwriting.”

Lazard Ltd will contribute, indirectly through our wholly-owned subsidiaries, all of the net proceeds of this offering to Lazard Group in exchange for the issuance of                      Lazard Group common membership interests, representing             % of the outstanding Lazard Group common membership interests (or a total of                      Lazard Group common membership interests, representing             % of the outstanding Lazard Group common membership interests, assuming that the underwriters’ over-allotment option is exercised in full), and for our controlling interest in Lazard Group. The price of each of the Lazard Group common membership interests that we acquire will equal the amount of net proceeds per share that we receive from this offering. Lazard Group will, in turn, use the net proceeds as described above.

DIVIDEND POLICY

Lazard Ltd has not declared or paid any cash dividends on our common equity since our inception. Subject to compliance with applicable law, we currently intend to declare quarterly dividends on all outstanding shares of our common stock and expect our initial quarterly dividend to be approximately $             per share, payable in respect of the              quarter of 2005. We expect that the initial dividend will be prorated for the portion of that quarter following the closing of this offering. The Class B common stock will not be entitled to dividend rights.

The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the actual future earnings, cash flow and capital requirements of our company, the amount of distributions to us from Lazard Group and the discretion of our board of directors. Our board of directors will take into account:

•	general economic and business conditions,

•	the financial results of our company and Lazard Group,

•	capital requirements of our company and our subsidiaries (including Lazard Group),

•	contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries (including Lazard Group) to us, and

•	such other factors as our board of directors may deem relevant.

We are a holding company and have no direct operations. As a result, we will depend upon distributions from Lazard Group to pay any dividends. We expect to cause Lazard Group to pay distributions to us in order to fund any such dividends, subject to applicable law. In addition, as managing directors and other members of LAZ-MD Holdings convert their interests into shares of common stock, they will also have a proportionate interest in the excess cash held by us to the extent that we retain excess cash balances or acquire additional assets with excess cash balances. For a discussion of Lazard Group’s intended distribution policy, see “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common stock and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

DILUTION

As of September 30, 2004, our pro forma net tangible book value was approximately $                     million, or approximately $             per share of common stock. Net tangible book value per share of common stock represents total consolidated tangible assets less total consolidated liabilities, divided by the aggregate number of shares of common stock outstanding (excluding shares of common stock to be issued as a result of this offering), assuming the exchange of all Lazard Group common membership interests to be issued to LAZ-MD Holdings for                      shares of our common stock on a one-for-one basis. Shares of common stock outstanding do not include approximately                      shares of restricted common stock to be awarded to employees and our directors and shares of common stock that may be awarded in the future under our Equity Incentive Plan. After giving effect to our sale of                      shares of common stock in this offering, and assuming an estimated initial public offering price of $             per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2004 would have been approximately $            , or $             per share of common stock. This represents an immediate dilution to new investors in our common stock of approximately $             per share.

The following table illustrates this per share dilution (assuming that the underwriters do not exercise their over-allotment option, in whole or in part):

Initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2004	$
Increase in pro forma net tangible book value per share attributable to the sale of shares in this offering

Pro forma net tangible book value per share after this offering		$

Pro forma dilution per share to new investors assuming full exchange of all Lazard Group common membership interests held by LAZ-MD Holdings into shares of our common stock		$

If the underwriters’ over-allotment option is exercised in full, the pro forma net tangible book value per share of common stock would be approximately $             per share and the dilution in pro forma net tangible book value per share of common stock to new investors would be $             per share.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004, reflecting:

•	the historical actual consolidated capitalization of Lazard Group,

•	the pro forma consolidated capitalization of Lazard Group prior to this offering, the additional financing transactions and the recapitalization, but after giving effect to the separation, the reclassification to accrued compensation of amounts due for services rendered by managing directors and employee members of LAM and other managing directors from minority interests and members’ equity, respectively,

•	the pro forma consolidated capitalization of Lazard Group, as adjusted, after giving effect to this offering (at an estimated initial public offering price of $ per share (the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus)), the additional financing transactions and the recapitalization, after deducting underwriting discounts and commissions and estimated expenses payable in connection with this offering, and the additional financing transactions and after giving effect to the separation, the reclassification to accrued compensation of amounts due for services rendered by managing directors and employee members of LAM and other managing directors from minority interests and members’ equity, respectively, and

•	the pro forma consolidated capitalization of Lazard, as adjusted, to reflect the transactions referred to above, including the minority interest attributable to LAZ-MD Holdings’ ownership of Lazard Group’s common membership units.

This table should be read in conjunction with the consolidated financial statements and related notes and our unaudited pro forma financial information and related notes, in each case included elsewhere in this prospectus. The data assumes that there has been no exercise, in whole or in part, of the underwriters’ over-allotment option to purchase additional shares that is described under “Underwriting.”

	As of September 30, 2004
	Lazard Group			Lazard
	Historical	Pro Forma	Pro Forma, as Adjusted	Pro Forma, as Adjusted
	($ in thousands)

Cash and cash equivalents	$283,776	$196,325	$	$

Notes payable	$62,431	$60,879	$	$
Capital lease obligations	50,567	50,567
Additional financings
Subordinated loans	200,000	200,000
Mandatorily redeemable preferred stock	100,000	100,000
Minority interest	146,223	98,067
Members’ equity (deficit)	346,623	(70,180)
Stockholders’ equity:
Common stock, $0.01 par value per share, shares authorized, shares issued and outstanding on a pro forma basis as adjusted for this offering
Additional paid-in capital
Accumulated deficit

Total minority interest, members’ equity and stockholders’ equity	492,846	27,887

Total capitalization	$905,844	$439,333		$

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth the historical selected consolidated financial data for Lazard Group, including the separated businesses, for all periods presented. The table also presents certain pro forma consolidated financial data for Lazard and Lazard Group on a consolidated basis.

The historical financial statements do not reflect what our results of operations and financial position would have been had we been a stand-alone, public company for the periods presented. Specifically, our historical results of operations do not give effect to the matters set forth below.

•	The separation, which is described in more detail in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income historically has not reflected payments for services rendered by its managing directors. After this offering, we will include all payments for services rendered by our managing directors to us in compensation and benefits expense.

•	U.S. corporate federal income taxes, since Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City UBT attributable to Lazard Group’s operations apportioned to New York City.

•	Minority interest expense reflecting LAZ-MD Holdings’ ownership of approximately % of the Lazard Group common membership interests outstanding immediately after this offering and the separation and recapitalization transactions.

•	The use of proceeds from this offering and the additional financing transactions.

•	The incremental expense related to the additional financing transactions.

The unaudited pro forma condensed consolidated income statement and financial position data set forth below are derived from the unaudited pro forma financial statements included elsewhere in this prospectus. The data reflect the separation and recapitalization transactions, including the completion of this offering and the additional financing transactions, as if they had occurred, with respect to the consolidated statement of income data, as of January 1, 2003 and as of September 30, 2004 with respect to the consolidated statement of financial condition data, and are included for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had we operated as a separate, independent company during the periods presented, nor do the pro forma data give effect to any events other than those discussed above and in the related notes. As a result, the pro forma operating results are not necessarily indicative of the financial position or operating results for any future period. See “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

The historical consolidated statements of income and financial condition data as of and for the years ended December 31, 2000, 2001, 2002 and 2003 have been derived from Lazard Group’s consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm. The audited consolidated statements of financial condition as of December 31, 2002 and 2003 and consolidated statements of income for the years ended December 31, 2001, 2002 and 2003 are included elsewhere in this prospectus. The audited consolidated statements of financial condition as of December 31, 2000 and 2001 and consolidated statements of income for the year ended December 31, 2000 are not included in this prospectus. The historical combined statement of financial condition data and statement of income data as of and for the year ended December 31, 1999 has been derived from Lazard Group’s unaudited combined financial statements, which are not included in this prospectus. The historical consolidated statement of financial condition data and statement of income data as of September 30, 2004 and for the nine months ended September 30, 2003 and 2004 has been derived from Lazard Group’s unaudited consolidated financial statements, which are included elsewhere in this prospectus. The historical consolidated statement of financial condition data as of September 30, 2003 has been derived from Lazard Group’s unaudited consolidated financial statements as of that date and is not included in this prospectus. The September 30, 2003 and 2004 financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Historical results are not necessarily indicative of results for any future period, and interim results are not necessarily indicative of results for any future interim period.

The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and Lazard Group’s historical consolidated financial statements and related notes included elsewhere in this prospectus. See also “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

Selected Consolidated Financial Data

	As of or for the Year Ended December 31,						As of or for the Nine Months Ended September 30,
	1999(a)	2000	2001		2002	2003	2003	2004
	($ in thousands, except for per share data)
Lazard Group—Historical Financial Data
Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (b)	$662,555	$766,856	$551,356		$532,896	$690,967	$480,162		$406,126
Asset Management (c)	385,529	457,124	410,237		454,683	350,348	225,361		289,956
Corporate (d)	71,352	34,432	(14,392)		(4,768)	6,500	(6,073)		4,734
Capital Markets and Other (g)	365,985	294,388	224,854		183,468	135,569	106,619		134,112

Net Revenue (e)	1,485,421	1,552,800	1,172,055		1,166,279	1,183,384	806,069		834,928
Employee Compensation and Benefits	474,503	570,064	524,417		469,037	481,212	351,392		401,901
Other Operating Expenses	265,532	306,339	288,676		321,197	312,818	201,305		237,461

Operating Income	745,386	676,397	358,962		376,045	389,354	253,372		195,566
Income Allocable to Members Before Extraordinary Item	676,898	558,708	305,777		297,447	250,383	171,924		128,809
Net Income Allocable to Members	676,898	558,708	305,777		297,447	250,383	171,924		134,316	(f)
Consolidated Statement of Financial Condition Data
Total Assets	$13,539,897	$16,123,794	$3,569,362	(g)	$2,460,725	$3,257,229	$2,987,621		$3,447,576
Total Debt (h)	$53,175	$85,246	$134,048		$144,134	$320,078	$318,002		$312,998
Mandatorily Redeemable Preferred Stock	—	—	$100,000		$100,000	$100,000	$100,000		$100,000
Members’ Equity	$1,114,145	$888,782	$704,697		$648,911	$535,725	$455,468		$346,623
Lazard Group—Pro Forma Financial Data, as Adjusted
Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (b)						$690,967	$480,162		$406,126
Asset Management (c)						350,348	225,361		289,956
Corporate

Net Revenue (i)
Operating Income (j)
Net Income (k)
Consolidated Statement of Financial Condition Data
Total Assets (l)								$
Total Debt (m)								$
Members’ Equity (Deficiency) (n)								$
Lazard Consolidated—Pro Forma Financial Data, as Adjusted
Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (b)						$690,967	$480,162		$406,126
Asset Management (c)						350,348	225,361		289,956
Corporate

Net Revenue (i)
Operating Income (j)
Net Income (Before LAZ-MD Holdings’ Minority Interest) (o)
Net Income (After LAZ-MD Holdings’ Minority Interest) (p)
Pro Forma Basic Net Income Per Share, as Adjusted for This Offering (q)
Pro Forma Diluted Net Income Per Share, as Adjusted for This Offering (q)
Pro Forma Basic Weighted Average Common Shares, as Adjusted for This Offering (q)
Pro Forma Diluted Weighted Average Common Shares, as Adjusted for This Offering (q)
Consolidated Statement of Financial Condition Data
Total Assets (r)								$
Total Debt (s)								$
Stockholders’ Equity (Deficiency) (t)								$

Notes ($ in thousands):

(a)	The unification of the New York, London and Paris Houses of Lazard, which previously operated as separate firms or private limited companies, was completed as of January 3, 2000. Financial data for the periods commencing January 1, 2000 represent the consolidated results of operations for the merged entity, Lazard Group. Accordingly, data presented for 1999, the year prior to the merger, represent “combined” rather than “consolidated” data. Management believes that such combined data has been prepared on a comparable basis, in all material respects, to what the consolidated results of operations would have been for Lazard Group had the merger been consummated on January 1, 1999.
(b)	Financial Advisory net revenue consists of the following:

	For the Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
M&A	$636,893	$724,550	$492,083	$393,082	$419,967	$290,374	$315,373
Financial Restructuring	9,700	34,100	55,200	124,800	244,600	174,300	51,200
Other Financial Advisory	15,962	8,206	4,073	15,014	26,400	15,488	39,553

Financial Advisory Net Revenue	$662,555	$766,856	$551,356	$532,896	$690,967	$480,162	$406,126

(c)	Asset Management net revenue consists of the following:

	For the Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
Management and Other Fees	$379,829	$405,124	$386,237	$381,256	$312,123	$223,386	$284,638
Incentive Fees	5,700	52,000	24,000	73,427	38,225	1,975	5,318

Asset Management Net Revenue	$385,529	$457,124	$410,237	$454,683	$350,348	$225,361	$289,956

(d)	“Corporate” includes interest income (net of interest expense), investment income from certain long-term investments and net money market revenue earned by LFB.
(e)	Net revenue is presented after reductions for dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001. Preferred dividends reflected in net revenue amounted to $6,312, $8,000, $8,000, $6,000 and $6,000 in the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively.
(f)	Net income allocable to members for the nine months ended September 30, 2004 is shown after an extraordinary gain of approximately $5,507 related to the January 2004 acquisition of the assets of Panmure Gordon.
(g)	The decline in total assets from December 31, 2000 to December 31, 2001 is primarily due to Lazard Group’s exiting its London money markets business in 2001. Total assets of the London money markets business at December 31, 2000 were $12,225,241. The net revenue related to the London money markets business in the years ended December 31, 1999, 2000 and 2001 were $38,822, $28,962 and $37,393, respectively, and was included in the Capital Markets and Other segment.
(h)	Total debt represents the aggregate amount reflected in Lazard Group’s historical consolidated statement of financial condition relating to notes payable, capital lease obligations and subordinated loans.
(i)	Represents net revenue after giving effect to the separation and recapitalization and incremental interest expense related to the additional financing transactions.
(j)	Represents operating income after giving effect to the separation and recapitalization, including pro forma adjustments related to the additional financing transactions and to employee compensation and benefits expense. See “Unaudited Pro Forma Financial Information.”
(k)	Represents Lazard Group net income after giving effect to the adjustments described in notes (i) and (j) above and a provision for estimated income taxes related thereto at the estimated effective tax rate for the applicable period. See “Risk Factors—Risks Related to Our Business—In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our pro forma financial statements.” Lazard Group operates in the U.S. as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City.
(l)	Represents the total assets of Lazard Group after the separation and recapitalization transactions, including the additional financing transactions.
(m)	Represents total debt of Lazard Group after the separation and recapitalization transactions, including the additional financing transactions.
(n)	Represents member’s equity (deficiency) of Lazard Group after the separation and after distributions to LAZ-MD Holdings in connection with the recapitalization of LAZ-MD Holdings.
(o)	Represents Lazard’s consolidated net income after giving effect to the adjustments described in notes (i), (j) and (k) above, and a provision for income taxes based on an estimated effective tax rate, but before minority interest expense relating to LAZ-MD Holdings’ ownership of Lazard Group common membership interests. See “Risk Factors—Risks Related to Our Business—In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our pro forma financial statements.”
(p)	Represents Lazard’s consolidated net income as described in note (o) above, shown after minority interest expense, which will be recorded to reflect LAZ-MD Holdings’ ownership of Lazard Group common membership interests, and an adjustment to income taxes based on an estimated effective tax rate. See “Risk Factors—Risks Related to Our Business—In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our pro forma financial statements.”

(q)	Calculated after giving effect to the pro forma adjustments as described in note (p) above and based on million weighted average basic and diluted shares outstanding.
(r)	Represents the total assets of Lazard consolidated after the separation and recapitalization transactions, including the additional financing transactions and this offering.
(s)	Represents total debt of Lazard after the separation and recapitalization transactions, including the additional financing transactions.
(t)	Represents consolidated stockholders’ equity (deficiency) of Lazard after giving effect to the separation, the recapitalization, including the additional financing transactions and this offering and the purchase of Lazard Group common membership interests it will hold.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003, the nine months ended September 30, 2003 and the nine months ended September 30, 2004 and the unaudited pro forma condensed consolidated statement of financial condition at September 30, 2004 present the consolidated results of operations and financial position of Lazard and Lazard Group assuming that the separation and recapitalization transactions, including this offering and the additional financing transactions, had been completed as of January 1, 2003 with respect to the unaudited pro forma condensed consolidated statement of income data, and at September 30, 2004 with respect to the unaudited pro forma condensed consolidated statement of financial condition data. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the separation and recapitalization transactions, including this offering and the additional financing transactions, on the historical financial information of Lazard Group. The adjustments are described in the notes to unaudited pro forma condensed consolidated statements of income and the unaudited pro forma condensed consolidated statement of financial condition, and principally include the matters set forth below.

•	The separation, which is described in more detail in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income historically has not reflected payments for services rendered by its managing directors. After this offering, we will include all payments for services rendered by our managing directors in compensation and benefits expense.

•	U.S. corporate federal income taxes, since Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City UBT attributable to Lazard Group’s operations apportioned to New York City.

•	Minority interest expense reflecting LAZ-MD Holdings’ ownership of approximately % of the Lazard Group common membership interests outstanding immediately after this offering and the separation and recapitalization transactions.

•	The use of proceeds from this offering and the additional financing transactions.

•	The incremental expense related to the additional financing transactions.

The unaudited pro forma financial information of Lazard should be read together with “The Separation and Recapitalization Transactions and the Lazard Organizational Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lazard Group’s historical consolidated financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial data reflected in the accompanying unaudited pro forma financial information represent historical consolidated financial data of Lazard Group. Such historical consolidated financial data of Lazard Group reflects the historical results of operations and financial position of Lazard Group, including the separated businesses.

The pro forma consolidated financial information are included for informational purposes only and do not purport to reflect the results of operations or financial position of Lazard Group or Lazard that would have occurred had they operated as separate, independent companies during the periods presented. Actual results might have differed from pro forma results if Lazard Group or Lazard had operated independently. The pro forma consolidated financial information should not be relied upon as being indicative of Lazard Group or Lazard’s results of operations or financial condition had the transactions contemplated in connection with the separation and recapitalization transactions, including this offering and the additional financing transactions, been completed on the dates assumed. The pro forma consolidated financial information also does not project the results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31, 2003
	Historical		Pro Forma Adjustments				Total	Pro Forma Adjustments for this Offering and the Additional Financing Transactions		Lazard Group Pro Forma, as Adjusted	Other Pro Forma Adjustments		Lazard Consolidated Pro Forma, as Adjusted
			Separation(a)	Subtotal	Other
	($ in thousands, except per share data)

Total revenue	$1,233,545		$(147,067)	$1,086,478			$1,086,478	$		$	$		$
Interest expense	(50,161	)(b)	11,498	(38,663)			(38,663)		(e)

Net revenue	1,183,384		(135,569)	1,047,815			1,047,815
Operating expenses:
Employee compensation and benefits	481,212		(95,696)	385,516	$230,220	(c)	615,736
Premises and occupancy costs	98,412		(38,155)	60,257			60,257
Professional fees	56,121		(8,389)	47,732			47,732
Travel and entertainment	45,774		(8,463)	37,311			37,311
Other	112,511		(28,547)	83,964			83,964

Operating income	389,354		43,681	433,035	(230,220)		202,815
Provision for income taxes	44,421		(7,422)	36,999	3,069	(d)	40,068		(e)			(f)

Income allocable to members before minority interests	344,933		51,103	396,036	(233,289)		162,747
Minority interests	94,550		15	94,565	(78,732	)(c)	15,833					(g)

Net income allocable to members	$250,383		$51,088	$301,471	$(154,557)		$146,914	$		$	$		$

Shares outstanding:
Weighted average basic												(h)
Weighted average diluted												(h)

Net income per share:
Basic													$	(i)
Diluted													$	(i)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Nine Months Ended September 30, 2003
	Historical		Pro Forma Adjustments				Total	Pro Forma Adjustments for this Offering and the Additional Financing Transactions			Lazard Group Pro Forma, as Adjusted	Other Pro Forma Adjustments			Lazard Consolidated Pro Forma, as Adjusted
			Separation(a)	Subtotal	Other
	($ in thousands, except per share data)

Total revenue	$843,907		$(116,498)	$727,409			$727,409	$			$	$			$
Interest expense	(37,838	)(b)	9,879	(27,959)			(27,959)		(e	)

Net revenue	806,069		(106,619)	699,450			699,450
Operating expenses:
Employee compensation and benefits	351,392		(65,650)	285,742	$125,739	(c)	411,481
Premises and occupancy costs	68,430		(25,625)	42,805			42,805
Professional fees	34,355		(4,379)	29,976			29,976
Travel and entertainment	30,985		(5,717)	25,268			25,268
Other	67,535		(13,507)	54,028			54,028

Operating income	253,372		8,259	261,631	(125,739)		135,892
Provision for income taxes	28,370		(448)	27,922	4,142	(d)	32,064		(e	)			(f	)

Income allocable to members before minority interests	225,002		8,707	233,709	(129,881)		103,828
Minority interests	53,078		(7)	53,071	(41,443	)(c)	11,628						(g	)

Net income allocable to members	$171,924		$8,714	$180,638	$(88,438)		$92,200	$			$	$			$

Shares outstanding:
Weighted average basic													(h	)
Weighted average diluted													(h	)

Net income per share:
Basic															$	(i	)
Diluted															$	(i	)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Nine Months Ended September 30, 2004
			Pro Forma Adjustments				Total	Pro Forma Adjustments for this Offering and the Additional Financing Transactions		Lazard Group Pro Forma, as Adjusted	Other Pro Forma Adjustments		Lazard Consolidated Pro Forma, as Adjusted
	Historical		Separation(a)	Subtotal	Other
	($ in thousands, except per share data)

Total revenue	$873,046		$(137,225)	$735,821			$735,821	$		$	$		$
Interest expense	(38,118	)(b)	3,113	(35,005)			(35,005)		(e)

Net revenue	834,928		(134,112)	700,816			700,816
Operating expenses:
Employee compensation and benefits	401,901		(74,572)	327,329	$88,059	(c)	415,388
Premises and occupancy costs	74,773		(20,172)	54,601			54,601
Professional fees	43,964		(14,578)	29,386			29,386
Travel and entertainment	36,209		(4,287)	31,922			31,922
Other	82,515		(17,116)	65,399			65,399

Operating income	195,566		(3,387)	192,179	(88,059)		104,120
Provision for income taxes	14,385		(1,232)	13,153	2,065	(d)	15,218		(e)			(f)

Income allocable to members before minority interests and extraordinary item	181,181		(2,155)	179,026	(90,124)		88,902
Minority interests	52,372		54	52,426	(55,414	)(c)	(2,988)					(g)

Income allocable to members before extraordinary item	$128,809		$(2,209)	$126,600	$(34,710)		$91,890	$		$	$		$

Shares outstanding:
Weighted average basic												(h)
Weighted average diluted												(h)

Net income per share:
Basic													$	(i)
Diluted													$	(i)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income ($ in thousands):

(a)	Reflects adjustments necessary to remove the historical results of operations of Lazard Group’s separated businesses.
(b)	Interest expense includes dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001, which amounted to $8,000, $6,000 and $6,000 for the year ended December 31, 2003, the nine months ended September 30, 2003 and the nine months ended September 30, 2004, respectively.
(c)	Historically, payments for services rendered by our managing directors have been accounted for as distributions from members’ capital, or as minority interest expense in the case of payments to LAM managing directors and certain key LAM employee members during 2003 and 2004, rather than as compensation and benefits expense. As a result, our compensation and benefits expense and net income allocable to members have not reflected most payments for services rendered by our managing directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Income Allocable to Members.”

The adjustment reflects the classification of these payments for services rendered as employee compensation and benefits expense and has been determined as if the new compensation policy described below had been in place during the applicable periods. Accordingly, the pro forma condensed consolidated statement of income data reflect compensation and benefits expense based on new employment agreements for managing directors which will be effective upon the completion of this offering.

Following the completion of this offering, our policy will be that our total compensation and benefits expense, including that payable to our managing directors, will not exceed 57.5% of operating revenue each year (although we retain the ability to change this policy in the future). The new compensation policy we expect to adopt following the completion of this offering includes a fixed salary, benefits and bonuses, including an equity-based compensation component. We define “operating revenue” for these purposes as consolidated total revenue less (i) total revenue attributable to the separated businesses and (ii) interest expense related to LFB.

We cannot assure you, however, that these or other measures will allow us to reach or maintain our target compensation expense-to-operating revenue ratio in the future. Increased competition for senior professionals, changes in the financial markets generally or other factors could prevent us from reaching this objective.

(d)	Reflects a net adjustment of $3,069, $4,142 and $2,065 for the year ended December 31, 2003, the nine months ended September 30, 2003 and the nine months ended September 30, 2004, respectively. The net adjustments include (i) tax expense of $4,589, $4,142 and $3,205 in the year ended December 31, 2003, the nine months ended September 30, 2003 and the nine months ended September 30, 2004, respectively, which reflects the application of the respective historical effective Lazard Group income tax rates against the applicable pro forma adjustments, and (ii) tax benefits of $1,520, $0 and $1,140 reclassified from LAM minority interest in the year ended December 31, 2003, the nine months ended September 30, 2003 and the nine months ended September 30, 2004, respectively.
(e)	Reflects incremental interest expense related to the separation and recapitalization transactions, including the additional financing transactions and the estimated tax effect related thereto.
(f)	Reflects an adjustment for Lazard Ltd’s pro forma income taxes to include (i) consolidation of all Lazard Group taxes of $ for the year ended December 31, 2003, $ for the nine months ended September 30, 2003 and $ for the nine months ended September 30, 2004, plus (ii) entity-level taxes of $ for the year ended December 31, 2003, $ for the nine months ended September 30, 2003 and $ for the nine months ended September 30, 2004 that are payable by Lazard Ltd itself or its subsidiaries. Lazard Ltd’s entity-level taxes are computed based on an estimated effective tax rate of % applicable to its pro rata share of Lazard Group’s consolidated pro forma pre-tax income. Based on taxation of Lazard Group’s consolidated pre-tax income at an estimated effective tax rate of %, % and % for the year ended December 31, 2003, nine months ended September 30, 2003 and the nine months ended September 30, 2004, respectively, Lazard Ltd’s entity-level taxes would total an additional %, % and % of its pro rata share of Lazard Group consolidated pro forma pre-tax income for the year ended December 31, 2003, nine months ended September 30, 2003 and the nine months ended September 30, 2004, respectively.
(g)	Minority interest expense includes an adjustment for LAZ-MD Holdings’ ownership of approximately % of the Lazard Group common membership interests outstanding immediately after this offering to the pro forma results for the periods.
(h)	Reflects the issuance of shares of our common stock pursuant to this offering and excludes million shares issuable upon exercise of the underwriters’ over-allotment option.
(i)	Calculated after considering the impact of the pro forma adjustments described above and based on million weighted average basic and diluted shares outstanding, as applicable, after giving effect to the million shares issued pursuant to this offering, which excludes million shares issuable upon exercise of the underwriters’ over-allotment option.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF FINANCIAL CONDITION

	As of September 30, 2004
		Pro Forma Adjustments					Total		Pro Forma Adjustments for this Offering and the Additional Financing Transactions		Lazard Group Pro Forma, as Adjusted	Other Pro Forma Adjustments		Lazard Consolidated Pro Forma, as Adjusted
	Historical	Separation(a)	Subtotal	Other
	($ in thousands, except per share amounts)
Assets:
Cash and cash equivalents	$283,776	$(87,451)	$196,325	$			$196,325	(d)	$		$	$		$
Cash and securities segregated for regulatory purposes	72,281	(31,451)	40,830				40,830
Marketable investments	103,702		103,702				103,702	(d)
Securities owned	586,140	(217,079)	369,061				369,061
Securities borrowed	974,688	(974,688)
Receivables	748,395	(276,010)	472,385				472,385
Other assets	678,594	(297,392)	381,202				381,202

Total assets	$3,447,576	$(1,884,071)	$1,563,505	$			$1,563,505		$		$	$		$

Liabilities, Members’ Equity and Stockholders’ Equity:
Notes payable	$62,431	$(1,552)	$60,879				$60,879		$	(e)	$			$
Securities loaned	795,480	(795,480)
Payables	697,382	(223,274)	474,108				474,108
Accrued employee compensation	163,467	(44,588)	118,879		$29,232	(b)
					109,245	(c)	257,356	(d)
Miscellaneous other liabilities	935,970	(492,695)	443,275				443,275
Subordinated loans	200,000		200,000				200,000
Mandatorily redeemable preferred stock	100,000		100,000				100,000			(e)
Minority interest	146,223	(18,924)	127,299		(29,232	)(b)	98,067						(f)
Members’ equity	346,623	(307,558)	39,065		(109,245	)(c)	(70,180)			(e)
										(e)
										(g)
Common stock, par value $ per share													(g)
Additional paid-in capital													(g)
Accumulated deficit

Total members’ equity and stockholders’ equity (deficiency)	346,623	(307,558)	39,065		(109,245)		(70,180)

Total liabilities, members’ equity and stockholders’ equity (deficiency)	$3,447,576	$(1,884,071)	$1,563,505	$			$1,563,505		$		$	$		$

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition ($ in thousands):

(a)	Reflects adjustments necessary to remove the historical balances relating to Lazard Group’s separated businesses.
(b)	Reclassifies minority interest relating to services rendered by managing directors and employee members associated with Lazard Group’s controlled affiliate, LAM, to accrued compensation.
(c)	Historically, payment for services rendered by managing directors has been accounted for as distributions to members’ capital (and subsequent to January 1, 2003, minority interest for LAM) rather than as compensation expense. As a result, the accrued compensation liability account has not reflected a liability for most services rendered by managing directors. Following the closing of the separation and recapitalization transactions, we will include all payments for services rendered by our managing directors in compensation and benefits expense. The pro forma adjustment reflects the compensation payable to managing directors (excluding LAM and the separated businesses).
(d)	Historically, employee bonuses have generally been paid in the January following the end of each fiscal year. Payments to managing directors for services rendered have generally been made in three monthly installments, as soon as practicable, after the end of each fiscal year. Such payments usually begin in February. Accordingly, the cash and marketable investments balances shown will be reduced by amounts to be paid for employee bonuses and payments to managing directors for services rendered.
(e)	Reflects the impact of additional financing transactions and the recapitalization (including the redemption of the mandatorily redeemable preferred stock interest).
(f)	Reflects LAZ-MD Holdings’ approximate % ownership of Lazard Group’s common membership interests as of September 30, 2004.
(g)	Reflects the issuance of Lazard common shares pursuant to this offering, the net proceeds from which are being utilized to acquire common membership interests in Lazard Group. With respect to Lazard Group, reflects the contribution of such net proceeds to Lazard Group.

The unaudited pro forma condensed consolidated statements of income for the years ended December 31, 2001 and 2002 are also presented below to give effect to the separation, as though such separation had occurred as of January 1, 2001. The unaudited pro forma condensed consolidated financial statements shown below are presented as additional information since, if the offering is successfully consummated, any subsequent presentation of the historical financial statements will likely reflect the separated businesses as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. These unaudited pro forma condensed consolidated financial statements, however, exclude any pro forma adjustments related to payment for services rendered by Lazard Group’s managing directors, incremental expense related to the additional financing transactions, minority interest expense and the income tax effect relating to such items.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31, 2001			Year Ended December 31, 2002
	Historical	Separation(a)	Pro Forma for Separation	Historical	Separation(a)	Pro Forma for Separation
	($ in thousands)

Total revenue	$1,705,263	$(727,908)	$977,355	$1,229,662	$(216,885)	$1,012,777
Interest expense(b)	(533,208)	503,054	(30,154)	(63,383)	33,417	(29,966)

Net revenue	1,172,055	(224,854)	947,201	1,166,279	(183,468)	982,811
Operating expenses:
Employee compensation and benefits	524,417	(128,544)	395,873	469,037	(81,195)	387,842
Premises and occupancy costs	63,462	(28,530)	34,932	82,121	(36,388)	45,733
Professional fees	70,350	(21,105)	49,245	67,862	(21,046)	46,816
Travel and entertainment	38,177	(8,575)	29,602	41,225	(7,854)	33,371
Other	116,687	(34,844)	81,843	129,989	(16,448)	113,541

Operating income	358,962	(3,256)	355,706	376,045	(20,537)	355,508
Provision for income taxes	51,349	(8,532)	42,817	38,583	2,476	41,059

Income allocable to members before minority interests	307,613	5,276	312,889	337,462	(23,013)	314,449
Minority interests	1,836	(181)	1,655	40,015	(384)	39,631

Net income allocable to members	$305,777	$5,457	$311,234	$297,447	$(22,629)	$274,818

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income ($ in thousands):

(a)	Reflects adjustments necessary to remove the historical results of operations of Lazard Group’s separated businesses.
(b)	Interest expense includes dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001, which amounted to $6,312 and $8,000 in the years ended December 31, 2001 and 2002, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Lazard Group’s historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.

The historical consolidated financial data of Lazard Group discussed below reflect the historical results of operations and financial position of Lazard Group, including the separated businesses that will not be retained by Lazard Group following this offering. Accordingly, the historical consolidated financial data do not give effect to the separation and recapitalization transactions, including the completion of this offering and the additional financing transactions. See “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” and “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

Business Summary

Lazard Group’s principal sources of revenue are derived from activities in the following business segments:

•	Financial Advisory, which includes providing advice on mergers, acquisitions, restructurings and other financial matters,

•	Asset Management, which includes the management of equity and fixed income securities and merchant banking funds, and

•	Capital Markets and Other, which consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities. In connection with the separation, Lazard Group will transfer its Capital Markets and Other segment to LFCM Holdings.

In addition, we record selected other activities in Corporate, including cash and marketable investments, certain long-term investments and our Paris-based LFB. LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include commercial banking, the management of the treasury positions of Lazard’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of LFG and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. We also allocate outstanding indebtedness to Corporate. Following this offering, the indebtedness and interest expense related to the additional financing transactions will be accounted for as part of Corporate as well.

For the year ended December 31, 2003, Financial Advisory, Asset Management, Capital Markets and Other and Corporate contributed approximately 58%, 30%, 11% and 1% of Lazard Group’s net revenue, respectively.

Business Environment

Economic and market conditions, particularly global M&A activity, can significantly affect our financial performance.

The respective source for the data contained herein relating to (i) the volume of global and trans-Atlantic completed and announced merger and acquisition transactions is Thomson Financial, (ii) the amount of corporate debt defaults is Moody’s Investors Service, Inc., cited with permission, all rights reserved, (iii) the amount of hedge fund assets is 2004 Van Hedge Fund Advisors, and (iv) funds raised for global private capital including private equity and venture capital investment funds is Thomson Venture Economics/National Venture Capital, June 2004.

Financial Advisory

From the early 1990s through 2000, there was relatively consistent and substantial growth in global M&A activity. The volume of global completed M&A transactions grew from $359 billion in 1993 to $3,719 billion in 2000. Of the total market, the volume of trans-Atlantic completed M&A transactions (involving either a U.S. or Canadian party transacting with a European counterparty) grew from $22 billion in 1993 to $386 billion in 2000.

Beginning in 2001, the volume of global completed M&A transactions began to decline significantly, falling 68% from $3,719 billion in 2000 to $1,204 billion in 2003, with the volume of trans-Atlantic completed M&A transactions down 73% from $386 billion to $102 billion in the same period. At the same time, corporate debt defaults increased significantly, reaching a peak of $164 billion in 2002, up 466% from $29 billion in 2000. In 2003, corporate debt defaults decreased to $34 billion, down 80% from $164 billion in 2002, reflecting improved global economic conditions.

In 2004, global M&A volume increased while restructuring activity continued to decline significantly. For the nine months ended September 30, 2004, the volume of global completed M&A transactions increased 24% versus the corresponding period in 2003, increasing to $1,088 billion from $874 billion, respectively, with the volume of trans-Atlantic completed M&A transactions experiencing an 8% increase. Over the same two nine month time periods, the volume of global announced M&A transactions increased by 36% in the 2004 period, from $942 billion to $1,278 billion, and the volume of trans-Atlantic announced M&A transactions increased by 27% from $50 billion to $64 billion, reflecting growing industry-wide activity. Over the same time frame, financial restructuring activity declined rapidly, with the amount of corporate debt defaults down from $30 billion to $8 billion, or by 72%. We believe that our Financial Advisory business will benefit from any sustained increase in M&A volume. Any such improvement will most likely be accompanied, at least in part, by counter cyclical weakness in restructuring activity.

Asset Management

From 1993 to 2003, global stock markets appreciated substantially. The MSCI World Index rose by 6% on a compounded annual basis during this period. European markets experienced similar improvement, with the FTSE 100, CAC 40 and DAX indices up 3%, 5% and 6%, respectively, on a compounded annual basis. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices rose by 11%, 9% and 10%, respectively, on a compounded annual basis. According to Pensions & Investments, an industry publication, worldwide assets managed by the top 100 asset managers grew by 20%, on a compounded annual basis, over this period. We believe that this growth in excess of market appreciation reflects a shift towards assets being concentrated among leading asset managers and consolidation within the asset management industry. During the same period, assets managed in hedge funds and merchant banking funds also experienced significant growth. Hedge fund assets, for example, grew 17%, on a compounded annual basis, to $820 billion at year end 2003, and funds raised for global private capital, which includes private equity and venture capital investment funds, increased by 12% on a compounded annual basis.

While global stock markets experienced substantial appreciation from 1993 to 2003, markets have experienced considerable volatility since 1999, with various market indices reaching record highs in 1999 and the first quarter of 2000, and then declining steadily through December 31, 2002. From

1999 to 2002, the MSCI World Index declined by 18%, on a compounded annual basis, while in Europe, the FTSE 100, CAC 40 and DAX indices declined 17%, 20% and 25%, respectively, on a compounded annual basis. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices declined by 10%, 16% and 31%, respectively, on a compounded annual basis, in the same time frame. These declines were followed by considerable improvements in the global markets in 2003, and relative stability during the nine months ended September 30, 2004. During 2003, the MSCI World Index rose by 31%, with the FTSE 100, CAC 40 and DAX indices gaining 14%, 16% and 37%, respectively. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices gained 25%, 26% and 50%, respectively, during the same year. For the nine months ended September 30, 2004, none of these global, U.S. or European indices rose or declined by more than approximately 5%. The changes in global market indices correspond with Lazard Group’s market-related changes in its AUM.

Recent Developments

During the fourth quarter of 2004, we have experienced an increased rate of revenue growth in comparison to revenue growth during the first nine months of 2004, such that we estimate that full year 2004 Mergers and Acquisitions net revenue will be up approximately 13% from 2003. This reflects an improvement relative to the increase of 9% for the nine months ended September 30, 2004 over the comparable period in 2003. In addition, we believe that the level of our business activity has increased as evidenced by our involvement in several prominent recently announced transactions, including our representation of Telecom Italia Mobile in its pending €21 billion sale of the remaining public interests to Telecom Italia, Mitsubishi Tokyo Financial Group in its pending merger with UFJ Holdings and Nextel Communications in its pending $70 billion merger-of-equals with Sprint Corporation. We also recently announced our entry into strategic alliances with prominent, locally-based advisory firms in Brazil and Argentina, which we believe will better position us to take advantage of merger and acquisition opportunities in those countries.

In our Asset Management business, our current AUM have risen to over $82 billion, from $78.5 billion as of September 30, 2004, reflecting recent market appreciation. This growth contributes to our expectation of approximately 22% period-over-period management fee revenue growth for 2004. For the full year 2004, the significant year-over-year growth that we expect to realize in Asset Management net revenue will have been achieved without realizing a significant amount of performance-based incentive fees from our alternative investments area, a business that we have been making recent efforts to expand in order to capitalize on its potential.

Key Financial Measures and Indicators

Net Revenue

The majority of our Financial Advisory net revenue is earned from the successful completion of mergers, acquisitions, restructurings or similar transactions. In some client engagements, often those involving financially distressed companies, revenue is earned in the form of retainers and similar fees that are contractually agreed upon with each client for each assignment and are not necessarily linked to the completion of a transaction. In addition, we also earn fees from providing strategic advice to a client, with such fees not being dependent on a specific transaction. Our Financial Advisory segment also earns revenue from public and private securities offerings in conjunction with activities of the Capital Markets and Other segment. In general, such fees are shared equally between our Financial Advisory and Capital Markets and Other segments. Following this offering, we intend to have an arrangement with LFCM Holdings under which the separated Capital Markets business will continue to distribute securities in public offerings originated by our Financial Advisory business in a manner intended to be similar to our practice prior to this offering. The main driver of Financial Advisory net revenue is overall M&A and restructuring volume, particularly in the industries and geographic markets in which we focus.

Our Asset Management segment includes our LAM, LFG and merchant banking operations. Asset Management net revenue is derived from fees for investment management and advisory services provided to institutional and private clients. The main driver of Asset Management net revenue is the level of AUM, which is influenced in large part by our investment performance and by our ability to successfully attract and retain assets, as well as the broader performance of the global equity markets and, to a lesser extent, fixed income markets. As a result, fluctuations in financial markets and client asset inflows and outflows have a direct effect on Asset Management net revenue and operating income. Fees vary with the type of assets managed, with higher fees earned on actively managed equity assets, alternative investments (such as hedge funds) and merchant banking products, and lower fees earned on fixed income and cash management products. We also earn performance-based incentive fees on some investment products, such as hedge funds, merchant banking funds and other investment products. Incentive fees on hedge funds are typically calculated based on a specified percentage of a fund’s net appreciation during a fiscal period and can be subject to loss carry-forward provisions in which losses incurred in the current period are applied against future period net appreciation. Incentive fees on merchant banking funds also may be earned in the form of a carried interest when profits from merchant banking investments exceed a specified threshold. Lazard Group’s Asset Management net revenue during the years ended December 31, 2001 through 2003 and the nine months ended September 30, 2003 and 2004 demonstrate the volatility that incentive fees have on total net revenue. See “—Asset Management—Asset Management Results of Operations.”

Capital Markets and Other net revenue largely consists of primary revenue earned from underwriting fees from securities offerings and secondary revenue earned in the form of commissions and trading profits from principal transactions in Lazard Group’s equity, fixed income and convertibles businesses. Since Lazard Group’s January 7, 2004 acquisition of the assets of Panmure Gordon, Lazard Group has also earned underwriting and other fee revenue from corporate broking in the U.K. Lazard Group also earns fund management fees and, if applicable, carried interest incentive fees related to merchant banking funds managed as part of this segment. Such carried interest incentive fees are earned when profits from merchant banking investments exceed a specified threshold. In addition, Lazard Group generates investment income and net interest income principally from long-term investments, cash balances and securities financing transactions. In connection with the separation, Lazard Group will transfer the Capital Markets and Other segment to LFCM Holdings.

Corporate net revenue consists primarily of investment income generated from long-term investments, including principal investments that Lazard Group has made in merchant banking and alternative investment funds managed by our Asset Management segment, net interest income generated by LFB, interest income related to cash and marketable investments and interest expense related to outstanding borrowings. Following this offering, interest expense related to the additional financing transactions will be accounted for as part of Corporate as well. Corporate net revenue can fluctuate due to mark-to-market adjustments on long-term and marketable investments, changes in interest rate spreads earned by LFB and changes in the levels of our cash, marketable investments, long-term investments and indebtedness. Although Corporate net revenue represented 1% or less of Lazard Group’s net revenue in each of the years 2001, 2002 and 2003, total assets in this segment represented 35% of Lazard Group’s consolidated total assets as of December 31, 2003 (or 68% excluding the Capital Markets and Other segment), principally attributable to the relatively significant amounts of assets associated with LFB, and, to a lesser extent, cash, marketable investments and long-term investment balances.

We expect to experience significant fluctuations in net revenue and operating income during the course of any given year. These fluctuations arise because a significant portion of our Financial Advisory net revenue is earned upon the successful completion of a transaction or financial restructuring, the timing of which is uncertain and is not subject to our control. Our Asset Management net revenue is also subject to periodic fluctuations. Asset Management fees are generally based on

AUM measured as of the end of a quarter or month, and an increase or reduction in AUM at such dates, due to market price fluctuations, currency fluctuations, net client asset flows or otherwise, will result in a corresponding increase or decrease in management fees. In addition, incentive fees earned on AUM are generally not recorded until the fourth quarter of our fiscal year, when potential uncertainties regarding the ultimate realizable amounts have been determined.

Operating Expenses

The majority of our operating expenses relate to employee compensation and benefits. As a limited liability company, payments for services rendered by the majority of Lazard Group’s managing directors are accounted for as distributions of members’ capital. In addition, subsequent to January 1, 2003, payments for services rendered by managing directors of LAM (and employee members of LAM) have been accounted for as minority interest expense. See “—Minority Interest.” As a result, our employee compensation and benefits expense and operating income have not reflected most payments for services rendered by our managing directors. Following this offering, we will include all payments for services rendered by our managing directors, including the managing directors of LAM, in employee compensation and benefits expense.

The balance of our operating expenses is referred to below as “non-compensation expense,” which includes costs for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, depreciation and amortization and other expenses.

The historical levels of operating expenses set forth in “—Consolidated Results of Operations” do not reflect the added costs we expect to incur as a result of this offering. We expect that we will incur additional expenses for, among other things, directors fees, SEC reporting and compliance, investor relations, legal, accounting and other costs associated with being a public company.

Provision for Income Taxes

Lazard Group has historically operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City.

Following this offering Lazard Group will continue to operate in the U.S. as a limited liability company treated as a partnership for U.S. federal income tax purposes and remain subject to local income taxes outside the U.S. and to UBT. In addition, Lazard will be subject to additional income taxes which will be reflected in our consolidated financial statements as described in Note (f) in the “Unaudited Pro Forma Financial Information—Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.”

Minority Interest

Minority interest consists of a number of components.

On January 1, 2003, Lazard Group contributed net assets relating to the majority of its asset management business to form LAM, a subsidiary of Lazard Group. Upon formation of LAM, certain members of Lazard Group (including all the managing directors of LAM) who provide services to LAM contributed capital to LAM and ceased being members of Lazard Group. Following the formation of LAM, these capital interests have been included in minority interest on Lazard Group’s consolidated statement of financial condition. In connection with this contribution, the LAM managing directors and other key LAM employees were granted equity units in LAM. Commencing in 2003, payments for services rendered by these individuals were accounted for as minority interest expense in Lazard Group’s consolidated statement of income. The substantial majority of such payments related to services rendered by LAM managing directors, which, in prior years, had been accounted for as distributions to members, therefore, was not reported in prior years’ consolidated statements of income. The remainder of such payments, which related to compensation of employee members of LAM, was recorded as compensation and benefits expense in prior years’ consolidated statements of income. Following this offering, we will include all payments for services rendered by our managing directors, including our LAM managing directors, as well as employee members of LAM, in employee compensation and benefits expense.

The LAM equity units entitle holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM, including a dissolution or sale of all or substantially all of the assets of Lazard Group or LAM, a merger of or sale of all of the interests in LAM whereby Lazard Group ceases to own a majority of LAM or have the right to appoint a majority of the board of LAM, or a non-ordinary course sale of assets by LAM that exceeds $50 million in value. These persons will not receive LAZ-MD Holdings exchangeable interests in connection with the separation and recapitalization transactions, but will retain their existing equity units in LAM. As a general matter, in connection with a fundamental transaction that triggers the LAM equity units, the holders of the LAM equity units would be entitled in the aggregate to 21.75% of the net proceeds or imputed valuation of LAM in such transaction after deductions for payment of creditors of LAM and the return of LAM capital. As of September 30, 2004, LAM’s capital for these purposes totaled approximately $65 million, of which approximately $13 million was owned by LAM managing directors and employee members, with the remainder owned by Lazard Group. These LAM equity units are not entitled to share in the operating results of LAM. Accordingly, in the absence of a fundamental transaction that triggers the LAM equity units, all of LAM’s net income is allocable to Lazard Group.

On and after January 1, 2006, the board of directors of LAM (a majority of which is appointed by Lazard Group) may, in its discretion, grant LAM equity interests that include profit rights to managing directors of, and other persons providing services to, LAM, as a portion of their ongoing compensation. If granted, these equity interests would be subject to specified vesting conditions, with 50% of the equity interests vesting on the second anniversary of the date of issuance and the remaining 50% of the equity interests vesting on the third anniversary of the date of issuance.

Also included in minority interest in our consolidated financial statements are minority interests in various LAM-related general partnership interests. Certain of these LAM-related general partnerships compensate LAM professionals directly. As such, incentive fees that would have otherwise been paid to Lazard Group are retained by the general partnerships for the purpose of compensating the LAM professionals. In Lazard Group’s consolidation of the general partnerships, the LAM professionals’ compensation is reflected in minority interest, with an equivalent amount in Lazard Group’s net revenue. Following this offering we will include such LAM professionals’ share of the incentive fees in employee compensation and benefits expense.

In September 2002, Lazard Group and Banca Intesa S.p.A., or “Intesa,” announced their agreement to form a strategic alliance. Under the terms of this alliance, Intesa became a 40% partner in Lazard Group’s business interests in Italy in January 2003. As a result, commencing in 2003, Lazard Group has recorded minority interest to reflect Intesa’s economic interest in the Italian alliance.

As of September 30, 2004, in accordance with the adoption of Financial Interpretation No. 46R for Consolidation of Certain Variable Interest Entities (“FIN 46R”), referred to as “VIEs,” Lazard Group consolidated certain VIEs in which it holds a variable interest and where Lazard Group is the primary beneficiary. Those VIEs include Lazard Group sponsored venture capital investment vehicles established in connection with our compensation plans. Accordingly, Lazard Group’s condensed consolidated financial statements at September 30, 2004 reflect minority interests associated with these VIEs. These VIEs will be included with the separated businesses and, as such, will not be reflected in our consolidated financial statements following this offering. To the extent that we expand our merchant banking activities in the future, we expect that we may be required to consolidate additional VIEs related to such activities.

The table below summarizes our minority interest expense and liability in Lazard Group’s consolidated financial statements:

	Minority Interest Expense
	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in thousands)
LAM Members	$—	$—	$61,757	$41,442	$55,414
LAM General Partnerships	1,468	38,891	16,975	—	—
Italian Strategic Alliance	—	—	15,914	11,290	(400)
Merchant Banking General Partnership Interests	—	—	—	—	(54)
Other	368	1,124	(96)	346	(2,588)

Total	$1,836	$40,015	$94,550	$53,078	$52,372

	Minority Interest Liability
	As of December 31,		As of September 30, 2004
	2002	2003
	($ in thousands)
LAM Members	$—	$66,599	$45,190
LAM General Partnerships	66,416	35,634	32,579
Italian Strategic Alliance	—	65,889	47,222
Merchant Banking General Partnership Interests	—	—	20,859
Other	2,223	956	373

Total	$68,639	$169,078	$146,223

Net Income Allocable to Members

Historically, payments for services rendered by our managing directors have been accounted for as distributions from members’ capital, or as minority interest expense in the case of payments to LAM managing directors and certain key LAM employee members during 2003 and 2004, rather than as compensation and benefits expense. As a result, our compensation and benefits expense and net income allocable to members have not reflected most payments for services rendered by our managing directors.

During 2002 and 2003, following the hiring of new senior management, Lazard Group invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of Lazard Group’s business. As a result, while payments for services rendered by our managing directors generally did not historically exceed net income allocable to members in any given year, in 2002 and 2003 we elected to make distributions to our managing directors that exceeded our net income allocable to members. We expect this to be the case in 2004 as well.

The table below illustrates what our compensation and benefits expense would have been on an adjusted basis during 2003, the nine months ended September 30, 2003 and the nine months ended September 30, 2004 had the portion of distributions to members which represent payments for services rendered and our minority interest expense related to LAM been accounted for as compensation and benefits expense, as adjusted to exclude the impact of the separated businesses. The table further illustrates the relationship between our adjusted compensation and benefits expense and our operating revenue. We define operating revenue to equal consolidated total gross revenue less (i) total gross revenue attributable to the separated businesses and (ii) interest expense related to LFB, our Paris-based banking affiliate.

	Year Ended December 31, 2003	Nine Months Ended September 30,
		2003	2004
	($ in thousands)
Adjusted employee compensation and benefits
Historical	$481,212	$351,392	$401,901
Add (deduct):
Amount related to separated businesses	(95,696)	(65,650)	(74,572)
Portion of distributions representing payments for services rendered by managing directors (excluding LAM managing directors)	312,764	232,268	205,587
Portion of distributions representing payments included in minority interest for services rendered by LAM managing directors and employee members of LAM	78,340	41,443	55,709

Adjusted employee compensation and benefits	$776,620	$559,453	$588,625

Operating revenue
Historical total revenue	$1,233,545	$843,907	$873,046
Add (deduct):
Amount related to separated businesses	(147,067)	(116,498)	(137,225)
LFB Interest expense	(15,633)	(11,790)	(13,406)

Operating revenue	$1,070,845	$715,619	$722,415

Adjusted compensation-to-operating revenue ratio	72.5%	78.2%	81.5%

Following the completion of this offering, our policy will be that our total compensation and benefits expense, including that payable to our managing directors, will not exceed 57.5% of operating revenue each year (although we retain the ability to change this policy in the future). The following table summarizes the reductions required to achieve the target ratio:

	Year Ended December 31, 2003	Nine Months Ended September 30,
		2003	2004
	($ in thousands)
Target employee compensation and benefits
Adjusted employee compensation and benefits, as above	$776,620	$559,453	$588,625
Reductions	(160,884)	(147,972)	(173,237)

Target compensation and benefits	$615,736	$411,481	$415,388

Target compensation-to-operating revenue ratio	57.5%	57.5%	57.5%

We intend to achieve this target primarily by reducing our payments for services rendered by our managing directors, through the expiration of guaranteed payments and other contractual agreements and by reducing discretionary compensation, while continuing to maintain financial packages for our managing directors that we believe are competitive in the market place.

We cannot assure you, however, that these or other measures will allow us to reach or maintain our target compensation expense-to-operating revenue ratio in the future. Increased competition for senior professionals, changes in the financial markets generally or other factors could prevent us from reaching this objective.

Results of Operations

Our consolidated financial statements are presented in U.S. dollars. Many of our non-U.S. subsidiaries have a functional currency (i.e., the currency in which operational activities are primarily conducted) that is other than the U.S. dollar, generally the currency of the country in which the subsidiaries are domiciled. Such subsidiaries’ assets and liabilities are translated into U.S. dollars at year end exchange rates, while revenue and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts from a subsidiary’s functional currency are reported as a component of members’ equity. Foreign currency remeasurement gains and losses on transactions in non-functional currencies are included in the consolidated statements of income.

The consolidated results of operations for the years ended December 31, 2001 through December 31, 2003 and the nine months ended September 30, 2003 and September 30, 2004 are set forth below:

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in thousands)
Net Revenue:
Financial Advisory	$551,356	$532,896	$690,967	$480,162	$406,126
Asset Management	410,237	454,683	350,348	225,361	289,956
Capital Markets and Other(a)	224,854	183,468	135,569	106,619	134,112
Corporate	(14,392)	(4,768)	6,500	(6,073)	4,734

Net revenue	1,172,055	1,166,279	1,183,384	806,069	834,928

Operating Expenses:
Employee compensation and benefits	524,417	469,037	481,212	351,392	401,901
Non-compensation expense	288,676	321,197	312,818	201,305	237,461

Total operating expenses	813,093	790,234	794,030	552,697	639,362

Operating Income	358,962	376,045	389,354	253,372	195,566
Provision for income taxes	51,349	38,583	44,421	28,370	14,385

Income Allocable to Members Before Minority Interest and Extraordinary Gain	307,613	337,462	344,933	225,002	181,181
Minority Interest	1,836	40,015	94,550	53,078	52,372

Income Allocable to Members Before Extraordinary Gain	305,777	297,447	250,383	171,924	128,809
Extraordinary gain	—	—	—	—	5,507

Net Income Allocable to Members	$305,777	$297,447	$250,383	$171,924	$134,316

(a)	As described above, Lazard Group will separate its Capital Markets and Other business segment in connection with the separation and recapitalization.

The key ratios, statistics and headcount information for the years ended December 31, 2001 through December 31, 2003 and the nine months ended September 30, 2003 and September 30, 2004 are set forth below:

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in thousands)
As a % of Net Revenue:
Financial Advisory	47%	46%	58%	60%	49%
Asset Management	35%	39%	30%	28%	35%
Capital Markets and Other(a)	19%	15%	11%	13%	16%
Corporate	(1)%	0%	1%	(1)%	0%

Net Revenue	100%	100%	100%	100%	100%

As a % of Net Revenue:
Operating Income	31%	32%	33%	31%	23%

Headcount, as of the end of each period, prior to the separation:
Managing Directors:
Financial Advisory	88	103	118	118	130
Asset Management	19	19	24	24	35
Capital Markets and Other(a)	30	30	32	32	32
Corporate	8	8	8	8	9
All Other Employees	2,530	2,499	2,374	2,383	2,438

Total	2,675	2,659	2,556	2,565	2,644

Headcount, as of the end of each period, after the separation:
Managing Directors:
Financial Advisory	88	103	118	118	130
Asset Management	19	19	24	24	35
Corporate	8	8	8	8	9
All Other Employees	2,306	2,309	2,193	2,204	2,201

Total	2,421	2,439	2,343	2,354	2,375

(a)	As described above, Lazard Group will separate its Capital Markets and Other business segment in connection with the separation and recapitalization.

Consolidated Results of Operations

A discussion of our consolidated results of operations is set forth below, followed by a more detailed discussion of business segment results.

Nine Months Ended September 30, 2004 vs. September 30, 2003.    Net revenue was $835 million for the 2004 period, up $29 million, or 4%, versus net revenue of $806 million for the corresponding period in 2003. During the 2004 period, M&A net revenue increased by 9%, offset by a reduction in Financial Restructuring net revenue of 71%, while Asset Management net revenue increased by 29% and Capital Markets and Other net revenue increased by 26%.

Employee compensation and benefits expense was $402 million for the 2004 period, an increase of $51 million, or 14%, versus expense of $351 million for the corresponding period in 2003. The expense increase was primarily due to increases in performance-based bonus accruals and an increase in headcount. Employee headcount as of September 30, 2004 increased by 2% versus September 30, 2003. The increase in headcount was primarily a result of the headcount associated with the January 2004 acquisition of the assets of Panmure Gordon which will not be retained after this offering. For further information with respect to employee compensation and benefits expense after this offering, see “Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition—Notes to Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition. ”

Non-compensation expense was $237 million for the 2004 period, an increase of $36 million, or 18%, versus expense of $201 million for the corresponding period in 2003. Premises and occupancy expenses were $75 million, an increase of $6 million, or 9%, due to higher occupancy cost in London and in the U.S. for offices that were not operating for the full period in 2003. Professional fees were $44 million, an increase of $10 million, or 28%, versus $34 million for the 2003 period primarily due to integration costs associated with the acquisition of the assets of Panmure Gordon, payments to former employees as a result of carried interest-based incentive fees on real estate-related merchant banking funds and consulting fees relating to our recently initiated merchant banking activities in the U.K. Travel and entertainment expenses were $36 million, an increase of $5 million, or 17%, versus $31 million for the 2003 period due to increased business development efforts. Communication and information services and equipment costs, in the aggregate, were $47 million, an increase of $7 million, or 16%, versus $40 million for the 2003 period due to increased software maintenance expense and additional technology related spending in certain offices in the U.S. and Europe. Other expenses were $36 million, an increase of $9 million, or 31%, versus $27 million for the 2003 period primarily due to increases in value added tax, or “VAT,” in the U.K. and from all other expenses spread among the various businesses.

Operating income was $196 million for the 2004 period, a decrease of $57 million, or 23%, versus operating income of $253 million for the corresponding period in 2003. Operating income as a percentage of net revenue was 23% for the first nine months in 2004 versus 31% for the corresponding period in 2003.

Provision for income taxes was $14 million for the 2004 period, a decrease of $14 million versus $28 million for the corresponding period in 2003 due to decreased profitability in locations that are subject to corporate income taxes.

Minority interest was $52 million for the 2004 period, a decrease of $1 million versus $53 million for the corresponding period in 2003, principally due to a decrease in minority interest associated with the Italian strategic alliance, offset by an increase in performance-based compensation for LAM members. See “—Minority Interest.”

Income allocable to members before extraordinary gain was $129 million for the 2004 period, a decrease of $43 million, or 25%, versus $172 million for the corresponding period in 2003.

An extraordinary gain of approximately $6 million was recorded in January 2004 related to the acquisition of the assets of Panmure Gordon and represented the excess of the fair value of the net assets acquired over the purchase price.

2003 versus 2002.    Net revenue was $1,183 million in 2003, an increase of $17 million, or 1%, versus net revenue of $1,166 million in 2002. During 2003, M&A net revenue increased by 7% and Financial Restructuring net revenue increased by 96%, with these increases principally offset by decreases in Asset Management net revenue of 23% and Capital Markets and Other net revenue of 26%.

Employee compensation and benefits expense was $481 million in 2003, an increase of $12 million or 3% versus expense of $469 million during 2002. The increase in expense in 2003 was principally due to investments made in our Financial Advisory segment, including new service groups and increases in U.K. pension costs. These increases were partially offset by savings related to headcount reductions in Asset Management, and by the reclassification to minority interest expense of compensation for employee members of LAM whose compensation, prior to 2003, had previously been reported in employee compensation and benefits expense. Employee headcount (excluding managing directors) at December 31, 2003 was 2,374, a net reduction of 125 versus December 31, 2002.

Non-compensation expense was $313 million in 2003, a decrease of $8 million, or 3%, versus expense of $321 million in 2002. Premises and occupancy expenses were $98 million, an increase of $16 million, or 20%, versus $82 million in 2002, primarily due to increases in rent in London and occupancy cost for our Paris facilities. Professional fees were $56 million, a decrease of $12 million, or 17%, versus $68 million in 2002 due to higher professional fees in 2002 relating to (i) dissolving an Asset Management partnership arrangement, (ii) unwinding of an investment in a derivatives business venture and (iii) reorganizing the LAM capital structure. Travel and entertainment expenses were $46 million, an increase of $5 million, or 11%, versus $41 million in 2002 due to increased business development efforts. Communication and information services and equipment costs in the aggregate were $56 million, an increase of $5 million, or 10%, versus $51 million in 2002 with no one business activity accounting for a significant piece of the increase. Other expenses were $57 million, a decrease of $22 million, or 28%, versus $79 million in 2002, primarily due to one-time costs incurred in 2002 relating to dissolving the aforementioned Asset Management partnership arrangement.

Operating income was $389 million in 2003, an increase of $13 million, or 4%, versus operating income of $376 million in 2002. Operating income as a percentage of net revenue was 33% in 2003 versus 32% in 2002.

Provision for income taxes was $44 million in 2003, an increase of $5 million versus $39 million in 2002, due to increased profitability in locations that are subject to corporate income taxes.

Minority interest was $95 million in 2003, an increase of $55 million versus $40 million in 2002. Beginning in 2003, compensation for services rendered by LAM managing directors and employee members of LAM was recorded in minority interest. In addition, Lazard Group’s strategic alliance in Italy with Intesa also commenced in 2003. These two items, in the aggregate, accounted for a $78 million increase in minority interest expense. Partially offsetting these increases was a $22 million decline in minority interest expense associated with the consolidation of LAM-related general partnerships consistent with the decline in related incentive fee revenue. See “—Minority Interest.”

Net income allocable to members was $250 million in 2003, a decrease of $47 million, or 16%, versus net income allocable to members of $297 million in 2002.

2002 versus 2001.    Net revenue was $1,166 million in 2002, a decrease of $6 million, or less than 1%, versus net revenue of $1,172 million in 2001. The decrease in net revenue was due principally to decreases in M&A net revenue of 20%, and Capital Markets and Other net revenue of 18%, offset by increases in Financial Restructuring net revenue of 126% and Asset Management net revenue of 11%. Corporate net revenue increased by $10 million primarily due to non-recurring write-downs of long-term investments that were recorded in 2001.

Employee compensation and benefits expense was $469 million in 2002, a decrease of $55 million, or 11%, versus expense of $524 million in 2001. Most of this decrease consists of non-recurring compensation in 2001, consisting of $8 million principally relating to the London money markets business that we exited in 2001 and $25 million for severance payments relating to the money markets business and other reductions in headcount. In addition, during 2002 Lazard Group had lower performance-based bonus costs associated with its operating results and lower employment costs related to a change in headcount mix which, in the aggregate, reduced employee compensation and benefits expense by approximately $21 million. Employee headcount (excluding managing directors) at December 31, 2002 was 2,499, a net reduction of 31 versus December 31, 2001.

Non-compensation expense was $321 million in 2002, an increase of $32 million, or 11%, versus $289 million in 2001. Premises and occupancy expenses were $82 million, an increase of $19 million, or 29%, versus $63 million in 2001 primarily due to significant costs associated with the move to our new facilities in London. In 2002, Lazard Group incurred $27 million of expense relating to the lease write-off of the space vacated in London and duplicate rent paid in 2002 for a portion of the year for both the old and new space, partially offset by an $8 million reduction in expense relating to accelerated amortization in 2001 of leasehold improvements in vacated space. Professional fees were $68 million, a decrease of $2 million, or 4%, versus $70 million in 2001. Travel and entertainment, communication and information services and equipment costs in the aggregate were $92 million, a decrease of $4 million, or 5%, versus $96 million in 2001. Other expenses were $79 million, an increase of $21 million, or 36%, versus $58 million in 2001, primarily due to additional costs incurred in 2002 relating to dissolving an Asset Management partnership arrangement.

Operating income was $376 million in 2002, an increase of $17 million, or 5%, versus operating income of $359 million in 2001. Operating income as a percentage of net revenue was 32% in 2002 versus 31% in 2001.

Provision for income taxes was $39 million in 2002, a decrease of $12 million versus $51 million in 2001 due to decreased profitability in locations that are subject to corporate income taxes.

Minority interest was $40 million in 2002, an increase of $38 million versus $2 million in 2001. The increase was due to the minority interests arising from the consolidation of LAM-related general partnership interests and was consistent with the increase in incentive fee revenue. See “—Minority Interest.”

Net income allocable to members was $297 million in 2002, a decrease of $9 million, or 3%, versus income of $306 million in 2001.

Business Segments

The following data discusses net revenue and operating income by business segment. The operating results exclude a discussion of Corporate, due to its relatively minor contribution to operating results. Each segment’s operating expenses include (i) employee compensation and benefits expenses that are incurred directly in support of the businesses and (ii) other operating expenses which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities. Such support costs are allocated to the relevant segments based on various statistical drivers such as, among other items, headcount, square footage and transactional volume.

Financial Advisory

The following table summarizes the operating results of the Financial Advisory segment:

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in thousands)
M&A	$492,083	$393,082	$419,967	$290,374	$315,373
Financial Restructuring	55,200	124,800	244,600	174,300	51,200
Other Financial Advisory	4,073	15,014	26,400	15,488	39,553

Net Revenue	551,356	532,896	690,967	480,162	406,126
Operating Expenses	312,603	330,802	380,250	276,101	316,428

Operating Income	$238,753	$202,094	$310,717	$204,061	$89,698

Headcount(a):
Managing Directors	88	103	118	118	130
Other Employees	824	820	848	853	849

Total	912	923	966	971	979

(a)	Excludes headcount related to support functions. Such headcount is included in the Corporate headcount.

The geographical distribution of Financial Advisory net revenue is set forth below in percentage terms. The offices that generate our Financial Advisory net revenue are located in North America, Europe (principally in the U.K., France, Italy and Germany) and the rest of the world (principally in Asia).

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
North America	34%	41%	49%	49%	46%
Europe	64%	57%	50%	50%	53%
Rest of World	2%	2%	1%	1%	1%

Total	100%	100%	100%	100%	100%

Financial Advisory Results of Operations

Nine Months Ended September 30, 2004 vs. September 30, 2003.    In the 2004 period, M&A net revenue increased by $25 million, or 9%, offset by a $123 million, or 71%, decrease in Financial Restructuring net revenue versus the corresponding period in 2003. Other Financial Advisory net revenue increased by $24 million primarily due to net revenue generated from a new service that raises capital for private equity funds that commenced operations in 2003, as well as increased underwriting net revenue in corporate finance activities.

Clients with whom Lazard Group transacted significant business in the first nine months of 2004 included Air Liquide, Bank One, Canary Wharf Group, Fisher Scientific, Intesa, Interbrew, ITV, MG Technologies, Pfizer, Resolution Life, Roto-Rooter and UCB.

Financial Advisory net revenue for the 2004 period was earned from 331 clients, compared to 285 in 2003. Advisory fees of $1 million or more were earned from 96 of our clients for the nine months ended September 30, 2004, compared to 103 in the corresponding nine months in 2003.

Operating expenses were $316 million for the 2004 period, an increase of $40 million, or 15%, versus operating expenses of $276 million in the corresponding period in 2003. Employee compensation and benefits expense increased by $22 million, or 15%, primarily due to an increase in headcount in certain of our offices and in new offices or new service groups that were partially or not operational in 2003. Other operating expenses increased by $19 million, or 14%, due to increases in premises and occupancy expense of $7 million, travel and entertainment expense of $5 million, communications, information services and equipment of $3 million and all other expenses, which in the aggregate increased by $4 million. Premises and occupancy expense increased due to higher occupancy costs in London and Paris as well as in the U.S. for offices that were not operating for the full period in 2003. Travel and entertainment expense increased due to business development efforts. Communications, information services and equipment expense increased due to additional technology and equipment expense in certain offices in the U.S. and Europe and technology upgrades in the U.S.

Financial Advisory operating income was $90 million for the 2004 period, a decrease of $114 million, or 56%, versus operating income of $204 million for the corresponding period in 2003. Operating income as a percentage of segment net revenue was 22% for the 2004 period versus 42% for the corresponding period in 2003.

2003 versus 2002.    In 2003, Financial Restructuring net revenue increased by $120 million, or 96%, and M&A net revenue increased by $27 million, or 7%, versus 2002. Other Financial Advisory net revenue increased by $11 million due to revenue generated from new service groups that commenced operations in 2003, increased underwriting activity and increases in other miscellaneous income.

Clients with whom Lazard Group transacted significant business in 2003 included Canary Wharf Group, Charter Communications, Conseco, Corus Group, Edison International, Fiat, Intesa, Microsoft, Pfizer, Pirelli Group, Sierra Pacific Resources, Vivendi Universal, WorldCom and Xcel Energy.

Financial Advisory net revenue in 2003 was earned from 370 clients, compared to 383 in 2002. Advisory fees of $1 million or more were earned from 137 of our clients in 2003, compared to 136 in 2002. In 2003, the ten largest fee-paying clients constituted 30% of Financial Advisory segment net revenue. There were no clients in 2003 that individually constituted more than 10% of Financial Advisory segment net revenue.

Operating expenses were $380 million for 2003, an increase of $49 million, or 15%, versus operating expenses of $331 million in 2002. Employee compensation and benefits expense increased by $19 million, or 11%, primarily due to increased revenue and increased headcount in select offices and new service groups. Other operating expenses increased by $31 million, or 19%, due to increases in premises and occupancy expense of $9 million, or 49%, travel and entertainment expense of $4 million, or 26%, and support costs of $18 million, or 28%. Premises and occupancy expense increased principally due to higher occupancy cost in London and Paris, and new offices in Houston and Los Angeles. Travel and entertainment expense increased across all offices primarily due to increased business development efforts and an increase in managing director headcount compared to 2002.

Financial Advisory operating income was $311 million in 2003, an increase of $109 million, or 54%, versus operating income of $202 million in 2002. Operating income as a percentage of segment net revenue was 45% in 2003 versus 38% in 2002.

2002 versus 2001.    In 2002, Financial Restructuring net revenue increased by $70 million, or 126%, offset by a decrease in M&A net revenue of $99 million, or 20%, versus 2001. Other Financial Advisory net revenue increased $11 million or 269% versus 2001 primarily due to increased underwriting activities.

Clients with whom Lazard Group transacted significant business in 2002 included AES, Budget Group, CalPERS, Danone, Fiat, Interbrew, Marconi, Microsoft, Pfizer, Pirelli Group, Strategic Rail Authority and Vivendi Environment.

Financial Advisory net revenue in 2002 was earned from 383 clients, compared to 394 in 2001. Advisory fees of $1 million or more were earned from 136 of our clients in 2002, compared to 128 in 2001. In 2002, the ten largest fee-paying clients constituted 26% of Financial Advisory segment net revenue. There were no clients that individually constituted more than 10% of Financial Advisory segment net revenue.

Operating expenses were $331 million for 2002, an increase of $18 million, or 6%, versus operating expenses of $313 million in 2001. Employee compensation and benefits expense decreased by $14 million, or 8%, as worldwide Financial Advisory staff was realigned by decreasing headcount in select offices and service groups, and increasing headcount in U.S. and certain European offices. Other operating expenses increased by $32 million primarily due to increased support costs as well as increases in premises and occupancy expense of $4 million, or 25%, and all other expenses, which in the aggregate, increased $5 million, or 7%. Support costs increased as a result of the Financial Advisory segment bearing an increased level of support costs in 2002 versus 2001.

Financial Advisory operating income was $202 million in 2002, a decrease of $37 million, or 15%, versus operating income of $239 million in 2001. Operating income as a percentage of segment net revenue was 38% in 2002 versus 43% in 2001.

Asset Management

The following table shows the composition of AUM mandates for our Asset Management segment:

	As of December 31,			As of September 30, 2004
	2001	2002	2003
	($ in millions)
AUM
International Equities	$26,950	$23,141	$34,389	$33,852
Global Equities	16,500	12,806	15,922	16,158
U.S. Equities	12,766	9,878	12,236	11,971

Total Equities	56,216	45,825	62,547	61,981

International Fixed Income	3,721	4,164	5,174	5,495
Global Fixed Income	2,485	1,723	1,932	1,934
U.S. Fixed Income	5,990	4,850	4,393	4,290

Total Fixed Income	12,196	10,737	11,499	11,719

Alternative Investments	2,384	4,094	1,370	2,270
Merchant Banking	214	272	411	453
Cash Management	2,098	2,757	2,544	2,071

Total AUM	$73,108	$63,685	$78,371	$78,494

The following is a summary of changes in Asset Management’s AUM and average AUM during the years ended December 31, 2001, 2002, and 2003 and the nine months ended September 30, 2003 and 2004. Average AUM is based on an average of quarterly ending balances for the respective periods.

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in millions)
AUM—Beginning of Period	$79,510	$73,108	$63,685	$63,685	$78,371

Net Flows	1,550	(3,573)	(1,111)	(3,076)	(1,863)
Market Appreciation/(Depreciation)	(7,558)	(7,215)	14,457	6,370	2,121
Foreign Currency Adjustments	(394)	1,365	1,340	859	(135)

AUM—End of Period	$73,108	$63,685	$78,371	$67,838	$78,494

Average AUM	$75,705	$69,791	$66,321	$63,309	$78,711

The following table summarizes the operating results of the Asset Management segment:

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in thousands)
Management and Other Fees	$386,237	$381,256	$312,123	$223,386	$284,638
Incentive Fees	24,000	73,427	38,225	1,975	5,318

Net Revenue	410,237	454,683	350,348	225,361	289,956
Operating Expenses	261,896	298,617	246,188	166,049	199,606

Operating Income	$148,341	$156,066	$104,160	$59,312	$90,350

Headcount(a):
Managing Directors	19	19	24	24	35
Other Employees	677	661	571	564	585

Total	696	680	595	588	620

(a)	Excludes headcount related to support functions. Such headcount is included in the Corporate headcount.

The geographical distribution of Asset Management net revenue is set forth below in percentage terms:

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
North America	68%	72%	63%	62%	59%
Europe	26%	22%	30%	32%	33%
Rest of World	6%	6%	7%	6%	8%

Total	100%	100%	100%	100%	100%

Asset Management Results of Operations

Nine Months Ended September 30, 2004 vs. September 30, 2003.    Asset Management net revenue was $290 million in the 2004 period, an increase of $65 million, or 29%, versus net revenue of $225 million in the corresponding period in 2003. Management and Other fees for the 2004 period were $285 million, up $61 million, or 27%, versus the corresponding period in 2003. Incentive fees earned in the 2004 period were $5 million, an increase of $3 million versus $2 million in the corresponding period in 2003 due to higher performance versus benchmarks in certain investment funds. The increase in net revenue was principally driven by an increase in average AUM for the period in 2004.

For the 2004 period, average AUM increased by approximately $15.4 billion, or 24% versus the 2003 period. The increase in average AUM principally occurred in equity products that, in general, earn higher average fees than fixed income products.

AUM as of September 30, 2004 was $78.5 billion, an increase of $10.7 billion, or 16%, versus AUM of $67.8 billion as of September 30, 2003. During the nine months ended September 30, 2004, AUM increased $0.2 billion primarily due to net outflows of $1.9 billion that were more than offset by market appreciation of $2.1 billion. Net outflows were principally related to performance related withdrawals, asset allocation decisions and corporate restructurings.

Operating expenses were $200 million for the 2004 period, an increase of $34 million, or 20%, versus operating expenses of $166 million in the corresponding period in 2003. Employee compensation and benefits expense increased by $16 million, or 21%, versus the corresponding period in 2003, primarily due to increases in performance-based bonuses relating to the increased operating results and to a lesser extent, increases in headcount to support global growth. Other operating expenses increased by $18 million, or 20%, versus 2003 principally due to increases in premises and occupancy expense of $3 million, or 25%, and travel and entertainment expense of $2 million, or 29%, equipment expense of $2 million, or 90%, and all other expenses which, in the aggregate, increased $11 million or 16%. Premises and occupancy expense increased primarily due to the incurrence of duplicate rent in London and travel and entertainment expense increased due to business development efforts. Equipment expenses increased due to higher software maintenance costs and other expenses increased primarily due to higher transaction costs associated with higher AUM.

Asset Management operating income was $90 million in the 2004 period, an increase of $31 million, or 52%, versus operating income of $59 million for the corresponding period in 2003. Operating income as a percentage of segment net revenue was 31% for the 2004 period versus 26% for the corresponding period in 2003.

2003 vs. 2002.    Asset Management net revenue was $350 million in 2003, a decrease of $105 million, or 23%, from net revenue of $455 million in 2002. Management and Other fees for 2003 were

$312 million, down $69 million, or 18%, versus the corresponding period in 2002. Incentive fees earned in 2003 were $38 million, $35 million lower than in 2002. Lower average AUM, as well as the mix of AUM, resulted in a decrease in net revenue in 2003.

In 2003, average AUM decreased by $3.5 billion, or 5%, versus 2002, primarily due to net asset outflows that occurred in early 2003. The majority of the net asset outflow occurred in the alternative investment product area due to the departure in early 2003 of a hedge fund manager and team. This outflow resulted in both reduced management fees and incentive fees in 2003. As the mix of AUM in 2003 shifted away from higher margin alternative investment products, the average fees earned on AUM were lower in 2003 than in 2002. By the end of 2003, the downward trend in AUM was reversed due to significant market appreciation and an increase in net inflows of assets beginning in the second quarter, which offset the market depreciation and net outflows experienced in the first quarter.

AUM at December 31, 2003 was $78.4 billion, up approximately $15 billion from December 31, 2002 due almost entirely to market appreciation.

Operating expenses were $246 million for 2003, a decrease of $53 million, or 18%, versus operating expenses of $299 million in 2002. Employee compensation and benefits expense decreased by $23 million, or 17%, $10 million of which related to the reporting of compensation for non-managing directors who are members of LAM. In prior years, such compensation was reported in employee compensation and benefits expense. Also contributing to the decrease was lower headcount and performance-based bonuses as a result of lower operating results in 2003. Other operating expenses decreased $30 million, or 18%, in 2003 compared to 2002. Professional fees were $5 million lower than in 2002 when additional expense was incurred relating to the dissolving of an Asset Management partnership arrangement and the reorganization of the LAM capital structure. Other expenses were $20 million lower than in 2002 principally due to additional costs incurred in 2002 relating to dissolving the aforementioned Asset Management partnership arrangement.

Asset Management operating income was $104 million in 2003, a decrease of $52 million, or 33%, versus operating income of $156 million in 2002. Operating income as a percentage of segment net revenue was 30% in 2003 versus 34% in 2002.

2002 vs. 2001.    Asset Management net revenue was $455 million in 2002, an increase of $45 million, or 11%, versus net revenue of $410 million in 2001. The increase was driven primarily by an increase of $49 million in performance-based incentive fees earned from alternative investment products. Management and Other fees in 2002 were slightly lower versus 2001 at $381 million.

In 2002, average AUM decreased by $5.9 billion, or 8%, versus 2001, primarily in equity products and, to a lesser extent, fixed income products, partially offset by increases in alternative investment products. While average AUM was lower in 2002 than average AUM in 2001, the average fees earned on AUM in 2002 increased due to a shift toward higher margin alternative investment products.

AUM at December 31, 2002, was $63.7 billion, a decrease of $9.4 billion from December 31, 2001, driven primarily by market depreciation of $7.2 billion and net outflows of $3.6 billion.

Operating expenses were $299 million for 2002, an increase of $37 million, or 14%, versus operating expenses of $262 million in 2001. Employee compensation and benefits expense decreased $6 million, or 5%, primarily due to severance payments in 2001 that did not recur in 2002. Other operating expenses increased $43 million in 2002, or 35%, principally due to non-recurring professional fees and other costs in 2002 related to dissolving the aforementioned Asset Management partnership arrangement and an increase in support costs in 2002. Support costs increased as a result of the Asset Management segment bearing an increased level of support costs in 2002 versus 2001.

Asset Management operating income was $156 million in 2002, an increase of $8 million, or 5%, versus operating income of $148 million in 2001. Operating income as a percentage of segment net revenue was 34% in 2002 versus 36% in 2001.

Capital Markets and Other

The following table summarizes the operating results of the Capital Markets and Other segment:

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	($ in thousands)
Net Revenue	$224,854	$183,468	$135,569	$106,619	$134,112

Operating Expense	221,598	162,930	179,251	114,878	130,725

Operating Income (Loss)	$3,256	$20,538	$(43,682)	$(8,259)	$3,387

Headcount(a):
Managing Directors	30	30	32	32	32
Other Employees	224	190	181	179	237

Total	254	220	213	211	269

(a)	Excludes headcount related to support functions. Such headcount is included in the Corporate headcount.

Capital Markets and Other Results of Operations

Nine Months Ended September 30, 2004 vs. September 30, 2003.    Capital Markets and Other net revenue was $134 million in the 2004 period, an increase of $27 million, or 26%, versus net revenue of $107 million in the corresponding period in 2003. Higher net revenue in sales and trading was the principal contributor to the increase, including net revenue of $16 million generated from certain product areas not previously offered by Lazard Group, due to the acquisition of the assets of Panmure Gordon in January 2004. Increases in primary revenue in corporate broking, corporate bonds, convertibles and secondary revenue in equities were offset by a decrease in secondary trading in fixed income. In addition, incentive fees earned on the realization of carried interest on real estate-related merchant banking funds were $13 million in the 2004 period, while no incentive fees were recorded in the corresponding period in 2003.

Operating expenses were $131 million for the 2004 period, an increase of $16 million, or 14%, versus operating expenses of $115 million in the corresponding period in 2003. Employee compensation and benefits expense in the 2004 period increased by $8 million, or 15%, primarily due to increases in headcount associated with the acquisition of the assets of Panmure Gordon in the 2004 period, partially offset by decreases in bonus accruals in certain areas that experienced declines in revenue in the 2004 period. Other operating expenses increased by $8 million or 13%. Premises and occupancy costs decreased by $7 million in the 2004 period primarily due to duplicate rent paid in London in the 2003 period with respect to both the old and new London facility that did not recur in 2004. Professional fees increased by $11 million in the 2004 period, primarily due to integration costs associated with the acquisition of the assets of Panmure Gordon, payments to former employees as a result of carried interest incentive fees recorded in merchant banking and consulting fees relating to our recently initiated merchant banking activities in the U.K. In connection with the acquisition of the assets of Panmure Gordon during the 2004 period, new service groups were added that did not exist in the 2003 period and which added an aggregate of $4 million across all other expense categories.

Capital Markets and Other operating income was $3 million in the 2004 period, versus a loss of $8 million in the corresponding period in 2003. Operating income as a percentage of segment net revenue was 3% for the 2004 period versus a loss of 8% in the corresponding period in 2003.

2003 versus 2002.    Capital Markets and Other net revenue was $135 million in 2003, a decrease of $48 million, or 26%, from net revenue of $183 million in 2002. The decrease in net revenue in 2003 was principally due to a gain in 2002 of $27 million on the sale of a portion of a long-term investment that did not recur in 2003. Also contributing to the decrease was lower secondary trading revenue of $12 million.

Operating expenses were $179 million for 2003, an increase of $16 million, or 10%, versus operating expenses of $163 million in 2002. Employee compensation and benefits expense in 2003 increased by $14 million, or 21%, primarily due to the establishment of a new convertible bond desk, the addition of a new equity team in London, and an increase in employee bonuses in the corporate bond area. Offsetting these increases were decreases in headcount and performance-based bonuses in other product areas. Other operating expenses increased by $2 million, or 3%.

Capital Markets and Other operating loss was $44 million in 2003 versus operating income of $21 million in 2002. Operating loss as a percentage of net revenue was 32% in 2003 versus operating income as a percentage of net revenue of 11% in 2002.

2002 versus 2001.    Capital Markets and Other net revenue was $183 million in 2002, a decrease of $42 million, or 18%, from net revenue of $225 million in 2001. In the second quarter of 2001, we exited our London money market business and commenced liquidation of related money market positions. During 2001, the London money market business generated $37 million in net revenue, with no comparable revenue in 2002. Other factors contributing to the decrease in net revenue in 2002 included a $10 million write-down of a long-term investment and a decrease in primary revenue of $19 million in 2002. Offsetting these decreases was a gain of $27 million on the sale of a portion of a long-term investment in 2002.

Operating expenses were $163 million for 2002, a decrease of $59 million, or 26%, versus operating expenses of $222 million in 2001. Employee compensation and benefits expense decreased by $27 million primarily due to the exiting of the London money markets business. Other operating expenses decreased by $32 million, with a decrease of $43 million primarily due to the exiting of the money markets business and a decrease in overhead expenses in 2002. Offsetting these decreases was an increase in 2002 in premises and occupancy expense of $11 million, including $27 million of expense relating to the lease write-off of the space vacated in London and duplicate rent paid in 2002 for a portion of the year for both the old and new space, offset by the absence in 2002 of a 2001 expense of $12 million for accelerated amortization of leasehold improvements in vacated office facilities in the U.S. and amortization of leasehold improvements.

Capital Markets and Other operating income was $21 million in 2002, an increase of $18 million versus operating income of $3 million in 2001. Operating income as a percentage of net revenue was 11% in 2002 versus 1% in 2001.

Geographic Data

For a summary of the consolidated net revenue and identifiable assets of Lazard Group as of and for the years ended December 31, 2001, 2002 and 2003 by geographic region, see Note 15 of notes to our historical consolidated financial statements.

Cash Flows

Historically, Lazard Group’s cash flows have been influenced primarily by the timing of receipt of Financial Advisory and Asset Management fees, the timing of distributions to members and payment of bonuses to employees. In general, we collect our accounts receivable within 60 days. In restructuring transactions, particularly restructurings involving bankruptcies, receivables sometimes take longer to collect than 60 days due to issues such as court-ordered holdbacks.

Cash and cash equivalents were $284 million at September 30, 2004, a decrease of $32 million versus cash and cash equivalents of $316 million at December 31, 2003. During the nine months ended September 30, 2004, cash of $396 million was provided by operating activities, including $134 million from net income allocable to members, $65 million of noncash charges, principally consisting of depreciation and amortization of $13 million and minority interest of $52 million and $197 million being provided by net changes in other operating assets and operating liabilities. Cash of $6 million was used for investing activities, primarily related to $7 million in net additions to property. Financing activities during this period used $424 million of cash, primarily for distributions to members and minority interest holders of $418 million. Lazard Group traditionally makes payments for employee bonuses and distributions to members and minority interest holders in the first quarter with respect to the prior year’s results.

Cash and cash equivalents were $316 million at December 31, 2003, a decrease of $17 million versus cash and cash equivalents of $333 million at December 31, 2002. During the year ended December 31, 2003, cash of $207 million was provided by operating activities, including $250 million from net income allocable to members, and $108 million of noncash charges principally consisting of depreciation and amortization of $14 million and minority interest of $94 million, with these items partially offset by net changes in other operating assets and operating liabilities of $151 million. Cash of $54 million was provided by investing activities, principally as a result of proceeds of $100 million from the formation of the strategic alliance in Italy, offset by additions in property relating to leasehold improvements, principally in London and Paris, of $46 million. Financing activities used $287 million of cash, primarily relating to distributions to members and minority interest holders of $452 million, partially offset by $200 million invested by Intesa in connection with the formation of the strategic alliance in Italy.

Cash and cash equivalents were $333 million at December 31, 2002, an increase of $19 million versus cash and cash equivalents of $314 million at December 31, 2001. During the year ended December 31, 2002, cash of $437 million was provided by operating activities, including $297 million from net income allocable to members, $52 million provided by noncash charges related to depreciation and amortization of $12 million, minority interest of $40 million, and $87 million being provided by net changes in other operating assets and operating liabilities. Cash of $18 million was used for investing activities primarily relating to additions to property. Cash used in financing activities was $410 million, primarily for distributions to Lazard Group’s members and minority interest holders.

Liquidity and Capital Resources

Historically, Lazard Group’s source of liquidity has been cash provided by operations, with a traditional seasonal pattern of cash flow. While employee salaries are paid throughout the year, annual discretionary bonuses have historically been paid to employees in January relating to the prior year. Our managing directors are paid a salary during the year, but a majority of their annual cash distributions with respect to the prior year have historically been paid to them in three monthly installments in February, March and April. In addition, and to a lesser extent, during the year we pay certain tax advances on behalf of our managing directors, and these advances serve to reduce the amounts due to the managing directors in the three installments described above. As a consequence, our level of cash on hand decreases significantly during the first quarter of the year and gradually builds up over the remaining three quarters of the year. We expect this seasonal pattern of cash flow to continue.

Lazard Group’s cash flow generated from operations historically has been sufficient to enable it to meet its obligations. We expect this trend to continue. Accordingly, we believe that our cash flows from operating activities should be sufficient for us to fund our current operations for the next 12 months and beyond. In addition, we intend to maintain lines of credit that can be utilized should the need arise.

We regularly monitor our liquidity position, including cash levels, credit lines, principal investment commitments, interest and principal payments on debt, capital expenditures and matters relating to liquidity and to compliance with regulatory net capital requirements. We maintain senior and subordinated lines of credit in excess of anticipated liquidity requirements. As of September 30, 2004, Lazard Group had $216 million in unused lines of credit available to it. These facilities provide us with the ability to meet short-term cash flow needs resulting from our various business activities. If these facilities prove to be insufficient, we would seek additional financing in the credit or capital markets, although we may be unsuccessful in obtaining such additional financing on acceptable terms or at all.

Over the past several years, Lazard Group has entered into several financing agreements designed to strengthen both its capital base and liquidity, the most significant of which are described below. Each of these agreements is discussed in more detail in our historical consolidated financial statements and related notes included elsewhere in this prospectus.

In March 2001, Lazard Group issued $100 million of Mandatorily Redeemable Preferred Stock (“Class C Preferred Interests”). The Class C Preferred Interests are subject to mandatory redemption by Lazard Group in March 2011 and, prior to such date, are redeemable in whole or in part, at Lazard Group’s option. The Class C Preferred Interests are entitled to receive distributions out of the profits of Lazard Group at a rate of 8% per annum, which distributions must be paid prior to any distributions of profits to holders of any other existing class of interests in Lazard Group. Unpaid distributions on the Class C Preferred Interests accrue but are not compounded. Upon liquidation of Lazard Group, the Class C Preferred Interests rank senior to members’ equity. The Class C Preferred Interests will be redeemed in connection with the separation and recapitalization transactions.

In May 2001, a wholly-owned subsidiary of Lazard Group issued $50 million of Senior Notes due 2011. These notes, which are unsecured obligations and guaranteed by Lazard Group, currently bear interest at an annual rate of 7.53%.

In September 2002, Lazard Group and Intesa announced their agreement to form a strategic alliance wherein effective January 2003, Intesa effectively became a 40% partner in Lazard Group’s business in Italy. Pursuant to the terms of this strategic alliance, Intesa made a $100 million investment in Lazard Group’s business in Italy, and purchased a $50 million subordinated promissory note issued by Lazard Group’s business in Italy. The subordinated promissory note has a scheduled maturity in 2078 (subject to extension), with interest payable annually at the rate of 3.0% per annum.

In addition to its direct investment in Lazard Group’s business in Italy, Intesa also purchased a $150 million subordinated convertible promissory note from a wholly-owned subsidiary of Lazard Group. The subordinated convertible promissory note, which is guaranteed by Lazard Group, is convertible into a contractual right that entitles the holder to receive a payment that would be equal to a 3% equity goodwill interest in certain fundamental transactions. This subordinated convertible promissory note has a scheduled maturity in 2018 and has interest payable annually at a variable interest rate between 3.0% and 3.25% per annum. The annual interest rate is 3.0% for the 12 months ending March 2005.

As of December 31, 2003 and September 30, 2004, Lazard Group was in compliance with all of its obligations under its various borrowing arrangements.

We actively monitor our regulatory capital base. Our principal subsidiaries are subject to regulatory requirements in their respective jurisdictions to ensure their general financial soundness and liquidity, which requires, among other things, that we comply with certain minimum capital requirements, record-keeping, reporting procedures, relationships with customers, experience and training requirements for employees and certain other requirements and procedures. These regulations differ in the U.S., the U.K., France, and other countries that we operate in. Our capital structure is designed to provide each of our subsidiaries with capital and liquidity consistent with its business and regulatory requirements. For a discussion of regulations relating to us, see “Business—Regulation” included elsewhere in this prospectus.

In connection with the separation, we expect that Lazard Group will have the right to purchase the separated merchant banking activities from LFCM Holdings after this offering as described in “Certain Relationships and Related Transactions—Business Alliance Agreement.”

We expect that, as a result of this offering and related transactions, and future exchanges of LAZ-MD Holdings exchangeable interests for shares of our common stock, the tax basis of Lazard Group’s tangible and intangible assets attributable to our interest in Lazard Group will be increased. These increases in the tax basis of Lazard Group’s tangible and intangible assets attributable to our interest in Lazard Group would not have been available to us but for the redemption of the historical partner interests and the future exchanges of LAZ-MD Holdings exchangeable interests for shares of our common stock. We further expect that these increases in tax basis will reduce the amount of tax that we might otherwise be required to pay in the future. We intend to enter into a tax receivable agreement with LAZ-MD Holdings that will provide for the payment by us to LAZ-MD Holdings or its assignee of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivables agreement. While the actual amount and timing of payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of exchanges and the amount and timing of our income, we expect that, as a result of the size of the increase in the tax basis of Lazard Group’s tangible and intangible assets attributable to our interest in Lazard Group, during the amortization period for such increased tax basis, the payments that may be made to LAZ-MD Holdings or its assignee could be substantial.

Lazard has not declared or paid any cash dividends on its common equity since its inception. Subject to compliance with applicable law, Lazard currently intends to declare quarterly dividends on all outstanding shares of common stock and expects its initial quarterly dividend to be approximately $             per share, payable in respect of the              quarter of 2005. The initial dividend will be prorated for the portion of that quarter following the closing of this offering. The Class B common stock will not be entitled to dividend rights. The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the actual future earnings, cash flow and capital requirements of our company, the amount of distributions to us from Lazard Group and the discretion of our board of directors. See “Dividend Policy” included elsewhere in this prospectus.

Summary of Quarterly Performance

The following tables present unaudited condensed quarterly consolidated financial information on a historical basis for each of Lazard Group’s eight trailing quarters consisting of the fourth quarter of 2002, first, second, third and fourth quarters of 2003 and the first, second and third quarters of 2004. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarterly Performance Three Months Ended
	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003
	($ in thousands)
Net Revenue	$386,792	$228,791	$271,008	$306,270
Operating Expenses	245,994	179,591	183,706	189,400

Operating Income	$140,798	$49,200	$87,302	$116,870

Income Allocable to Members Before Extraordinary Gain	$85,056	$36,990	$64,983	$69,951

Net Income Allocable to Members	$85,056	$36,990	$64,983	$69,951

	Quarterly Performance Three Months Ended
	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
	($ in thousands)
Net Revenue	$377,315	$245,589	$327,585	$261,754
Operating Expenses	241,333	217,692	211,587	210,083

Operating Income	$135,982	$27,897	$115,998	$51,671

Income Allocable to Members Before Extraordinary Gain	$78,459	$15,053	$73,839	$39,917

Net Income Allocable to Members	$78,459	$15,053	$79,363	$39,900

Net revenue and operating income historically have fluctuated significantly between quarters. This variability arises from the fact that transaction completion fees comprise the majority of our net revenue, with the billing and recognition of such fees being dependent upon the successful completion of client transactions, the occurrence and timing of which is irregular and not subject to our control. In addition, incentive fees earned on AUM and compensation related thereto are generally not recorded until the fourth quarter of our fiscal year, when potential uncertainties regarding the ultimate realizable amounts have been determined.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of December 31, 2003:

	Contractual Obligations Payment Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 Years	More than 5 years
	($ in thousands)
Operating Leases	$520,308	$44,451	$83,151	$77,079	$315,627
Capital Leases	81,156	18,345	28,460	5,342	29,009
Notes Payable and Subordinated Loans	257,911	4,829	—	3,067	250,015
Mandatorily Reedemable Preferred Stock (a)	100,000	—	—	—	100,000
Merchant Banking Commitments (b)	3,012	3,012	—	—	—
Contractual Commitments to Managing Directors, Senior Advisors and Employees (c)	208,508	155,044	52,792	336	336

Total (d)	$1,170,895	$225,681	$164,403	$85,824	$694,987

(a)	The Class C Preferred Interests will be redeemed in connection with the separation and recapitalization transactions.
(b)	We may be required to fund our merchant banking commitments at any time through 2004, depending on the timing and level of investments by our merchant banking funds.
(c)	During 2002 and 2003, following the hiring of new senior management, Lazard Group invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of Lazard Group’s business. The majority of these commitments will expire by December 31, 2004.
(d)	The table above excludes any obligations relating to the LAM equity rights. See “—Minority Interest.” The table above also excludes any potential obligation payable in the event of an early termination of the Intesa strategic alliance.

Effect of Inflation

Lazard does not believe inflation will significantly affect its compensation costs as they are substantially variable in nature. However, the rate of inflation may affect Lazard Group expenses such as information technology and occupancy costs. To the extent inflation results in rising interest rates and has other effects upon the securities markets, it may adversely affect our financial position and results of operations by reducing AUM, net revenue or otherwise. See “Risk Factors—Risks Related to Our Business—Difficult market conditions can adversely affect our business in many ways.”

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the U.S. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, compensation liabilities, income taxes, investing activities and goodwill. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.

We believe that the critical accounting policies set forth below comprise the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Revenue Recognition

We generate substantially all of our net revenue from providing financial advisory, asset management and capital markets services to clients. We recognize revenue when the following criteria are met:

•	there is persuasive evidence of an arrangement with a client,

•	we have provided the agreed-upon services,

•	fees are fixed or determinable, and

•	collection is probable.

Our clients generally enter into agreements with us that vary in duration depending on the nature of the service provided. We typically bill clients for the full amounts due under the applicable agreements on or after the dates on which the specified service has been provided. Generally, payments are due within 60 days of billing. We assess whether collection is probable based on a number of factors, including past transaction history with the client and an assessment of the client’s current creditworthiness. If, in our judgment, collection of a fee is not probable, we will not recognize revenue until the uncertainty is removed. In rare cases, an allowance for doubtful collection may be established, for example, if a fee is in dispute or litigation has commenced.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process requires us to estimate our actual current tax liability and to assess temporary differences resulting from differing book versus tax treatment of items, such as deferred revenue, compensation and benefits expense, unrealized gains on long-term investments and depreciation. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated statements of financial condition. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Lazard Group has recorded a gross deferred tax asset of $60 million as of December 31, 2003, which is fully offset by a valuation allowance due to uncertainties related to its ability to utilize such deferred tax assets, which principally consist of certain foreign net operating loss carryforwards, before they expire. Our determination of the need for a valuation allowance is based on our estimates of future taxable income by jurisdiction, and the period over which our corresponding deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially impact our consolidated financial position and results of operations.

In addition, in order to determine our quarterly tax rate we are required to estimate full year pre-tax income and the related annual income tax expense in each jurisdiction. Tax exposures can involve complex issues and may require an extended period of time to resolve. Changes in the geographic mix or estimated level of annual pre-tax income can affect our overall effective tax rate. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Furthermore, our interpretation of complex tax laws may impact our measurement of current and deferred income taxes.

Valuation of Investments

Gains and losses on marketable investments and long-term investments are not predictable and can cause periodic fluctuations in net income allocable to members. Most of our long-term investments are not publicly traded and are valued based upon our best estimate. Because of the inherent uncertainty in the valuation of investments that are not readily marketable, estimated values may differ significantly from the values that would have been reported had a ready market for such investments existed.

Goodwill

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the fair value of our assets and liabilities and to project future earnings using valuation techniques, including a discounted cash flow model. We use our best judgment and information available to us at the time to perform this review. Because our assumptions and estimates are used in projecting future earnings as part of the valuation, actual results could differ.

Risk Management

Risk management is an important part of our business, but is focused primarily on the activities of the Capital Markets and Other segment, which will be part of the separated businesses and not be retained by us following this offering. As a result, we have separately summarized the discussion of risk management for our Financial Advisory and Asset Management, Corporate and Capital Markets and Other segments.

Financial Advisory and Asset Management

We believe that, due to the nature of the businesses and the manner in which we conduct our operations, the Financial Advisory and Asset Management segments are not subject to material market risks such as equity price risk, but are subject to foreign currency exchange rate risks which are summarized below.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate risk arises from the possibility that our revenue and expenses may be affected by movements in the rate of exchange between non-U.S. dollar denominated balances (primarily euros and British pounds) and the U.S. dollar, the currency in which our financial statements are presented. In 2003, approximately 24% of Lazard Group’s operating income was generated in non-U.S. dollar currencies.

Lazard Group generally does not hedge non-dollar foreign exchange exposure, as described above, arising in its operations outside the U.S. These foreign operations manage their individual foreign currency exposures with reference to their own base currency. However, Lazard Group does track and control the foreign currency exchange rate risks arising in each principal operation and has established limits for such exposures. In certain cases, Lazard Group may take open foreign exchange positions with a view to profit within internally defined limits, but Lazard Group does not utilize foreign exchange options in this context.

We estimate that operating income would increase or decrease by approximately $1.5 million in the event of a 1% change in the exchange rate of the euro versus the U.S. dollar and less than $1 million in the event of a 1% change in the exchange rate of the British pound versus the U.S. dollar.

For more information, see “Risk Factors—Risks Related to Our Business—We are exposed to foreign currency exchange rate risks.”

Corporate

Our Corporate activities are exposed to risks arising from transactions in trading and non-trading derivatives and to interest rate risk arising from short-term assets and third party loans.

Trading and Non-Trading Derivatives

We enter into forward foreign exchange contracts, interest rate swaps and other contracts for trading purposes, and non-trading derivative contracts, including forward foreign exchange contracts, interest rate swaps, cross-currency interest rate swaps and other derivative contracts to hedge exposures to interest rate and currency fluctuations. These trading and non-trading contracts are recorded at their fair values on our statements of financial condition and the related gains and losses are included in “trading gains and losses—net” on our consolidated statements of income.

The table below presents the fair values of Lazard Group’s trading and non-trading derivatives as of December 31, 2002 and 2003 and September 30, 2004:

	As of December 31,		As of September 30, 2004
	2002	2003
	($ in thousands)
Assets:
Trading Derivatives:
Interest rate swap contracts	$531	$695	—
Exchange rate contracts	34	5	—

Total	$565	$700	—

Liabilities:
Non-Trading Derivatives—Interest rate swap contracts	$4,191	$3,222	$1,442

Interest Rate and Foreign Currency Risk—Trading, Non-Trading and Securities Owned

The risk management strategies that we employ use various stress tests to measure the risks of trading, non-trading and securities owned activities. Interest rate risk as measured by a 0.25% +/- movement in interest rates totaled $50 thousand as of December 31, 2003 and $100 thousand as of September 30, 2004. Foreign currency risk measured by a 2% +/- movement against the U.S. dollar totaled $98 thousand as of December 31, 2003 and $47 thousand as of September 30, 2004.

Interest Rate Risk—Short Term Investments and Corporate Indebtedness

A significant portion of our liabilities have fixed interest rates or maximum interest rates, while our cash and short-term investments generally have floating interest rates. We estimate that operating income relating to cash and short-term investments and corporate indebtedness would increase by approximately $4 million, on an annual basis, in the event of a 1% increase in interest rates, and would decrease by $4.4 million, on an annual basis, in the event of a 1% decrease in interest rates.

Capital Markets and Other

Risk management is an important part of the operation of the Capital Markets and Other segment since the business is exposed to a variety of risks including market, credit, settlement and other risks that are material and require comprehensive controls and ongoing management. Lazard Group utilizes a Global Capital Markets Risk Committee to assess risk management practices, particularly as these practices relate to regulatory requirements. In addition, Lazard Group utilizes an independent Risk Management Group, which reports to Lazard Group’s chief financial officer and is responsible for analyzing risks and for coordinating and monitoring the risk management process. Further, the Risk Management Group supports the Global Capital Markets Risk Committee by providing risk profiles and analyses to the committee.

The Global Capital Markets Risk Committee and the Risk Management Group are responsible for the maintenance of a comprehensive risk management practice and process including:

•	a formal risk governance organization that defines the oversight process and its components,

•	clearly defined risk management policies and procedures supported by a specific framework,

•	communication and coordination among the business executives and risk functions, while maintaining strict segregation of responsibilities, controls, and oversight, and

•	clearly defined risk tolerance levels, which are regularly reviewed to ensure that our risk-taking is consistent with our business strategy, capital structure, and current and anticipated market conditions.

Risks inherent in the Capital Markets business are summarized below.

Market Risk

Market risk is the potential change in a financial instrument’s value caused by fluctuations in interest and currency exchange rates, equity prices or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

Historically, Lazard Group has sought to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. Lazard Group has employed a combination of cash instruments and derivatives to hedge market exposure. The following discussion describes the types of market risk faced in the Capital Markets and Other segment.

Interest Rate Risk.    Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments, primarily securities owned and securities sold but not yet purchased. Lazard Group typically uses U.S. Treasury securities in the Capital Markets and Other segment to manage interest rate risk relating to interest bearing deposits of non-U.S. banking operations as well as certain non-U.S. securities owned. Lazard Group historically hedged its interest rate risk by using interest rate swaps and forward rate agreements. Interest rate swaps generally involve the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. Forward rate agreements are contracts under which two counterparties agree on the interest to be paid on a notional deposit of a specified maturity at a specific future settlement date with no exchange of principal.

Currency Risk.    Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Lazard Group has used currency forwards and options in the Capital Markets and Other segment to manage currency risk. Exchange rate contracts include cross-currency swaps and foreign exchange forwards. Currency swaps are agreements to exchange future payments in one currency for payments in another currency. These agreements are used to transform the assets or liabilities denominated in different currencies. Foreign exchange forwards are contracts for delayed delivery of currency at a specified future date.

Equity Price Risk.    Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities. The Capital Markets and Other segment is subject to equity price risk primarily in securities owned and securities sold but not yet purchased as well as for equity swap contracts entered into for trading purposes.

Credit Risk

The Capital Markets and Other segment is exposed to the risk of loss if an issuer or counterparty fails to perform its obligations under contractual terms and the collateral held, if any, is deemed insufficient or worthless. Both cash instruments and derivatives expose the business to this type of credit risk. Lazard Group has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral and continually assessing the creditworthiness of counterparties.

In the normal course of business, the Capital Markets and Other segment executes, settles and finances various customer securities transactions. Execution of securities transactions includes the purchase and sale of securities, which may expose us to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Capital Markets and Other segment may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. Lazard Group has historically sought to control the risks associated with customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Lazard Group may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

Concentrations of Credit Risk

The exposure to credit risk associated with the Capital Markets and Other trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

At December 31, 2002 and 2003, Lazard Group’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure primarily results from securities owned that are issued by the U.S. Government and its agencies. Indirect exposure results from maintaining U.S. Government and agency securities as collateral for resale agreements and securities borrowed transactions. The direct exposure on these transactions is with the counterparty; thus, the Capital Markets and Other segment has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default.

Off-Balance Sheet Risks

The Capital Markets and Other segment may be exposed to a risk of loss not reflected on the consolidated financial statements for securities sold, not yet purchased, should the value of such securities rise.

For transactions in which credit is extended to others, the Capital Markets and Other segment seeks to control the risks associated with these activities by requiring the counterparty to maintain margin collateral in compliance with various regulatory and internal guidelines. Counterparties include customers who are generally institutional investors and brokers and dealers that are members of major exchanges. Required margin levels are monitored daily and, pursuant to such guidelines, requests counterparties to deposit additional collateral or reduce securities positions when necessary.

It is the policy of the Capital Markets and Other segment to take possession of securities purchased under agreements to resell. The market value of the assets acquired are monitored to ensure their adequacy as compared to the amount at which the securities will be subsequently resold, as specified in the respective agreements. The agreements provide that, where appropriate, the delivery of additional collateral may be required.

In connection with securities sold under agreements to repurchase, the Capital Markets and Other segment monitors the market value of assets delivered to ensure that the collateral value is not excessive as compared to the amount at which the securities will be subsequently repurchased.

Operational Risk

Operational risk is the exposure to loss resulting from inadequate or failed internal processes, people, systems or external events excluding credit, liquidity, market and insurance risk. It arises from various sources such as organization, compliance, operational risk assessment and control, employees and agents, process and systems, external events and outsourcing. Lazard Group has developed a risk management framework to ensure compliance with applicable regulatory requirements. The securities operations area prepares various daily, weekly and monthly reports to monitor these risks.

Risk Management Framework

The risk management framework utilized in addressing the risks associated with the Capital Markets and Other segment of Lazard Group’s business is described below.

Market Risk

We quantify the sensitivities of our current portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that current portfolios could have incurred throughout the historical period. From these distributions, we derive a number of useful risk statistics, including a statistic we refer to as Value at Risk, or “VaR.” The disclosed VaR is an estimate of the maximum amount current portfolios could lose with 99% confidence, over a given time interval. The VaR for our overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may be viewed as a measure of the diversification within our portfolios.

In our VaR system, we use a historical simulation for two years to estimate VaR using a 99% confidence level and a one-day holding period for trading instruments.

In addition to the VaR risk measurement, the risk framework applies various stress tests to test the portfolios under stressful situations as follows:

Interest Rate Risk:	Parallel moves of treasury yield curves of +/- 0.25%.

Curve Risk:	Non-parallel moves of treasury yield curves within +/- 0.25%.

Spread Risk:	For corporate bonds only, +/- 0.50% moves in yield curve.

Equity Price Risk:	+/- 10% move in equity prices.

Currency Risk:	+/- 2% move in foreign exchange rates against U.S. dollars.

The following table summarizes our risk exposure according to the categories described above as of December 31, 2003 and September 30, 2004.

	Risk Measures
	December 31, 2003	September 30, 2004	Average(1)
	($ in thousands)
Interest Rate Risk	$551	$14	$605
Curve Risk	1,026	1,323	1,053
Spread Risk	651	379	772
Equity Price Risk	964	1,422	1,369
Currency Risk	—	97	133
VaR	364	944	891

(1)	Average is based on an average of monthly ending amounts from October 1, 2003 through September 30, 2004.

Credit Risk

We actively monitor our credit risk and exposure that originates from our business. Credit risk against each issuer is measured by calculating the risk-adjusted exposure. The risk adjustment is based on rating of the issuer, and this risk is netted for all positions with the same issuer.

The credit risk framework determines two types of credit risks:

Credit Risk of the Issuer.    The framework analyzes current positions in each issuer to determine the risk adjusted exposure, which is the estimated maximum potential exposure to the issuer in the future. Each issuer has a limit based on its rating. The portfolio’s aggregate risk-adjusted exposure is monitored on a daily basis. The levels of risk-adjusted exposures in the U.S. bond and convertible desks are set forth below:

	Credit Risk of the Issuer
	As of December 31, 2003	As of September 30,		Average(1)
		2003	2004
	($ in thousands)
Risk Adjusted Exposure	$17,430	$37,369	$25,203	$27,020

(1)	Average is based on an average of monthly ending amounts from October 1, 2003 through September 30, 2004.

Credit Risk of the Trading Counterparty.    We utilize a report indicating the gross counterparty exposure and settlement risk. The settlement risk indicates the risk if the counterparty reneges on a trade. In that case, we may have to buy or sell the security at additional cost. The framework has established limits for counterparties based on ratings.

Limit Monitoring Process

Lazard Group has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral and continually assessing the creditworthiness of counterparties.

The risk framework has developed a portfolio approach for risk measurements. This helps senior management assign limits at various levels such as location, trading desks and issuers. Senior management establishes policy limits representing the maximum risk it is willing to take on a normal day.

Credit risk limits take into account measures of both current and potential exposures and are set and monitored by broad risk type, product type and tenor to maturity. Credit risk mitigation techniques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or to obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default protection.

Recently Issued Accounting Standards

Effective January 1, 2003, Lazard Group adopted FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires certain disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on Lazard Group’s consolidated financial position or results of operations.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R, Consolidation of Certain Variable Interest Entities—an interpretation of ARB No. 51, which further clarifies FIN 46, which was issued on January 17, 2003. FIN 46R clarifies when an entity should consolidate a Variable Interest Entity (“VIE”), more commonly referred to as a special purpose entity, or “SPE.” A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46R requires that an entity shall consolidate a VIE if that entity has a variable interest that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur, or both. FIN 46R does not apply to certain qualifying SPEs (“QSPEs”), the accounting for which is governed by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financing Assets and Extinguishments of Liabilities. FIN 46R is effective for newly created VIEs beginning January 1, 2004 and for existing VIEs as of the first reporting period beginning after March 15, 2004.

Effective January 1, 2004, Lazard Group adopted FIN 46R for VIEs created after December 31, 2003 and for VIEs in which Lazard Group obtained an interest after December 31, 2003. Lazard Group adopted FIN 46R in the second quarter of 2004 for VIEs in which it holds a variable interest that it acquired on or before December 31, 2003.

Lazard Group is involved with various entities in the normal course of business that are VIEs and hold variable interests in such VIEs. Transactions associated with these entities primarily include investment management, real estate and private equity investments. Those VIEs for which Lazard Group is the primary beneficiary were consolidated in the second quarter of 2004 in accordance with FIN 46R. Those VIEs include company sponsored venture capital investment vehicles established in connection with our compensation plans.

Lazard Group’s merchant banking activities consist of making private equity, venture capital and real estate investments on behalf of customers. At December 31, 2002 and 2003, in connection with its merchant banking activities, the net assets of entities for which Lazard Group has a significant variable interest was approximately $108 million and $148 million, respectively. Lazard Group’s variable interests associated with these entities, primarily carried interests and management fees, were approximately $24 million at each of such dates which represent the maximum exposure to loss, only if total assets declined 100% at December 31, 2002 and 2003. At September 30, 2004, the consolidated statement of financial condition included $20 million of incremental assets relating to the consolidation of VIEs for such merchant banking activities in which Lazard Group was deemed to be the primary beneficiary.

In connection with its Capital Markets and Other segment activities, Lazard Group holds a significant variable interest in an entity with assets of $9 million and liabilities of $17 million at December 31, 2002 and with assets of approximately $4 million and liabilities of approximately $16 million at December 31, 2003. Lazard Group’s variable interests associated with this entity, primarily Paid-In-Kind (“PIK”) notes, were approximately $17 million and $16 million at December 31, 2002 and 2003, respectively. As the note holders have sole recourse only to the underlying assets, Lazard Group has no exposure to loss at December 31, 2002 and 2003. Also, as Lazard Group is not the primary beneficiary, the entity has not been consolidated.

In connection with its Asset Management business, Lazard Group is the asset manager and holds significant variable interests in various hedge funds, where the aggregate net assets at December 31, 2002 and 2003 was approximately $6 million and $8 million, respectively. Lazard Group’s maximum exposure to loss at December 31, 2002 and 2003 was approximately $1 million and $7 million, respectively. Such funds, to the extent they still existed, were consolidated because Lazard Group was deemed to be the primary beneficiary upon the adoption of FIN 46R.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 clarifies the circumstances under which a contract with an initial investment meets the characteristics of a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 also amended other existing pronouncements to result in more consistent reporting of derivative contracts. This pronouncement is effective for all contracts entered into or modified after June 30, 2003. Lazard Group adopted SFAS No. 149 as required, with no material impact on Lazard Group’s consolidated financial statements.

In May 2003, the FASB issued the SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that the issuer classify a financial instrument that is within its scope as a liability. The initial recognition of SFAS No. 150 applies to financial instruments entered into or modified after May 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Lazard Group’s classification of mandatorily redeemable preferred stock is in accordance with SFAS No. 150.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosure about Pensions and Other Post-Retirement Benefits. The Statement requires additional disclosures to those in the original SFAS 132 about assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and other defined benefit post-retirement plans. Lazard Group adopted the provisions of SFAS No. 132 as of December 31, 2003.

In March 2004, the FASB Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other than temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. Lazard Group adopted the impairment valuation and recognition guidance in EITF 03-1 for reporting periods after June 15, 2004. The adoption of EITF 03-1 had no impact on Lazard Group’s consolidated financial position or results of operations since Lazard Group does not have any securities accounted for under SFAS No. 115.

BUSINESS

Overview

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We operate today from 27 cities in key business and financial centers across 15 countries throughout Europe, North America, Asia and Australia. We focus primarily on two businesses, Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Industry Trends and Strategic Focus

Industry Trends

We believe that a combination of long-term trends engender a favorable climate for revenue and profit growth in the financial services industry segments in which we compete. Longer-term trends that benefit our Financial Advisory business include:

•	Globalization. Companies around the world are continuing to globalize their operations, including through merger and acquisition activity.

•	Focus on Stockholder Value. Companies around the world are strongly focused on stockholder value, which drives continual portfolio rebalancing, including mergers, acquisitions, divestitures, restructurings, joint ventures, company sales and related transactions.

•	Consolidation. Intense and often increasing commercial competition is fueling the need for companies to realize economies of scale and scope and to optimize strategic positioning, which in turn drives the market for mergers and acquisitions. In addition, ongoing cycles in various international economies of deregulation and sometimes re-regulation add to the impetus of companies to either consolidate or restructure their portfolios.

•	Expansion of Leverage Markets. Long-term increases in investor demand for debt of non-investment grade issuers have driven growth in acquisitions by financial sponsors, as well as in the number of highly leveraged companies, a portion of which may become candidates for financial restructuring advisory services, particularly in less favorable economic environments.

Some of the trends influencing long-term growth in the markets served by our Asset Management business include:

•	Demographics. Aging populations in both developed and emerging economies around the world have increased the pools of savings available and the need for retirement investment services by institutions and individuals.

•	Internationalization. Investors around the world are internationalizing their investment portfolios, which plays to our strengths in managing international and global portfolios of equity and fixed income securities.

•	Acceptance of Alternative Investments. Many institutional and high-net worth investors are increasing their allocations to alternative investments to diversify risk while maintaining high targeted absolute returns. Growing acceptance of these strategies fuels the market for products such as the hedge funds and merchant banking funds that we manage.

The markets in which we compete have begun to experience greater than normal growth in comparison to recent fiscal periods. Recovery in global equity markets during 2003, increases in corporate profits and consumer income following the recent recession, and increasing availability of financing are driving increased demand for mergers and acquisitions and asset management services. However, these trends are cyclical in nature and subject to periodic reversal. Due to the mix of our businesses, some of our businesses experienced performance declines during the recent recessionary period, while others, such as our Financial Restructuring practice, were growing. At present, our Financial Restructuring practice is trending down on a cyclical basis, while our Mergers and Acquisitions practice and Asset Management business are trending up.

The following table sets forth selected key industry indicators:

Key Industry Indicators

($ in billions, except as otherwise indicated)

	As of or for Year Ended December 31,				As of or for Nine Months Ended September 30,		CAGR(a) ’83-’03	CAGR(a) ’93-’03	Change 9/03-9/04
	1983		1993	2003	2003	2004
General Economic & Market Activity:
Worldwide GDP ($ in trillions) (b)	$11.5		$24.2	$36.1	*	*	6%	4%	*
Dow Jones Industrial Average	1,259		3,754	10,454	9,275	10,080	11	11	9%
MSCI World Index (c)	184		598	1,036	910	1,048	9	6	15

Advisory Activities:
Worldwide M&A (d)	$85		$359	$1,204	$874	$1,088	14%	13%	24%
U.S. M&A (d)	85		185	465	331	506	9	10	53
Europe M&A (d)	*	(e)	112	477	347	359	24 (e)	16	4
Transatlantic M&A (d)	2		22	102	76	82	21	17	8
Worldwide M&A > $1 billion (d)	21		107	654	486	636	19	20	31
Global Corporate Debt Defaults (f)	1		2	34	30	8	18	33	(72)

Asset Management Activities:
U.S. Assets in U.S. & Global Corporate Equities (g)	$1,746		$5,923	$13,865	$12,317	$13,957	11%	9%	13%
Worldwide Assets Managed by Top 100 Managers (h)	1,085		3,531	21,406	*	*	16	20	*
Foreign Equities & ADRs Held by U.S. Residents (g)	26		544	1,972	1,661	2,093	24	14	26
Global Hedge Fund Assets Under Management (i)	*		172	820	*	*	*	17	*

(a)	Calculated compound annual growth rate.
(b)	Source: The Economist Intelligence Unit, June 2004.
(c)	Source: Morgan Stanley Capital International, Inc.
(d)	Source: Thomson Financial, November 11, 2004; Transaction geographies reported based on location of target. Figures based on completed transactions.
(e)	Not available. CAGR data is with respect to the years 1985 to 2003.
(f)	Source: Moody’s Investors Service Inc.© Cited with permission. All rights reserved.
(g)	Source: The Federal Reserve.
(h)	Source: Pensions & Investments.
(i)	Source: 2004 Van Hedge Fund Advisors International.
*	Indicates data not available.

Competitive Advantages

We attribute our success and distinctiveness to a combination of long-standing advantages from which we and our predecessor partnerships have benefited, including:

•	Experienced People. Our professionals concentrate on solving complex strategic and financial problems and executing specialized investment strategies. We strive to maintain and enhance our base of highly talented professionals and pride ourselves on being able to offer clients more senior-level attention than may be available from many of our competitors.

•	Independence. We are an independent firm, free of many of the conflicts that can arise at larger financial institutions as a result of their varied sales, trading, underwriting, research and lending activities. We believe that recent instances of perceived or actual conflicts of interest, and the desire to avoid any potential future conflicts, have increased the demand by managements and boards of directors for trusted, unbiased advice from professionals whose main product is advice.

•	Reputation. Our firm has a brand name with over 150 years of history. We believe this brand name connotes superior service, integrity and creative solutions. Throughout our history, we have been focused on providing world-class professional advice in complex strategic and financial assignments, utilizing both our global capabilities and deeply rooted, local know-how.

•	Focus. We are focused on two primary businesses—Financial Advisory and Asset Management—rather than on a broad range of financial services. We believe this focus has helped, and will continue to help, us attract clients and recruit professionals who want to work in a firm where these activities are the central focus.

•	Global Presence with Local Relationships. We have been pioneers in offering financial advisory services on an international basis and in investing in international markets through our Asset Management business. We do not regard any single jurisdiction as our home country. Instead, we believe that linking our talented, indigenous professionals, deep local roots and industry expertise across offices enables us to be a global firm while maintaining a local identity. We believe this approach allows us to build close local relationships with our clients and to develop insight into both local and international commercial, economic and political issues affecting their businesses. Our ability to put clients in contact with our skilled professionals around the world is central to our specialized skill in performing cross-border transactions and worldwide investment mandates. In Asset Management, this is reflected through LAM’s global research platform of analysts as well as the provision of local investment solutions and services to clients.

•	Balance. We seek to balance the sources of our earnings among multiple geographic regions, industries, advisory practice areas and investment sectors in order to provide greater diversification and stability to our revenue stream. For example, our Financial Advisory business includes both our Mergers and Acquisitions practice and Financial Restructuring practices, which historically have been countercyclical to each other, thus helping to stabilize our revenue stream. In addition, our relationships in one of these practice areas often lead to future engagements for the other. Our Asset Management business complements the Financial Advisory business by helping to provide further stability, principally because we generate significant recurring client business from year to year. Our revenue also is geographically diversified: in 2003, we derived 52% of our net revenue from continuing operations from our offices in North America, 45% from our offices in Europe and 3% from offices in the rest of the world.

•	Strong Culture. We believe that our people are united by a desire to be a part of an independent firm in which their activities are at the core and by a commitment to excellence and integrity in their activities. This is reinforced by the significant economic stake our managing directors have in our success. When hiring new employees, we identify candidates that have traits consistent with our values in order to further maintain our culture. In our opinion, the strength of our many long-term client relationships is a testament to our distinctive culture and approach to providing superior advice to our clients.

Principal Business Lines

Our business is organized around two segments: Financial Advisory and Asset Management.

Financial Advisory

We offer corporate, partnership, institutional, government and individual clients across the globe a wide array of financial advisory services regarding mergers and acquisitions, restructurings and various other corporate finance matters. We focus on solving our clients’ most complex problems, providing advice to senior management, boards of directors and business owners of prominent companies and institutions in transactions that typically are of significant strategic and financial importance to them.

Our goal is to continue to grow our Financial Advisory business by fostering long-term, senior-level relationships with existing and new clients as their independent advisor on strategic transactions. We seek to build and sustain long-term relationships with our clients rather than focusing on individual transactions, a practice that we believe enhances our access to senior management of major corporations and institutions around the world. We emphasize providing clients with senior level attention during all phases of transaction execution.

While we strive to earn repeat business from our clients, we operate in a highly competitive environment in which there are no long-term contracted sources of revenue. Each revenue-generating engagement is separately negotiated and awarded. To develop new client relationships, and to develop new engagements from historical client relationships, we maintain an active dialogue with a large number of clients and potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from directors, attorneys and other third parties with whom we have relationships. At the same time, we lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

In 2003, Financial Advisory net revenue totaled $691 million, accounting for 66% of our net revenue from continuing operations. We earned advisory revenue from 370 clients in 2003. We earned $1 million or more from 137 clients in 2003, and in that year the ten largest fee paying clients constituted 30% of our segment net revenue, and no client individually constituted more than 10% of segment net revenue.

We believe that we have been pioneers in offering financial advisory services on an international basis, with the establishment of our New York, Paris and London offices dating back to the nineteenth century. We maintain major local presences in the U.S., the U.K., France and Italy, including a network of regional branch offices in the U.S. and France, as well as presences in Australia, Canada, Germany, Hong Kong, India, Japan, the U.K., the Netherlands, Sweden, Singapore, South Korea and Spain. Our Italian office is operated as a strategic alliance with Intesa. Pursuant to the strategic alliance, Intesa holds 40% of the equity of, and a $50 million subordinated promissory note from, the entity that operates our Italian business and has representation on its board of directors, and a $150 million note issued by a financing subsidiary of, and guaranteed by, Lazard Group. We also have recently entered into a joint venture with Signatura Advisory called Signatura Lazard, which will provide local and cross-border financial services in Brazil, and a strategic alliance with MBA Banco de Inversiones regarding the provision of cross-border advisory services to institutions investing in companies in Argentina and to Argentine companies investing abroad.

In addition to seeking business centered in these locations, we historically have focused in particular on advising clients with respect to cross-border transactions. We believe that we are particularly well known for our legacy of offering broad teams of professionals who are indigenous to their respective regions and who have long-term client relationships, capabilities and know-how in their respective regions. We also believe that this positioning affords us insight around the globe into key industry, economic, government and regulatory issues and developments, which we can bring to bear on behalf of our clients.

Services Offered

We advise clients on a wide range of strategic and financial issues. When we advise companies in the potential acquisition of another company or certain assets, our services include evaluating potential acquisition targets, providing valuation analyses, evaluating and proposing financial and strategic alternatives and rendering, if appropriate, fairness opinions. We also may advise as to the timing, structure, financing and pricing of a proposed acquisition and assist in negotiating and closing the acquisition. In addition, we may assist in implementing an acquisition by acting as a dealer-manager if the acquisition is structured as a tender or exchange offer.

When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services include evaluating and recommending financial and strategic alternatives with respect to a sale, advising on the appropriate sales process for the situation, valuation issues, assisting in preparing an offering memorandum or other appropriate sales materials and rendering, if appropriate, fairness opinions. We also identify and contact selected qualified acquirors and assist in negotiating and closing the proposed sale.

For companies in financial distress, our services may include reviewing and analyzing the business, operations, properties, financial condition and prospects of the company, evaluating debt capacity, assisting in the determination of an appropriate capital structure and evaluating and recommending financial and strategic alternatives. If appropriate, we may provide financial advice and assistance in developing and seeking approval of a restructuring or reorganization plan, which may include a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code or other similar court administered process in non-U.S. jurisdictions. In such cases, we may assist in all aspects of the implementation of such a plan, including advising and assisting in structuring and effecting the financial aspects of a sale or recapitalization, structuring any new securities, exchange offers, other consideration or other inducements to be offered or issued and assisting and participating in negotiations with affected entities or groups.

When we assist clients in raising private or public market financing, our services include originating and executing private placements of equity, debt and related securities, assisting clients in connection with securing, refinancing or restructuring bank loans, originating public underwritings of equity, debt and convertible securities and originating and executing private placements of partnership and similar interests in alternative investment funds such as leveraged buyout, mezzanine or real estate focused funds. In addition, we may advise on capital structure and assist in long-range capital planning and rating agency relationships.

In April 2004, Lazard Group and CDC IXIS, a subsidiary of Caisse Nationale des Caisses d’Epargne, entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of $500 million.

Following this offering, we intend to enter into an arrangement with LFCM Holdings under which Lazard Group’s separated Capital Markets and Other business segment will continue to underwrite and distribute U.S. and U.K. securities offerings originated by our Financial Advisory business in a manner intended to be similar to our practice prior to this offering, with revenue from such offerings generally continuing to be divided evenly between Lazard Group and LFCM Holdings.

Staffing

We staff our assignments with a team of quality professionals with appropriate product and industry expertise. We pride ourselves on, and we believe we are differentiated from our competitors by, being able to offer a relatively high level of attention from senior personnel to our clients and organizing ourselves in such a way that managing directors who are responsible for securing and maintaining client relationships also actively participate in providing related transaction execution services. Our managing directors have significant experience, and many of them are able to use this experience to advise on both mergers and acquisitions and restructuring transactions, depending on our clients’ needs. Many of our managing directors and senior advisors come from diverse backgrounds, such as senior executive positions at corporations, government, law and strategic consulting, which we believe enhances our ability to offer sophisticated advice and custom solutions to our clients.

Industries Served

We seek to offer our services across most major industry groups, including, in many cases, sub-industry specialties. Our Mergers and Acquisitions managing directors and professionals are organized to provide advice in the following major industry practice areas:

•	consumer,

•	financial institutions,

•	financial sponsors,

•	healthcare and life sciences,

•	industrial,

•	power and energy,

•	real estate, and

•	technology, media and telecommunications.

These groups are managed locally in each relevant geographic region and coordinated on a global basis, which allows us to bring local industry-specific knowledge to bear on behalf of our clients on a global basis. We believe that this enhances the quality of advice that we can offer, which improves our ability to market our capabilities to clients.

In addition to our Mergers and Acquisitions and Financial Restructuring practices, we also maintain specialties in the following distinct practice areas:

•	government advisory,

•	fund raising for alternative investment funds, and

•	corporate finance.

We endeavor to coordinate the activities of the professionals in these areas with our mergers and acquisitions industry specialists in order to offer clients customized teams of cross-functional expertise spanning both industry and practice area know-how.

Strategy

Since January 2002, when new senior management joined our firm, our focus in our Financial Advisory business has been on:

•

making a significant investment in our intellectual capital with the addition of many senior professionals who we believe have strong client relationships and industry expertise. We have recruited or promoted 68 new managing directors from January 2002 through September 30,

2004, contributing to a 48% increase, net of departures, in Financial Advisory managing director headcount over that period, with the result that approximately 55% of our managing directors have joined our firm or been promoted since January 2002,

•	increasing our contacts with existing clients to further enhance our long-term relationships and our efforts in developing new client relationships,

•	expanding the breadth and depth of our industry expertise in areas such as media and general industrials and adding new practice areas such as power and energy and fund-raising for alternative investment funds,

•	coordinating our industry specialty activities on a global basis and increasing the integration of our industry experts with our Financial Restructuring professionals, and

•	broadening our geographic presence by adding new offices in the Netherlands (Amsterdam), Canada (Toronto) and Australia (Sydney), as well as three new regional offices in the U.S. (Atlanta, Houston and Los Angeles) and entering into new strategic alliances in two new geographies (Argentina and Brazil).

We made these investments during a period of financial market weakness, when many of our competitors were reducing senior staffing, to position ourselves to capitalize more fully on any financial services industry recovery.

In addition to the recent expansion of our Financial Advisory team, we believe that the following external market factors may enable our Financial Advisory practice to benefit from future growth in the global mergers and acquisitions advisory business:

•	increasing demand for independent, unbiased financial advice, and

•	a potential increase in cross-border mergers and acquisitions and large capitalization mergers and acquisitions, two of our areas of historical specialization, which experienced greater than average declines in recent years.

Going forward, our strategic emphasis in our Financial Advisory business is to leverage the investments we have made in recent years to grow our business and drive our productivity. While we will continue opportunistically to attract outstanding individuals to this practice, we anticipate that our recent managing director expansion program is now substantially complete.

Asset Management

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Many of our equity investment strategies share an investment philosophy that centers on fundamental security selection with a focus on the trade-off between a company’s valuation and its financial productivity.

As of September 30, 2004, total AUM was $78.5 billion, 79% of which was invested in equities, 15% in fixed income, 3% in alternative investments, 3% in cash and less than 1% in merchant banking funds. As of the same date, approximately 54% of our AUM was invested in international (i.e., non-U.S.) investment strategies and 25% was invested in global investment strategies and 21% was invested in U.S. investment strategies, and our top ten clients and third-party relationships accounted for 23% of total AUM. Approximately 80% of our AUM as of that date was managed on behalf of institutional clients, including corporations, labor unions, public pension funds, insurance companies and banks, and through sub-advisory relationships, mutual fund sponsors, broker-dealers and registered advisors. Approximately 20% of AUM as of September 30, 2004 was managed on behalf of individual client relationships, which are principally with family offices and high-net worth individuals.

The charts below illustrates the mix of our AUM as of September 30, 2004, measured by broad product strategy and by office location.

LAM and LFG

Our largest Asset Management subsidiaries are LAM in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul (aggregating $69.3 billion in total AUM as of September 30, 2004), and LFG in Paris (aggregating $8.8 billion in total AUM as of September 30, 2004). LAM was founded in 1970 and LFG can trace its history back to 1969. These operations provide our business with a global presence and local identity.

Primary distinguishing features of these businesses include:

•	a global footprint with global research, global mandates and global clients,

•	a broad-based team of approximately 165 investment professionals: LAM has approximately 140 investment professionals, which includes our approximately 60 focused, in-house, investment analysts across all products and platforms (36 of whom are on our global research platform), many of whom have substantial industry or sector specific expertise, and LFG has approximately 25 investment professionals, including six investment analysts, in each case as of September 30, 2004,

•	a security selection-based investment philosophy applied across products,

•	worldwide brand recognition and multi-channel distribution capabilities,

•	the significant investment in technology and systems development we have made, and

•	substantial equity participation in LAM held by a broad group of key employees.

Our Investment Philosophy, Process and Research.    Our investment philosophy is generally based upon a fundamental security selection approach to investing. Across many of our products, we apply three key principles to investment portfolios:

•	pick securities, not markets,

•	find relative value, and

•	manage risk.

In searching for equity investment opportunities, our investment professionals generally follow an investment process that incorporates several interconnected components that may include:

•	analytical framework analysis and screening,

•	accounting validation,

•	fundamental analysis,

•	security selection and portfolio construction, and

•	risk management.

At LAM, we conduct investment research on a global basis, to develop market, industry and company specific insight. Approximately 60 investment analysts, located in our worldwide offices, conduct research and evaluate investment opportunities around the world across all products and platforms. The LAM global research platform is organized around six global industry sectors:

•	consumer goods,

•	financial services,

•	health care,

•	industrials,

•	power, and

•	technology, media and telecommunications.

Our analysts recommend companies to portfolio managers and work with them on an ongoing basis to make buy and sell decisions. At LFG, six investment analysts conduct research and evaluate investment opportunities, primarily focused on large capitalization European companies.

Investment Strategies.    Our Asset Management business provides equity, fixed income and cash management and alternative investment strategies to clients, paying close attention to clients’ varying and expanding investment needs. We offer the following product platform of investment strategies:

	Global	Regional	Domestic
Equities

Global

Large Capitalization

Small Capitalization

Emerging Markets

Thematic
Convertibles*

EAFE (Non-US)

Large Capitalization

Small Capitalization

Multi-Capitalization

Global Ex

Global Ex-UK

Global Ex-Japan

Global Ex-Australia

Pan-European Large Capitalization Small Capitalization Eurozone Large Capitalization** Small Capitalization** Continental European Small Cap Multi Cap Eurozone (i.e., Euro Bloc) Euro-Trend (Thematic)

U.S.

Large Capitalization**

Mid Capitalization

Small Capitalization

Multi-Capitalization

Other

U.K. (Large Capitalization)

U.K. (Small Capitalization)

Australia

France (Large Capitalization)*

France (Small Capitalization)*

Japan**

Fixed Income and Cash Management	Global Core Fixed Income High Yield Short Duration	Pan-European Core Fixed Income High Yield Cash Management* Eurozone Fixed Income** Cash Management* Corporate Bonds**	U.S. Core Fixed Income High Yield Short Duration Municipals Cash Management* Non-U.S. U.K. Fixed Income

Alternative	Global Global Opportunities (Long/Short) Fund of Hedge Funds Fund of Closed-End Funds	Regional European Explorer (Long/Short) Emerging Income

All of the above strategies are offered by LAM, except for those denoted by *, which are offered exclusively by LFG. Investment strategies offered by both LAM and LFG are denoted by **.

In addition to the primary investment strategies listed above, we also provide locally customized investment solutions to our clients. In many cases, we also offer both diversified and more concentrated versions of our products. These products are generally offered on a separate account basis, as well as through pooled vehicles.

Distribution.    We distribute our products through a broad array of marketing channels on a global basis. LAM’s marketing, sales and client service efforts are organized through a global market delivery and service network, with distribution professionals located in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul. We have developed a well-established presence in the institutional asset management arena, managing money for corporations, labor unions and public pension funds around the world. In addition, we manage assets for insurance companies, savings and trust banks, endowments, foundations and charities.

We have also become a leading firm in third-party distribution, managing mutual funds and separately managed accounts for many of the world’s largest broker-dealers, insurance companies, registered advisors and other financial intermediaries. In the area of wealth management, we cater to family offices and private clients.

LFG markets and distributes its products through approximately ten sales professionals based in France who directly target both individual and institutional investors.

The managing directors of LAM and other key LAM employees hold LAM equity units, which entitle their holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM. For more information regarding these rights, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Merchant Banking

We have a long history of making merchant banking investments with our own capital, usually alongside capital of qualified institutional and individual investors. These activities typically are organized in funds that make substantial or controlling investments in private or public companies, generally through privately negotiated transactions and with a view to divestment within two to seven years. While potentially risky and frequently illiquid, such investments when successful can yield investors substantial returns on capital and generate attractive management and performance fees for the sponsor of such funds.

We believe that our merchant banking business has benefited recently from renewed attention and commitment by our senior management. The merchant banking business can derive significant benefits from the resources of our Financial Advisory business, including sourcing investment opportunities through Financial Advisory client relationships. In addition, our Financial Advisory business can benefit from association with our merchant banking funds and their portfolio companies.

As of September 30, 2004, our merchant banking business in North America consisted of a number of funds specializing in real estate, venture capital and private equity, with $1,255 million of AUM, and in France consisted of a group of private equity funds and an affiliated investment company with approximately $453 million of AUM. Lazard Group’s investments in these funds totaled $31.4 million as of September 30, 2004. We are also in the process of raising capital for a number of new merchant banking funds in North America and Europe.

In connection with the separation, we will transfer to LFCM Holdings all of our merchant banking fund management activities, except for our merchant banking business in France which is regulated as part of our Paris-based banking affiliate, LFB. We will also transfer to LFCM Holdings $20.8 million of principal investments by Lazard Group in the funds managed as part of the separated business, while our investment of $10.6 million in our French merchant banking funds will be retained in Lazard Group.

Consistent with Lazard Group’s intent to support the development of the merchant banking business, including investing capital in future funds to be managed or formed by the merchant banking subsidiary of LFCM Holdings, and in order to benefit from what we believe to be the considerable potential of this business, Lazard Group will be entitled to receive from LFCM Holdings payments equal to the incentive fees attributable to these funds (net of compensation payable to investment professionals who manage these funds). In addition, we will have the option to acquire the fund management businesses owned by LFCM Holdings pursuant to the business alliance agreement, and will have the right to participate in the oversight and investment decisions of LFCM Holdings’ funds and consent to certain actions. We will continue to abide by our obligations with respect to transferred funds and will agree not to compete with LFCM Holdings’ funds. For a description of these and other arrangements with respect to the merchant banking fund management activities being transferred to LFCM Holdings, see “Certain Relationships and Related Transactions—Business Alliance Agreement.”

Strategy

Our strategic plan in our Asset Management business is to focus on delivering superior investment performance and client service and broadening our product offerings and distribution in selected areas order to continue to drive improved business results. In March 2004, we undertook a senior management transition at LAM to put in place the next generation of leadership and to better position the business to execute our strategic plan. Over the past several years, in an effort to improve LAM’s operations and expand our business, we have:

•	focused on enhancing our investment performance,

•	improved our investment management platform by hiring eight senior equity analysts and filling the newly established position of Head of Risk Management,

•	strengthened our marketing capabilities by establishing a global consultant relations effort aimed at improving our relations with the independent consultants who advise many of our clients on the selection of investment managers,

•	expanded our product platform by “lifting-out” experienced portfolio managers to establish new products in the hedge fund area and in thematic investing, and

•	launched new products such as “Lazard European Explorer,” a European long/short strategy, and “Lazard Global Total Return and Income Fund, Inc.,” a closed-end fund.

We believe that LAM has long maintained an outstanding team of portfolio managers and global research analysts. We intend to maintain and supplement our intellectual capital to achieve our goals. We also believe that LAM’s specific investment strategies, global reach, unique brand identity and access to multiple distribution channels will allow it to leverage into new investment products, strategies and geographic locations. In addition, we plan to expand our participation in merchant banking activities through investments in new and successor funds.

Employees

We believe that our people are our most important asset, and it is their reputation, talent, integrity and dedication that underpin our success. As of September 30, 2004, we employed a total of approximately 2,375 people, which includes 130 managing directors and 525 other professionals in our Financial Advisory segment and 35 managing directors and 262 other professionals in our Asset Management segment. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide. We utilize an evaluation process at the end of each year to measure performance, determine compensation and provide guidance on opportunities for improved performance. None of our employees are subject to any collective bargaining agreements and we believe that we have good relations with our employees.

See “Management” and “Risk Factors.”

Competition

The financial services industry, and all of the businesses in which we compete, are intensely competitive, and we expect them to remain so. Our competitors are other investment banking and financial advisory firms, broker-dealers, commercial and “universal” banks, insurance companies, investment management firms, hedge fund management firms, merchant banking firms and other financial institutions. We compete with some of our competitors globally and with others on a regional, product or niche basis. We compete on the basis of a number of factors, including quality of people, transaction execution skills, investment track record, quality of client service, individual and institutional client relationships, absence of conflicts, range of products and services, innovation, brand recognition and business reputation.

In our Mergers and Acquisitions practice, we believe our primary competitors in securing mergers and acquisitions advisory engagements are Goldman Sachs and Morgan Stanley. While our competitors vary by country, we also compete with a number of other financial service providers in our Financial Advisory business, including Bear Stearns, Citigroup, Credit Suisse First Boston, JPMorgan Chase, Lehman Brothers, Mediobanca, Merrill Lynch, Rothschild, UBS, and in our Financial Restructuring practice with investment banking firms such as The Blackstone Group, Greenhill & Co. and Rothschild.

We believe that our primary competitors in our Asset Management business include, in the case of LAM, Alliance Bernstein, AMVESCAP, Brandes Investment Partners, Capital Management & Research, Fidelity, Lord Abbett, Morgan Stanley Asset Management and Schroders and, in the case of LFG, Swiss private banks with offices in France as well as large institutional banks and fund managers. We face competition in merchant banking both in the pursuit of outside investors for our merchant banking funds and to acquire investments in attractive portfolio companies. We compete with hundreds of other funds, many of which are subsidiaries of or otherwise affiliated with large financial service providers.

Competition is also intense in each of our businesses for the attraction and retention of qualified employees, and we compete on the level and nature of compensation and equity-based incentives for key employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products than we offer, including loans, deposit taking, insurance and brokerage services. Many of these firms also have more extensive asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

Our businesses, as well as the financial services industry generally, are subject to extensive regulation throughout the world. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. In the U.S., the SEC is the federal agency responsible for the administration of the federal securities laws. The exchanges, the NASD and the National Futures Association are voluntary, self-regulatory bodies composed of members, such as our broker-dealer subsidiaries, that have agreed to abide by the respective bodies’ rules and regulations. Each of these and non-U.S. regulatory organizations may examine the activities of, and may expel, fine and otherwise discipline, member firms and their employees. The laws, rules and regulations comprising this framework of regulation and the interpretation and enforcement of existing laws, rules and regulations are constantly changing. The effect of any such changes cannot be predicted and may impact the manner of operation and profitability of our company.

Our U.S. broker-dealer subsidiary, Lazard Frères & Co. LLC, through which we will conduct our U.S. Financial Advisory business, is currently registered as a broker-dealer with the SEC, the NASD, and as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico, and is a member firm of the NYSE, the AMEX and the Boston Stock Exchange. In connection with the separation, Lazard Frères & Co. LLC intends to withdraw its membership in the NYSE, the AMEX and the Boston Stock Exchange, at which time the NASD will become its primary regulator. We expect the broker-dealer subsidiary to be formed under LFCM Holdings will apply for membership on these exchanges. As such, Lazard Frères & Co. LLC is subject to regulations governing effectively every aspect of the securities business, including the effecting of securities transactions, minimum capital requirements, record-keeping and reporting procedures, relationships with customers, experience and training requirements for certain employees and business procedures with firms that are not members of certain regulatory bodies. Lazard Asset Management Securities LLC, a subsidiary of LAM, also is registered as a broker-dealer with the SEC, the NASD and in all 50 states, the District of Columbia and Puerto Rico. Lazard & Co., Limited, our wholly-owned U.K. subsidiary, is subject to regulation by the Financial Services Authority in the U.K. Lazard Frères SAS, our wholly-owned French subsidiary, is subject to regulation by the Comité de la Réglementation Bancaire et Financière for its banking activities, conducted though its affiliate LFB. In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries of Lazard Frères SAS, primarily LFG (asset management) and Fonds Partenaires Gestion (merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers (AMF). Our business is subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension, expulsion or other disciplining of a firm, its officers or employees.

Our broker-dealer subsidiary is also subject to the SEC’s uniform net capital rule, Rule 15c3-1, and the net capital rules of the NYSE and the NASD, which may limit our ability to make withdrawals of capital from our broker-dealer subsidiary. The uniform net capital rule sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. The NYSE and the NASD may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital falls below its requirements. In addition, our broker-dealer subsidiary is subject to certain notification requirements related to withdrawals of excess net capital. Our broker-dealer subsidiary is also subject to several new laws and regulations that were just recently enacted. The USA Patriot Act of 2001 has imposed new obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and other compliance policies and procedures. Additional obligations under the USA Patriot Act regarding procedures for customer verification became effective on October 1, 2003. Failure to comply with these new requirements may result in monetary, regulatory and, in the case of the USA Patriot Act, criminal penalties.

Certain of our Asset Management subsidiaries are registered as investment advisers with the SEC. As registered investment advisers, each is subject to the requirements of the Investment Advisers Act and the SEC’s regulations thereunder. Such requirements relate to, among other things, on principal transactions between an adviser and advisory clients, as well as general anti-fraud prohibitions. The Investment Company Act regulates the relationship between a mutual fund and its investment adviser (and other service providers) and prohibits or severely restricts principal record-keeping and reporting requirements, disclosure requirements, limitations on trades where a single broker acts as the agent for both the buyer and seller (known as “agency cross”), and limitations transactions, affiliated transactions and joint transactions. Prior to this offering, Lazard Asset Management Securities LLC, a subsidiary of LAM, served as the underwriter or distributor for mutual funds and hedge funds managed by LAM, and as an introducing broker to Lazard Frères & Co. LLC for unmanaged accounts of LAM’s private clients. Lazard Fund Managers Limited and Lazard Asset Management Limited, subsidiaries of LAM, are subject to regulation by the Financial Services Authority in the U.K.

Regulators are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Many of our affiliates that participate in securities markets are subject to comprehensive regulations that include some form of capital structure regulations and other customer protection rules. These standards, requirements and rules are implemented throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and NASD rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives, and these sometimes burdensome local requirements can result in certain competitive disadvantages to us. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as Australian, German, French and Swiss banking authorities, among others, regulate various of our operating entities and also have capital standards and other requirements comparable to the rules of the SEC.

Over the past several years, European Union financial services regulators have taken steps to institute consolidated supervision over a wide range of financial services companies that conduct business in the European Union, even if their head offices are located outside of the European Union. Under the Financial Conglomerates Directive (2002/87/EC), we, along with a number of our competitors, will be required to submit to consolidated supervision by a European Union financial services regulator commencing on January 1, 2005, unless we are already subject to “equivalent” supervision by another regulator. On June 8, 2004, the SEC issued final regulations establishing a consolidated supervision framework for investment banks. The regulations became effective on August 20, 2004. Under these regulations, we can voluntarily submit to a stringent framework of rules relating to group-wide capital levels, internal risk management control systems and regulatory reporting requirements. We currently expect to elect to become subject to consolidated supervision by the SEC.

We are working with the SEC to fully understand the consequences of submitting to its consolidated supervision framework. We are unable at this time to accurately predict the impact that these regulations will have on our businesses and financial results. It is possible that these regulations may ultimately require that we increase our regulatory capital, which may adversely affect our profitability and result in other increased costs.

Legal Proceedings

We are involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

Properties

The following table lists the properties used for the entire Lazard organization, including properties used by the separated businesses. As a general matter, one or both of our Financial Advisory and Asset Management segments uses the following properties. We expect to license or sublease to LFCM Holdings certain office space, including office space that is used by the separated businesses. This will include subleasing or licensing approximately                      square feet of excess space under the lease in London located at 50 Stratton Street to LFCM Holdings, which LFCM Holdings expects to further sublease to third parties. See “Certain Relationships and Related Transactions—Agreements with LAZ-MD Holdings and LFCM Holdings.”

Location	Square feet	Comments
New York	273,000 square feet of leased space	Key office located at 30 Rockefeller Plaza, New York, New York, 10020.

Other North America	71,600 square feet of leased space	Includes offices in Atlanta, Chicago, Houston, Los Angeles, Montreal, San Francisco, Toronto and Washington, D.C.

Paris	112,400 square feet of leased space	Key office, located at 121 Boulevard Haussmann, 75382 Paris Cedex 08.

London	142,400 square feet of leased space	Key office located at 50 Stratton Street London W1J 8LL.

Milan	27,000 square feet of leased space	Key office located at via Dell’Orso 2 20121 Milan.

Other Europe	59,300 square feet of leased space	Includes offices in Amsterdam, Berlin, Bordeaux, Frankfurt, Hamburg, Lyon, Madrid, Rome and Stockholm.

Asia and Australia	42,500 square feet of leased space	Includes offices in Mumbai, Hong Kong, New Delhi, Seoul, Singapore, Sydney and Tokyo.

We believe that we currently maintain sufficient space to meet our anticipated needs.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our directors and executive officers. We expect to appoint additional directors over time who are not employees of Lazard or otherwise affiliated with management.

Name	Age	Position
Bruce Wasserstein	56	Chairman and Chief Executive Officer
Michael J. Castellano	58	Managing Director and Chief Financial Officer
Steven J. Golub	58	Managing Director and Vice Chairman, Chairman of Financial Advisory Group
Scott D. Hoffman	41	Managing Director and General Counsel
Charles G. Ward, III	52	President, Chairman of Asset Management Group

Executive officers are appointed by, and serve at the pleasure of, our board of directors. A brief biography of each director and executive officer follows.

Bruce Wasserstein will serve as the Chairman of our board of directors and Chief Executive Officer. Mr. Wasserstein has served as the Head of Lazard and Chairman of the Executive Committee since January 2002. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as CEO of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank. Mr. Wasserstein has over 30 years of experience in the investment banking and mergers and acquisitions industry.

Michael J. Castellano will be our Chief Financial Officer. Mr. Castellano has served as a Managing Director and Chief Financial Officer of Lazard Group since August 2001. Prior to joining Lazard, Mr. Castellano held various senior management positions at Merrill Lynch & Co. from August 1991 to August 2001, including Senior Vice President—Chief Control Officer for Merrill Lynch’s capital markets businesses, Chairman of Merrill Lynch International Bank and Senior Vice President —Corporate Controller. Prior to joining Merrill Lynch & Co., Mr. Castellano was a partner with Deloitte & Touche where he served a number of investment banking clients over the course of his 24 years with the firm. Mr. Castellano has 35 years of relevant investment banking and securities industry experience.

Steven J. Golub will be our Vice Chairman and Chairman of our Financial Advisory Group. Mr. Golub has served as Vice Chairman of Lazard Group since October 2004 and as a Managing Director of Lazard Group since January 1986. Mr. Golub previously served as Chief Financial Officer from July 1997 to August 2001. Mr. Golub also served as a Senior Vice President of Lazard from May 1984 to January 1986. Prior to joining Lazard, Mr. Golub was a Partner at Deloitte Haskins & Sells from July 1980 to May 1984. Prior to joining Deloitte Haskins & Sells, he served as the Deputy Chief Accountant in the Chief Accountant’s Office of the Securities and Exchange Commission from January 1979 to June 1980. Mr. Golub currently serves on the Board of Directors of Minerals Technologies Inc. Mr. Golub has 20 years of experience in the investment banking and mergers and acquisitions industry.

Scott D. Hoffman will be our General Counsel. Mr. Hoffman has served as a Managing Director of Lazard Group since January 1999 and General Counsel of Lazard Group since January 2001.

Mr. Hoffman previously served as Vice President and Assistant General Counsel from February 1994 to December 1997 and as a Director from January 1998 to December 1998. Prior to joining Lazard, Mr. Hoffman was an attorney at Cravath, Swaine & Moore. Mr. Hoffman has 17 years of experience in the investment banking and mergers and acquisitions industry.

Charles G. Ward, III will be our President and Chairman of our Asset Management Group. Mr. Ward has served as President and a Managing Director of Lazard Group since February 2002 and is the Chairman of our Asset Management Group. Prior to joining Lazard, he was variously the Head or Co-Head of Global Investment Banking and Private Equity of Credit Suisse First Boston, or “CSFB,” from February 1994 to February 2002. Mr. Ward also served as a member of the Executive Board of CSFB from February 1994 to February 2002 and as President of CSFB from April 2000 to November 2000. Prior to joining CSFB, Mr. Ward co-founded Wasserstein Perella Group in February 1988 and served as President of Wasserstein Perella & Co. from January 1990 to February 1994. Prior to serving at Wasserstein Perella & Co., Mr. Ward was Co-Head of Mergers and Acquisitions and the Media Group at The First Boston Corporation where he worked from July 1979 to February 1988. Mr. Ward has more than 25 years of experience in the investment banking and mergers and acquisitions industry.

There are no family relationships between any of the executive officers or directors of Lazard. There are no restrictions under Bermuda law as to nationality or professional qualifications for directors. However, exempted companies such as Lazard must comply with Bermuda resident representation provisions under the Companies Act, which, as a company whose shares are listed on an appointed stock exchange, including the NYSE, require Lazard to have a resident representative. The resident representative is responsible for making a report to the Bermuda Registrar of Companies in the event he or she becomes aware that Lazard has committed a breach of any provision of the Companies Act or where any issue or transfer of shares of Lazard have been effected in contravention of any other statute regulating the issue or transfer of shares.

Board Composition; Classes of Directors

Immediately following this offering, we expect that our board will consist of              members, at least a majority of whom we expect to satisfy the independence standards established by the applicable rules, including the Sarbanes-Oxley Act of 2002, of the SEC and the NYSE. It is anticipated that our board of directors will meet at least quarterly. We expect that a majority of our independent directors will be non-U.S. residents at the time of their appointment.

Because LAZ-MD Holdings initially will hold a majority of the voting power in us, we could qualify for various exceptions to governance standards as a “controlled company.” We do not, however, intend to elect to be treated as a controlled company following this offering.

Our board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in the class will be up for election for three-year terms at the annual meeting of stockholders to be held in the year in which the term expires.

Board Committees

Our board of directors will establish several standing committees in connection with the discharge of its responsibilities. These committees will include an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors will also establish such other committees as it deems appropriate, in accordance with applicable law and our bye-laws.

Audit Committee

We expect that the members of the audit committee will be appointed promptly following this offering. All of the members of the audit committee will be independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The audit committee will assist our board of directors in monitoring the integrity of the financial statements, the independent auditors’ qualifications, independence and performance, the performance of our company’s internal audit function and compliance by our company with certain legal and regulatory requirements.

Compensation Committee

We expect that the members of the compensation committee will be appointed promptly following this offering. All of the members of the compensation committee will be independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The compensation committee will have overall responsibility for evaluating and approving the executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs of our company. The compensation committee also will be responsible for producing an annual report on executive compensation for inclusion in our proxy statement. We do not anticipate having any compensation committee interlocks.

Nominating and Corporate Governance Committee

We expect that the members of the nominating and corporate governance committee will be appointed promptly following this offering. All of the members of the nominating and corporate governance committee will be independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The nominating and corporate governance committee will assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices.

The nominating and corporate governance committee will identify individuals qualified to become board members and recommend to our board of directors the director nominees for each annual meeting of stockholders. It also will review the qualifications and independence of the members of our board of directors and its various committees on a regular basis and make any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The nominating and corporate governance committee also will recommend to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to our company and review such guidelines and standards and the provisions of the nominating and corporate governance committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. The nominating and corporate governance committee also will monitor our board of directors and our company’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and will lead our board of directors in its annual review of our board of directors’ performance.

Compensation Committee Interlocks and Insider Participation

We do not anticipate any interlocking relationships between any member of our compensation committee or our nominating and corporate governance committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

The Management Committee

Our management committee will be composed of our executive officers and other business line and department heads. Our management committee will meet regularly to discuss matters of interest to its respective members and to review firm-wide strategy and other issues.

Director Compensation

Non-Employee Directors

We anticipate that directors who are not our employees will receive an annual retainer of $                 in cash for service on our board of directors, inclusive of meeting fees. In addition, non-employee directors will receive a grant of                  shares of our restricted common stock upon initial election to office and                  shares of our restricted common stock annually thereafter. All or a portion of these shares of common stock may vest in installments.

We also anticipate that the chairman of the audit committee will receive an additional annual retainer of $                 in cash, the chairman of the compensation committee will receive an additional annual retainer of $                 in cash and the chairman of the nominating and corporate governance committee will receive an additional annual retainer of $                 in cash. No other remuneration will be paid to our board members in their capacity as directors.

Employee Directors

Our employees who also serve as directors will receive compensation for their services as employees, but they will not receive any additional compensation for their service as directors.

Executive Compensation

The following table sets forth information regarding the compensation paid by Lazard Group to the Head of Lazard and Chairman of the Executive Committee and Lazard Group’s executive officers, collectively referred to as the “named executive officers” in this prospectus, during Lazard Group’s fiscal year ended December 31, 2004.

2004 Compensation Information

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts	All Other Compensation ($)
				Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Bruce Wasserstein

Michael J. Castellano

Steven J. Golub

Scott D. Hoffman

Charles G. Ward, III

Arrangements with Our Managing Directors

In connection with this offering, Lazard Group, on behalf of itself, us, and its other affiliates, has entered into Agreements Relating to Retention and Noncompetition and Other Covenants (the

“retention agreements”) with substantially all of our Financial Advisory managing directors and Asset Management managing directors who are not employed by LAM. Asset Management managing directors who are employed by LAM participate in separate equity arrangements at LAM, which contain restrictive covenants. The material terms of the retention agreements and the LAM arrangements are described below. See “—The Retention Agreements” and “—LAM Managing Directors.”

The Retention Agreements

The terms set forth below describe the material terms of the form of retention agreement entered into with our managing directors who are currently working members. You should refer to the exhibits that are a part of the registration statement for a copy of the form of agreement. See “Where You Can Find More Information.”

Participation in this Offering

As part of the retention agreement, the managing director agrees to execute and deliver all documents, consents and agreements that are necessary to effectuate this offering and related transactions, and we agree that certain material terms of the agreements described below will not be modified in a manner that materially and adversely affects the rights provided thereunder.

In connection with the transactions, each retention agreement provides that the managing director’s unvested working member interests will vest, and the managing director will receive, in exchange for his or her working member interests, LAZ-MD Holdings exchangeable interests. They will also have their working member capital exchanged for an identical amount of capital in LAZ-MD Holdings, and receive a profits interest in LAZ-MD Holdings. The chart below sets forth the amounts of interests that will be held by each named executive officer:

Managing Director	LAZ-MD Holdings Exchangeable Interests	Capital	LAZ-MD Holdings Profits Interests
Bruce Wasserstein

Michael J. Castellano

Steven J. Golub

Scott D. Hoffman

Charles G. Ward, III

LAZ-MD Holdings Exchangeable Interests

The retention agreements provide that the LAZ-MD Holdings exchangeable interests may, at the managing director’s election, be effectively exchangeable into shares of our common stock on the eighth anniversary of this offering. In addition, the managing director may elect such an exchange on an accelerated basis under certain circumstances, as follows:

•	If the managing director continues to provide services through the third anniversary of this offering (or is terminated without cause or due to disability prior thereto) and has not violated any of the restrictive covenants described below, the managing director may elect such a conversion in three equal installments on and after each of the third, fourth, and fifth anniversaries of this offering.

•	If the managing director continues to provide services through the second anniversary of this offering but not through the third anniversary of this offering (and was not terminated without cause or due to disability) and has not violated any of the restrictive covenants described below, the managing director may elect such an exchange in three equal installments on and after each of the fourth, fifth, and sixth anniversaries of this offering.

•	If a managing director incurs a termination of services due to death on or prior to the second anniversary of this offering, all exchangeable interests held by the managing director shall, at our election, either become exchangeable no later than the first anniversary of such death or be purchased by LAZ-MD Holdings no later than the first anniversary of such death at the trading price of our common stock on the date of such repurchase. The same treatment shall apply upon a death on or prior to the second anniversary of this offering that occurs subsequent to the managing director’s retirement, provided that the managing director did not violate any of the restrictive covenants described below subsequent to retirement (without regard to the time limits generally applicable to such covenants). For purposes of the agreement, retirement is defined as voluntary termination following attainment either of both age 55 and 10 years of service as a managing director or attainment of age 65.

•	If a managing director incurs a termination of services due to death subsequent to the second anniversary of this offering, but prior to the fourth anniversary of this offering, all exchangeable interests held by the managing director may be exchanged on the later of the third anniversary of this offering and the anniversary of this offering that next follows the date of such death. The same treatment shall apply upon a death subsequent to the second anniversary of this offering, but prior to the fourth anniversary of this offering that occurs subsequent to the managing director’s retirement, provided that the managing director did not violate any of the restrictive covenants described below subsequent to retirement (without regard to the time limits generally applicable to such covenants).

•	In the event of a change of control (as defined in the operating agreement of LAZ-MD Holdings), all exchangeable interests held by the managing director will be exchanged immediately by our managing directors prior to the change of control at a time and in a fashion designed to allow the managing director to participate in the change of control on a basis no less favorable than that applicable to our stockholders generally. This acceleration right will apply to all holders of LAZ-MD Holdings exchangeable interests regardless of whether they sign or are asked to sign a retention agreement.

The stockholders’ committee also can accelerate the above described exchange schedule in its discretion, but only with the prior approval of our board of directors. Both we and LAZ-MD Holdings have the right to require the managing director to effectively exchange the exchangeable interests into shares of our common stock during the 30-day period commencing on the ninth anniversary of this offering, if no such exchange has previously occurred.

Profits Interests

The retention agreements provide that LAZ-MD Holdings profits interests will receive distributions designed to reimburse the managing director for income taxes due in respect of such profits interests. In addition, beginning as of the third anniversary of this offering, the LAZ-MD Holdings profits interests will receive distributions parallel to the dividends paid on our shares of common stock. The retention agreements provide that LAZ-MD Holdings profits interests will be granted only if the managing director continues to provide services as of this offering and only while such managing director continues to provide services to us.

Capital

The retention agreements provide that LAZ-MD Holdings shall assume the existing obligations of Lazard Group for capital in Lazard Group and that LAZ-MD Holdings shall distribute to each managing director who is a party to a retention agreement amounts in respect of the managing director’s capital accounts relating to his or her working member interests in equal installments on the first, second, third and fourth anniversaries of this offering. Each managing director also agrees that his rights to all capital of LAZ-MD Holdings allocated with respect to the LAZ-MD Holdings exchangeable interests and related profits interests shall be forfeited without payment therefor upon the exchange of the LAZ-MD Holdings exchangeable interests.

Services

Pursuant to the retention agreement, each managing director makes a commitment that is not legally binding to continue to provide services to us at least through the second anniversary of this offering, and, while providing services, to devote his entire working time, labor, skill and energies to us. The retention agreements provide each of the managing directors with a minimum base salary. The retention agreements also provide that annual bonuses will be determined in the sole discretion of the Chief Executive Officer of Lazard, subject to approval by our board of directors or an appropriate committee thereof if required by law or regulation, and such annual bonuses may be paid pursuant to our bonus plan (see “—Bonus Plan” below). A portion of the annual bonuses may be payable as equity compensation. In addition, each managing director will be eligible to participate in our long-term incentive compensation programs and in our employee benefit plans generally. The provision of services under the retention agreements is terminable by either party upon three months’ notice. No severance is payable upon a termination by us, other than continued compensation during the three-month notice period.

Restrictive Covenants

The retention agreements provide that the managing director is subject to the following restrictive covenants:

Noncompetition and Nonsolicitation of Clients.    While providing services to us and during the three-month period following termination of the managing director’s services to us (one-month period in the event of such a termination by us without cause), the managing director may not:

•	perform services in a line of business that is similar to any line of business in which the managing director provided services to us in a capacity that is similar to the capacity in which the managing director acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•	solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees.    While providing services to us and during the six-month period following termination of the managing director’s services, the managing director may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions.    The managing director is required, upon termination of his or her services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked, provided that such actions and things do not materially interfere with other employment or professional activities of the managing director. In addition, while providing services to us and thereafter, the managing director generally may not disparage us, and during the three-month notice period described above, the managing director is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Breach of Restrictive Covenants Prior to this Offering.    In the event that the managing director violates the restrictive covenants prior to this offering, the managing director will forfeit his unvested existing Lazard Group interests. If the violation of the restrictive covenants also is a violation of the restrictive covenants in the managing director’s existing agreement with Lazard Group, the managing director will forfeit his vested Lazard Group interests as well. These remedies will be in addition to any other remedies we may have against the managing director.

Supercession of and Integration with Other Agreements

The retention agreements generally supersede all other agreements between us and the managing directors, except, to the extent that the managing director is subject to an existing services agreement, the provisions of the existing agreement generally survive if they are not inconsistent with the terms of the retention agreements. In addition, limited modifications have been made to some of the terms of the retention agreement to reflect the specific situations of some of the managing directors. The material terms of the surviving provisions of any existing agreements with the named executive officers and any modifications to their retention agreements are described below. See “—Other Agreements with Named Executive Officers.”

Expiration If No Offering

The retention agreements provide that they shall expire and be of no further effect in the event this offering does not occur prior to September 30, 2005 or is otherwise abandoned or terminated prior to such date or in the event that the agreement with the historical partners is terminated prior to such date.

Other Agreements with Named Executive Officers

In connection with this offering, the named executive officers have entered into employment agreements with Lazard Group, on behalf of itself, us and our other affiliates, that contain provisions relating to their participation in this offering and the terms of the LAZ-MD Holdings exchangeable interests that are substantially similar to those of the form of retention agreement and the additional terms described below.

LAM Managing Directors

As noted above, managing directors employed by LAM generally are not parties to the above retention agreements and will not be receiving interests in LAZ-MD Holdings in connection with this offering. Instead, these managing directors and certain LAM employees will continue to hold their LAM equity units. The economic characteristics of these LAM equity units are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Minority Interest.”

When granted, the LAM equity units were subject to various multi-year vesting schedules. We expect that, as of December 31, 2004, approximately 65% of the LAM equity units will have vested. The LAM equity units are subject to the following additional vesting and forfeiture rules set forth in the limited liability company agreement of LAM and in the equity plan:

•	All unvested LAM equity units are forfeited upon a termination of the holder’s employment for cause or upon a voluntary termination of employment that is not for good reason.

•	Upon a termination for cause prior to January 2, 2006, all vested LAM equity units are forfeited, and upon such a termination subsequent to January 2, 2006, LAM equity units which vested during the 24-month period prior to such termination shall be forfeited.

•	All LAM equity units are forfeited upon a breach of the confidentiality and non-solicit restrictions applicable to LAM managing directors, or upon violation prior to January 2, 2006 of the non-compete restrictions applicable to LAM managing directors. Upon a violation of the non-compete restrictions subsequent to January 2, 2006, any unvested LAM equity units and any LAM equity units which vested during the 24-month period prior to such termination shall be forfeited.

•	Upon certain change of control or liquidity events, the LAM phantom equity units are forfeited in exchange for payments similar to those payable to LAM equity interest holders in connection with the event, whose LAM equity interests also are forfeited for payment.

The non-solicitation restrictions prohibit solicitation and hire of our employees to work for a competing business or to resign from employment with us. These restrictions apply during the employment of the managing director with us and for one year thereafter. The non-compete restriction prohibits activities for competitive enterprises that are similar to those performed by the managing director for us. These restrictions apply during employment with us and until the six-month anniversary of termination of employment, except that they expire on the first anniversary of various change of control or liquidity events and are limited to 30 days following termination of employment if the termination is by the managing director for good reason or by us without cause.

Bonus Plan

To align employee and stockholder interests, we intend to adopt the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The plan will be administered by our Chief Executive Officer, subject to approval by our board of directors or an appropriate committee thereof if required by law or regulation. Participants in the plan will be determined during the first three months of each fiscal year and at that time allocated an initial percentage interest in the plan’s pool for annual bonus payments to participants, which percentage may be increased or decreased in the discretion of the plan administrator. Although the employees who are expected to participate in the plan during the 2005 fiscal year have not yet been designated, it is estimated that there will be approximately              initial participants in the plan, including all of the named executive officers. The plan administrator may retain an unallocated percentage of the bonus pool for allocation during or following the fiscal year, either to existing participants or to new participants. The actual size of the bonus pool will be determined by the plan administrator at the end of each fiscal year, taking into account our results of operations, stockholder return, and other measures of financial performance for the year, as well as performance of business lines and individual performance. The pool may be reduced to the extent that aggregate compensation and benefits expense for the year (including annual cash bonus payments under the 2005 Bonus Plan) would otherwise exceed a specified percentage of revenue or a measure of corporate profitability, as determined by the plan administrator with respect to each fiscal year. Generally, each participant will be entitled to an annual bonus equal to the percentage of the bonus pool equivalent to the participant’s allocated percentage, which amount may be increased or decreased in the discretion of the plan administrator.

If a participant dies or becomes disabled during the fiscal year, such participant (or his beneficiary or estate, as applicable) may receive a portion of the bonus otherwise payable to such participant, as determined by the plan administrator. Unless otherwise determined by the plan administrator, if a plan participant terminates employment other than as a result of death or disability before the end of a fiscal year, the participant will not receive any bonus under the plan for such year. Amounts payable under the bonus plan will be satisfied in cash or through equity awards granted under our equity incentive plan, as determined by the plan administrator and, in the case of awards under our equity incentive plan, recommended to the compensation committee.

The Equity Incentive Plan

The following is a description of the material terms of the Equity Incentive Plan (which we refer to in this section as the “plan”). You should, however, refer to the exhibits that are a part of the registration statement for a copy of the plan. See “Where You Can Find More Information.”

Purpose

The purposes of the plan are to attract, retain and motivate key employees and directors of, and consultants and advisors to, Lazard and to align the interests of key employees, directors, consultants and advisors with those of stockholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock. We currently expect that after this offering we will pay a portion of our bonus compensation in the form of equity awards of Lazard Ltd that will be subject to vesting and other terms. We do not currently intend to grant any stock options in respect of shares of our common stock during the first two years following this offering.

Administration

The plan will be administered by the compensation committee or such other committee of our board of directors as our board of directors may from time to time establish. The committee administering the plan will be referred to in this description as the “committee.” Among other things, the committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any such awards. All determinations by the committee or its designee under the plan will be final, binding and conclusive.

Eligibility

Persons who serve or agree to serve as our officers, employees, non-employee directors, consultants or advisors who are responsible for, or contribute to, our management, growth and profitability are eligible to be granted awards under the plan. Holders of equity-based awards issued by a company acquired by us or with which we combine will be eligible to receive substitute awards under the plan.

Shares Available

Subject to adjustment, the plan authorizes the issuance of up to                      million shares of common stock pursuant to the grant or exercise of stock options (including incentive stock options (“ISOs”)), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, stock units and other equity-based awards. The maximum number of shares of common stock that may be issued pursuant to ISOs will be                      million. If any award is forfeited or if any stock option or SAR terminates without being exercised, or if any SAR is exercised for cash, shares of common stock subject to such awards will be available for distribution in connection with awards under the plan. If the option price of any stock option granted under the plan is satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under awards other than ISOs under the plan. To the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. The shares subject to grant under the plan are to be made available from authorized but unissued shares or from shares held by our subsidiaries, as determined from time to time by our board of directors.

Change in Capitalization or Change in Control

The plan provides that, in the event of any change in corporate capitalization, such as a stock split, or any fundamental corporate transaction, such as any merger, amalgamation, consolidation, separation, spinoff or other distribution of property (including any extraordinary cash or stock dividend), or any reorganization or partial or complete liquidation of us, the committee or the board of directors may make such substitution or adjustment in the aggregate number and kind of shares reserved for issuance under the plan, in the individual grant limits under the plan, in the number, kind and option price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the plan as may be determined to be appropriate by the committee or the board of directors, in its sole discretion. Any adjustment described in the immediately preceding sentence need not be the same for all participants. The plan also provides that in the event of a “change in control” (as defined in the plan) of us, unless otherwise provided for in the individual award agreement: (i) SARs and stock options outstanding as of the date of the change in control, which are not then exercisable and vested will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested; and (iii) all stock units and other equity-based awards will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such awards will be settled in cash or shares of Lazard common stock as promptly as practicable.

Types of Awards

As indicated above, several types of awards can be made under the plan. A summary of these grants is set forth below.

Stock Options.    Eligible individuals can be granted stock options under the plan. The exercise price of such options cannot be less than 100% of the fair market value of the stock underlying the options on the date of grant. Stock options can either be ISOs or nonqualified stock options. The term of options is determined by the committee, but an ISO may not have a term longer than ten years from the date of grant. Optionees may pay the exercise price in cash or, if approved by the committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or, to the extent permitted by applicable law, by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The committee will determine the vesting and exercise schedule of options, and the extent to which they will be exercisable after the optionee’s employment terminates. Generally, unvested options terminate upon termination of employment, and vested options will remain exercisable for one year after the optionee’s death, three years after the optionee’s termination for disability, five years after the optionee’s retirement and 90 days after the optionee’s termination for any other reason. Vested options will also terminate upon the optionee’s termination for “cause” (as defined in the plan).

SARs.    SARs may be granted as stand-alone awards or in conjunction with an option. An SAR entitles the holder to receive, upon exercise, the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a specified price per share. Such amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the committee may determine. An SAR granted in conjunction with an option is exercisable only when the related option is exercisable. An option will be cancelled to the extent that its related SAR is exercised, and an SAR will be cancelled to the extent the related option is exercised.

Restricted Stock.    Restricted stock may be granted with such restrictions and restricted periods as the committee may determine. The committee may provide that a grant of restricted stock will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Restricted stock is generally forfeited upon termination of employment, unless otherwise provided by the committee. Other than such restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Stock Units.    The committee may grant stock unit awards, which represent a right to receive cash based on the value of a share of common stock or a share of common stock. The committee may provide that a grant of stock units will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Stock units that are not vested are generally forfeited upon termination of employment, unless otherwise provided by the committee. Holders of stock units do not have the rights of a stockholder with respect to the award unless and until the award is settled in shares of common stock.

Other Equity-Based Awards.    The committee may grant other types of equity-based awards based upon Lazard common stock.

Dividend Equivalent Rights.    The committee may in its discretion include in the award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of our common stock covered by such award as if such shares were then outstanding.

Transferability

Awards generally will not be transferable, except by will and the laws of descent and distribution and, in the case of nonqualified stock options, pursuant to a qualified domestic relations order or, if permitted in the option agreement, pursuant to a gift to an optionee’s immediate family or a specified individual (or a trust, partnership or limited liability company for such family or individual) or a charitable organization.

Duration of the Plan

The plan will have a term of ten years from the date of its adoption by our board of directors.

Amendment and Discontinuance

The plan may be amended, altered or discontinued by the board of directors, but, except as required by applicable law, stock exchange rules, tax rules or accounting rules, no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, stock unit award or other equity-based award previously granted without the optionee’s or recipient’s consent. The plan may not be amended without stockholder approval to the extent such approval is required by applicable law, stock exchange rules, or agreement. Notwithstanding the foregoing, Lazard may amend or alter the plan (or set up a program under the plan) in such a manner as may be necessary so as to have the plan conform to local rules and regulations in any relevant jurisdiction.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Nonqualified Options.    Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and we will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or

SAR over the exercise price or the cash paid under an SAR (the “spread”) will constitute compensation taxable to the optionee as ordinary income. We, or our applicable affiliate, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code.

ISOs.    An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income and, therefore, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the “ISO holding period”), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We and our affiliates are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period.

Participatory Interests in Lazard Group

We also intend to grant participatory interests in Lazard Group to certain of our current and future managing directors in connection with the separation and recapitalization transactions. The participatory interests will be discretionary profits interests that are intended to enable Lazard Group to compensate our managing directors in a manner consistent with its historical compensation practices. Initially,             % of Lazard Group’s adjusted operating income (as defined below) will be distributable among our current managing directors holding Lazard Group participatory interests in amounts as determined in our sole discretion. We may elect to withhold all or part of the distributions otherwise payable in respect of a participatory interest (subject to minimum distributions in respect of taxes). Any associated capital interests will be surrendered in the event the managing director ceases to be employed by Lazard Group. The             % figure will be set forth in the Lazard Group operating agreement and will be subject to adjustment if the total amount allocable to the holders of the participatory interests exceeds             % of adjusted operating revenue (as defined below), in which case the aggregate percentage interest will be reduced to equal the amount determined by dividing             % of adjusted operating revenue by adjusted operating income. For purposes of the above, “adjusted operating revenue” is defined as revenue less interest expenses relating to financing activities other than with respect to LFB, and “adjusted operating income” is defined as the difference between adjusted operating revenue and adjusted operating expenses, which, in turn, are defined as expenses exclusive of compensation expense paid to managing directors (other than LAM managing directors), minority interest, interest expenses relating to financing activities and income taxes. Amounts distributed pursuant to the participatory interests will be accounted for as part of our compensation and benefits expense and, therefore, included in the computation of our target ratio of compensation expense-to-operating revenue.

This program is terminable, in whole or in part, at any time at our election. The participatory interests will carry no other rights, including voting or liquidation rights or preferences, beyond those incident to such distributions, must be forfeited upon a holder ceasing to be a managing director and will not be transferable.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of our common stock.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table reflects the principal stockholders of Lazard immediately following this offering. Except as indicated below, the address for each listed stockholder is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (a)	Percentage of Shares of Common Stock Beneficially Owned	Percentage of Voting Power
5% Stockholders:
LAZ-MD Holdings
30 Rockefeller Plaza New York, New York 10020	0	—	(b	)
Directors and named executive officers (c):
Bruce Wasserstein
Michael J. Castellano
Steven J. Golub
Scott D. Hoffman
Charles G. Ward, III

All directors and executive officers as a group ( persons) (d)

(a)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of common stock on a one-for-one basis, as described under “The Separation and Recapitalization Transactions and the Lazard Organizational Structure—The Separation and Recapitalization Transactions—The Recapitalization of LAZ-MD Holdings and Lazard Group.” As each of these Lazard Group common membership interests is associated with a LAZ-MD Holdings exchangeable interest, LAZ-MD Holdings disclaims beneficial ownership of the shares of common stock into which the Lazard Group common membership interests are exchangeable.

(b)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which immediately following this offering and the additional financing transactions will represent % of the voting power of all shares of our voting stock (or approximately % of the voting power if the underwriters’ over-allotment is fully exercised).

(c)	Excludes shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such person.

(d)	Excludes shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such persons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with LAZ-MD Holdings and LFCM Holdings

Immediately following the completion of the separation and recapitalization transactions, LAZ-MD Holdings will control our company. LAZ-MD Holdings will own approximately             % of the voting power of all shares of our voting stock (or approximately             % of the voting power if the underwriters’ over-allotment option is fully exercised) and will thereby be able to control the election of our directors. LAZ-MD Holdings ’ voting power in our company is intended to mirror its economic interest in Lazard Group, and its voting power will decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests for shares of our common stock. The working members, including our managing directors, who hold working member interests at the time of the separation, will own LAZ-MD Holdings and will, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis. In addition, LFCM Holdings, which is the entity that will own and operate the separated businesses, will no longer be a subsidiary of either Lazard Group or LAZ-MD Holdings. It will be owned by the working members, including our managing directors who will be members of LAZ-MD Holdings. See “Risk Factors—Risks Related to the Separation—Lazard will be controlled by LAZ-MD Holdings, whose interests may differ from those of other stockholders,” and “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

We intend to enter into several agreements with LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties after the closing of those transactions. Except as described in this section, we do not expect to have any material arrangements with LAZ-MD Holdings and LFCM Holdings after the completion of the separation and recapitalization transactions other than ordinary course business relationships on arm’s length terms.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we will enter into with LAZ-MD Holdings and LFCM Holdings prior to the closing of this offering. These agreements effect the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the employee benefits agreement,

•	the insurance matters agreement,

•	the license agreement,

•	the administrative services agreement,

•	the business alliance agreement, and

•	the tax receivable agreement.

The descriptions set forth below, which summarize the material terms of these agreements, are not complete. You should read the full text of these agreements, which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Master Separation Agreement

We will enter into a master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement will contain key provisions relating to the separation and recapitalization transactions, including this offering, and the relationship among the parties after completion of this offering. The master separation agreement will identify the assets, liabilities and businesses of Lazard Group that will be included in the separated businesses being transferred to LFCM Holdings and describe when and how the separation will occur. It will also contain the conditions that must be satisfied, or waived by Lazard Group, prior to completion of the separation and recapitalization, including this offering. In addition, the master separation agreement will regulate aspects of the relationship among the parties after this offering, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests. We will execute the master separation agreement and ancillary agreements before the closing of this offering.

The Separation and Recapitalization Transactions

The Separation.    The master separation agreement will provide that, prior to the closing of this offering and subject to satisfaction of the conditions described below, Lazard Group will complete the separation by:

•	forming LAZ-MD Holdings as the holding company of Lazard Group pursuant to the historical partner transaction agreement,

•	transferring the separated businesses to LFCM Holdings, and

•	distributing all of the interests in LFCM Holdings to LAZ-MD Holdings.

Immediately after completion of the separation,

•	all of the members of Lazard Group immediately prior to the separation will be members of LAZ-MD Holdings and hold interests in LAZ-MD Holdings, including, in the case of the working members, the LAZ-MD Holdings exchangeable interests,

•	Lazard Group will be a wholly-owned subsidiary of LAZ-MD Holdings, and

•	LFCM Holdings will be a wholly-owned subsidiary of LAZ-MD Holdings.

Pursuant to the master separation agreement, the parties will cooperate to effect any transfers of the assets, liabilities or businesses included in the separated businesses but not completed on the closing date of the separation due to any approval or consent issues as promptly following that date as is practicable. Until these transfers can be completed, the party retaining any such assets, liabilities or businesses will act as a custodian and trustee on behalf of LFCM Holdings with respect to those assets, liabilities or businesses. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the contributions or assumptions occurred at the time contemplated by the master separation agreement, the master separation agreement will provide that the benefits derived or expenses or liabilities incurred from those assets, liabilities or businesses will be passed on to LFCM Holdings as if the transfers had occurred as contemplated.

The master separation agreement will provide that Lazard Group will license or sublease to LFCM Holdings certain office space, including office space that is used by the separated businesses. This will include subleasing or licensing approximately                      square feet of excess space under the lease in London located at 50 Stratton Street to LFCM Holdings, which LFCM Holdings expects to further sublease to third parties.

The Recapitalization.    The master separation agreement will provide that, subject to satisfaction of the conditions described below, the parties will complete the recapitalization by:

•	closing this offering and the additional financing transactions,

•	causing Lazard to purchase Lazard Group common membership interests with the net proceeds of this offering,

•	redeeming historical partner interests and redeemable preferred stock held by the historical partners pursuant to the historical partner transaction agreement, and

•	having LAZ-MD Holdings distribute all of the interests in LFCM Holdings to its members.

Pursuant to the master separation agreement, the redemption of the historical partners’ interests will occur in two steps. LAZ-MD Holdings will redeem the two classes of LAZ-MD Holdings interests held by the historical partners for interests in Lazard Group, and Lazard Group will immediately thereafter redeem those Lazard Group interests for the cash redemption payment as provided in the historical partner transaction agreement.

Immediately after completion of the recapitalization, including the closing of this offering and the additional financing transactions,

•	LAZ-MD Holdings will hold % of the Lazard Group common membership interests (or % if the underwriters’ over-allotment option is exercised in full),

•	Lazard will hold % of the Lazard Group common membership interests (or % if the underwriters’ over-allotment option is exercised in full),

•	LAZ-MD Holdings will hold our Class B common stock, which will entitle it to % of the voting power of, and no economic rights in, Lazard (or % of the voting power if the underwriters’ over-allotment option is exercised in full), and

•	the working members will be the sole members of each of LAZ-MD Holdings and LFCM Holdings .

The master separation agreement provides that the separation and recapitalization transactions will be completed on the closing date of this offering.

Conditions to the Separation and Recapitalization Transactions

The master separation agreement will provide that the separation and recapitalization transactions, including the closing of this offering, are subject to several conditions that must be satisfied, or waived by Lazard Group, including:

•	the board of directors of Lazard Group shall have given final approval of the separation and the recapitalization transactions, which approval the board of directors may give in its sole and absolute discretion,

•	the SEC shall have declared effective the registration statements relating to this offering and the additional financing transactions, and no stop order shall be in effect with respect to those registration statements,

•	the actions and filings necessary or appropriate with state securities and blue sky laws and any comparable foreign laws shall have been taken and where applicable become effective or been accepted,

•	the NYSE shall have accepted for listing the shares of our common stock to be issued in this offering,

•	no order by any court or other legal restraint preventing completion of any of the separation or recapitalization transactions shall be in effect,

•	each of the employee benefits agreement, the insurance matters agreement, the license agreement, the administrative services agreement and the business alliance agreement shall have been entered into prior to the closing of this offering in a form satisfactory to Lazard Group in its sole and absolute discretion, and

•	all third-party consents and governmental approvals required in connection with the separation and recapitalization transactions shall have been received, except where failure to obtain these consents or approvals would not have a material adverse effect on either (i) our ability to complete the separation and recapitalization transactions or (ii) the business, assets, liabilities, financial condition or results of operations of us, LFCM Holdings or LAZ-MD Holdings.

The recapitalization, including the closing of this offering, will be further conditioned on the satisfaction, or waiver by Lazard Group, of the conditions that each of the transactions contemplated by the separation shall have been consummated and that the historical partner transaction agreement shall not have been terminated and shall be in full force and effect.

Relationship among Lazard, Lazard Group, LAZ-MD Holdings and LFCM Holdings

The master separation agreement will contain various provisions governing the relationship among Lazard, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the completion of the separation and recapitalization transactions, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations.    The master separation agreement will provide that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and our Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard.

Distributions by Lazard Group.    Pursuant to the master separation agreement, Lazard Group will be obligated to make specified distributions to the holders of Lazard Group common membership interests, including to us, as described below.

Under this provision, subject to certain conditions, Lazard Group intends to make pro rata distributions to us (or our subsidiaries) and LAZ-MD Holdings in respect of income taxes we (or our subsidiaries) and the members of LAZ-MD Holdings incur as a result of holding Lazard Group common membership interests based on an effective tax rate that Lazard Group will calculate. This effective tax rate will be the higher of the effective income and franchise tax rate applicable to Lazard Ltd subsidiaries that hold the Lazard Group common membership interests and the weighted average income tax rate (based on income allocated) applicable to LAZ-MD Holdings’ members, determined in accordance with LAZ-MD Holdings’ operating agreement. As we anticipate that the weighted average tax rate applicable to LAZ-MD Holdings’ members will exceed the rate applicable to Lazard’s subsidiaries, we expect that distributions to Lazard’s subsidiaries will exceed taxes actually payable by Lazard. Prior to the third anniversary of the consummation of this offering, and for each period during which such excess cash is outstanding thereafter, we expect to issue dividends to our stockholders of this excess amount.

Noncompete by LFCM Holdings.    In the master separation agreement, LFCM Holdings will agree to noncompetition arrangements with Lazard and Lazard Group that will generally prohibit LFCM Holdings and its subsidiaries from engaging in any business that is competitive with any of our businesses.

LAZ-MD Holdings Exchangeable Interests

Terms of Exchange.    The master separation agreement will set forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including our obligation to issue shares of our common stock in exchange for the Lazard Group common membership interests. See “Management—Arrangements with Our Managing Directors—The Retention Agreements —LAZ-MD Holdings Exchangeable Interests.”

Accelerated Exchange.    The master separation agreement will provide that the stockholders’ committee will have the power to accelerate the exchange of LAZ-MD Holdings exchangeable interests for our common shares, subject to the prior approval of our board of directors. Any such accelerated exchange must be offered to all holders of LAZ-MD Holdings exchangeable interests who are managing directors of our company or LFCM Holdings (or to their trusts, estate planning entities or charitable organizations to which any such managing director has transferred his or her LAZ-MD Holdings exchangeable interests as described below) at the time of the exchange. The stockholders’ committee will not be permitted to grant such an acceleration unless our board of directors has previously authorized the filing of a registration statement with the SEC to register the offering of the shares of our common stock that we will issue in connection with the exchange. In addition, our stockholders’ committee will be entitled to permit the acceleration of exchangeability of LAZ-MD Holdings exchangeable interests in other circumstances, subject to the approval of our board of directors.

Transfers of LAZ-MD Holdings Exchangeable Interests.    The stockholders’ committee will be empowered to authorize transfers of LAZ-MD Holdings exchangeable interests to charitable organizations (as defined in Section 501(c)(3) of the Code), trusts or similar entities for estate planning or charitable purposes, which transfers will otherwise generally be prohibited by the terms of the LAZ-MD Holdings exchangeable interests in the absence of such an authorization of the stockholders’ committee. In addition, our stockholders’ committee will be entitled to permit the transfer of LAZ-MD Holdings exchangeable interests in other circumstances, subject to the approval of our board of directors.

Stockholders’ Committee.    The terms and provisions of the master separation agreement that relate to the exchangeable interests will be administered by the stockholders’ committee. The stockholders’ committee will initially consist of         . Members of the stockholders’ committee are entitled to indemnification from us in their capacities as members of the stockholders’ committee. See “—Certain Relationships with Our Directors, Executive Officers and Employees—Director and Officer Indemnification.”

Indemnification

In general, under the master separation agreement, Lazard Group will indemnify LFCM Holdings and its representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings and their respective representatives and affiliates incur arising out of or relating to Lazard Group’s or Lazard’s breach of the master separation agreement.

In general, LFCM Holdings will indemnify Lazard, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard, Lazard Group, LAZ-MD Holdings or any of their respective representatives or affiliates incur to the extent arising out of or relating to LFCM Holdings’ breach of the master separation agreement.

In general, under the master separation agreement, LAZ-MD Holdings will indemnify Lazard, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to LAZ-MD Holdings’ breach of the master separation agreement.

All indemnification amounts would be reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement will specify procedures with respect to claims subject to indemnification and related matters.

Access to Information

Under the master separation agreement, the following terms govern access to information:

•	before and after the closing date of the separation, subject to applicable confidentiality provisions and other restrictions, the parties will each give the other any information within that company’s possession that the requesting party reasonably needs (i) to comply with requirements imposed on the requesting party by a governmental or regulatory authority, (ii) for use in any proceeding or to satisfy audit, accounting, tax or similar requirements, or (iii) to comply with its obligations under the master separation agreement or the ancillary agreements,

•	after the closing date of the separation and recapitalization transactions, LAZ-MD Holdings and LFCM Holdings will provide to Lazard and Lazard Group, at no charge, all financial and other data and information that Lazard or Lazard Group determines is necessary or advisable in order to prepare its financial statements and reports or filings with any governmental or regulatory authority,

•	after the closing date of the separation and recapitalization transactions, the parties will each use reasonable best efforts to provide assistance to the other parties for litigation and to make available to the other parties, their directors, officers, other employees and agents as witnesses, in legal, administrative or other proceedings, and will cooperate and consult to the extent reasonably necessary with respect to any litigation,

•	the company providing information, consultant or witness services under the master separation agreement will be entitled to reimbursement from the other for reasonable expenses,

•	the parties will each retain all proprietary information in its possession relating to each other’s businesses for a period of time, and, if the information is to be destroyed, the destroying company will give the applicable other company the opportunity to receive the information, and

•	from and after the closing date of the separation and recapitalization transactions, the parties will agree to hold in strict confidence all information concerning or belonging to any other party obtained prior to the closing date of the separation and recapitalization transactions or furnished pursuant to the master separation agreement or any ancillary agreement, subject to applicable law.

No Representations and Warranties

Pursuant to the master separation agreement, LAZ-MD Holdings and LFCM Holdings will acknowledge and agree that neither Lazard nor Lazard Group is representing or warranting to LAZ-MD Holdings or LFCM Holdings as to the separated businesses, the assets, liabilities and businesses included therein or the historical operations of those businesses, assets and liabilities. LAZ-MD Holdings and LFCM Holdings will take all such businesses and assets “as is, where is” and bear the economic and legal risk relating to conveyance of, and title to, those assets and businesses.

Termination

The master separation agreement may be terminated at any time prior to the closing of this offering by Lazard Group.

Expenses

In general, LAZ-MD Holdings and LFCM Holdings, on the one hand, and Lazard and Lazard Group, on the other hand, are responsible for their own costs incurred in connection with the transactions contemplated by the master separation agreement.

Lazard Group will agree to reimburse Lazard for all of its expenses incurred in connection with the separation and recapitalization transactions and thereafter, including expenses incurred in operating as a public company.

Employee Benefits Agreement

We will enter into an employee benefits agreement with LAZ-MD Holdings and LFCM Holdings that will govern our compensation and employee benefit obligations with respect to our active and former employees.

Insurance Matters Agreement

The separated businesses are currently insured under insurance policies held within Lazard Group, which policies provide coverage to Lazard Group and its subsidiaries and affiliates for property and casualty, errors and omissions, directors and officers and certain other risks commonly insured by financial services companies. Following the separation, we intend either to surrender all or a portion of these policies and replace them with new policies that separately cover our business and the separated businesses, respectively, for at least the same types of risks, or to vary or retain all or a portion of these policies and handle insurance claims on behalf of the separated businesses under an insurance matters agreement.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly-owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries will enter into a license agreement with LFCM Holdings that will govern the use of the Lazard name by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings will be permitted to use the Lazard name to the extent that the Lazard name is currently being used at the time of this offering by the separated businesses. LFCM Holdings’ license will not extend to any new research covered by the capital markets business or to any new funds (including any successor funds to funds existing at the time of this offering) established or otherwise obtained by the merchant banking business after this offering, unless LFCM Holdings receives Lazard Group’s prior consent. Under the agreement, LFCM Holdings will pay $100,000 per year for the right to license the Lazard name. The license will survive with respect to capital markets activities until the business alliance agreement that LFCM Holdings will enter with Lazard Group expires or is otherwise terminated. With respect to merchant banking activities, LFCM Holdings’ license will survive so long as the option to purchase specified merchant banking businesses, to be granted in the business alliance agreement, is outstanding, as described in the “—Business Alliance Agreement.”

Administrative Services Agreement

We intend to enter into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding administrative and support services to be provided after the completion of the separation and recapitalization transactions.

Pursuant to the administrative services agreement, Lazard Group will provide selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and internal audit activities,

•	tax,

•	payroll,

•	legal and compliance,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group intends to charge for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group will not provide any security administration services, as such services are being transferred to LFCM Holdings .

The services provided under the administrative services agreement generally will be provided until the business alliance agreement expires or is otherwise terminated, unless the parties otherwise agree to extend the provision of such services.

In the absence of willful misconduct, LFCM Holdings and LAZ-MD Holdings will waive any rights and claims they may have against us and Lazard Group related to the administrative services agreement and any services provided thereunder.

Business Alliance Agreement

Lazard Group and LFCM Holdings intend to enter into a business alliance agreement that will provide for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement will provide that Lazard Group and LFCM Holdings will enter into a U.S. referral and cooperation agreement and a U.K. referral and cooperation agreement for the purpose of facilitating continued joint execution of public and certain private financings on behalf of Financial Advisory clients. Each referral and cooperation agreement will provide for Lazard Group to refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group will be entitled to a referral fee. In addition, LFCM Holdings will agree not to compete with any existing Lazard Group business and will refer opportunities in the Financial Advisory business to Lazard Group. The term of the two referral and cooperation agreements will expire on the fifth anniversary of this offering, subject to periodic automatic renewal unless either party elects to terminate in connection with any such renewal.

The business alliance agreement will grant Lazard Group the option to acquire Lazard Alternative Investments LLC, or “LAI,” the subsidiary of LFCM Holdings that will own and operate all of LFCM Holdings’ merchant banking activities, exercisable at any time prior to the ninth anniversary of the consummation of this offering for a price of $10 million. LAI’s merchant banking activities will initially consist of the merchant banking management and general partner entities that were transferred to LFCM Holdings pursuant to the separation. The business alliance agreement will provide Lazard Group with certain governance rights with respect to LAI and provide for support by LFCM Holdings of the business of LAI. In addition, Lazard Group will abide by existing obligations with respect to funds existing as of the date of this offering, and, other than with respect to the merchant banking operations retained by Lazard Group in the separation, Lazard Group will agree not to compete with the merchant banking business of LAI. Lazard Group may also agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. In exchange, Lazard Group will be entitled to receive from LAI a payment equal to the carried interest with respect to newly established LAI funds, which equals the aggregate carry for a fund less the share of the carry paid to managers of the fund. Lazard Group’s obligations to LAI with respect to the funds terminate upon the expiration or termination of the option, except for its financial commitments and other obligations to individual funds, which will extend beyond that date in accordance with their terms.

In addition, the business alliance agreement further provides that Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly-formed broker-dealer entities affiliated with LFCM Holdings.

The business alliance agreement will terminate upon the termination of both the merchant banking option and the referral and cooperation agreements in respect of capital markets.

Tax Receivable Agreement

As described in “The Separation and Recapitalization Transactions and the Lazard Organizational Structure—The Separation and Recapitalization Transactions—The Recapitalization of LAZ-MD Holdings and Lazard Group—The Redemption of the Historical Partners’ Interests,” prior to and in connection with this offering, historical partner interests and preferred interests generally will be redeemed for cash. In addition, as described in “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests,” LAZ-MD Holdings exchangeable interests may, in effect, be exchanged in the future for shares of our common stock. The redemption and the exchanges will result in increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our interest to Lazard Group that otherwise would not have been available to us. We expect that these increases in tax basis will reduce the amount of tax that we might otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with LAZ-MD Holdings that will provide for the payment by us to LAZ-MD Holdings or its assignee of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivables agreement. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our interest in Lazard Group as a result of the redemption and exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our interest in Lazard Group, during the 15-year amortization periods for most of these increases in tax basis, the payments that we may make to LAZ-MD Holdings or its assignee could be substantial.

LAZ-MD Holdings Stockholders’ Agreement

We expect that the members of LAZ-MD Holdings, consisting of the working members, including our managing directors, will enter into a stockholders’ agreement with LAZ-MD Holdings and Lazard in connection with the separation that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the stockholders who are party to the agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of our common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard interests for our common stock. The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

Voting Rights

Prior to any vote of the stockholders of Lazard, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the stockholders is proposed to be taken. Every working member will be offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement. Pursuant to the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings will individually be entitled to direct LAZ-MD Holdings how to vote their proportionate interest in our Class B common stock on an as-if-exchanged basis. For example, if a working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of our common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock.

The votes under the Class B common stock that are associated with any working member who does not sign the LAZ-MD Holdings stockholders’ agreement, or with any working member who signs but does not direct LAZ-MD Holdings how to vote on a particular matter, will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement will continue to apply to any working member party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interest, until such time as that working member exchanges his or her Lazard Group common membership interests for shares of our common stock.

Registration Rights

The LAZ-MD Holdings stockholders’ agreement will provide that the holders of shares of our common stock issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests initially held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders will be third-party beneficiaries for that purpose under the LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to compel us to honor those obligations under the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will provide that, after exchange for shares of our common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by us, subject to certain limitations. Holders also have “demand” registration rights, meaning that subject to certain limitations, after exchange for shares of our common stock, they may require us to register the registrable securities held by them, provided that the amount of registrable securities subject to such demand constitutes at least             % of the shares of our outstanding common stock on the date of such demand or has a market value in excess of $             million. We will pay the costs associated with all such registrations. Moreover, we also will use our reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of this offering, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least             % of the shares of our outstanding common stock on the date of such demand or has a market value in excess of $                 million.

Shares of our common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 under the Securities Act or when they become eligible for sale under Rule 144(k) under the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144(k) and who holds, in the aggregate, at least             % of the shares of our outstanding common stock will be entitled to continued demand and piggyback registration rights as described above.

Immediately following this offering,              shares of our common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests will have the foregoing registration rights.

The Historical Partners Transaction Agreement

The redemption of the historical partners’ interests is governed by the Class B-1 and Class C Members Transaction Agreement, entered into on December 16, 2004, by LAZ-MD Holdings, Lazard Group, Lazard Ltd and our historical partners who are parties thereto. We refer to this document as the “historical partners transaction agreement”. Pursuant to the historical partners transaction agreement, the historical interests will be redeemed for an aggregate price of $1.6 billion, in cash, except that a portion of the consideration payable to Eurazeo S.A. may be delivered in the form of Eurazeo common shares currently held by us.

Completion of the redemption is subject to customary conditions, including receipt of regulatory approvals, legal and other opinions and financing, as well as Lazard Group board approval. The redemption may be completed at any time of our choosing on or before December 31, 2005, but must be completed on the same day that this offering and the additional financing transactions are to close. The historical partners transaction agreement contemplates a specific plan of financing that includes this offering and the additional financing transactions, but allows us to change the financing structure so long as the new structure does not have an adverse effect, as defined in the historical partners transaction agreement, on the historical partners whose interests are being redeemed.

In the event that the redemption has not been completed on or before June 30, 2005, accrued interest on the capital accounts in respect of historical partner interests for calendar year 2004 will be paid in cash on June 30, 2005, and Lazard Group shall receive a credit against the applicable redemption price for the cash so paid. In addition, in the event that the redemption has not been completed on or before June 30, 2005, the redemption price to be paid in respect of historical partner interests will be increased by an amount equal to the interest rate, if any, ordinarily applicable to the capital in respect of historical partner interests being redeemed for the period from July 1, 2005 to the completion date for the redemption.

The historical partners transaction agreement contains a number of additional important agreements, including:

•	The signing historical partners have agreed, for a period of 12 months after the closing of the redemption, not to hire or solicit any employees or officers of Lazard Group to leave such employment, and we have agreed to similar reciprocal provisions regarding the historical partners.

•	For a period of 2 years after the closing of the redemption, the signing historical partners other than Eurazeo have agreed not to engage on such historical partner’s own behalf in a competitive enterprise, as defined in the historical partners transaction agreement, and not to own any interest in or engage in or perform any service for any competitive enterprise, either as a partner, owner, employee, consultant, agent, officer, director, shareholder or otherwise, subject to certain exceptions. This restriction will apply to Mr. David-Weill for so long as he continues to maintain office space at Lazard Group, which he will do at least until March 31, 2007.

•	The signing historical partners have agreed, for so long as the redemption agreement is in effect, not to solicit or encourage any competing transaction, as defined in the historical partners transaction agreement, which includes any transaction that could reasonably be expected to prevent, materially delay, reduce the likelihood of or otherwise materially adversely affect completion of any of the material steps of the recapitalization.

•	The signing historical partners have agreed to resign, effective as of the closing of the redemption, to end their respective affiliations with Lazard Group and its affiliates, including by resigning from all positions and titles they hold in Lazard Group or any of its affiliates, and to terminate any agreements they may have with Lazard Group or any of its affiliates, in all cases subject to limited exceptions.

•	The signing historical partners have agreed to release at closing Lazard Group and its affiliates and representatives from any claims arising out of (1) any member of Lazard Group (including its affairs and operations), (2) Lazard Group interests being redeemed, and any associated rights, (3) any and all aspects of the redemption and (4) if applicable, any employment, severance or bonus agreement between such historical partner and any member of Lazard Group, but excluding any such claims or causes of action arising out of any ordinary course business dealings such as provision of money management services by a member of Lazard Group to that historical partner or its affiliates and certain other specified matters. We have granted a similar release to the signing historical partners.

•	We have agreed to indemnify the signing historical partners and their affiliates and representatives for any out-of-pocket liabilities incurred in their capacities as directors, employees, executives, partners, shareholders, officers or affiliates of Lazard Group, LAZ-MD Holdings, Lazard Ltd or any of their subsidiaries to the extent such losses arise out of the redemption of this offering, the additional financing transactions or any other financing, and in their capacity as general partner of any predecessor of Lazard Group or any of its affiliates. This indemnification is subject to a number of specified exceptions.

•	In the event that the transaction has not been completed by December 31, 2005, or has been earlier abandoned by Mr. Wasserstein, Mr. David-Weill and Mr. Wasserstein (and such others as they determine) shall review alternatives for Lazard Group during the ensuing three-month period.

The historical partners transaction agreement may be terminated before closing under the following circumstances:

•	automatically if the redemption has not been completed on or prior to December 31, 2005,

•	by agreement of us, Lazard Group, Mr. David-Weill and Eurazeo,

•	if the transaction has been permanently enjoined by unappealable order of a court or other legal authority,

•	by either us and Lazard Group, on the one hand, or Mr. David-Weill and Eurazeo, on the other, if Lazard Group delivers written notice of its intention to abandon the transaction, and

•	by Mr. David-Weill if we fail to include specified disclosure in this prospectus and fail to cure such failing within two business days.

Certain Relationships with Our Directors, Executive Officers and Employees

Loans and Banking Relationships with Our Directors and Executive Officers

During 2004, our broker-dealer subsidiary engaged in transactions with our executive officers and directors, including in respect of brokerage services. All brokerage services in connection with these transactions were made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with independent third parties and did not present other unfavorable features.

Other than as permitted under the Sarbanes-Oxley Act of 2002 and any other applicable law, we will not enter into new loans with our executive officers or directors or modify or renew any loan with our executive officers or directors.

Relationships Involving Employee Directors and Executive Officers

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest. Wasserstein & Co., LP focuses primarily on leveraged buyout investments, venture capital investments and related investment activities, and manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations and high-net worth individuals. Wasserstein & Co., LP also manages capital from its partners and officers. In addition, Wasserstein Holdings, LLC has various other business interests.

The Wasserstein funds are authorized to make similar investments to those that are likely to be made by the merchant banking businesses that will be sponsored or managed by LFCM Holdings following the separation and may be considered to compete with such funds for investment opportunities. If Mr. Wasserstein desires to make available any investment opportunity of Lazard Group, LFCM Holdings or any of their respective subsidiaries that arises from a relationship of Lazard Group, LFCM Holdings or any of their respective subsidiaries or affiliates (other than any relationship of Mr. Wasserstein existing on November 15, 2001), those opportunities can only be referred to the Wasserstein funds with the consent of senior management of the relevant Lazard fund.

Director and Officer Indemnification

Our bye-laws provide for indemnification of our officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of us, provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act.

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Our directors and officers are covered by directors’ and officers’ insurance policies maintained by us.

Subject to limitations imposed by Bermuda law, we will enter into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity. This agreement is in addition to our indemnification obligations under our bye-laws as described under “Description of Capital Stock.”

For more information on our indemnification arrangements, see “—Relationship with LAZ-MD Holdings and LFCM Holdings Master Separation Agreement—Relationship among Lazard, Lazard Group, LAZ-MD Holdings and LFCM Holdings.”

Distributions by Lazard Group

After this offering Lazard Group intends to make distributions to LAZ-MD Holdings, and LAZ-MD Holdings intends to make distributions to its members, including certain of our managing directors, officers and          of our directors. See “The Separation and Recapitalization Transactions and the Lazard Ownership Structure—Lazard Ownership Structure After the Separation and Recapitalization Transactions—Distributions by Lazard Group with respect to Lazard Group Common Membership Interests.”

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our share capital. We will file our certificate of incorporation and memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus is a part and the description is qualified by reference to such exhibits. See “Where You Can Find More Information.” The following summary also contains a description of the material terms of the capital stock of Lazard Group.

General

Our authorized capital stock consists of                  shares of common stock, par value $0.01 per share, and                  shares of Class B common stock, par value $0.01 per share.

Common Stock

Immediately following the completion of this offering, there will be                  shares of common stock issued and outstanding, and one share of Class B common stock issued and outstanding.

Voting

Each share of common stock will entitle its holder to one vote per share. On all matters submitted to a vote of our stockholders, the Class B common stock held by LAZ-MD Holdings will entitle LAZ-MD Holdings to the number of votes equal to the number of shares of our common stock that would be issuable if all of the then outstanding Lazard Group common membership interests issued to LAZ-MD Holdings were exchanged for shares of our common stock on the applicable record date. The members of our board of directors will be elected by the common stockholders and the Class B common stockholder voting together as a single class. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amalgamations and amendments to the memorandum of association or bye-laws must be approved by a majority of the combined voting power of all of the outstanding common stock and Class B common stock, voting together as a single class. However, amendments to the memorandum of association or bye-laws that would alter or otherwise modify provisions of the memorandum of association or bye-laws relating to the size or classified nature of the board of directors, the ability to remove directors only for cause, the ability of the board of directors to adopt a rights plan and certain other matters must be approved by at least 66 2/3% of the combined voting power of all common stock and Class B common stock voting as a single class. In addition, amendments to the memorandum of association or bye-laws that would alter or change the powers, preferences or special rights of the common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Economic Rights

Pursuant to our bye-laws, each share of our common stock is entitled to equal economic rights. However, the Class B common stock will have no rights to dividends or any liquidation preference. Accordingly, although immediately after this offering the Class B common stock will represent approximately           % of the voting power of Lazard, the Class B common stock will have no economic rights.

Dividends

Lazard Ltd has not declared or paid any cash dividends on our common equity since our inception. Subject to compliance with applicable law, we currently intend to declare quarterly dividends on all outstanding shares of our common stock and expect our initial quarterly dividend to be approximately $           per share, payable in respect of the            quarter of 2005. We expect that the initial dividend will be prorated for the portion of that quarter following the closing of this offering. The Class B common stock will not be entitled to dividend rights.

The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the actual future earnings, cash flow and capital requirements of our company, the amount of distributions to us from Lazard Group and the discretion of our board of directors. Our board of directors will take into account:

•	general economic and business conditions,

•	the financial results of our company and Lazard Group,

•	capital requirements of our company and our subsidiaries (including Lazard Group),

•	contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries (including Lazard Group) to us, and

•	such other factors as our board of directors may deem relevant.

We are a holding company and have no direct operations. As a result, we will depend upon distributions from Lazard Group to pay any dividends. We expect to cause Lazard Group to pay distributions to us in order to fund any such dividends, subject to applicable law. In addition, as managing directors and other members of LAZ-MD Holdings convert their interests into shares of common stock, they will also have a proportionate interest in the excess cash held by us to the extent that we retain excess cash balances or acquire additional assets with excess cash balances. For a discussion of Lazard Group’s intended distribution policy, see “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common stock and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

Preferred Stock

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preferred stock having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further stockholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of Lazard. We have no present plans to issue any shares of preferred stock. See “Risk Factors—Risks Related to the Offering—We may issue preferred stock and our bye-laws and Bermuda law may discourage takeovers, which could affect the rights of holders of our common stock.”

Bermuda Law

Our board of directors believes that it is of primary importance that our stockholders are treated fairly and have proper access to and recourse against the company. Bermuda was chosen as our place of incorporation for several reasons, including its acceptability to our working members, who are domiciled around the world, and potential investors. Bermuda has an established corporate law which, coupled with the provisions of our bye-laws, we believe provides stockholders with an appropriate level of protection and rights.

We are an exempted company organized under the Companies Act. The rights of our stockholders, including those persons who will become stockholders in connection with this offering, are governed by Bermuda law and our memorandum of association and bye-laws. The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. The following is a summary of material provisions of Bermuda law and our organizational documents not discussed above.

Dividends

Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would as a result be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Voting Rights

Our bye-laws generally provide that all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Our bye-laws also contain heightened voting requirements and class vote requirements, as described above in “—Common Stock—Voting.”

Classified Board; Removal of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. In addition, directors may only be removed for cause, by vote of shares representing a majority of the combined voting power of all of our common stock and Class B common stock, voting together as a single class. The existence of a classified board of directors may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling vacancies with its own nominees.

Rights in Liquidation

Under Bermuda law, in the event of a liquidation or winding-up of a company, after satisfaction in full of all claims and creditors and subject to the preferential rights accorded to any series of preference shares and subject to any specific provisions of the company’s bye-laws, the proceeds of the liquidation or winding-up are distributed pro rata among the holders of common shares.

Meetings of Stockholders

Under Bermuda law, a company is required to convene at least one stockholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of stockholders holding not less than 10% of the paid-up share capital of the company carrying the right to vote. Bermuda law also requires that stockholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, we must give each stockholder at least 30 days’ notice of the annual general meeting and at least 10 days’ notice of any special general meeting.

Under Bermuda law, the number of stockholders constituting a quorum at any general meeting of stockholders is determined by the bye-laws of a company. Our bye-laws provide that the presence in person or by proxy of two or more stockholders entitled to attend and vote and holding shares representing more than 50% of the combined voting power constitutes a quorum.

The holders of not less than 5% of the total voting rights of all stockholders or one hundred stockholders, whichever is the lesser, may require the directors to include in the notice for the next annual general meeting of a company any resolution which may properly be moved and is intended to be moved. In addition, such persons may also require the directors to circulate to the other stockholders a statement on any matter which is proposed to be considered at any general meeting.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to its memorandum of association. The stockholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements. The register of members of a company is also open to inspection by stockholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for stockholders to inspect or obtain copies of any other corporate records.

Board Actions

Under Bermuda law, the directors of a Bermuda company owe their fiduciary duty to the company rather than the stockholders. Our bye-laws provide that some actions are required to be approved by our board of directors. A majority of the directors then in office constitutes a quorum. Actions must be approved by a majority of the directors present and entitled to cast votes at a properly convened meeting of our board of directors.

Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals, but there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

Our bye-laws provide that our directors may (but are not required to) in taking any action (including an action that may involve or relate to a change of control or potential change of control of Lazard) consider, among other things, the effects that the action may have on other interests or persons (including our stockholders and employees and the communities in which we do business) as long as the director acts honestly and in good faith with a view to the best interests of Lazard.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of stockholders of which due notice has been given. An amendment to the memorandum of association, other than an amendment that alters or reduces a company’s share capital, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Our bye-laws may be amended by our board of directors if the amendment is approved by stockholders by a resolution passed by the requisite vote of our stockholders.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Supreme Court for an annulment of any amendment of the memorandum of association adopted by stockholders at any general meeting, other than an amendment that alters or reduces a company’s share capital. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Supreme Court. An application for the annulment of an amendment of the memorandum of association or continuance must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

Appraisal Rights and Stockholder Suits

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company, a stockholder of the Bermuda company who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may apply to the Bermuda Supreme Court within one month of notice of the stockholders’ meeting, to appraise the fair value of his or her shares. Under Bermuda law and our bye-laws, the amalgamation of Lazard with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to first be approved and then recommended by our board of directors and by resolution of our stockholders.

Class actions and derivative actions are generally not available to stockholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a stockholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or continuance or bye-laws. Furthermore, consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority stockholders or, for instance, where an act requires the approval of a greater percentage of the company’s stockholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the stockholders, one or more stockholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares of any stockholder, by other stockholders or by the company.

Discontinuance

Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our bye-laws will provide that our board of directors may exercise all our power to discontinue to another jurisdiction without the need of any stockholder approval.

Registration Rights

For a description of registration rights available under the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.”

Transfer Agent and Registrar

A register of holders of our common stock will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by                                 , who will serve as branch registrar and transfer agent.

Description of Lazard Group Membership Interests

Lazard Group Common Membership Interests

Immediately following this offering and the separation and recapitalization transactions, there will be                  Lazard Group common membership interests issued and outstanding,                  of which will be beneficially owned by LAZ-MD Holdings and                  of which will be beneficially owned by us and certain of our wholly-owned subsidiaries (or                  assuming that the underwriters exercise their over-allotment option in full). The profits and losses of Lazard Group will be allocated to holders of the Lazard Group common membership interests after deducting amounts allocated to the Lazard Group participatory interests described below.

The number of outstanding Lazard Group common membership interests owned by us and our wholly-owned subsidiaries will initially equal the number of shares of our common stock outstanding immediately after this offering, and will be adjusted automatically in the event of any stock dividends, stock splits or other actions affecting our capital stock.

We expect that the net cash proceeds received by Lazard Ltd from any issuance of shares of our common stock, including with regard to the exercise of options issued under the Equity Incentive Plan and an exchange of any of the exchangeable securities will be transferred to Lazard Group in exchange for Lazard Group common membership interests equal in number to such number of shares of common stock.

Pursuant to the terms of our memorandum of association and bye-laws, each Lazard Group common membership interest owned by LAZ-MD Holdings is exchangeable on a one-for-one basis with our common stock at any time by a holder of a LAZ-MD Holdings exchangeable interest subject to customary anti-dilution adjustment. See “The Separation and Recapitalization Transactions and the Lazard Organizational Structure.”

Participatory Interests

We also intend to grant participatory interests in Lazard Group to certain of our current and future managing directors in connection with the separation and recapitalization transactions which are described under “Management—Arrangements with Our Managing Directors—The Retention Agreements.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX

CONSIDERATIONS

The following summary of our taxation and the taxation of our stockholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

The following legal discussion (including, and subject to, the matters and qualifications set forth in such summary) of the material tax considerations under (1) “Taxation of Lazard and Subsidiaries—Bermuda” and “Taxation of Stockholders—Bermuda Taxation” is based upon the advice of Conyers Dill & Pearman, special Bermuda counsel, and (2) “Taxation of Lazard and Subsidiaries—U.S.” and “Taxation of Stockholders—U.S. Federal Income Taxation” is based upon the advice of Wachtell, Lipton, Rosen & Katz, special U.S. counsel. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to Lazard and its subsidiaries and the ownership of Lazard’s common shares by investors that are U.S. Persons (as defined below) who acquire such shares in this offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions, such as amounts and computations or facts relating to the business, income, activities, or ownership of Lazard and its subsidiaries. The discussion is based upon current law, including the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequence to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or foreign tax purposes, may vary depending on the holder’s particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Lazard and its subsidiaries, as they relate to the application of such tax laws or facts, represent the view of management and do not represent the opinions of counsel. PROSPECTIVE INVESTORS (INCLUDING ALL NON-U.S. PERSONS AS DEFINED BELOW) SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

Taxation of Lazard and its Subsidiaries

Bermuda

At the present time, we are not subject to any Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda.

United States

Partnership Status of Lazard.    In connection with our formation, we made an election to be treated as a partnership for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

Because we are a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, however, we will nonetheless be taxable as a corporation unless 90 percent or more of our gross income (which does not include the income of our corporate subsidiaries) for each taxable year beginning with the current year is “qualifying income.” For this purpose, qualifying income includes interest (other than interest derived in the conduct of a financial business), dividends, and gains from capital assets held for the production of interest or dividends. Although certain of Lazard Group’s corporate subsidiaries will conduct a financial business (which gives rise to income that would not be qualifying income), Lazard does not believe that it should be treated as conducting a financial business within the meaning of Section 7704 of the Code.

We intend to manage our affairs so that we will meet the 90 percent test in each taxable year, although there can be no assurance that we will be able to do so. The remainder of this discussion assumes that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

U.S. Subsidiaries and Effectively Connected Income of Non-U.S. Subsidiaries.    Lazard Group has been structured as a limited liability company, which is treated as a partnership for U.S. federal income tax purposes. As members of Lazard Group, certain U.S. subsidiaries of Lazard will be subject to U.S. federal income tax on a net income basis on their share of the income of Lazard Group and its subsidiaries. In addition, certain non-U.S. subsidiaries of Lazard will be subject to U.S. federal income tax on a net income basis on the income of Lazard Group and its subsidiaries that is “effectively connected” with their conduct of a trade or business in the U.S. In addition, those non-U.S. Lazard subsidiaries will be subject to a “branch profits” tax on their “effectively connected earnings and profits” (as determined for U.S. federal income tax purposes), with certain adjustments. The branch profits tax is imposed at a rate of 30%, unless an applicable income tax treaty provides for a lower rate. The eligibility of Lazard’s non-U.S. subsidiaries for treaty benefits depends upon their being “qualified residents” of their country, which in turn depends upon, among other things, at least 50% of the principal class their shares being considered “ultimately owned” by U.S. citizens or persons that are “qualified residents” of the United States or of the treaty partner. Lazard expects that these subsidiaries initially will be eligible for benefits under the income tax treaty between the U.S. and relevant foreign country, which provides for a maximum branch profits tax rate of 5%. There can be no assurance, however, that this requirement will be satisfied in any taxable year and that we will be able to document that fact to the satisfaction of the IRS.

Recently enacted legislation provides that non-U.S. corporations meeting certain ownership, operational and other tests may be treated as U.S. corporations for U.S. federal income tax purposes and, thus, be subject to U.S. federal income tax on their worldwide income. We do not believe this legislation or any regulation promulgated within the scope of the legislation’s regulatory authority should apply to Lazard or its non-U.S. subsidiaries. See “Risk Factors—Risks Related to Our Business—In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our pro forma financial statements.”

Personal Holding Companies.    Any of Lazard’s U.S. subsidiaries could be subject to additional U.S. tax on a portion of its income if any of them is considered to be a personal holding company, or “PHC,” for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of “PHC income” (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

We believe that five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our shares. Consequently, one or more of our U.S. subsidiaries could be or become PHCs, depending on whether any such subsidiaries satisfy the PHC gross income test. We intend to cause our subsidiaries to manage their affairs in a manner that reduces the possibility that any of them will meet the 60% income threshold. We cannot be certain, however, that Lazard’s subsidiaries will not become PHCs following this offering or in the future.

If any of Lazard’s U.S. subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to an additional 15% PHC tax on its “undistributed PHC income,” which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2008, the PHC tax rate on “undistributed PHC income” will be equal to the highest marginal rate on ordinary income applicable to individuals. Consequently, if Lazard’s U.S. subsidiaries were to become PHCs, there can be no assurance that the amount of PHC income will be immaterial.

Taxation of Stockholders

Bermuda Taxation

Under current Bermuda law, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our stockholders in respect of our common stock.

U.S. Federal Income Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common shares. Unless otherwise stated, this summary deals only with stockholders that are U.S. Persons (as defined below) who purchase their common shares in this offering, who did not own (directly or indirectly, through foreign entities or constructively) shares of Lazard prior to this offering and who hold their common shares as capital assets within the meaning of Section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular stockholder in light of such stockholder’s specific circumstances. For example, if a partnership holds our common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor. In addition, except as expressly stated, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of stockholders who may be subject to special rules or treatment under the Code, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, financial asset securitization investment trusts, dealers or traders in securities, tax-exempt organizations, expatriates, any person who owns or is deemed to own 10% or more of the total combined voting power of all classes of shares of Lazard entitled to vote, or any person who holds common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle. This discussion does not include any description of the tax laws of any state or local governments within the U.S. and this discussion does not address any aspects of estate and gift taxation.

For purposes of this discussion, the term “U.S. Person” means (1) a citizen or resident of the U.S., (2) a corporation created or organized in or under the laws of the U.S., or any political subdivision thereof (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. The term “non-U.S. Person” means any person other than a U.S. Person.

Partner Status.    Beneficial owners of shares who are also stockholders of record of Lazard will be treated as partners of Lazard for U.S. federal income tax purposes. Beneficial owners whose common shares are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common shares will also be treated as partners of Lazard for U.S. federal income tax purposes.

A beneficial owner of common shares whose common shares have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to these common shares for U.S. federal income tax purposes. Please read “—Treatment of Shares Lent to Short Sellers.”

Flow-Through of Taxable Income.    Lazard will not pay any U.S. federal income tax. Instead, each stockholder will be required to report on its income tax return its allocable share of our income, gains, losses, and deductions without regard to whether corresponding cash distributions are received by that stockholder. Although we generally intend to operate our business so that our only net income consists of dividends received from our subsidiaries (and possibly interest), and we intend to allocate that income to the stockholders of Lazard to whom it is distributed, a stockholder may be allocated a share of our income even if it has not received a cash distribution. Each stockholder must include in income its allocable share of our income, gain, loss, and deduction for our taxable year ending with or within such stockholder’s taxable year.

We expect that our gross income will be derived principally from distributions on, and redemptions of, shares of our wholly-owned subsidiaries’ stock. Such distributions and redemptions will be taxable as dividend income to the extent of the payor corporation’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, then treated as a tax-free return of capital to the extent of our basis in the payor corporation’s stock, and thereafter taxed as capital gain.

To the extent received by Lazard from a U.S. subsidiary, such dividend income received before 2009 that is allocable to individual Lazard stockholders that are U.S. Persons should be eligible for reduced rates of tax, provided that certain holding period requirements are satisfied.

Subject to the discussions below relating to the potential application of the passive foreign investment company, or “PFIC,” rules to our non-U.S. subsidiaries, dividend income received from Lazard’s non-U.S. subsidiary before 2009 that is allocable to individual Lazard stockholders that are U.S. Persons should be characterized as “qualified dividend income” eligible for reduced rates of tax, provided that certain holding period requirements are satisfied and that the payor corporation is a “qualified resident” of the relevant treaty partner as described above.

Treatment of Distributions.    Our distributions to a stockholder generally will not be taxable to the stockholder for U.S. federal income tax purposes to the extent of its tax basis in its common shares immediately before the distribution. Our cash distributions in excess of a stockholder’s tax basis generally will be considered to be gain from the sale or exchange of the common shares, taxable in accordance with the rules described under “—Dispositions of Common Shares” below. Any reduction in a stockholder’s share of our liabilities, if any, for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that stockholder. A decrease in a stockholder’s percentage interest in us because of our issuance of additional common shares would decrease its share of our nonrecourse liabilities, if any, and thus would result in a corresponding deemed distribution of cash. However, we generally intend to operate our business so that Lazard has no direct “nonrecourse liabilities.”

Basis of Common Shares.    A stockholder will have an initial tax basis for its common shares equal to the amount it paid for the common shares plus its share of our nonrecourse liabilities, if any. That basis will be increased by its share of our income and by any increases in its share of our nonrecourse liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by the stockholder’s share of our losses, by any decrease in its share of our nonrecourse liabilities (if any) and by its share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized.

Limitations on Deductibility of Our Losses.    Because we do not expect Lazard to hold any significant assets other than stock of its subsidiaries, Lazard will likely incur losses, if any, only under limited circumstances, including, potentially, upon a sale of some or all of the stock of its subsidiaries. If Lazard were to incur any losses, a stockholder’s use of such losses could be limited under the “at risk” or “passive loss” rules.

The deduction by a stockholder of its share of our losses will be limited to the tax basis in its common shares and, in the case of an individual stockholder or a corporate stockholder that is subject to the “at risk” rules, to the amount for which the stockholder is considered to be “at risk” with respect to our activities, if that is less than its tax basis. In general, a stockholder will be at risk to the extent of the tax basis of its common shares, excluding any portion of that basis attributable to its share of our nonrecourse liabilities (if any), reduced by any amount of money it borrows to acquire or hold its common shares, if the lender of those borrowed funds owns an interest in us, is related to the stockholder, or can look only to the common shares for repayment. A stockholder’s at risk amount will generally increase or decrease as the tax basis of the stockholder’s common shares increases or decreases. A stockholder must recapture losses deducted in previous years to the extent that distributions cause its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a stockholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that its tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common share, any gain recognized by a stockholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities only to the extent of the taxpayer’s income from those passive activities. A passive activity is defined as any activity that involves the conduct of a trade or business in which the taxpayer does not materially participate or any rental activity. Lazard anticipates that the manner in which it conducts its operations will not constitute the conduct of a trade or business for purposes of the passive activity loss rules. Consequently, these rules are not expected to apply to holders of our common stock. We cannot be certain, however, that Lazard’s manner of operations will not change and that holders of our common stock will not become subject to the passive activity loss rules following this offering or in the future.

Prospective investors should consult their tax advisor as to the effects of the at risk and/or passive activity loss rules.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest” expense is generally limited to the amount of that taxpayer’s “net investment income.” The IRS has announced that Treasury Regulations will be issued that characterize net passive income (as determined under the passive loss limitation rules) from a publicly-traded partnership as investment income for this purpose. In addition, the stockholder’s share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual, as described above, will only be treated as investment income if the individual stockholder elects to treat such dividend as ordinary income not subject to reduced rates of tax. Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment,

•	our interest expense attributed to portfolio income, if any, and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a stockholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of Income, Gain, Loss, and Deduction.    In general, if we have a net profit or net loss, our items of income, gain, loss, and deduction are allocated among the stockholders in accordance with their particular percentage interests in us. However, we generally intend to operate our business so that our only net income consists of dividends received from our subsidiaries (and possibly interest), and we intend to allocate that income to the stockholders of Lazard to whom it is distributed.

Special rules generally apply to determine the allocation of a partnership’s items of income, deduction, gain and loss related to “contributed property” (other than cash). Such special rules will have limited relevance to our stockholders because such rules will generally not adversely affect stockholders who purchase their shares directly from us for cash.

An allocation of items of our income, gain, loss, or deduction, will generally be given effect for U.S. federal income tax purposes in determining a partner’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s distributive share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including the partner’s relative contributions to us, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other nonliquidating distributions, and rights of the partners to distributions of capital upon liquidation.

Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Treatment of Shares Lent to Short Sellers. A stockholder whose common shares are loaned to a “short seller” to cover a short sale of common shares may be considered as having disposed of ownership of those common shares. If so, the stockholder would no longer be a partner with respect to those common shares during the period of the loan and, although the stockholder will receive no cash, the stockholder may recognize gain or loss from the disposition, which will generally be capital gain or loss as described below under “—Dispositions of Common Shares.” As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those common shares would not be reportable by the stockholder,

•	any cash distributions received by the stockholder with respect to those common shares would be fully taxable, and

•	all of these distributions would appear to be treated as ordinary income.

The holding period of a stockholder whose common shares are loaned to a “short seller” to cover a short sale of common shares will restart when the common shares are returned to the stockholder. Stockholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common shares. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Shares—Recognition of Gain or Loss.” Stockholders whose common shares are loaned to a “short seller” should consult their own tax advisors with respect to their status as partners of Lazard for U.S. federal income tax purposes.

Dispositions of Common Shares

Recognition of Gain or Loss.    A stockholder will recognize gain or loss on a sale of common shares equal to the difference between the amount realized and the stockholder’s tax basis for the common shares sold. A stockholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus its share of our nonrecourse liabilities, if any. Because the amount realized includes a stockholder’s share of our nonrecourse liabilities, if any, the gain recognized on the sale of common shares could result in a tax liability in excess of any cash received from the sale. However, we generally intend to operate our business so that Lazard has no direct “nonrecourse liabilities.”

Prior distributions from us that decreased a stockholder’s tax basis in that common share will, in effect, become taxable income if the common share is sold at a price greater than the stockholder’s tax basis in that common share, even if the price is less than its original cost.

Except as noted below (and, if applicable, under “—Passive Foreign Investment Companies”) gain or loss recognized by a stockholder on the sale or exchange of a common share will generally be taxable as capital gain or loss and as long-term capital gain or loss if the common shares were held for more than 12 months, subject (in the case of stockholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. On the other hand, a selling stockholder who can identify common shares transferred with an ascertainable holding period may elect to use the actual holding period of the common shares transferred. A stockholder electing to use the actual holding period of common shares transferred must consistently use that identification method for all subsequent sales or exchanges of common shares.

Section 754 Election.    We may make the election permitted by Section 754 of the Code if we determine it would be advantageous to do so. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common share purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect its purchase price. This election does not apply to a person who purchases common shares directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components, (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that basis.

Because we do not expect Lazard to hold any significant assets other than stock of its subsidiaries, our Section 754 election, if made, will likely not be relevant to our stockholders except if we sell all or part of the stock of our subsidiaries. Generally, a Section 754 election is advantageous if the transferee stockholder’s tax basis in its common shares is higher than the common shares’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee stockholder would have a higher tax basis in its share of our assets for purposes of calculating, among other items, its share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee stockholder’s tax basis in its common shares is lower than those common shares’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common shares may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex, and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and any deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election (although we will be required to make similar adjustments to a partner’s inside basis in our assets under certain circumstances even if no Section 754 election is in effect). If we successfully revoke our Section 754 election, a subsequent purchaser of common shares may be allocated more income than it would have been allocated had the election not been revoked.

Constructive Termination.    Subject to the electing large partnership rules described below, we will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all stockholders. In the case of a stockholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce passive income.

If any of Lazard’s direct non-U.S. subsidiaries were characterized as a PFIC during a given year, U.S. Persons holding common shares would be subject to adverse U.S. federal income tax consequences, including a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such persons made a “qualified electing fund election” or “mark-to-market” election. For these purposes, stock of a PFIC that is owned by Lazard is considered as owned proportionately by Lazard’s stockholders. It is uncertain that Lazard would be able to provide its stockholders with the information necessary for a U.S. Person to make a “qualified electing fund election” with respect to Lazard’s non-U.S. subsidiaries.

We believe that none of Lazard’s non-U.S. subsidiaries should be treated as a PFIC. However, actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. Moreover, we cannot be certain that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

U.S. Federal Income Tax Considerations for Non-U.S. Persons.    Ownership of our common shares by non-U.S. Persons raises special U.S. federal income tax considerations. To the extent Lazard receives dividends from a U.S. subsidiary, distributions of such dividend income to Lazard stockholders who are non-U.S. Persons will be subject to U.S. withholding tax at a rate of 30%. A non-U.S. Person’s ability to lower such withholding rate under an applicable income tax treaty will likely be limited due to special rules under the Code related to hybrid entities, such as Lazard, which is a partnership for U.S. federal income tax purposes but which may not be under the laws of the non-U.S. Person’s country of residence.

To the extent Lazard receives dividends from a non-U.S. subsidiary, distributions of such dividend income to Lazard stockholders who are non-U.S. Persons will not be subject to U.S. tax, unless such income were deemed to be effectively connected with a trade or business conducted by us or the recipient stockholder in the United States.

We intend to manage our affairs so that we will not be engaged in a trade or business in the United States, although there can be no assurance that we will be able to do so. If we were engaged in a trade or business in the United States, non-U.S. Persons that own our common shares will be considered to be engaged in business in the United States and will be subject to U.S. federal income tax on a net income basis at regular rates on “effectively connected income.”

We will be required to pay withholding tax with respect to the portion of our income that is “effectively connected” with the conduct of a United States trade or business and which is allocable to non-U.S. Persons that hold our common shares. Under rules applicable to publicly-traded partnerships, we will withhold taxes on actual cash distributions attributable to effectively connected income made quarterly to stockholders that are non-U.S. Persons at the highest marginal rate applicable to individuals at the time of the distribution. Each stockholder that is a non-U.S. Person must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld or to claim the benefits of an applicable tax treaty. A change in applicable law may require us to change these procedures.

If we are unable to avoid being considered to be engaged in a trade or business in the United States, a foreign corporation that owns common shares may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country of which the foreign corporate stockholder is a “qualified resident.” In addition, this type of stockholder is subject to special information reporting requirements under Section 6038C of the Code.

A stockholder that is a non-U.S. Person will be subject to U.S federal income tax upon the sale or disposition of our common stock to the extent that such stockholder recognizes gain upon such sale or disposition and such gain is effectively connected with a U.S. trade or business of the stockholder. The

IRS has concluded in a published ruling that a stockholder’s gain will be treated as effectively connected with a U.S. trade or business of the stockholder to the extent Lazard is treated as engaged in a U.S. trade or business through a fixed place of business in the U.S. and the stockholder’s gain is attributable to Lazard’s U.S. source property.

Administrative Matters.

Information Returns.    We intend to furnish to each stockholder, within 90 days after the close of each calendar year, specific tax information, which describes each stockholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the stockholder’s share of income, gain, loss and deduction. Any of those conventions may not yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common shares.

Elective Procedures for Large Partnerships.    The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the stockholders, and such Schedules K-1 would have to be provided to stockholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent Lazard, which will be taxed as a partnership for U.S. federal income tax purposes, from suffering a “technical termination” (which would close our taxable year) if, within a twelve month period, there is a sale or exchange of 50 percent or more of our total interests. When eligible, we may make such an election.

Backup Withholding.    For each calendar year, we will report to our U.S. stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you: (i) are a corporation or come within another exempt category and demonstrate this fact when required or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. Exempt stockholders who are U.S. Persons should indicate their exempt status on a properly completed IRS Form W-9. A non-U.S. Person may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to a stockholder will be allowed as a credit against such stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund.

Treatment of Amounts Withheld.    If we are required to withhold any U.S. tax on distributions made to any stockholder, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the stockholder with respect to whom the payment was made and will reduce the amount of cash to which such stockholder would otherwise be entitled. We are authorized to amend our bye-laws in the manner necessary to adjust later distributions so that, after giving effect to withheld amounts treated as distributions, the priority and characterization of distributions otherwise applicable under our bye-laws is maintained as nearly as is practicable.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee,

(b) whether the beneficial owner is:

(1) a person that is not a U.S. Person,

(2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of common shares held, acquired or transferred for the beneficial owner, and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. Persons and specific information on common shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common shares with the information furnished to us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future. Upon completion of this offering, there will be                  shares of common stock outstanding (or                  shares assuming the underwriters exercise their over-allotment option in full). Of the shares of common stock outstanding,                                  shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act. In addition, we will have                  shares of our common stock reserved for issuance in connection with the LAZ-MD Holdings exchangeable interests.

The following table reflects the timetable for exchangeability of the LAZ-MD Holdings exchangeable interests assuming continued employment of the current managing directors, although exchangeability may be accelerated under certain circumstances as described in “Management—Arrangements with Our Managing Directors—The Retention Agreements—LAZ-MD Holdings Exchangeable Interests” and “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings —Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.”

Anniversary of offering	Number of additional shares of common stock that are expected to become available for exchange under LAZ-MD Holdings exchangeable interests
First
Second
Third
Fourth
Fifth
Sixth
Seventh
Eighth

The shares of common stock to be received upon exchange of the LAZ-MD Holdings exchangeable interests will constitute “restricted securities” for purposes of the Securities Act. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these shares of common stock will not be freely transferable to the public.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on the SEC’s Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about Lazard.

Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of Lazard and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Registration Rights.”

We intend to file a registration statement on Form S-8 with the SEC to register the shares of common stock and other securities being offered under our Equity Incentive Plan. See “Management—The Equity Incentive Plan.” We also will grant registration rights in connection with the LAZ-MD Holdings stockholders’ agreement. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.”

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is acting as sole book-running manager of this offering and is acting as the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Lazard Frères & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                      shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                      additional shares.

Paid by Lazard	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Each of us, our directors and officers and all of our stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. In addition, in connection with their participation in this offering, we have requested that each of the underwriters commit to specified limitations on their ability to hire our managing directors or employees and such underwriters have agreed to abide by such commitments for a specified period of time.

The 180-day restricted period described in the preceding paragraph will be automatically extended if during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event or prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event. This agreement does not apply to the shares of common stock underlying any future awards granted under the Equity Incentive Plan. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of us, an assessment of our and LAZ-MD Holdings’ management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the common stock on the NYSE under the symbol “LAZ”. In order to meet one of the requirements for listing shares of our common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

After the offering, because Lazard Frères & Co. LLC is a member of the NYSE and because of its relationship to us, it will not be permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of the common stock. This may adversely affect the trading market for the common stock.

Also, because of the relationship between Lazard Frères & Co. LLC and us, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. That rule requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. has received $10,000 from us as compensation for such role.

The underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.

Lazard Frères & Co. LLC is a subsidiary of Lazard Group and has agreed to purchase approximately         % of the shares being offered in this offering. If any of the shares underwritten by Lazard Frères & Co. LLC are sold by them at a price less than the initial public offering price, the net proceeds from the offering to Lazard on a consolidated basis will be reduced because such affiliate and us are accounted for on a consolidated basis.

Each underwriter has represented, warranted and agreed that: (a) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the U.K. except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the U.K. within the meaning of the Public Offers of Securities Regulations 1995; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the U.K.

The shares may not be offered or sold, transferred or delivered as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises, which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation, subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses. We and our affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees. Lazard Frères & Co. LLC is an indirect, wholly-owned subsidiary of Lazard Group and will be participating in the distribution of this offering. Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are lenders in an existing senior subordinated credit facility provided to Lazard Frères & Co. LLC. An affiliate of Citigroup Global Markets Inc. also is a lender in an existing senior credit facility provided to one of our affiliates in London. An affiliate of J.P. Morgan Securities Inc. also is a lender in an existing senior credit facility provided to one of our affiliates in Paris. None of these credit facilities will be repaid with the proceeds of this offering. Additionally, certain employees of some of the underwriters and their affiliates have invested their personal assets in various funds managed by our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Conyers Dill & Pearman, Bermuda. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Appleby Spurling Hunter. We have been represented by Wachtell, Lipton, Rosen & Katz, and the underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP has, from time to time, represented, and will continue to represent, us, our managing directors and our affiliates on matters not related to this offering, for which it has received, and will receive, customary fees and reimbursement of expenses.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus is a part of the registration statement and, as permitted by the SEC’s rules, does not contain all of the information presented in the registration statement. For further information with respect to us, Lazard Group and the common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, is also available for reading and copying at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

As a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.lazard.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part.

*	The historical consolidated financial statements reflect the historical results of operations and financial position of Lazard LLC (the “Company” or “Lazard Group”), including the separated businesses, for all periods presented. Accordingly, the historical financial statements do not reflect what the results of operations and financial position of Lazard Ltd or the Company would have been had these companies been stand-alone, public companies for the periods presented. Specifically, the historical results of operations do not give effect to the following matters:

•	The separation of the Company’s Capital Markets and Other activities, which consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities.

•	Payment for services rendered by the Company’s managing directors, which, as a result of the Company operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its managing directors. After this offering, the Company will include all payments for services rendered by its managing directors in compensation and benefits expense.

•	U.S. corporate federal income taxes, since the Company has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, the Company’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., the Company historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on the Company’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to the Company’s operations apportioned to New York City.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Lazard LLC:

We have audited the accompanying consolidated statements of financial condition of Lazard LLC and subsidiaries (the “Company”) as of December 31, 2002 and 2003, and the related consolidated statements of income, cash flows and changes in members’ equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

New York, New York

December 16, 2004

LAZARD LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2002 AND 2003

(in thousands)

	December 31,
	2002	2003
ASSETS
Cash and cash equivalents	$332,513	$315,817
Cash and securities segregated for regulatory purposes	63,083	82,737
Marketable investments	—	182,040
Securities purchased under agreements to resell	82,034	166,674
Securities owned—at fair value:
Bonds—Corporate	319,774	404,061
Non-U.S. Government and agency securities	64,076	49,463
U.S. Government and agency securities pledged as collateral	35,688	38,755
Equities	4,390	7,765

	423,928	500,044
Swaps and other contractual agreements	565	700
Securities borrowed	471,060	891,976
Receivables:
Fees	209,393	242,340
Customers	167,789	129,336
Banks	248,571	127,721
Brokers and dealers	5,382	77,015
Other	9,408	14,684

	640,543	591,096

Long-term investments	188,756	214,429
Other investments	7,590	—
Property—net	134,901	192,476
Goodwill	15,083	16,547
Other assets	100,669	102,693

Total assets	$2,460,725	$3,257,229

See notes to consolidated financial statements.

LAZARD LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION—(Continued)

DECEMBER 31, 2002 AND 2003

(in thousands)

	December 31,
	2002	2003
LIABILITIES AND MEMBERS’ EQUITY
Notes payable	$79,189	$57,911
Securities sold under agreements to repurchase	75,646	109,351
Securities sold, not yet purchased—at fair value:
Bonds—Corporate	—	81,959
U.S. Government and agency securities	69,076	20,575
Equities	—	8,083

	69,076	110,617
Swaps and other contractual agreements	4,191	3,222
Securities loaned	201,539	616,706
Payables:
Banks	325,847	340,464
Customers	283,666	273,183
Brokers and dealers	29,686	21,979

	639,199	635,626

Accrued employee compensation	160,550	181,043
Capital lease obligations	62,578	62,167
Other liabilities	348,840	475,783
Subordinated loans	2,367	200,000
Mandatorily redeemable preferred stock	100,000	100,000

Total liabilities	1,743,175	2,552,426

Commitments and contingencies
Minority interest	68,639	169,078
Members’ equity (including $4,722 and $49,777 of accumulated other comprehensive income (loss), net of tax)	648,911	535,725

Total liabilities and members’ equity	$2,460,725	$3,257,229

See notes to consolidated financial statements.

LAZARD LLC

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(in thousands)

	Year Ended December 31,
	2001	2002	2003
REVENUE
Investment banking and other advisory fees	$561,965	$521,994	$676,001
Money management fees	403,993	444,114	346,955
Commissions	60,743	60,896	53,003
Trading gains and losses—net	88,026	62,231	42,499
Underwriting	28,196	23,888	27,821
Investment gains (losses), non-trading—net	(13,280)	25,796	18,212
Interest income	557,718	63,973	47,025
Other	17,902	26,770	22,029

Total revenue	1,705,263	1,229,662	1,233,545
Interest expense	533,208	63,383	50,161

Net revenue	1,172,055	1,166,279	1,183,384

OPERATING EXPENSES
Employee compensation and benefits	524,417	469,037	481,212
Premises and occupancy costs	63,462	82,121	98,412
Professional fees	70,350	67,862	56,121
Travel and entertainment	38,177	41,225	45,774
Communications and information services	33,012	30,103	34,199
Equipment costs	25,288	20,527	21,422
Other	58,387	79,359	56,890

Total operating expenses	813,093	790,234	794,030

OPERATING INCOME	358,962	376,045	389,354

Provision for income taxes	51,349	38,583	44,421

INCOME ALLOCABLE TO MEMBERS BEFORE MINORITY INTEREST	307,613	337,462	344,933

Minority interest	1,836	40,015	94,550

NET INCOME ALLOCABLE TO MEMBERS	$305,777	$297,447	$250,383

See notes to consolidated financial statements.

LAZARD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(in thousands)

	Year Ended December 31,
	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income allocable to Members	$305,777	$297,447	$250,383
Adjustments to reconcile net income allocable to Members to net cash provided by operating activities:
Noncash charges included in net income allocable to Members:
Depreciation and amortization	21,992	12,156	13,994
Minority interest	1,836	40,015	94,550
(Increase) decrease in operating assets:
Cash and securities segregated for regulatory purposes	214,047	558,700	(19,654)
Securities purchased under agreements to resell	5,653,420	247,132	(70,911)
Securities owned, at fair value and swaps and other contractual agreements	5,320,730	676,528	(14,026)
Securities borrowed	44,708	(239,570)	(420,916)
Receivables	931,245	(106,008)	101,149
Marketable and long-term investments	96,091	136,058	(186,424)
Other assets	16,300	14,275	8,301
Increase (decrease) in operating liabilities:
Securities sold under agreements to repurchase	(7,041,498)	(510,439)	27,419
Securities sold, not yet purchased, at fair value and swaps and other contractual agreements	(1,494,874)	(288,017)	40,572
Securities loaned	—	201,539	415,167
Payables	(3,419,590)	(571,060)	(84,504)
Accrued employee compensation and other liabilities	(128,078)	(31,692)	51,421

Net cash provided by operating activities	522,106	437,064	206,521

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from formation of strategic alliance in Italy	—	—	100,000
Additions to property	(12,608)	(22,938)	(56,230)
Disposals and retirements of property	430	4,995	10,208

Net cash (used in) provided by investing activities	(12,178)	(17,943)	53,978

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of subordinated debt relating to strategic alliance in Italy	—	—	200,000
Distributions to Members and capital withdrawals, net of issuance of interests to LAM Members in 2003 of $27,483 relating to formation of LAM	(474,158)	(395,017)	(381,141)
Issuance of mandatorily redeemable preferred stock	100,000	—	—
Proceeds from notes payable	60,080	19,729	1,636
Repayment of notes payable	(28,812)	(11,844)	(22,914)
Repayment of capital lease obligations	—	(7,490)	(11,647)
Repayment of subordinated loans	(45,000)	(2,968)	(2,367)
Proceeds from subordinated loans	2,968	2,367	—
Net capital contributions and distributions from (to) minority interest stockholders	6,482	(14,605)	(70,862)

Net cash used in financing activities	(378,440)	(409,828)	(287,295)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	899	9,538	10,100

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	132,387	18,831	(16,696)
CASH AND CASH EQUIVALENTS—Beginning of year	181,295	313,682	332,513

CASH AND CASH EQUIVALENTS—End of year	$313,682	$332,513	$315,817

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$639,683	$59,448	$39,722

Income taxes	$119,320	$89,885	$19,458

See notes to consolidated financial statements.

LAZARD LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(in thousands)

	Capital and Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Members’ Equity
BALANCE—January 1, 2001	$910,140	$(21,358)	$888,782

Comprehensive income (loss):
Net income allocable to Members	305,777	—	305,777
Other comprehensive income—net of tax:
Currency translation adjustments	—	(12,388)	(12,388)
Minimum pension liability adjustments	—	(3,316)	(3,316)

Comprehensive income (loss)	305,777	(15,704)	290,073

Distributions and withdrawals to Members	(474,158)	—	(474,158)

BALANCE—December 31, 2001	741,759	(37,062)	704,697

Comprehensive income (loss):
Net income allocable to Members	297,447	—	297,447
Other comprehensive income—net of tax:
Currency translation adjustments	—	46,923	46,923
Minimum pension liability adjustments	—	(5,139)	(5,139)

Comprehensive income (loss)	297,447	41,784	339,231

Distributions and withdrawals to Members	(395,017)	—	(395,017)

BALANCE—December 31, 2002	644,189	4,722	648,911

Comprehensive income (loss):
Net income allocable to Members	250,383	—	250,383
Other comprehensive income—net of tax:
Currency translation adjustments	—	51,042	51,042
Minimum pension liability adjustments	—	(5,987)	(5,987)

Comprehensive income (loss)	250,383	45,055	295,438

Distributions and withdrawals to Members	(408,624)	—	(408,624)

BALANCE—December 31, 2003	$485,948	$49,777	$535,725

See notes to consolidated financial statements.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, unless otherwise noted)

1.    ORGANIZATION

Lazard LLC (collectively referred to with its subsidiaries as the “Company” or “Lazard Group”) is a Delaware limited liability company. The Company is governed by its Amended and Restated Operating Agreement dated as of January 1, 2002 (the “Operating Agreement”).

The Company’s principal activities are divided into three business segments:

•	Financial Advisory, which includes providing advice on mergers, acquisitions, restructurings and other financial matters,

•	Asset Management, which includes the management of equity and fixed income securities and merchant banking funds, and

•	Capital Markets and Other, which consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities.

In addition, the Company records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and the Company’s Paris-based Lazard Frères Banque SA (“LFB”). LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include commercial banking, the management of the treasury positions of Lazard’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of Lazard Frères Gestion (“LFG”) and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. The Company also allocates outstanding indebtedness to Corporate.

The consolidated financial statements include the Company’s principal operating subsidiaries, Lazard Frères & Co. LLC (“LFNY”), a New York limited liability company, along with its subsidiaries, including Lazard Asset Management LLC and its subsidiaries (collectively referred to as “LAM”); Lazard Frères SAS and Maison Lazard SAS, along with its subsidiaries, including LFB (collectively referred to as “LFP”), French limited liability companies; and Lazard & Co., Limited (“LCL”), through Lazard & Co., Holdings Limited, an English private limited company (“LCH”); together with their jointly-owned affiliates and subsidiaries.

See Note 18 for information regarding a contemplated initial public offering and separated businesses.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s policy is to consolidate all majority-owned subsidiaries in which it has a controlling financial interest. All material intercompany transactions and balances have been eliminated.

The consolidated financial statements are presented in U.S. dollars. Many of the Company’s non-U.S. subsidiaries have a functional currency (i.e., the currency in which operational activities are primarily conducted) that is other than the U.S. dollar, generally the currency of the country in which such subsidiaries are domiciled. Such subsidiaries’ assets and liabilities are translated into U.S. dollars

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

at year-end exchange rates, while revenue and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts from a subsidiary’s functional currency are reported as a component of Members’ equity. Foreign currency remeasurement gains and losses on transactions in non-functional currencies are included on the consolidated statements of income.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions regarding certain trading inventory valuations, compensation liabilities and other matters that affect reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates.

Cash and Cash Equivalents—The Company defines cash equivalents as short-term, highly liquid securities and cash deposits with original maturities of 90 days or less, other than those used for trading purposes.

Cash and Securities Segregated for Regulatory Purposes—At December 31, 2002 and 2003, cash and securities with a market value of $45,649 and $35,971, respectively (of which $22,986 and $17,992, respectively, were obtained through securities purchased under agreements to resell), were deposited in a special reserve account for the exclusive benefit of customers pursuant to Rule 15c3-3 under the Securities Exchange Act of 1934. The remaining balance at December 31, 2002 and 2003 of $17,434 and $46,766, respectively, relates to restricted cash deposits made by the Company to satisfy the requirements of various non-U.S. regulatory authorities.

Marketable and Long-Term Investments—“Marketable investments” and “long-term investments” consist principally of investments in exchange traded funds, merchant banking and alternative investment funds, and other privately managed investments. These investments are carried at fair value on the consolidated statements of financial condition, with unrealized gains and losses reflected net on the accompanying consolidated statements of income. Where applicable, the fair value of a publicly-traded investment is determined by quoted market values. Most of the Company’s investments included in “long-term investments,” however, are not publicly traded and, as a result, are valued based upon management’s best estimate. Because of the inherent uncertainty in the valuation of investments that are not readily marketable, estimated values may differ significantly from the values that would have been reported had a ready market for such investments existed.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase—Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions. The agreements provide that the transferor will receive substantially the same securities in return at the maturity of the agreement and the transferor will obtain from the transferee sufficient cash or collateral to purchase such securities during the term of the agreement. These securities are carried at the amounts at which they will be subsequently resold or repurchased plus accrued interest. The Company’s policy is to take possession of securities purchased under agreements to resell. As these transactions are short-term in nature, their carrying amounts are a reasonable estimate of fair value.

Securities sold under agreements to repurchase and securities purchased under agreements to resell with the same counterparty are reported net by the counterparty in accordance with Financial

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Interpretation No. (“FIN”) 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements.

Securities Owned and Securities Sold, Not Yet Purchased—Securities owned and securities sold, not yet purchased, are stated at quoted market values with realized and unrealized trading and investment gains and losses reflected in “trading gains and losses—net” on the accompanying consolidated statements of income. Securities transactions and the related revenue and expenses are recorded on a trade date basis.

Swaps and Other Contractual Agreements—A derivative is typically defined as an instrument whose value is “derived” from an underlying instrument or index, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (i.e., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (i.e., options to buy or sell securities or currencies).

Derivatives are reported separately as assets and liabilities unless a legal right of set-off exists under a master netting agreement enforceable by law. Balances related to the fair value of trading and certain non-trading derivative transactions are included in “swaps and other contractual agreements” on the consolidated statements of financial condition.

The Company periodically enters into securities transactions with customers that do not settle during the normal settlement cycle (extended settlement transactions). Such transactions are recorded on a settlement date basis. Gains or losses on the value of securities in inventory that have been sold under extended settlement transactions are recorded in “trading gains and losses—net” on the consolidated statements of income. In addition, offsetting gains or losses related to the Company’s obligation to deliver such securities are accounted for similar to a forward contract and, as such, are also included in “trading gains and losses—net.”

Securities Borrowed and Securities Loaned—Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned, with additional collateral obtained, or excess collateral recalled, when deemed appropriate. As the majority of such financing activities are short-term in nature, the carrying value of securities borrowed and securities loaned approximates fair value. Interest related to securities loaned and securities borrowed is included in interest income and interest expense, respectively, on the consolidated statements of income.

Collateral—As described above, the Company accepts and pledges collateral in secured financing and securities borrowing and lending transactions. Agreements covering these transactions may permit the secured party to sell or repledge the collateral. Collateral accepted under reverse repurchase agreements, securities lending agreements and margin loans are used to cover short positions, to enter into secured financing transactions and to satisfy reserve requirements under SEC

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Rule 15c3-3. At December 31, 2002 and 2003, the market value of collateral accepted under reverse repurchase agreements, in securities borrowed transactions and for customer margin loans was $554,984 and $985,669, respectively, of which $245,374 and $688,877 at December 31, 2002 and 2003, respectively, was sold or repledged.

Customer Transactions—Customer securities transactions are recorded on a settlement date basis with the related commissions recorded on a trade date basis and included in “commissions” on the consolidated statements of income. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the consolidated statements of financial condition. Receivables from and payables to customers are short-term in nature, and accordingly, their carrying amount is a reasonable estimate of fair value.

Receivables—Receivables are stated net of an allowance for doubtful accounts of approximately $21,293 and $19,960 at December 31, 2002 and 2003, respectively. The estimate is derived by management of the Company by utilizing past client transaction history and an assessment of the client’s creditworthiness. The Company recorded bad debt expense of approximately $1,344, $13,245 and $3,391 for the years ended December 31, 2001, 2002 and 2003, respectively. The Company recorded recoveries, charge-offs and other adjustments to the allowance for doubtful accounts of approximately $(2,271), $616 and $(4,724) for the years ended December 31, 2001, 2002 and 2003, respectively.

Property—net— At December 31, 2002 and 2003 property-net consists of the following:

	December 31,
	2002	2003
Buildings	$132,551	$159,302
Leasehold improvements	93,386	130,161
Furniture and equipment	25,318	40,206

Total	251,255	329,669
Less—Accumulated depreciation and amortization	(116,354)	(137,193)

Property-net	$134,901	$192,476

Buildings, leasehold improvements, and furniture and equipment are stated at cost, or in the case of buildings under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and amortization. Buildings represent amounts recorded pursuant to capital leases (Note 11), with the related obligations recorded as capital lease obligations. Such buildings are amortized on a straight-line basis over the estimated useful lives of the assets, which approximate 33 years. Leasehold improvements are capitalized and are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Depreciation of furniture and equipment is determined using estimated useful lives, generally between two to five years. Amortization expense on buildings and leasehold improvements of $16,113, $7,991, and $9,147 for the years ended December 31, 2001, 2002 and 2003, respectively, is included in premises and occupancy costs on the consolidated statements of income. Depreciation expense on furniture and equipment of $3,128, $4,165, and $4,847 for the years ended December 31, 2001, 2002 and 2003, respectively, is included in equipment costs on the consolidated statements of income. Repair and maintenance costs are expensed as incurred.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Goodwill—In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are no longer amortized, but instead are tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In connection with the implementation of SFAS No. 142, the Company was required to assess goodwill for impairment. It was determined that there was no impairment of goodwill at January 1, 2002. The Company has selected December 31 as the date to perform the annual impairment test. At December 31, 2002 and 2003, the Company compared the fair value of the reporting unit with its carrying amount including goodwill and determined that the fair value exceeded its carrying value. Therefore, the Company determined that no impairment existed. Prior to the adoption of SFAS No. 142 on January 1, 2002, the Company amortized goodwill over its estimated useful life. Annual amortization expense related to goodwill was $2,751 in 2001. Had the non-amortization provision of SFAS No. 142 been applied to 2001, the pro forma net income allocable to Members for the year ended December 31, 2001 would have been $308,528. Goodwill reflected on the consolidated statements of financial condition relates to the Financial Advisory business segment.

Minority Interest—Minority interest recorded on the consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2001 and 2002, relates primarily to minority interests in various LAM-related general partnership interests. The Company consolidates various LAM related general partnership interests in which it controls but does not wholly own. As a result, the Company includes on its consolidated statements of income all of the general partnerships’ net revenue with an appropriate minority interest expense.

As of December 31, 2003 and for the year then ended, minority interest principally relates to minority interests in (i) various LAM-related general partnership interests, (ii) the Company’s business in Italy (Note 5) and (iii) LAM (Note 6).

Revenue Recognition

Investment Banking and Other Advisory Fees—Fees for mergers and acquisitions advisory services and financial restructuring advisory services are recorded when billed, which is generally the date the related transactions are consummated. Transaction related expenses directly relating to such deals are deferred to match revenue recognition. Investment banking and other advisory fees are presented net of transaction related expenses.

Money Management Fees—Money management fees are derived from fees for investment management and advisory services provided to institutional and private clients. Revenue is recorded on an accrual basis based on the contractual investment advisory fee applied to the level of client assets under management. Fees vary with the type of assets managed, with higher fees earned on actively managed equity assets, alternative investment (such as hedge funds) and merchant banking products, and lower fees earned on fixed income and money market products. The Company also earns performance-based incentive fees on some investment products, such as hedge funds, merchant banking funds and other investment products. Incentive fees on hedge funds are generally recorded at the end of the year and are typically calculated based on a specified percentage of a fund’s net appreciation during the year. Incentive fees are generally subject to loss carry-forward provisions in which losses incurred by the funds in any year are applied against future period net appreciation before any incentive fees can be earned. With respect to merchant banking funds, the Company may also earn incentive fees in the form of a carried interest when profits from merchant banking investments exceed a specified

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

threshold. Revenue from merchant banking incentive fees are recorded when the underlying investments have been liquidated and the profit is realized. Receivables relating to money management fees are reported in fees receivable on the consolidated statements of financial condition.

Commissions—Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings.

Trading Gains and Losses—net—Changes in the fair value (i.e. unrealized gains and losses) of securities owned and securities sold, not yet purchased are recognized in trading gains and losses—net in the current period. Realized gains and losses and any related interest amounts are included in trading gains and losses—net and interest income and interest expense, respectively, depending on the nature of the instrument. Trading gains and losses are recorded on a trade date basis.

Underwriting—Underwriting revenue is accrued on a trade date basis and represents fees earned, net of estimated transaction related expenses, on primary offerings of debt and equity securities.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities. The Company operates in the United States as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. Accordingly, the Company’s income is not subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S. the Company principally operates through subsidiary corporations and is subject to local income taxes. Income taxes shown on the Company’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to the Company’s operations apportioned to New York City.

Net Income Allocable to Members—Payment for services rendered by the Company’s managing directors, which, as a result of the Company operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its managing directors.

Reclassifications—Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year.

3.    RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2003, the Company adopted FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires certain disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on the Company’s consolidated financial position or results of operations.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R, Consolidation of Certain Variable Interest Entities—an interpretation of ARB No. 51, that further clarifies FIN 46 which was issued on January 17, 2003. FIN 46R clarifies when an entity should consolidate a Variable Interest Entity (“VIE”), more commonly referred to as a special purpose entity or “SPE.” A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46R requires that an entity shall consolidate a VIE if that entity has a variable interest that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur, or both. FIN 46R does not apply to certain qualifying SPEs (“QSPEs”), the accounting for which is governed by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financing Assets and Extinguishments of Liabilities. FIN 46R is effective for newly created VIEs beginning January 1, 2004 and for existing VIEs as of the first reporting period beginning after March 15, 2004.

Effective January 1, 2004, the Company adopted FIN 46R for VIEs created after December 31, 2003 and for VIEs in which the Company obtained an interest after December 31, 2003. The Company adopted FIN 46R in the second quarter of 2004 for VIEs in which it holds a variable interest that it acquired on or before December 31, 2003.

The Company is involved with various entities in the normal course of business that are VIEs and hold variable interests in such VIEs. Transactions associated with these entities primarily include investment management, real estate and private equity investments. Those VIEs for which the Company is the primary beneficiary were consolidated in the second quarter of 2004 in accordance with FIN 46R. Those VIEs include company sponsored venture capital investment vehicles established in connection with our compensation plans (Note 7).

The Company’s merchant banking activities consist of making private equity, venture capital and real estate investments on behalf of customers. At December 31, 2002 and 2003, in connection with its merchant banking activities, the net assets of entities for which the Company has a significant variable interest was approximately $108,257 and $148,398, respectively. The Company’s variable interests associated with these entities, primarily carried interests and management fees, were approximately $24,114 and $24,449 at such dates which represent the maximum exposure to loss, only if total assets declined 100% at December 31, 2002 and 2003. At June 30, 2004, the consolidated statement of financial condition included $22,557 of incremental assets relating to the consolidation of VIEs for such merchant banking activities in which the Company was deemed to be the primary beneficiary.

In connection with its Capital Markets and Other segment activities, the Company holds a significant variable interest in an entity with assets of $9,000 and liabilities of $17,000 at December 31, 2002 and with assets of $3,600 and liabilities of $15,800 at December 31, 2003. The Company’s variable interests associated with this entity, primarily Paid-In-Kind (“PIK”) notes, were approximately $17,000 and $15,800 at December 31, 2002 and 2003, respectively. As the noteholders have sole recourse only to the underlying assets, the Company has no exposure to loss at December 31, 2002 and 2003. Also, as the Company is not the primary beneficiary, the entity has not been consolidated.

In connection with its Asset Management business, the Company is the asset manager and holds significant variable interests in various hedge funds, where the aggregate net assets at December 31,

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

2002 and 2003 was approximately $5,887 and $8,222, respectively. The Company’s maximum exposure to loss at December 31, 2002 and 2003 was $732 and $7,019, respectively. Such funds, to the extent they still existed, were consolidated because the Company was deemed to be the primary beneficiary upon the adoption of FIN 46R.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 clarifies the circumstances under which a contract with an initial investment meets the characteristics of a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 also amended other existing pronouncements to result in more consistent reporting of derivative contracts. This pronouncement is effective for all contracts entered into or modified after June 30, 2003. The Company adopted SFAS No. 149 as required, with no material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued the SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that the issuer classify a financial instrument that is within its scope as a liability. The initial recognition of SFAS No. 150 applies to financial instruments entered into or modified after May 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s classification of mandatorily redeemable preferred stock (Note 10) is in accordance with SFAS No. 150.

In December 2003, the Company adopted the provisions of SFAS No. 132R, Employers’ Disclosure about Pensions and Other Post-Retirement Benefits. The Statement requires additional disclosures to those in the original SFAS 132 about assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and other defined benefit post-retirement plans.

In March 2004, the EITF reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other than temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. Subsequent to its issuance, the FASB deferred certain provisions of EITF 03-1, however the disclosure requirements remain effective. The adoption of EITF 03-1 will not have an impact on the Company’s consolidated financial position or results of operations since the Company does not have any securities accounted for under SFAS No. 115.

4.    TRADING ACTIVITIES AND RELATED RISKS

The Company’s trading activities include providing securities brokerage and underwriting services. Trading activities are primarily related to proprietary positions taken by the Company based on expectations of future market movements and conditions as well as to facilitate client order flow.

Market Risk—Market risk is the potential change in an instrument’s value caused by fluctuations in interest and currency exchange rates, equity prices, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The Company seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. The Company uses a combination of cash instruments and derivatives to hedge its market exposure. The following discussion describes the types of market risk faced by the Company.

Interest Rate Risk—Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments, primarily the Company’s securities owned and securities sold but not yet purchased. The Company typically uses U.S. Treasury securities to manage interest rate risk relating to interest bearing deposits of non-U.S. banking operations as well as certain non-U.S. securities owned. The Company often hedges its interest rate risk by using interest rate swaps and forward rate agreements. Interest rate swaps generally involve the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. Forward rate agreements are contracts under which two counterparties agree on the interest to be paid on a notional deposit of a specified maturity at a specific future settlement date with no exchange of principal.

Currency Risk—Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. The Company uses currency forwards and options to manage currency risk. Exchange rate contracts include cross-currency swaps and foreign exchange forwards. Currency swaps are agreements to exchange future payments in one currency for payments in another currency. These agreements are used to transform the assets or liabilities denominated in different currencies. Foreign exchange forwards are contracts for delayed delivery of currency at a specified future date.

Equity Price Risk—Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities. The Company is subject to equity price risk primarily in securities owned and securities sold, not yet purchased, as well as for equity swap contracts entered into for trading purposes.

Credit Risk—The Company is exposed to the risk of loss if an issuer or counterparty fails to perform its obligations under contractual terms and the collateral held, if any, is deemed insufficient or worthless. Both cash instruments and derivatives expose the Company to this type of credit risk. The Company has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral and continually assessing the creditworthiness of counterparties.

In the normal course of business, the Company executes, settles, and finances various customer securities transactions. Execution of securities transactions includes the purchase and sale of securities by the Company which may expose the Company to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Company may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. The Company seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, the Company may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Concentrations of Credit Risk—The Company’s exposure to credit risk associated with its trading and other activities is measured on the individual counterparty basis, as well as by groups of counterparties that share similar attributes. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

At December 31, 2002 and 2003, the Company’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure primarily results from securities owned that are issued by the U.S. Government and its agencies. The Company’s indirect exposure results from maintaining U.S. Government and agency securities as collateral for resale agreements and securities borrowed transactions. The Company’s direct exposure on these transactions is with the counterparty; thus, the Company has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default.

Trading and Non-Trading Derivatives—The Company enters into forward foreign exchange contracts, interest rate swaps and other trading contracts for trading purposes and non-trading derivative contracts, including forward foreign exchange rate contracts, interest rate swaps, cross-currency interest rate swaps and other derivative contracts to hedge exposures to interest rate and currency fluctuations. These trading and non-trading contracts are recorded at their fair values on the statements of financial condition and the related gains and losses are included in “trading gains and losses—net” on the consolidated statements of income.

The table below presents the fair values of the Company’s trading and non-trading derivatives as of December 31, 2002 and 2003:

	December 31,
	2002	2003
Assets
Trading Derivatives:
Interest rate swap contracts	$531	$695
Exchange rate contracts	34	5

Total	$565	$700

Liabilities
Non-Trading Derivatives:
Interest rate swap contracts	$4,191	$3,222

Off-Balance Sheet Risks—The Company may be exposed to a risk of loss not reflected on the consolidated financial statements for securities sold, not yet purchased, should the value of such securities rise.

For transactions in which the Company extends credit to others, the Company seeks to control the risks associated with these activities by requiring the counterparty to maintain margin collateral in compliance with various regulatory and internal guidelines. Counterparties include customers who are generally institutional investors and brokers and dealers that are members of major exchanges. The Company monitors required margin levels daily and, pursuant to such guidelines, requests counterparties to deposit additional collateral or reduce securities positions when necessary.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

It is the Company’s policy to take possession of securities purchased under agreements to resell. The Company monitors the market value of the assets acquired to ensure their adequacy as compared to the amount at which the securities will be subsequently resold, as specified in the respective agreements. The agreements provide that, where appropriate, the Company may require the delivery of additional collateral.

In connection with securities sold under agreements to repurchase, the Company monitors the market value of assets delivered to ensure that the collateral value is not excessive as compared to the amount at which the securities will be subsequently repurchased.

5.    STRATEGIC ALLIANCE IN ITALY

In September 2002, the Company and Banca Intesa S.p.A. (“Intesa”) announced their agreement to form a strategic alliance (the “Strategic Alliance”). Pursuant to the terms of the Strategic Alliance, effective January 2003, Intesa became a 40% partner in the Company’s business in Italy (“Lazard Italy”), and the Company and Intesa agreed to work to grow the investment banking business in Italy. Lazard Italy is consolidated in the accompanying consolidated financial statements, with Intesa’s 40% share recorded as minority interest.

The initial term of the Strategic Alliance ends December 31, 2007, and, unless terminated by either of the parties in connection with the end of any term, will automatically extend for additional five-year terms. Both the Company and Intesa have the right to terminate the Strategic Alliance arrangement at the end of each five-year term or at any other time should certain defined events occur, such as changes in control involving either party, transfers of either party’s interest in Lazard Italy or the removal of the chairman of that business under certain circumstances.

In connection with the Strategic Alliance, Intesa became an economic partner of the Company through an aggregate financial investment of $300,000. The investments made by Intesa consist of (i) a March 2003 purchase from a subsidiary of the Company of a $150,000 Subordinated Convertible Promissory Note (the “Subordinated Convertible Note”), convertible into a contractual right that entitles the holder to receive payments that would be equivalent to those that a holder of a three percent equity goodwill interest (see Note 12) in the Company would be entitled to in certain fundamental events and (ii) $150,000 invested in Lazard Italy in June 2003, comprised of an investment of Euro then equal to $100,000 for 40% of the capital stock in Lazard Italy and the purchase of a $50,000 Subordinated Promissory Note issued by Lazard Italy (the “Subordinated Promissory Note”). The Subordinated Promissory Note has a scheduled maturity date in the year 2078 (subject to extension), with interest payable annually at the rate of 3.0% per annum. The Subordinated Convertible Note, which is guaranteed by the Company, has a scheduled maturity date in the year 2018 and has interest payable annually at a variable interest rate of not less than 3%, and not more than 3.25%, per annum (with such annual interest rate for the years ending March 2004 and March 2005 being 3.0%). Under certain circumstances, including a termination of the Strategic Alliance, the Subordinated Convertible Note and the Subordinated Promissory Note could be redeemed earlier than its stated maturity, and in connection with a termination of the Strategic Alliance, the Company has the obligation to repurchase Intesa’s capital stock of Lazard Italy and the Subordinated Promissory Note, and may be obligated to redeem the Subordinated Convertible Note at face value. The proceeds from the sale of capital stock in Lazard Italy exceeded the underlying book value of the net assets purchased by Intesa by approximately $55,000. This amount has been deferred and included in “other liabilities” on the

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

consolidated statement of financial condition as Lazard Italy could be required to repurchase such amount of capital stock held by Intesa in the event of a termination of the Strategic Alliance.

The Company has provided financial advisory services to Intesa.

6.    FORMATION OF LAM

On January 1, 2003, in connection with the formation of our LAM subsidiary, certain Members of the Company (the managing directors of LAM) who provide services to LAM exchanged their Members’ equity in the Company in the amount of $27,483 for a membership interest in LAM of a like amount. As a result, these managing directors ceased being Members of the Company and became exclusive Members of LAM. Following the formation of LAM, the Company continues to control, and thereby consolidate, the operations of LAM with the membership interest held by the LAM managing directors included in minority interest on the consolidated statement of financial condition.

In connection with the formation of LAM, the LAM managing directors and other key LAM employees were granted equity units in LAM. These LAM equity units entitle holders to payments in connection with selected fundamental transactions affecting the Company or LAM, including a dissolution or sale of all or substantially all of the assets of the Company or LAM, a merger of or sale of all of the interests in LAM whereby the Company ceases to own a majority of, or have the right to appoint a majority of the board of, LAM or a non-ordinary course sale of assets by LAM that exceeds $50,000 in value. As a general matter, in connection with a fundamental transaction that triggers the LAM equity units, the holders of the LAM equity units would be entitled in the aggregate to 21.75% of the net proceeds or imputed valuation of LAM in such a transaction after deductions for payment of creditors of LAM and the return of LAM capital. The LAM equity units are not entitled to share in the operating results of LAM. Accordingly, in the absence of a fundamental transaction that triggers the LAM equity units, all of LAM’s net income is allocable to the Company.

Commencing in 2003, payments for services rendered by LAM managing directors and other key LAM employees were accounted for as minority interest expense on the consolidated statement of income. The substantial portion of such payments related to compensation of LAM managing directors, which, in prior years, had been accounted for as “distributions to Members” and, therefore, was not reported in prior years’ consolidated statements of income. Such amounts were approximately $58,000 and $89,000 for the years ended December 31, 2001 and 2002, respectively. The remainder of such payments, which related to compensation of employee members of LAM, was recorded as employee compensation and benefits expense in prior years’ consolidated statements of income.

On and after January 1, 2006, the board of directors of LAM (a majority of which are appointed by the Company) may, in its discretion, grant LAM equity interests that include profit rights to managing directors of, and other persons providing services to, LAM, as a portion of their ongoing compensation. If granted, these equity interests will be subject to specified vesting conditions with 50% of the equity interests vesting on the second anniversary of the date of issuance and the remaining 50% of the equity interests vesting on the third anniversary of the date of issuance.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

7.    EMPLOYEE BENEFIT PLANS

The Company, through its subsidiaries, provides certain retirement and other post-employment benefits to certain of its employees through defined contribution and defined benefit pension plans and other post-retirement benefit plans. The retirement and post-employment benefit plans costs incurred for the years ended December 31, 2001, 2002 and 2003 are included in “employee compensation and benefits” on the accompanying consolidated statements of income. The Company has the right to amend or terminate its benefit plans at any time subject to the terms of such plans. Expenses incurred related to the defined benefit pension plans amounted to $1,977, $12,011 and $20,319 for the years ended December 31, 2001, 2002 and 2003, respectively. Expenses incurred related to the defined benefit pension plan supplement amounted to $516, $355 and $418 for the years ended December 31, 2001, 2002 and 2003, respectively. Expenses incurred related to the post-retirement health care plans amounted to $3,511, $3,848 and $5,007 for the years ended December 31, 2001, 2002 and 2003, respectively.

The Company also has an incentive compensation plan (the “Plan”) pursuant to which amounts are invested in a Company sponsored investment vehicle for certain key employees. The Company records expenses for the Plan on the dates on which capital calls from such vehicle are funded. Costs related to the Plan for the years ended December 31, 2001, 2002 and 2003 amounted to approximately $5,000, $2,000 and $2,000, respectively, and are included in “employee compensation and benefits” on the accompanying consolidated statements of income. At December 31, 2003, the Company had remaining commitments of approximately $12,000 under the Plan.

LFNY Pension and Post-Retirement Benefits—LFNY has two non-contributory defined benefit pension plans—the Employees’ Pension Plan (“EPP”), which provides benefits to substantially all employees based on certain averages of compensation, as defined, and the Employees’ Pension Plan Supplement (“EPPS”), which provides benefits to certain employees whose compensation exceeds a defined threshold. It is LFNY’s policy to fund EPP to meet the minimum funding standard as prescribed by the Employee Retirement Income Security Act of 1974 (“ERISA”). At December 31, 2002 and 2003, the pension plan assets were invested in a portfolio consisting primarily of equity and fixed-income mutual fund investments managed by LAM. EPPS is a non-qualified supplemental plan and was unfunded at December 31, 2003. LFNY utilizes the “projected unit credit” actuarial method for financial reporting purposes.

LFNY also has a non-funded contributory post-retirement medical plan (the “Medical Plan”) covering substantially all of its employees. The Medical Plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. Participants become eligible for benefits if they retire from the Company after reaching age 62 and completing 10 years of service.

On December 14, 2004, LFNY announced amendments to its employee benefit plans (Note 18).

LCH Pension and Post-Retirement Benefits—LCH also has two defined benefit pension plans and, in addition, makes contributions to personal pension plans for certain individuals. Each of the defined benefit plans has had a valuation by independent actuaries at December 31, 2002 and 2003, using the “projected unit funding” method.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

LCH has a non-funded post-retirement medical plan, which is provided, at LCH’s discretion, to certain retired employees. The costs of private medical insurance are provided for these individuals, their spouses and eligible dependents.

In April 2004, LCH announced a plan to terminate its Post-Retirement Medical Plan (Note 18).

The following table summarizes LFNY’s and LCH’s benefit obligations, the fair value of the assets and the funded status at December 31, 2002:

	Pension Plans	Pension Plan Supplement	Post-Retirement Medical Plans
Change in benefit obligation
Benefit obligation at January 1, 2002	$316,706	$2,924	$33,231
Service cost	13,243	265	1,742
Interest cost	19,518	148	2,065
Plan participants’ contributions
Amendments	347	(347)
Actuarial (gain) loss	27,529	(40)	299
Benefits paid	(25,729)	(587)	(975)
Foreign currency translation adjustment	32,870		2,263

Benefit obligation at December 31, 2002	384,484	2,363	38,625

Change in plan assets
Fair value of plan assets at January 1, 2002	292,020
Actual return (loss) on plan assets	(24,204)
Employer contribution	24,341	587	975
Plan participants’ contributions
Benefits paid	(25,729)	(587)	(975)
Foreign currency translation adjustment	28,170

Fair value of plan assets at December 31, 2002	294,598	—	—

Funded status	(89,886)	(2,363)	(38,625)

Unrecognized net transition (asset)/obligation	(128)
Unrecognized net prior service cost	(3,588)	887
Unrecognized net actuarial (gain)/loss	98,428	(436)	4,041

Prepaid (accrued) benefit cost recognized on the consolidated statement of financial condition	$4,826	$(1,912)	$(34,584)

Amounts recognized on the consolidated statement of financial condition consist of:
Prepaid benefit cost (included in “other assets”)	$11,879
Intangible asset (included in “other assets”)	803
Accrued benefit liability (included in “other liabilities”)	(16,311)	$(1,912)	$(34,584)
Accumulated other comprehensive loss	8,455

Net amount recognized	$4,826	$(1,912)	$(34,584)

Weighted-average assumptions at December 31, 2002:
Discount rate	5.8%	6.5%	5.9%
Expected long-term return on plan assets	7.1%	N/A	N/A
Rate of compensation increase	3.5 - 7.0%	7.0%	N/A

As of December 31, 2002, the fair value of plan assets and the accumulated benefit obligation within the LFNY plan was $26,580 and $26,558, respectively, and the fair value of plan assets and the accumulated benefit obligation within the LCH plan was $268,018 and $275,710, respectively.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following table summarizes LFNY’s and LCH’s benefit obligations, the fair value of the assets and the funded status at December 31, 2003:

	Pension Plans	Pension Plan Supplement	Post-Retirement Medical Plans
Change in benefit obligation
Benefit obligation at January 1, 2003	$384,484	$2,363	$38,625
Service cost	14,692	246	2,233
Interest cost	22,295	121	2,324
Plan participants’ contributions
Amendments	1,723	(88)
Actuarial gain	(3,955)	(23)	(620)
Benefits paid	(17,750)	(333)	(1,322)
Curtailment gain	(1,482)
Foreign currency translation adjustment	39,662		2,613

Benefit obligation at December 31, 2003	439,669	2,286	43,853

Change in plan assets
Fair value of plan assets at January 1, 2003	294,598
Actual return on plan assets	36,748
Employer contribution	25,294	333	1,322
Plan participants’ contributions
Benefits paid	(17,750)	(333)	(1,322)
Foreign currency translation adjustment	32,494

Fair value of plan assets at December 31, 2003	371,384	—	—

Funded status	(68,285)	(2,286)	(43,853)

Unrecognized net transition (asset)/obligation	(115)
Unrecognized net prior service cost	(2,185)	712
Unrecognized net actuarial (gain)/loss	80,141	(423)	2,932

Prepaid (accrued) benefit cost recognized on the consolidated statement of financial condition	$9,556	$(1,997)	$(40,921)

Amounts recognized on the consolidated statement of financial condition consist of:
Prepaid benefit cost (included in “other assets”)	$11,857
Accrued benefit liability (included in “other liabilities”)	(16,743)	$(1,997)	$(40,921)
Accumulated other comprehensive loss	14,442

Net amount recognized	$9,556	$(1,997)	$(40,921)

Weighted-average assumptions used to determine benefit obligations at December 31, 2003:
Discount rate	5.6%	6.3%	5.8%
Rate of annual compensation increase	3.8% - 6.3%	5.5%	N/A

Weighted-average assumptions used to determine net periodic benefit cost for year ended December 31, 2003:
Discount rate	5.6%	6.5%	6.0%
Expected long-term return on plan assets	7.4%	N/A	N/A
Rate of annual compensation increase	3.8% - 6.3%	5.5%	N/A

As of December 31, 2003, the fair value of plan assets and the accumulated benefit obligation within the LFNY plan was $31,178 and $30,373, respectively, and the fair value of plan assets and the accumulated benefit obligation within the LCH plan was $340,206 and $346,767, respectively.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

In selecting the expected long-term rate of return on plan assets, the Company considered the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of the plan. The expected long-term rate of return on plan assets is based on expected returns on different asset classes held by the plan in light of prevailing economic conditions as well as historic returns. This included considering the trusts’ asset allocation and the expected returns likely to be earned over the life of the plan. This basis is consistent with the prior year.

For measurement purposes, a 9.6% and 8.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for the computation of the December 31, 2002 and 2003 benefit obligations, respectively. The rate was assumed to decrease gradually to 6.6% through 2006 and remain at that level thereafter.

The assumed cost of healthcare has an effect on the amounts reported for the firm’s post-retirement plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

	1% Increase		1% Decrease
	2002	2003	2002	2003
Cost	$1,189	$1,322	$(865)	$(968)
Obligation	9,464	10,586	(7,208)	(8,072)

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following table summarizes the components of benefit costs, return on plan assets, benefits paid and contributions for the years ended December 31, 2001, 2002 and 2003 for LFNY and LCH:

	Pension Plans	Pension Plan Supplement	Post- Retirement Medical Plans
Year Ended December 31, 2001
Components of net periodic benefit costs:
Service cost	$14,923	$292	$1,404
Interest cost	17,801	158	1,834
Expected return on plan assets	(24,660)
Amortization of transition (asset)/obligation	(72)
Amortization of net:
Prior service cost	(294)	130
Recognized actuarial (gain) loss	(435)	(64)	273

Net periodic benefit cost	7,263	516	3,511
Settlements (Curtailments)	(5,286)

Total benefit cost	$1,977	$516	$3,511

Actual return on plan assets	$(23,365)
Employer contribution	5,494	$206	$649
Plan participants’ contributions			50
Benefits paid	16,838	206	699

Year Ended December 31, 2002
Components of net periodic benefit costs:
Service cost	$13,243	$265	$1,742
Interest cost	19,518	148	2,065
Expected return on plan assets	(22,950)
Amortization of transition (asset)/obligation	(63)
Amortization of net:
Prior service cost	(301)	96
Recognized actuarial (gain) loss	387	(46)	41

Net periodic benefit cost	9,834	463	3,848
Settlements	2,177	(108)

Total benefit cost	$12,011	$355	$3,848

Actual return on plan assets	$(24,204)
Employer contribution	24,341	$587	$975
Plan participants’ contributions
Benefits paid	25,729	587	975

Year Ended December 31, 2003
Components of net periodic benefit costs:
Service cost	$14,692	$246	$2,233
Interest cost	22,295	121	2,324
Expected return on plan assets	(20,930)
Amortization of transition (asset)/obligation	(13)
Amortization of net:
Prior service cost	(240)	87
Recognized actuarial (gain) loss	4,515	(36)	450

Net periodic benefit cost	20,319	418	5,007
Settlements

Total benefit cost	$20,319	$418	$5,007

Actual return on plan assets	$36,749
Employer contribution	25,294	$333	$1,285
Plan participants’ contributions			37
Benefits paid	17,750	333	1,322

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Plan Assets—The Company’s pension plan weighted-average asset allocations at December 31, 2002 and December 31, 2003 by asset category are as follows:

	Plan Assets at December 31
	2002	2003
Asset Category
Equity Securities	55%	53%
Debt Securities	35	38
Other	10	9

Total	100%	100%

The “Other” asset category includes cash, annuities and accrued dividends.

Investment Policies and Strategies—The Company’s Employees’ Pension Trust—The primary investment goal is to ensure that the plan remains well funded, taking account of the likely future risks to investment returns and contributions. As a result, a portfolio of assets is maintained with appropriate liquidity and diversification that can be expected to generate long-term future returns that minimize the long-term costs of the pension plan without exposing the trust to an unacceptable risk of under funding. The Company’s likely future ability to pay such contributions as are required to maintain the funded status of the plan over a reasonable time period is considered when determining the level of risk that is appropriate.

Cash Flows

Employer Contributions—The Company is expected to make a pension contribution during year 2004 in the amount of $16,000.

Employee Contributions—Employee pension contributions are neither required nor allowed.

LFNY Defined Contribution Plan—LFNY sponsors a defined contribution plan, which covers substantially all of its employees. LFNY does not match employee contributions to the plan. LFNY also sponsors a profit sharing plan, which covers eligible Managing Directors of LFNY who are also Members of the Company. LFNY makes contributions to the profit sharing plan from funds that would have otherwise been distributable profits. As such, contributions to the profit sharing plan are included in “distributions and withdrawals to Members” on the consolidated statement of changes in Members’ equity.

8.    BORROWINGS AND INDEBTEDNESS

Notes Payable—The Company’s principal notes payable at December 31, 2002 and 2003 are described below:

In May 2001, the Company issued $50,000 of Senior Notes due 2011 (the “Notes”). The Notes, which are unsecured obligations, bear interest at an annual rate of 7.53%. Under certain circumstances the interest rate could be increased to 8.03% if a rating downgrade were to occur, with the interest rate returning to 7.53% if a rating upgrade were to occur subsequent to a rating downgrade. A rating downgrade would be deemed to have occurred if the rating most recently

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

assigned to the Notes by a designated rating agency is below “Investment Grade.” If, at any time after a rating downgrade has occurred the Notes are assigned a rating of at least “Investment Grade” by a designated rating agency, a rating upgrade would have been deemed to have occurred. The Notes are redeemable from time to time in whole or in part at the option of the Company, with payment of a make-whole amount, and the Company is required to offer to redeem the Notes upon a change of control. The proceeds from the Notes were used for general corporate purposes.

The remaining balance at December 31, 2002 and 2003 is comprised of overdrafts of $23,579 and $3,512, respectively, and borrowings under credit arrangements of approximately $5,610 and $4,399, respectively, at various interest rates ranging from approximately 7.0% to 8.6% per year, with maturities ranging from 2003 to 2007. Of such arrangements, $5,600 and $3,067 at December 31, 2002 and 2003, respectively, relates to a non-recourse term loan, which is collateralized solely by certain fixed assets and leasehold improvements of an equal amount.

The carrying value of borrowings described above approximates fair value.

Subordinated Loans—Subordinated loans outstanding at December 31, 2002 amounted to $2,367, at a 6% annual interest rate, and were repaid in 2003. Subordinated loans at December 31, 2003 amounted to $200,000 and consist of amounts due Intesa in connection with the Strategic Alliance transaction in Italy (Note 5).

LFNY can borrow up to $150,000 of subordinated debt under a Revolving Credit Agreement, which, based on an approval obtained from LFNY’s regulators, qualifies as additional net capital. The interest rate on such borrowings is based upon the prevailing market rate on the dates issued. There were no borrowings outstanding under this agreement as of December 31, 2002 and 2003.

Debt maturities relating to notes payable and subordinated loans outstanding at December 31, 2003 for the five years in the period ending December 31, 2008 and thereafter are set forth below:

Year Ending December 31	Amount
2004	$4,829
2005	—
2006	—
2007	3,067
2008	—
Thereafter	250,015

$257,911

In regard to notes payable and subordinated loans, as of December 31, 2003, the Company is in compliance with all obligations under its various borrowing arrangements.

Also see Note 10 below regarding the Company’s mandatorily redeemable preferred stock.

9.    OTHER ASSETS AND OTHER LIABILITIES

Other assets, at December 31, 2002 and 2003, include primarily prepaid pension assets, current and deferred tax assets, deferred expenses, advances and prepayments and deposits.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Other liabilities, at December 31, 2002 and 2003, include primarily pension and post-retirement medical plan liabilities, deferred income, current and deferred tax liabilities, deferred compensation, liability for certain operating lease commitments (Note 11), accrued expenses and other payables.

No individual amount within other assets or other liabilities was greater than 5% of total assets or total liabilities.

10.    MANDATORILY REDEEMABLE PREFERRED STOCK

In 2001, the Company issued mandatorily redeemable preferred stock (“Class C Preferred Interests”) for an aggregate amount of $100,000. The Class C Preferred Interests are subject to mandatory redemption by the Company in March 2011 and, prior to such date, are redeemable in whole or in part, at the Company’s option. The Class C Preferred Interests are entitled to receive distributions out of the profits of the Company at a rate of 8% per annum, which distributions must be paid prior to any distributions of profits to holders of any other existing class of interests in the Company. Unpaid distributions on the Class C Preferred Interests accrue but are not compounded. Upon liquidation of the Company, the Class C Preferred Interests rank senior to Members’ equity. Interest on mandatorily redeemable preferred stock for the years ended December 31, 2001, 2002 and 2003 of $6,312, $8,000 and $8,000, respectively, is included in “interest expense” on the accompanying consolidated statements of income.

11.    COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office space under non-cancelable lease agreements, which expire on various dates through 2022.

Occupancy lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Included in “premises and occupancy costs” on the consolidated statements of income for the years ended December 31, 2001, 2002 and 2003 is $34,472, $39,520 and $48,503, respectively, of rental expense relating to operating leases. The Company subleases office space under agreements, which expire on various dates through March 2013. Sublease income from such agreements was $336, $2,208 and $3,041 for the years ended December 31, 2001, 2002 and 2003, respectively.

In June 2002, the Company determined that it would no longer utilize certain operating leases in the U.K., which were abandoned in April 2003. In accordance with EITF 88-10, Costs Associated with Lease Modification or Termination, the Company has recorded a liability for operating lease commitments, which expire in 2008, that will continue to be incurred for the remaining term of the lease without substantive future use or benefit to the Company. The liability is based on the discounted future commitment net of expected sublease income. The liability approximated $25,000 and $39,000 at December 31, 2002 and 2003, respectively, and is included in “other liabilities” on the consolidated statements of financial condition. Approximately $25,000 was recorded as premises and occupancy costs on the consolidated statements of income for the year ended December 31, 2002. During the year ended December 31, 2003, due to the deterioration in the market for rentals relating to the abandoned lease and the resulting reduction in the expected sublease income, the Company recorded $16,000 as premises and occupancy costs on the consolidated statements of income for the year ended December 31, 2003.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Capital lease obligations recorded under sale/leaseback transactions are payable through 2017 at a weighted average interest rate of approximately 6.2%. Such obligations are collateralized by certain assets with a net book value of approximately $94,302 and $109,400 at December 31, 2002 and 2003, respectively. The carrying value of capital lease obligations approximates fair value.

At December 31, 2003, minimum rental commitments under non-cancelable leases, net of sublease income, are approximately as follows:

Year Ending December 31	Minimum Rental Commitments
	Capital	Operating
2004	$18,345	$44,451
2005	25,789	42,431
2006	2,671	40,720
2007	2,671	38,881
2008	2,671	38,198
Thereafter	29,009	315,627

Total minimum lease payments	81,156	$520,308

Less amount representing interest	18,989

Present value of capital lease commitments	$62,167

Other Commitments—At December 31, 2003, the Company has commitments for capital contributions of approximately $3,012 to sponsored investment funds and for guaranteed compensation arrangements with advisors aggregating $3,036 through 2004. In addition, the Company has agreements relating to future minimum distributions to certain Members or compensation to certain employees of $205,472 (including $19,249 relating to agreements entered into by subsidiaries of the Company) through 2008. Such agreements are cancelable under certain circumstances.

The Company has various other contractual commitments arising in the ordinary course of business. In the opinion of management, the consummation of such commitments will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Legal—The Company is a defendant in several legal actions. In the opinion of management, after consultation with legal counsel, the ultimate outcome of these matters would not have a material adverse effect on the financial position or cash flows of the Company as set forth on the consolidated financial statements but may be material to the Company’s operating results for any particular period.

12.    MEMBERS’ EQUITY

Pursuant to the Company’s Operating Agreement, the Company allocates and distributes to its Members a substantial portion of its distributable profits (as defined), in three monthly installments, as soon as practicable after the end of each fiscal year. Such installment distributions usually begin in February. In addition, other periodic distributions to Members include, as applicable, capital withdrawals, fixed return on Members’ equity and income tax advances made on behalf of Members.

In addition, Members of the Company (other than in respect of their Class C Preferred Interests) are also generally entitled to participate in goodwill of the Company. The right to participate in goodwill

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

represents the right to share (after payments or reserve for existing preferences of creditors, holders of the Class C Preferred Interests and the capital or capital equivalents of the Members) in the net proceeds of fundamental corporate events, such as a sale of all or substantially all of the assets of the Company or a disposition of a line of business. At December 31, 2003, the aggregate preferences of Members exceeds the amount shown on the accompanying consolidated statement of financial condition as Members’ equity by approximately $410,000.

13.    REGULATORY AUTHORITIES

LFNY is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, is 2% of aggregate debit items arising from customer transactions or $1,500, whichever is greater. LFNY’s net capital at December 2001, 2002 and 2003 was $47,932, $74,875 and $146,761, respectively, which exceeded the minimum requirement by $46,432, $73,375 and $145,261, respectively.

Four U.K. subsidiaries of the Company, LCL, Lazard Brothers & Co., Limited, Lazard Fund Managers Limited and Lazard Asset Management Limited (the “UK Subsidiaries”) are regulated by the Financial Services Authority (“FSA”). At December 31, 2001, 2002 and 2003, the UK Subsidiaries regulatory net capital exceeded the minimum requirement by approximately $117,300, $170,083 and $195,740, respectively.

The Financial Advisory activities of Lazard Frères SAS (“LF”) and its wholly-owned subsidiaries, including LFB, are authorized by the Comité des Etablissements de Crédit et des Entreprises d’Investissement and are regulated by the Comité de la Réglementation Bancaire et Financière. Supervision is exercised by the Commission Bancaire, which is responsible, in liaison with the Banque de France, for ensuring compliance with the regulations. In this context LF has the status of a bank holding company (“Compagnie Financière”) and LFB is a registered bank (“Etablissement de Crédit”). In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries, primarily LFG (asset management) and Fonds Partenaires Gestion (private equity, merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers. At December 31, 2001, 2002 and 2003, the minimum requirement set for regulatory capital levels was exceeded by approximately $12,900, $16,100 and $31,700, respectively.

Certain other operating entities of the Company are regulated in their respective local jurisdictions.

14.    INCOME TAXES

Income taxes reflected on the consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to the Company’s operations apportioned to New York City.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The provisions for income taxes for the years ended December 31, 2001, 2002 and 2003 consists of:

	2001	2002	2003
Current expense:
Foreign	$58,319	$43,018	$33,505
U.S. (UBT)	2,496	2,421	5,070

Total current	60,815	45,439	38,575

Deferred expense (benefit):
Foreign	(9,466)	(6,856)	5,846

Total deferred	(9,466)	(6,856)	5,846

Total	$51,349	$38,583	$44,421

UBT attributable to certain Member distributions has been reimbursed by the Members under an agreement with the Company.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rates is set forth below:

	2001	2002	2003
U.S federal statutory income tax rate	35.0%	35.0%	35.0%
Rate benefit for U.S. partnership operations	(35.0)	(35.0)	(35.0)
Impact of Foreign operations	13.6	9.6	10.1
State and local (UBT)—net	0.7	0.7	1.3

Effective Income Tax Rate	14.3%	10.3%	11.4%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Such temporary differences are reflected in deferred tax assets and liabilities and are included in “other assets” and “other liabilities,” respectively, on the consolidated statements of financial condition.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the level of historical taxable income, scheduled reversals of deferred taxes, projected future taxable income, and tax planning strategies that can be implemented by the Company in making this assessment. At December 31, 2002 and 2003 deferred tax assets of $23,833 and $60,278, respectively, have been offset by a valuation allowance primarily due to the uncertainty of realizing the benefit of certain foreign net operating loss carryforwards. As of December 31, 2003, the Company’s foreign subsidiaries have net operating loss carryforwards of approximately $160,000, which may be carried forward indefinitely.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Significant components of the Company’s deferred tax assets and deferred tax liabilities at December 31, 2002 and 2003 are as follows:

	2002	2003
Deferred Tax Assets:
Compensation and benefits	$1,411	$2,483
Pensions	8,577	7,411
Depreciation and amortization	3,324	878
Other	1,684	1,669
Net operating loss carryforwards	14,389	47,837

Gross deferred tax assets	29,385	60,278
Valuation allowance	(23,833)	(60,278)

Total deferred tax assets (net of valuation allowance)	$5,552	$—

Deferred Tax Liabilities:
Compensation and benefits	$1,265	$1,085
Unrealized gains on long-term investments	6,468	4,924
Depreciation and amortization	10,573	15,760

Total deferred tax liabilities	$18,306	$21,769

15.    SEGMENT OPERATING RESULTS

The Company’s reportable segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments’ transactions. Each segment is reviewed to determine the allocation of resources and to assess its performance. In reporting to management, the Company’s business results are categorized into the following three segments: Financial Advisory, Asset Management and Capital Markets and Other. Financial Advisory includes providing advice on mergers, acquisitions, restructurings and other financial matters. Asset Management includes the management of equity and fixed income securities and merchant banking funds. Capital Markets and Other consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities. In addition, the Company records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and LFB. LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include commercial banking, the management of the treasury positions of Lazard’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of LFG and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. The Company also allocates outstanding indebtedness to Corporate.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 2.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The Company’s segment information for the years ended December 31, 2001, 2002 and 2003 is prepared using the following methodology:

•	Revenues and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount, square footage and other factors.

•	Segment assets are based on those directly associated with each segment, and include an allocation of certain assets relating to various segments, based on the most relevant measures applicable, including headcount, square footage and other factors.

Each segment’s operating expenses include (i) employee compensation and benefits expenses that are incurred directly in support of the businesses and (ii) other operating expenses which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

There were no clients for the years ended December 31, 2001, 2002 and 2003 that individually constituted more than 10% of total revenue.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Management believes that the following information provides a reasonable representation of each segment’s contribution to net revenue, operating expenses, operating income and total assets:

		As Of Or For The Year Ended December 31,
		2001	2002	2003
Financial Advisory	Net Revenue	$551,356	$532,896	$690,967
	Operating Expenses (a)	312,603	330,802	380,250

	Operating Income	$238,753	$202,094	$310,717

	Total Assets	$207,725	$200,236	$320,387

Asset Management	Net Revenue	$410,237	$454,683	$350,348
	Operating Expenses (a)	261,896	298,617	246,188

	Operating Income	$148,341	$156,066	$104,160

	Total Assets	$201,036	$261,970	$207,004

Capital Markets and Other	Net Revenue	$224,854	$183,468	$135,569
	Operating Expenses (a)	221,598	162,930	179,251

	Operating Income (Loss)	$3,256	$20,538	$(43,682)

	Total Assets	$2,453,782	$1,157,076	$1,550,287

Corporate	Net Revenue	$(14,392)	$(4,768)	$6,500
	Operating Expenses (a)	16,996	(2,115)	(11,659)

	Operating Income (Loss)	$(31,388)	$(2,653)	$18,159

	Total Assets	$706,819	$841,443	$1,179,551

Total	Net Revenue	$1,172,055	$1,166,279	$1,183,384
	Operating Expenses (a)	813,093	790,234	794,030

	Operating Income	$358,962	$376,045	$389,354

	Total Assets	$3,569,362	$2,460,725	$3,257,229

(a)	Operating expenses include depreciation and amortization (including goodwill for 2001 only in the amount of $2,751 which relates to the Financial Advisory segment) as set forth in table below.

	Year Ended December 31,
	2001	2002	2003
Financial Advisory	$4,881	$4,138	$5,686
Asset Management	2,611	4,475	1,638
Capital Markets and Other	13,031	434	2,082
Corporate	1,469	3,109	4,588

Total	$21,992	$12,156	$13,994

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Geographic Information

Due to the highly integrated nature of international financial markets, the Company manages its business based on the profitability of the enterprise as a whole. The Company’s revenue and identifiable assets are generally allocated based on the country or domicile of the legal entity providing the service.

The following table sets forth the net revenue and identifiable assets of the Company and its consolidated subsidiaries by geographic region allocated on the basis described above.

	As Of Or For The Year Ended December 31,
	2001	2002	2003
Net Revenue:
North America	$578,823	$652,090	$675,223
United Kingdom	278,035	189,426	136,599
France	168,443	169,053	164,669
Other Western Europe	111,275	118,567	178,424
Rest of World	35,479	37,143	28,469

Total	$1,172,055	$1,166,279	$1,183,384

Identifiable Assets:
North America	$2,204,891	$1,085,657	$1,763,544
United Kingdom	499,698	358,212	330,461
France	747,776	874,818	942,930
Other Western Europe	88,163	119,416	194,250
Rest of World	28,834	22,622	26,044

Total	$3,569,362	$2,460,725	$3,257,229

16.    CLOSURE OF LONDON MONEY MARKETS BUSINESS

In the second quarter of 2001, the Company exited its London money markets business and commenced the liquidation of existing money markets positions. Such liquidation was substantially complete as of December 31, 2001. Since the London money markets operation was not a separate segment as defined within Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the Company did not report the London money markets business as a discontinued operation within the consolidated statements of income.

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following details the total assets and total liabilities of the London money markets business at December 31, 2000.

Securities purchased under agreements to resell	$5,925,654
Securities owned, at fair value and swaps and other contractual agreements	5,373,229
Receivables	807,134
Other investments and other assets	119,224

Total assets	$12,225,241

Securities sold under agreements to repurchase	$7,344,739
Securities sold, not yet purchased, at fair value and swaps and other contractual agreements	1,620,499
Payables	3,101,118
Payables to affiliates and other liabilities	41,480

Total liabilities	$12,107,836

The following details the net revenue and net income of the London money markets business for the year ended December 31, 2001 included in the consolidated statement of income:

Net revenue	$37,393
Net income	7,928

Included in the net income amount in the table above are related closure costs of approximately $11,500, of which approximately $10,000 relates to severance of the former employees. The severance of the former employees was substantially complete by December 31, 2001.

17.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The majority of the Company’s assets and liabilities are recorded at fair value or at amounts that approximate fair value. Such assets and liabilities include: cash and cash equivalents, cash and securities segregated for regulatory purposes, marketable investments and long-term investments, securities purchased under agreements to resell and securities sold under agreements to repurchase, securities owned and securities sold, not yet purchased, swaps and other contractual agreements, receivables and payables, and other short-term borrowings and payables (also see discussion in Note 2).

The fair value of certain of the Company’s other assets and liabilities are disclosed below.

Subordinated Loans—The Company’s subordinated loans are recorded at historical amounts. The fair value of the Company’s subordinated loans were estimated using a discounted cash flow analysis based on the Company’s current borrowing rates for similar types of borrowing arrangements. At December 31, 2003, the estimated fair value of the Company’s subordinated loans approximated fair value.

Mandatorily Redeemable Preferred Stock—The Company’s mandatorily redeemable preferred stock is recorded at $100,000 which approximates fair value. The fair value was estimated using a

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

discounted cash flow analysis based on the Company’s current borrowing rates for similar types of borrowing arrangements and the Company’s ability to redeem the preferred stock at their option. At December 31, 2002 and 2003, the estimated fair value of the Company’s mandatorily redeemable preferred stock approximated the carrying value.

18.    SUBSEQUENT EVENTS

Acquisition of Panmure Gordon—In January 2004, a subsidiary of the Company acquired certain assets, net of certain liabilities, of West LB Panmure Limited, an unrelated entity in the U.K. Subsequent to the acquisition, the acquired business became part of the Company’s Capital Markets and Other segment, operating as Panmure Gordon, a division of LCL. Panmure Gordon provides clients with corporate finance advisory services, corporate broking capabilities and equity sales and trading. The total purchase price allocated to the net assets of the business acquired was $1,580 related to legal costs incurred to complete the transaction. The fair value of the net assets acquired over the purchase price of those net assets amounted to $5,658. In accordance with SFAS No. 141, Business Combinations, the Company recognized an extraordinary gain of $5,507 after reducing long-lived assets principally representing property to $0.

Termination of LCH’s Post-Retirement Medical Plan—In April 2004, LCH announced a plan to terminate its Post-Retirement Medical Plan. As a result of such action, benefits available to eligible active employees and retirees will cease on February 28, 2007. In accordance with SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions, the Company is recognizing the effect of such termination, which resulted in a reduction in the Company’s accumulated post-retirement benefit obligation of approximately $24,000, the effect of which is expected to reduce employee compensation and benefits expense by approximately $4,500, $9,000, $9,000 and $1,500 for the years ending December 31, 2004, 2005, 2006 and 2007, respectively.

Amendments to LFNY Employee Benefit Plans—On December 14, 2004, LFNY announced the following amendments to its defined benefit pension plan, defined benefit pension plan supplement, defined contribution plan and post-retirement medical plan, all of which will be implemented subsequent to December 31, 2004:

•	LFNY Defined Benefit Pension Plan and Pension Plan Supplement—Effective as of January 31, 2005, the LFNY Employees’ Pension Plan and the Employees’ Pension Plan Supplement will be amended to cease future benefit accruals and future participation. As a result of such amendment, active participants will continue to receive credit for service completed after January 31, 2005 for purposes of vesting, however, future service will not count for purposes of future benefit accruals under the plans. Vested benefits for active participants as of January 31, 2005 will be retained.

•	LFNY Defined Contribution Plan—Effective January 1, 2005, the LFNY Defined Contribution Plan (the “401(k) Plan”) will be amended to implement an employer match to participant pre-tax contributions. LFNY will match 100% of pre-tax contributions, excluding catch-up contributions, to the 401(k) Plan up to 4% of eligible compensation. Participants will be 100% vested in all employer-matching contributions after three years of service. Any service accrued prior to January 1, 2005 will count toward this three-year vesting requirement.

•	LFNY Post-Retirement Medical Plan—Effective December 31, 2005, post-retirement health care benefits will no longer be offered to those Members and employees hired on or after the

LAZARD LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

effective date and for those Members and employees hired before the effective date who attain the age of 40 after December 31, 2005. In addition, effective January 1, 2006, the cost sharing policy will change for those who qualify for the benefit.

The Company does not expect such amendments to the LFNY employee benefit plans to have a material effect on the December 31, 2004 consolidated financial statements.

Initial Public Offering—It is currently contemplated that the Company will cause Lazard Ltd, a Bermuda company, to proceed with an initial public offering involving a portion of the Company’s business. The historical consolidated financial statements reflect the historical results of operations and financial position of the Company, including the separated businesses, for all years presented. Accordingly, the historical financial statements do not reflect what the results of operations and financial position of Lazard Ltd or the Company would have been had these companies been stand-alone, public companies for the years presented. Specifically, the historical results of operations do not give effect to the following matters:

•	The separation of the Company’s Capital Markets and Other activities, which consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities.

•	Payment for services rendered by the Company’s managing directors, which, as a result of the Company operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its managing directors. After this offering, the Company will include all payments for services rendered by its managing directors in compensation and benefits expense.

•	U.S. corporate federal income taxes, since the Company has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, the Company’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., the Company historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on the Company’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to the Company’s operations apportioned to New York City.

* * * * *

LAZARD LLC

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2003 AND SEPTEMBER 30, 2004

(in thousands)

	December 31, 2003	September 30, 2004 (unaudited)
ASSETS
Cash and cash equivalents	$315,817	$283,776
Cash and securities segregated for regulatory purposes	82,737	72,281
Marketable investments	182,040	103,702
Securities purchased under agreements to resell	166,674	167,488

Securities owned—at fair value:
Bonds—Corporate	404,061	395,864
Non-U.S. Government and agency securities	49,463	48,810
U.S. Government and agency securities pledged as collateral	38,755	82,266
Equities	7,765	59,200

	500,044	586,140

Swaps and other contractual agreements	700	—
Securities borrowed	891,976	974,688
Receivables:
Fees	242,340	194,131
Customers	129,336	199,462
Banks	127,721	172,753
Brokers and dealers	77,015	175,834
Other	14,684	6,215

	591,096	748,395

Long-term investments	214,429	183,070
Other investments	—	8,332
Property—net of accumulated amortization and depreciation of $137,193 and $143,062	192,476	186,642
Goodwill	16,547	15,847
Other assets	102,693	117,215

Total assets	$3,257,229	$3,447,576

See notes to unaudited condensed consolidated financial statements.

LAZARD LLC

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION—(Continued)

DECEMBER 31, 2003 AND SEPTEMBER 30, 2004

(in thousands)

	December 31, 2003	September 30, 2004 (unaudited)
LIABILITIES AND MEMBERS’ EQUITY
Notes payable	$57,911	$62,431
Securities sold under agreements to repurchase	109,351	161,093
Securities sold, not yet purchased—at fair value:
Bonds—Corporate	81,959	89,981
U.S. Government and agency securities	20,575	127,984
Equities	8,083	32,216

	110,617	250,181

Swaps and other contractual agreements	3,222	1,442
Securities loaned	616,706	795,480
Payables:
Banks	340,464	315,229
Customers	273,183	302,907
Brokers and dealers	21,979	79,246

	635,626	697,382

Accrued employee compensation	181,043	163,467
Capital lease obligations	62,167	50,567
Other liabilities	475,783	472,687
Subordinated loans	200,000	200,000
Mandatorily redeemable preferred stock	100,000	100,000

Total liabilities	2,552,426	2,954,730

Commitments and contingencies
Minority interest	169,078	146,223
Members’ equity (Including $49,777 and $47,364 of accumulated other comprehensive income, net of tax)	535,725	346,623

Total liabilities and members’ equity	$3,257,229	$3,447,576

See notes to unaudited condensed consolidated financial statements.

LAZARD LLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004

(in thousands)

	Nine Months Ended September 30,
	2003	2004
REVENUE:
Investment banking and other advisory fees	$472,728	$401,122
Money management fees	222,221	298,468
Commissions	41,451	50,702
Trading gains and losses—net	34,462	33,824
Underwriting	18,594	36,140
Investment gains and losses, non-trading—net	1,257	4,031
Interest income	37,306	32,391
Other	15,888	16,368

Total revenue	843,907	873,046
Interest expense	37,838	38,118

Net revenue	806,069	834,928

OPERATING EXPENSES:
Employee compensation and benefits	351,392	401,901
Premises and occupancy costs	68,430	74,773
Professional fees	34,355	43,964
Travel and entertainment	30,985	36,209
Communications and information services	26,172	28,911
Equipment costs	14,031	17,878
Other	27,332	35,726

Total operating expenses	552,697	639,362

OPERATING INCOME	253,372	195,566

Provision for income taxes	28,370	14,385

INCOME ALLOCABLE TO MEMBERS BEFORE MINORITY INTEREST AND EXTRAORDINARY GAIN	225,002	181,181

Minority interest	53,078	52,372

INCOME ALLOCABLE TO MEMBERS BEFORE EXTRAORDINARY GAIN	171,924	128,809

Extraordinary gain	—	5,507

NET INCOME ALLOCABLE TO MEMBERS	$171,924	$134,316

See notes to unaudited condensed consolidated financial statements.

LAZARD LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004

(in thousands)

	Nine Months Ended September 30,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income allocable to Members	$171,924	$134,316
Adjustments to reconcile net income allocable to Members to net cash provided by operating activities:
Noncash charges included in net income allocable to Members:
Depreciation and amortization	7,075	12,569
Minority interest	53,078	52,372
(Increase) decrease in operating assets:
Cash and securities segregated for regulatory purposes	12,910	10,456
Securities purchased under agreements to resell	20,954	(4,071)
Securities owned, at fair value and swaps and other contractual agreements	(87,325)	(90,153)
Securities borrowed	(261,495)	(82,712)
Receivables	77,213	(159,069)
Marketable and long-term investments	(113,480)	119,719
Other assets	3,539	(15,379)
Increase (decrease) in operating liabilities:
Securities sold under agreements to repurchase	(1,970)	52,036
Securities sold, not yet purchased, at fair value and swaps and other contractual agreements	96,321	137,784
Securities loaned	364,668	178,774
Payables	(55,071)	69,380
Accrued employee compensation and other liabilities	(45,278)	(20,095)

Net cash provided by operating activities	243,063	395,927

CASH FLOWS FROM INVESTING ACTIVITIES:
Consolidation of VIEs, net of cash	—	1,715
Proceeds from formation of strategic alliance in Italy	100,000	—
Additions to property	(35,570)	(15,161)
Disposals and retirements of property	1,248	7,768

Net cash provided by (used in) investing activities	65,678	(5,678)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of subordinated debt relating to strategic alliance in Italy	200,000	—
Distributions to Members and capital withdrawals, net of issuance of interests to LAM Members of $27,483 relating to formation of LAM in 2003	(351,455)	(321,005)
Proceeds from notes payable	1,491	8,369
Repayment of notes payable	(23,148)	(3,849)
Repayment of capital lease obligations	(8,576)	(10,538)
Repayment of subordinated loans	(2,367)	—
Distribution to minority interest stockholders	(62,247)	(96,700)

Net cash used in financing activities	(246,302)	(423,723)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,088)	1,433

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61,351	(32,041)
CASH AND CASH EQUIVALENTS—January 1	332,513	315,817

CASH AND CASH EQUIVALENTS—September 30	$393,864	$283,776

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$28,926	$34,952
Income taxes	$16,851	$49,795

See notes to unaudited condensed consolidated financial statements.

LAZARD LLC

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2004

(in thousands)

	Capital and Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Members’ Equity
BALANCE—January 1, 2004	$485,948	$49,777	$535,725

Comprehensive income (loss):
Net income allocable to Members	134,316		134,316
Other comprehensive income—net of tax:
Currency translation adjustments		(2,413)	(2,413)

Comprehensive income (loss)	134,316	(2,413)	131,903

Distributions and withdrawals to Members	(321,005)		(321,005)

BALANCE—September 30, 2004	$299,259	$47,364	$346,623

See notes to unaudited condensed consolidated financial statements.

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, unless otherwise noted)

1.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Lazard LLC (collectively referred to with its subsidiaries as the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. (“U.S. GAAP”) for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto. The accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Preparing financial statements requires management to make estimates and assumptions that affect the amounts that are reported in the financial statements and the accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different than the estimates. The consolidated results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for any future period or the full fiscal year.

The condensed consolidated financial statements include the Company’s principal operating subsidiaries, Lazard Frères & Co. LLC (“LFNY”), a New York limited liability company, along with its subsidiaries, including Lazard Asset Management LLC and its subsidiaries (collectively referred to as “LAM”); Lazard Frères SAS and Maison Lazard SAS, along with its subsidiaries, including Lazard Frères Banque SA (“LFB”) (collectively referred to as “LFP”), French limited liability companies; and Lazard & Co., Limited (“LCL”), through Lazard & Co., Holdings Limited, an English private limited company (“LCH”); together with their jointly-owned affiliates and subsidiaries.

See Note 9 for information regarding a contemplated initial public offering and separated businesses.

2.    RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. (“FIN”) 46R, Consolidation of Certain Variable Interest Entities—an interpretation of ARB No. 51, which further clarifies FIN 46, which was issued on January 17, 2003. FIN 46R clarifies when an entity should consolidate a Variable Interest Entity (“VIE”), more commonly referred to as a special purpose entity, or “SPE.” A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46R requires that an entity shall consolidate a VIE if that entity has a variable interest that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur, or both. FIN 46R does not apply to certain qualifying SPEs (“QSPEs”), the accounting for which is governed by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financing Assets and Extinguishments of Liabilities. FIN 46R is effective for newly created VIEs beginning January 1, 2004 and for existing VIEs as of the first reporting period beginning after March 15, 2004.

Effective January 1, 2004, the Company adopted FIN 46R for VIEs created after December 31, 2003 and for VIEs in which the Company obtained an interest after December 31, 2003. The Company

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

adopted FIN 46R in the second quarter of 2004 for VIEs in which it holds a variable interest that it acquired on or before December 31, 2003.

The Company is involved with various entities in the normal course of business that are VIEs and hold variable interests in such VIEs. Transactions associated with these entities primarily include investment management, real estate and private equity investments. Those VIEs for which the Company is the primary beneficiary were consolidated in the second quarter of 2004 in accordance with FIN 46R. Those VIEs include company sponsored venture capital investment vehicles established in connection with our compensation plans.

The Company’s merchant banking activities consist of making private equity, venture capital and real estate investments on behalf of customers. At September 30, 2004, in connection with its merchant banking activities, the net assets of entities for which the Company has a significant variable interest was approximately $105,215. The Company’s variable interests associated with these entities, primarily carried interests and management fees, were approximately $24,554, which represents the maximum exposure to loss, only if total assets declined 100% at September 30, 2004. At September 30, 2004, the consolidated statement of financial condition included $20,870 of incremental assets relating to the consolidation of VIEs for such merchant banking activities in which the Company was deemed to be the primary beneficiary.

In connection with its Capital Markets and Other segment activities, the Company holds a significant variable interest in an entity with assets of $2,000 and liabilities of $14,600 at September 30, 2004. The Company’s variable interests associated with this entity, primarily Paid-In-Kind (“PIK”) notes, were approximately $14,600 at September 30, 2004. As the noteholders have sole recourse only to the underlying assets, the Company has no exposure to loss at September 30, 2004. Also, as the Company is not the primary beneficiary, the entity was not consolidated at September 30, 2004.

3.    ACQUISITION OF PANMURE GORDON

In January 2004, a subsidiary of the Company acquired certain assets, net of liabilities, of West LB Panmure Limited, an unrelated entity in the U.K. Subsequent to the acquisition, the acquired business became part of the Company’s Capital Markets and Other segment, operating as Panmure Gordon, a division of LCL. Panmure Gordon provides clients with corporate finance advisory services, corporate broking capabilities and equity sales and trading. The total purchase price allocated to the net assets of the business acquired was $1,580, related to legal costs incurred to complete the transaction. The fair value of the net assets acquired over the purchase price of those net assets amounted to $5,658. In accordance with SFAS No. 141, Business Combinations, the Company recognized an extraordinary gain of $5,507 after reducing long-lived assets principally representing property to $0.

4.    EMPLOYEE BENEFIT PLANS AND TERMINATION OF LCH’S POST-RETIREMENT MEDICAL PLAN

The Company, through its subsidiaries, provides certain retirement and other post-employment benefits to certain of its employees through defined contribution and defined benefit pension plans and other post-retirement benefit plans. The Company has the right to amend or terminate its benefit plans at any time, subject to the terms of such plans. Expenses incurred related to the defined benefit pension plans, the defined benefit pension plan supplement and the post-retirement health care plans for the nine months ended September 30, 2003 and 2004 are shown in the table below.

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The Company expects to contribute approximately $16,000 to its defined benefits pension plans in 2004, of which approximately $6,500 was contributed at September 30, 2004.

	Pension Plans	Pension Plan Supplement	Post- Retirement Medical Plans
Nine months ended September 30, 2003
Components of net periodic benefit costs:
Service Cost	$6,672	$184	$1,675
Interest Cost	9,009	91	1,743
Expected return on plan assets	(8,499)
Amortization of transition (asset)/obligation	(89)
Amortization of prior service cost	68	65
Recognized actuarial (gain)/loss	1,918	(27)	338

Net periodic benefit cost	9,079	313	3,756
Settlements (curtailments)

Total benefit cost	$9,079	$313	$3,756

Nine months ended September 30, 2004
Components of net periodic benefit costs:
Service Cost	$10,349	$256	$1,444
Interest Cost	16,050	103	1,164
Expected return on plan assets	(17,844)
Amortization of transition (asset)/obligation	656	52
Amortization of prior service cost	(467)
Recognized actuarial (gain)/loss	1,323		23

Net periodic benefit cost	10,067	411	2,631
Settlements (curtailments)			(2,231)

Total benefit cost (credit)	$10,067	$411	$400

Termination of LCH’s Post-Retirement Medical Plan—In April 2004, LCH announced a plan to terminate its post-retirement medical plan. As a result of such action, benefits available to eligible active employees and retirees will cease on February 28, 2007. In accordance with SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions, the Company is recognizing the effect of such termination, which resulted in a reduction in the Company’s accumulated post-retirement benefit obligation of approximately $24,000, the effect of which is expected to reduce employee compensation and benefits expense by approximately $4,500, $9,000, $9,000 and $1,500 for the years ending December 31, 2004, 2005, 2006 and 2007, respectively.

Amendments to LFNY Employee Benefit Plans—On December 14, 2004, LFNY announced the following amendments to its defined benefit pension plan, defined benefit pension plan supplement, defined contribution plan and post-retirement medical plan, all of which will be implemented subsequent to December 31, 2004:

•	LFNY Defined Benefit Pension Plan and Pension Plan Supplement—Effective as of January 31, 2005, the LFNY Employees’ Pension Plan and the Employees’ Pension Plan

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Supplement will be amended to cease future benefit accruals and future participation. As a result of such amendment, active participants will continue to receive credit for service completed after January 31, 2005 for purposes of vesting; however, future service will not count for purposes of future benefit accruals under the plans. Vested benefits for active participants as of January 31, 2005 will be retained.

•	LFNY Defined Contribution Plan—Effective January 1, 2005, the LFNY Defined Contribution Plan (the “401(k) Plan”) will be amended to implement an employer match to participant pre-tax contributions. LFNY will match 100% of pre-tax contributions, excluding catch-up contributions, to the 401(k) Plan up to 4% of eligible compensation. Participants will be 100% vested in all employer-matching contributions after three years of service. Any service accrued prior to January 1, 2005 will count toward this three-year vesting requirement.

•	LFNY Post-Retirement Medical Plan—Effective December 31, 2005, post-retirement health care benefits will no longer be offered to those Members and employees hired on or after the effective date and for those Members and employees hired before the effective date who attain the age of 40 after December 31, 2005. In addition, effective January 1, 2006, the cost sharing policy will change for those who qualify for the benefit.

The Company does not expect such amendments to the LFNY employee benefit plans to have a material effect on the December 31, 2004 consolidated financial statements.

5.    COMMITMENTS AND CONTINGENCIES

The Company has various leases and other contractual commitments arising in the ordinary course of business. In the opinion of management, the consummation of such commitments will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is a defendant in several legal actions. In the opinion of management, after consultation with legal counsel, the ultimate outcome of these matters would not have a material adverse effect on the financial position or cash flows of the Company as set forth in the consolidated financial statements but may be material to the Company’s operating results for any particular period.

6.    MEMBERS’ EQUITY

Pursuant to the Company’s Operating Agreement, the Company allocates and distributes to its Members a substantial portion of its distributable profits, in three monthly installments, as soon as practicable after the end of each fiscal year. Such installment distributions usually begin in February. In addition, other periodic distributions to Members include, as applicable, capital withdrawals, fixed return on Members’ equity and income tax advances made on behalf of Members.

7.     REGULATORY AUTHORITIES

LFNY is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, is 2% of aggregate debit items arising from customer transactions or $1,500, whichever is greater. LFNY’s regulatory net capital at September 30, 2004 was $120,124 which exceeded the minimum requirement by $118,624.

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Four U.K. subsidiaries of the Company, LCL, Lazard Brothers & Co., Limited, Lazard Fund Managers Limited and Lazard Asset Management Limited (“the UK Subsidiaries”) are regulated by the Financial Services Authority (“FSA”). At September 30, 2004, the UK Subsidiaries regulatory net capital exceeded the minimum requirement by $48,968.

The Financial Advisory activities of Lazard Frères SAS (“LF”) and its wholly-owned subsidiaries, including LFB, are authorized by the Comité des Etablissements de Crédit et des Entreprises d’Investissement and are regulated by the Comité de la Réglementation Bancaire et Financière. Supervision is exercised by the Commission Bancaire, which is responsible, in liaison with the Banque de France, for ensuring compliance with the regulations. In this context LF has the status of a bank holding company (“Compagnie Financière”) and LFB is a registered bank (“Etablissement de Crédit”). In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries, primarily Lazard Frères Gestion (“LFG”) (asset management) and Fonds Partenaires Gestion (private equity, merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers. At September 30, 2004, the minimum requirement set for regulatory capital levels was exceeded by approximately $31,300.

8.    SEGMENT INFORMATION

The Company’s reportable segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments’ transactions. Each segment is reviewed to determine the allocation of resources and to assess its performance. In reporting to management, the Company’s business results are categorized into the following three segments: Financial Advisory, Asset Management and Capital Markets and Other. Financial Advisory includes providing advice on mergers, acquisitions, restructurings and other financial matters. Asset Management includes the management of equity and fixed income securities and merchant banking funds. Capital Markets and Other consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities. In addition, the Company records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and LFB. LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include commercial banking, the management of the treasury positions of Lazard’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of LFG and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. The Company also allocates outstanding indebtedness to Corporate.

The Company’s segment information for the years ended December 31, 2001, 2002 and 2003 is prepared using the following methodology:

•	Revenues and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount, square footage and other factors.

•	Segment assets are based on those directly associated with each segment, and include an allocation of certain assets relating to various segments, based on the most relevant measures applicable, including headcount, square footage and other factors.

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Each segment’s operating expenses include (i) employee compensation and benefits expenses that are incurred directly in support of the businesses and (ii) other operating expenses which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

Management believes that the following information provides a reasonable representation of each segment’s contribution to net revenue and operating income:

		For Nine Months Ended September 30,
		2003	2004
Financial Advisory	Net Revenue	$480,162	$406,126

	Operating Income	$204,061	$89,698

Asset Management	Net Revenue	$225,361	$289,956

	Operating Income	$59,312	$90,350

Capital Markets and Other	Net Revenue	$106,619	$134,112

	Operating Income (Loss)	$(8,259)	$3,387

Corporate	Net Revenue	$(6,073)	$4,734

	Operating Income (Loss)	$(1,742)	$12,131

Total	Net Revenue	$806,069	$834,928

	Operating Income	$253,372	$195,566

9.    SUBSEQUENT EVENTS

Initial Public Offering—It is currently contemplated that the Company will cause Lazard Ltd, a Bermuda company, to proceed with an initial public offering involving a portion of the Company’s business. The historical consolidated financial statements reflect the historical results of operations and financial position of the Company, including the separated businesses, for all periods presented.

Accordingly, the historical financial statements do not reflect what the results of operations and financial position of Lazard Ltd or the Company would have been had these companies been stand-alone, public companies for the periods presented. Specifically, the historical results of operations do not give effect to the following matters:

•	The separation of the Company’s Capital Markets and Other activities, which consists of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities.

LAZARD LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

•	Payment for services rendered by the Company’s managing directors, which, as a result of the Company operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its managing directors. After this offering, the Company will include all payments for services rendered by its managing directors in compensation and benefits expense.

•	U.S. corporate federal income taxes, since the Company has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, the Company’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., the Company historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on the Company’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to the Company’s operations apportioned to New York City.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                     , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                     Shares

Lazard Ltd

Class A Common Stock

Goldman, Sachs & Co.

Citigroup

Lazard

Merrill Lynch & Co.

Morgan Stanley

Credit Suisse First Boston

JPMorgan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant:

Amount
SEC registration fee		$100,045
New York Stock Exchange listing fee		*
National Association of Securities Dealers, Inc. filing fee		$30,500
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

The bye-laws of the Registrant provide for indemnification of the Registrant’s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”).

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him in respect of his fraud or dishonesty will be void.

The directors and officers of the Registrant are covered by directors’ and officers’ insurance policies maintained by the Registrant.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

On November 1, 2004, the Registrant issued 12,000 shares of common stock, par value $1.00 per share, 11,880 of which were issued to Lazard Frères & Co. LLC and 120 of which were issued to Lazard Holdings. In the opinion of the Registrant, this transaction was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof in that such transaction did not involve any public offering.

Concurrently with this offering, the Registrant, Lazard Group or one or more of their subsidiaries intends to sell securities to raise estimated net proceeds of between $             and $            . The completion of these offerings will be conditioned upon the completion of this offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*

2.1	Form of Master Separation Agreement.*

2.2	Class B-1 and Class C Members Transaction Agreement.

3.1	Certificate of Incorporation and Memorandum of Association.*

3.2	Form of Amended and Restated Bye-laws.*

4.1	Form of Specimen Certificate for Class A common stock.*

5.1	Opinion of Conyers Dill & Pearman, Bermuda.*

10.1	Form of the LAZ-MD Holdings Stockholders’ Agreement.*

10.2	Form of Lazard Group Fourth Amended and Restated Limited Liability Company Operating Agreement.*

10.3	Form of Tax Sharing Agreement.*

10.4	Form of Employee Benefits Agreement.*

10.5	Form of Insurance Matters Agreement.*

10.6	Form of Lazard License Agreement.*

10.7	Form of Administrative Services Agreement.*

10.8	Form of Business Alliance Agreement.*

10.9	Form of Agreements Relating to Retention and Noncompetition and Other Covenants.*

10.10	First Amended and Restated Limited Liability Company Agreement of Lazard Asset Management LLC, dated as of January 10, 2003.*

10.11	Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Banca Intesa S.p.A., Lazard LLC and Lazard & Co. S.R.L.*

10.12	Note Purchase Agreement, dated as of March 26, 2003, by and among Lazard Funding LLC, Lazard LLC and Banca Intesa S.p.A.*

10.13	$150 Million Subordinated Convertible Promissory Note, dated as of March 26, 2003, issued by Lazard Funding LLC to Banca Intesa S.p.A.*

10.14	Guaranty of Lazard LLC to Banca Intesa S.p.A., dated as of March 26, 2003.*

10.15	Amended and Restated Operating Agreement of Lazard Strategic Coordination Company LLC, dated as of January 1, 2002.*

10.16	Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.*

10.17	Lease, dated as of January 27, 1994, by and between Rockefeller Center Properties and Lazard Frères & Co.*

10.18	Lease with an Option to Purchase, dated as of July 11, 1990, by and between Sicomibail and Finabail and SCI du 121 Boulevard Hausmann.*

Exhibit Number	Exhibit Title

10.19	Occupational Lease, dated as of August 9, 2002, Burford (Stratton) Nominee 1 Limited, Burford (Stratton) Nominee 2 Limited, Burford (Stratton) Limited, Lazard & Co., Limited and Lazard LLC.*

10.20	2005 Equity Incentive Plan.*

10.21	2005 Bonus Plan.*

12.1	Condensed Financial Information of Registrant for the Years Ended December 31, 2001, 2002 and 2003.

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Conyers Dill & Pearman, Bermuda.

23.3	Consent of Bruce Wasserstein to be named as a director nominee.

24.1	Powers of Attorney (included on signature page to this registration statement).

*	To be filed by amendment.

Item 17. Undertakings

(i) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(iii) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 17, 2004.

LAZARD LTD

By:	/s/ STEVEN J. GOLUB

Name: Steven J. Golub
Title: President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce Wasserstein and Scott D. Hoffman, and each of them (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, of and supplements to this registration statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of their respective substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ STEVEN J. GOLUB Steven J. Golub	Director and President (principal executive officer)	December 17, 2004

/s/ MICHAEL J. CASTELLANO Michael J. Castellano	Director and Vice President (principal financial and accounting officer)	December 17, 2004

/s/ SCOTT D. HOFFMAN Scott D. Hoffman	Director and Vice President	December 17, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*

2.1	Form of Master Separation Agreement.*

2.2	Class B-1 and Class C Members Transaction Agreement.

3.1	Certificate of Incorporation and Memorandum of Association.*

3.2	Form of Amended and Restated Bye-laws.*

4.1	Form of Specimen Certificate for Class A common stock.*

5.1	Opinion of Conyers Dill & Pearman, Bermuda.*

10.1	Form of the LAZ-MD Holdings Stockholders’ Agreement.*

10.2	Form of Lazard Group Fourth Amended and Restated Limited Liability Company Operating Agreement.*

10.3	Form of Tax Sharing Agreement.*

10.4	Form of Employee Benefits Agreement.*

10.5	Form of Insurance Matters Agreement.*

10.6	Form of Lazard License Agreement.*

10.7	Form of Administrative Services Agreement.*

10.8	Form of Business Alliance Agreement.*

10.9	Form of Agreements Relating to Retention and Noncompetition and Other Covenants.*

10.10	First Amended and Restated Limited Liability Company Agreement of Lazard Asset Management LLC, dated as of January 10, 2003.*

10.11	Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Banca Intesa S.p.A., Lazard LLC and Lazard & Co. S.R.L.*

10.12	Note Purchase Agreement, dated as of March 26, 2003, by and among Lazard Funding LLC, Lazard LLC and Banca Intesa S.p.A.*

10.13	$150 Million Subordinated Convertible Promissory Note, dated as of March 26, 2003, issued by Lazard Funding LLC to Banca Intesa S.p.A.*

10.14	Guaranty of Lazard LLC to Banca Intesa S.p.A., dated as of March 26, 2003.*

10.15	Amended and Restated Operating Agreement of Lazard Strategic Coordination Company LLC, dated as of January 1, 2002.*

10.16	Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.*

10.17	Lease, dated as of January 27, 1994, by and between Rockefeller Center Properties and Lazard Frères & Co.*

10.18	Lease with an Option to Purchase, dated as of July 11, 1990, by and between Sicomibail and Finabail and SCI du 121 Boulevard Hausmann.*

10.19	Occupational Lease, dated as of August 9, 2002, Burford (Stratton) Nominee 1 Limited, Burford (Stratton) Nominee 2 Limited, Burford (Stratton) Limited, Lazard & Co., Limited and Lazard LLC.*

Exhibit Number	Exhibit Title

10.20	2005 Equity Incentive Plan.*

10.21	2005 Bonus Plan.*

12.1	Condensed Financial Information of Registrant For the Years Ended December 31, 2001, 2002 and 2003.

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Conyers Dill & Pearman, Bermuda.

23.3	Consent of Bruce Wasserstein to be named as a director nominee.

24.1	Powers of Attorney (included on signature page to this registration statement).

*	To be filed by amendment.